As filed with the Securities and Exchange Commission on June 17, 2022.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LOCAL BOUNTI CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0182	98-1584830
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
220 W. Main St.
Hamilton, MT 59840
(800) 640-4016
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Craig M. Hurlbert Co-Chief Executive Officer 220 W. Main St. Hamilton, MT 59840 (800) 640-4016	Travis M. Joyner Co-Chief Executive Officer 220 W. Main St. Hamilton, MT 59840 (800) 640-4016
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Albert W. Vanderlaan, Esq. Orrick Herrington & Sutcliffe LLP 222 Berkeley Street Suite 2000 Boston, MA 02116 (617) 880-1800	Kathleen Valiasek Chief Financial Officer Local Bounti Corporation 220 W. Main St. Hamilton, MT 59840 (800)640-4016

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 17, 2022.

Local Bounti Corporation
Up to 7,587,531 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 7,587,531 shares of our common stock, par value $0.0001 per share (the “Common Stock”). The shares of Common Stock covered by this prospectus were previously issued by us, of which (1) 5,654,600 shares of Common Stock was issued in connection with the Pete’s Acquisition (as defined below). and (2) 1,932,931 shares of Common Stock issued in connection with our First Amendment to Credit Agreements and Subordination Agreement among us, certain other of our subsidiaries, and Cargill Financial Services International, Inc. (the “Cargill Financial”), dated as of March 14, 2022. On April 4, 2022, Local Bounti closed the transactions contemplated by: (a) a Purchase and Sale Agreement (the “PSA”) dated March 14, 2022 by and among (i) the Hollandia Produce Group, Inc. Employee Stock Ownership Trust (the “Share Seller”), (ii) Mosaic Capital Investors I, LP, a Delaware limited partnership (“Mosaic”), True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P., a Delaware limited partnership (“TWC” and collectively with Mosaic and the Share Seller, the “Sellers” and each individually, a “Seller”), (iii) Mosaic Capital Investors LLC, a Delaware limited liability company (the “Sellers’ Representative”), solely in its capacity as Sellers’ Representative, (iv) Hollandia Produce Group, Inc., a California corporation (the “Target” or “Pete’s”), (v) Local Bounti Operating Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Purchaser”), and (vi) the Company, pursuant to which Purchaser acquired all of the issued and outstanding shares of capital stock and rights to acquire capital stock of the Target at the closing of the transactions contemplated by the PSA, the Georgia UPA (as defined below) and the Georgia Corporation PSA (as defined below) (the “Closing”), (b) a Unit Purchase Agreement (the “Georgia UPA”) dated March 14, 2022 by and among the Company, Purchaser and each of the holders of Class B Common Units of the Georgia Company (each, a “Georgia Share Seller”), providing for the acquisition by Purchaser at the Closing of all of the issued and outstanding Class B Common Units of Hollandia Produce GA, LLC, a Delaware limited liability company, and a majority-owned subsidiary of the Target (the “Georgia Company”), and (c) a Stock Purchase Agreement (the “Georgia Corporation PSA,” and collectively with the Georgia UPA and the PSA, the “Purchase Agreements”) dated March 14, 2022 by and among the Company, Purchaser, Mosaic and TWC (Mosaic and TWC, together with the Sellers and the Georgia Share Sellers, the “Selling Parties”), providing for the acquisition by Purchaser at the Closing of all of the issued and outstanding shares of capital stock of Hollandia Produce GA Investor Corporation, a Delaware corporation (the “Georgia Corporation”), holding all of the issued and outstanding Series A Preferred Units of the Georgia Company. Pursuant to the Purchase Agreements, the Company (through Purchaser) acquired all of the equity interests and rights to acquire equity interests of the Target and its subsidiaries, including the minority interest in the Georgia Company not owned by the Target, from the Selling Parties (collectively, the “Pete’s Acquisition”).
We are registering the securities described above for resale pursuant to, among other things, the Selling Stockholders’ registration rights under certain agreements between us and the Selling Stockholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Stockholders will issue, offer or sell, as applicable, any of the securities. The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of their shares of Common Stock in the section entitled “Plan of Distribution” on page 146 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock.
Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “LOCL” and “LOCL WS,” respectively. On June 16, 2022, the last reported sales price of the Common Stock was $3.67 per share and the last reported sales price of our Public Warrants was $0.5321 per warrant.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2022.

Prospectus

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.
Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “
Where You Can Find More Information
.”
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Local Bounti,” “we,” “us,” “our” and similar terms refer to Local Bounti Corporation (f/k/a Leo Holdings III Corp) and its consolidated subsidiaries. References to “Leo” refer to our predecessor company prior to the consummation of the Business Combination.

CERTAIN DEFINED TERMS
Unless the context otherwise requires, references in this prospectus to:

•	“ A&R Warrant Agreement ” refers to the warrant agreement dated November 19, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent;

•	“ Business Combination ” are to the Domestication, the Mergers and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;

•
“
Class A ordinary shares
” are to the Class A ordinary shares, par value $0.0001 per share, of Leo, which automatically converted, on a one-for-one basis, into shares of Common Stock in connection with the Domestication;

•	“ Closing ” are to the closing of the Business Combination;

•	“ Closing Date ” means November 19, 2021;

•	“ Continental ” are to Continental Stock Transfer & Trust Company;

•	“ Convertible Notes ” are to the convertible promissory notes issued by Local Bounti in favor of certain holders of Convertible Notes;

•
“
Domestication
” are to the transfer by way of continuation and deregistration of Leo from the Cayman Islands and the continuation and domestication of Leo as a corporation incorporated in the State of Delaware;

•	“ Employee Stock Purchase Plan ” are to the Local Bounti Corporation 2021 Employee Stock Purchase Plan;

•	“ Equity Incentive Plan ” are to the Local Bounti Corporation 2021 Equity Incentive Plan;

•
“
Founder Shares
” are to the 6,875,000 Class B ordinary shares, par value $0.0001 per share that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 60,000 shares were transferred to Mses. Lori Bush, Mary E. Minnick and Mark Masinter (20,000 shares each), and 45,000 shares were transferred to Messrs. Scott Flanders, Imran Khan and Scott McNealy (15,000 each) in February 2021, and, in connection with the Domestication, automatically converted, on a one-for-one basis, into shares of Common Stock;

•	“ initial public offering ” are to Leo’s initial public offering that was consummated on March 2, 2021;

•	“ initial shareholders ” are to Sponsor and each of Mses. Lori Bush and Mary E. Minnick and Messrs. Mark Masinter, Scott Flanders, Imran Khan and Scott McNealy;

•
“
private placement warrants
” are to the 5,333,333 private placement warrants outstanding as of the date of this prospectus that were issued to the Sponsor simultaneously with the closing of Leo’s initial public offering in a private placement at a price of $1.50 per warrant. Each private placement warrant is exercisable for one share of Common Stock at a price of $11.50;

•	“ public warrants ” are to the currently outstanding 5,500,000 redeemable warrants to purchase Common Stock;

•	“ Legacy Local Bounti ” are to Local Bounti Corporation, a Delaware corporation, prior to the consummation of the Business Combination;

•
“
Merger Agreement
” are to that certain Agreement and Plan of Merger, dated June 17, 2021, by and among Leo, Merger Sub 1, Merger Sub 2, and Local Bounti, as it may be amended and supplemented from time to time;

•	“ Mergers ” are to the First Merger and Second Merger, collectively;

•
“
First Merger
” are to the merger of Merger Sub 1 with and into Local Bounti pursuant to the Merger Agreement, with Local Bounti as the surviving company in the First Merger and, after giving effect to such First Merger, Local Bounti becoming a wholly-owned subsidiary of Leo;

•	“ Merger Sub 1 ” are to Longleaf Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Leo prior to the consummation of the Business Combination;

•	“ Merger Sub 2 ” are to Longleaf Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Leo prior to the consummation of the Business Combination;

•	“ Board ” are to the board of directors of Local Bounti;

•	“ Common Stock ” are to the common stock, par value $0.0001 per share, of Local Bounti;

•	“ NYSE ” are to the New York Stock Exchange;

•
“
PIPE Financing
” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors subscribed for an aggregate of 15,000,000 shares of Bounti Common Stock for an aggregate purchase price of $150.0 million which was consummated in connection with Closing;

•	“ PIPE Investors ” means the investors that have signed the Subscription Agreements;

•	“ SEC ” are to the Securities and Exchange Commission;

•
“
Second Merger
” are to the merger of the surviving corporation in the First Merger with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of Leo, to occur immediately after the First Merger;

•	“ Securities Act ” are to the Securities Act of 1933, as amended;

•	“ Sponsor ” are to Leo Investors III LP, a Cayman Islands exempted limited partnership;

•	“ Subscription Agreements ” are to the subscription agreements, entered into by Leo and each of the PIPE Investors in connection with the PIPE Financing;

•	“ transfer agent ” are to Continental;

•
“
trust account
” are to the trust account established at the consummation of Leo’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee; and

•
“
units
” are to the units of Leo, each unit representing one Class A ordinary share and one-fifth of one warrant to acquire one Class A ordinary share, that were offered and sold by Leo in its initial public offering and in its concurrent private placement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding the benefits of the Business Combination, future financial performance, business strategies, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward- looking statements:

•
Local Bounti is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. Local Bounti has only recently started to generate revenue and its ability to continue to generate revenue is uncertain given Local Bounti’s limited operating history. Local Bounti may never achieve or sustain profitability. Local Bounti’s business could be adversely affected if it fails to effectively manage its future growth.

•
Local Bounti will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force Local Bounti to delay, limit, reduce or terminate its operations and future growth.

•	The liabilities, risks and costs associated with the Pete’s Acquisition and the integration of Pete’s operations with our own operations may detract from our core CEA operations.

•
Local Bounti’s plans and strategic initiatives for Pete’s assume it will be able to successfully integrate Pete’s business, implement its technologies into Pete’s existing greenhouse facilities and utilize Pete’s existing customer and distribution channels; however, various factors both outside and within Local Bounti’s control may affect its ability to successfully do so, and, if Local Bounti is unsuccessful in integrating Pete’s operations into its own, the Company may never realize the anticipated benefits of the Pete’s Acquisition.

•	Local Bounti currently relies on a limited number of facilities for its operations.

•	Local Bounti’s first facility has been in operation at commercial capacity for less than 18 months, which makes it difficult to forecast future results of operations.

•
Local Bounti’s estimates of market opportunity and forecasts of market growth rely in part upon assumptions and analyses developed by Local Bounti. If these assumptions and analyses prove to be incorrect, Local Bounti’s actual operating results may suffer.

•
The build-out of new facilities and retrofitting of acquired facilities will require significant expenditures for capital improvements and operating expenses and may be subject to delays in construction and unexpected costs due to governmental approvals and permitting requirements, reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices.

•
Local Bounti’s ability to decrease its cost of goods sold over time is dependent on its ability to scale its operations and Local Bounti may not be able to achieve such decreases due to factors outside of its control such as inflation or global supply chain interruptions.

v

•	Any damage to or problems with Local Bounti’s CEA facilities could severely impact Local Bounti’s operations and financial condition.

•
Local Bounti depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact its business, results of operations and financial condition.

•	If Local Bounti fails to develop and maintain its brand, its business could suffer.

•
Local Bounti’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which it competes achieves the forecasted growth, Local Bounti’s business could fail to grow at similar rates, if at all.

•
The effects of COVID-19, including the impact of new variants, and other potential future public health crises, epidemics, pandemics or similar events on Local Bounti’s business, operating results and cash flows are uncertain.

•	If Local Bounti cannot maintain its company culture or focus on its vision as it grows, Local Bounti’s business and competitive position may be harmed.

•	Local Bounti may be unable to successfully execute on its growth strategy.

•	Local Bounti’s operating costs to grow and sell its products may be higher than expected, which could impact its results and financial condition.

•	If Local Bounti’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

•	Local Bounti will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

•	Local Bounti’s ability to use net operating loss carryforwards (“NOLs”) and certain other tax attributes may be limited.

•	Local Bounti faces risks inherent in the CEA business, including the risks of diseases and pests.

•	Local Bounti may not be able to compete successfully in the highly competitive natural food market.

•
Local Bounti’s ability to generate and grow revenue is dependent on its ability to increase the yield in each of the anticipated product lines it intends to grow. If Local Bounti is unable to increase the yield in each or most of these product lines, Local Bounti’s projection may not be achieved on currently anticipated timelines or at all.

•	Local Bounti may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause Local Bounti to incur substantial costs.

•	The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with Local Bounti.

•	Local Bounti relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm its ability to effectively operate its business.

•
Local Bounti could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand its product offerings or gain market acceptance of its products could have a negative effect on Local Bounti’s business.

•	Demand for lettuce, cilantro, basil and other greens and herbs is subject to seasonal fluctuations and may adversely impact Local Bounti’s results of operations in certain quarters.

•
Local Bounti has an agreement with Cargill Financial for a $170 million term loan credit facility. The credit facility is secured by all of the Company’s assets, including its intellectual property. Additionally, if there is an occurrence of an uncured event of default, Cargill Financial has the right to foreclose on all Local Bounti assets, and securities in the Company could be rendered worthless.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “
Risk Factors
.” Moreover, we operate in a very competitive and rapidly changing environment.
New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Local Bounti.”
The Company
Local Bounti was founded in August 2018 and is headquartered in Hamilton, Montana. Local Bounti is a controlled environment agriculture (“CEA”) company that produces sustainably grown living lettuce, herbs, and loose leaf lettuce. Local Bounti utilizes patent pending Stack & Flow Technology™, which is a hybrid of vertical farming and hydroponic greenhouse farming, to grow healthy food sustainably and affordably. Through our CEA process, it is our goal to produce our products in an environmentally sustainable manner that will increase harvest efficiency, limit water usage and reduce the carbon footprint of the production and distribution process. The environmental greenhouse conditions help to ensure nutritional value and taste, and that the products are non-genetically modified organisms (“non-GMO”) and use significantly less pesticides and herbicides than traditional farming operations. Our products use 90% less water and 90% less land than conventional agriculture to produce its products. Our first CEA facility in Hamilton, Montana (the “Montana Facility”) commenced construction in 2019 and reached full commercial operation by the second half of 2020.
Recent Developments
Acquisition
On April 4, 2022, Local Bounti closed the transactions contemplated by: (a) a Purchase and Sale Agreement (the “PSA”) dated March 14, 2022 by and among (i) the Hollandia Produce Group, Inc. Employee Stock Ownership Trust (the “Share Seller”), (ii) Mosaic Capital Investors I, LP, a Delaware limited partnership (“Mosaic”), True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P., a Delaware limited partnership (“TWC” and collectively with Mosaic and the Share Seller, the “Sellers” and each individually, a “Seller”), (iii) Mosaic Capital Investors LLC, a Delaware limited liability company (the “Sellers’ Representative”), solely in its capacity as Sellers’ Representative, (iv) Hollandia Produce Group, Inc., a California corporation (the “Target” or “Pete’s”), (v) Local Bounti Operating Company LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Purchaser”), and (vi) the Company, pursuant to which Purchaser acquired all of the issued and outstanding shares of capital stock and rights to acquire capital stock of the Target at the closing of the transactions contemplated by the PSA, the Georgia UPA (as defined below) and the Georgia Corporation PSA (as defined below) (the “Closing”), (b) a Unit Purchase Agreement (the “Georgia UPA”) dated March 14, 2022 by and among the Company, Purchaser and each of the holders of Class B Common Units of the Georgia Company (each, a “Georgia Share Seller”), providing for the acquisition by Purchaser at the Closing of all of the issued and outstanding Class B Common Units of Hollandia Produce GA, LLC, a Delaware limited liability company, and a majority-owned subsidiary of the Target (the “Georgia Company”), and (c) a Stock Purchase Agreement (the “Georgia Corporation PSA,” and collectively with the Georgia UPA and the PSA, the “Purchase Agreements”) dated March 14, 2022 by and among the Company, Purchaser, Mosaic and TWC (Mosaic and TWC, together with the Sellers and the Georgia Share Sellers, the “Selling Parties”), providing for the acquisition by Purchaser at the Closing of all of the issued and outstanding shares of capital stock of Hollandia Produce GA Investor Corporation, a Delaware corporation (the “Georgia Corporation”), holding all of the issued and outstanding Series A Preferred Units of the Georgia Company.
Pursuant to the Purchase Agreements, the Company (through Purchaser) acquired all of the equity interests and rights to acquire equity interests of the Target and its subsidiaries, including the minority interest in the Georgia

Company not owned by the Target, from the Selling Parties (collectively, the “Pete’s Acquisition”). The total consideration paid at the Closing to the Selling Parties in connection with the Purchase Agreements was approximately $122.5 million (subject to certain adjustments as set forth in the Purchase Agreements) consisting of a mix of cash and the Company’s common stock, par value $0.0001 (the “Common Stock”), which was comprised of approximately (i) $92.5 million in cash consideration (subject to certain adjustments as set forth in the Purchase Agreements) (the “Cash Consideration”) and (ii) 5,654,600 shares of Common Stock (the “Equity Consideration”), based on $30 million divided by a volume weighted average price of the Common Stock over the 20 consecutive trading days ending on and including February 28, 2022.
Also on April 4, 2022, in connection with the Closing of the Pete’s Acquisition, the Target also completed the transactions contemplated by that certain purchase and sale agreement with STORE Master Funding XVIII, LLC (“STORE”) to acquire all of the properties previously leased by Pete’s pursuant to certain sale-leaseback agreements between the Target and STORE for an aggregate purchase price of approximately $25.8 million paid by Purchaser in connection with the Closing (the “Property Acquisition”), but not included in the total consideration set forth above.
The Company agreed to register the Equity Consideration for resale within sixty days of the expiration of the lock-up on May 18, 2022 (see below) pursuant to a registration rights agreement that the Company entered into with the Selling Parties (collectively, the “Paragon Registration Rights Agreement”). The Paragon Registration Rights Agreement became effective at the Closing.
Cargill Facility Amendment
In September 2021, Purchaser, along with certain other subsidiaries of the Company, and Cargill Financial Services International, Inc. (“Cargill Financial”) entered into (a) a credit agreement (the “Original Senior Credit Agreement”) for an up to $150 million multiple-advance term loan (the “Senior Facility”) and (b) a subordinated credit agreement (the “Original Subordinated Credit Agreement” and, together with the Original Senior Credit Agreement, the “Original Credit Agreements”) for an up to $50 million multiple-advance subordinated term loan (the “Subordinated Facility” and, together with the Senior Facility, the “Original Facilities”). On March 14, 2022, Local Bounti and Purchaser, along with certain subsidiaries of the Company, entered into a First Amendment to Credit Agreements and Subordination Agreement (the “Amendment”) to amend the Original Credit Agreements and the Original Facilities (as amended, the “Amended Facilities”).
At the Closing on April 4, 2022, (a) the Pete’s Acquisition was funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million which is anticipated to be the amount necessary to fund the Pete’s Acquisition, the Property Acquisition, the updating of the facilities to be acquired in the Pete’s Acquisition with the Company’s Stack & Flow TechnologyTM and certain expansion at one Pete’s facility, (c) the minimum liquidity covenant was reduced from $30 million to $20 million (inclusive of existing restricted cash on the Consolidated Balance Sheets) and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. Pursuant to the Amendment, in connection with the Closing, the Company (i) paid a $2.0 million amendment fee and (ii) issued 1,932,931 shares of Common Stock to Cargill Financial (the “Cargill Financial Equity”).
Corporate Information
We were incorporated on January 8, 2021 as a Cayman Islands exempted company under the name Leo Holdings III Corp for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On March 2, 2021, Leo completed its initial public offering. On November 19, 2021, Leo consummated the Business Combination with Local Bounti pursuant to the Business Combination Agreement. In connection with the Business Combination, Leo changed its name to Local Bounti Corporation.

Our principal executive offices are located at 220 W. Main St., Hamilton, MT 59840. Our telephone number is (800) 640-4016. Our website address is https://www.localbounti.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Local Bounti, the Local Bounti logo, “Local Bounti™,” “Stack & Flow Technology™,” “Farm of the Future™” and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Local Bounti. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

The Offering

Securities offered by the Selling Stockholders	7,587,531 shares of Common Stock.

Terms of the offering	The Selling Stockholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock (assuming the cashless exercise provision is used) by the Selling Stockholders.

Risk Factors	See “ Risk Factors ” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

NYSE Stock Market Symbols	Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “LOCL” and “LOCL WS,” respectively.

Summary Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “
Risk Factors
,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “
Risk Factors
,” alone or in combination with other events or circumstances may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

•
Local Bounti is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. Local Bounti has only recently started to generate revenue and its ability to continue to generate revenue is uncertain given Local Bounti’s limited operating history. Local Bounti may never achieve or sustain profitability. Local Bounti’s business could be adversely affected if it fails to effectively manage its future growth.

•
Local Bounti will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force Local Bounti to delay, limit, reduce or terminate its operations and future growth.

•	The liabilities, risks and costs associated with the Pete’s Acquisition and the integration of Pete’s operations with our own operations may detract from our core CEA operations.

•
Local Bounti’s plans and strategic initiatives for Pete’s assume it will be able to successfully integrate Pete’s business, implement its technologies into Pete’s existing greenhouse facilities and utilize Pete’s existing customer and distribution channels; however, various factors both outside and within Local Bounti’s control may affect its ability to successfully do so, and, if Local Bounti is unsuccessful in integrating Pete’s operations into its own, the Company may never realize the anticipated benefits of the Pete’s Acquisition.

•
Local Bounti may acquire additional greenhouses or other indoor farming operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate additional acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

•	Local Bounti currently relies on a limited number of facilities for its operations.

•	Local Bounti’s first facility has been in operation at commercial capacity for less than 18 months, which makes it difficult to forecast future results of operations.

•
Local Bounti’s estimates of market opportunity and forecasts of market growth rely in part upon assumptions and analyses developed by Local Bounti. If these assumptions and analyses prove to be incorrect, Local Bounti’s actual operating results may suffer.

•
The build-out of new facilities and retrofitting of acquired facilities will require significant expenditures for capital improvements and operating expenses and may be subject to delays in construction and unexpected costs due to governmental approvals and permitting requirements, reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices.

•
Local Bounti’s ability to decrease its cost of goods sold over time is dependent on its ability to scale its operations and Local Bounti may not be able to achieve such decreases due to factors outside of its control such as inflation or global supply chain interruptions.

•	Any damage to or problems with Local Bounti’s CEA facilities could severely impact Local Bounti’s operations and financial condition.

•
Local Bounti depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact its business, results of operations and financial condition.

•	If Local Bounti fails to develop and maintain its brand, its business could suffer.

•
Local Bounti’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which it competes achieves the forecasted growth, Local Bounti’s business could fail to grow at similar rates, if at all.

•
The effects of COVID-19, including the impact of new variants, and other potential future public health crises, epidemics, pandemics or similar events on Local Bounti’s business, operating results and cash flows are uncertain.

•	If Local Bounti cannot maintain its company culture or focus on its vision as it grows, Local Bounti’s business and competitive position may be harmed.

•	Local Bounti may be unable to successfully execute on its growth strategy.

•	Local Bounti’s operating costs to grow and sell its products may be higher than expected, which could impact its results and financial condition.

•	If Local Bounti’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

•	Local Bounti will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

•	Local Bounti’s ability to use net operating loss carryforwards (“NOLs”) and certain other tax attributes may be limited.

•	Local Bounti faces risks inherent in the CEA business, including the risks of diseases and pests.

•	Local Bounti may not be able to compete successfully in the highly competitive natural food market.

•
Local Bounti’s ability to generate and grow revenue is dependent on its ability to increase the yield in each of the anticipated product lines it intends to grow. If Local Bounti is unable to increase the yield in each or most of these product lines, Local Bounti’s projection may not be achieved on currently anticipated timelines or at all.

•	Local Bounti may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause Local Bounti to incur substantial costs.

•	The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with Local Bounti.

•	Local Bounti relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm its ability to effectively operate its business.

•
Local Bounti could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand its product offerings or gain market acceptance of its products could have a negative effect on Local Bounti’s business.

•	Demand for lettuce, cilantro, basil and other greens and herbs is subject to seasonal fluctuations and may adversely impact Local Bounti’s results of operations in certain quarters.

•
Local Bounti has an agreement with Cargill Financial for a $170 million term loan credit facility. The credit facility is secured by all of the Company’s assets, including its intellectual property. Additionally, if there is an occurrence of an uncured event of default, Cargill Financial has the right to foreclose on all Local Bounti assets, and securities in the Company could be rendered worthless.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Local Bounti” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Local Bounti’s Business
Local Bounti is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. Local Bounti has only recently started to generate revenue and its ability to continue to generate revenue is uncertain given Local Bounti’s limited operating history. Local Bounti may never achieve or sustain profitability. Local Bounti’s business could be adversely affected if it fails to effectively manage its future growth.
Local Bounti has only recently started to generate revenue and given that it has limited operating history, Local Bounti’s ability to continue to generate revenue is uncertain. Local Bounti believes it will continue to incur net losses for the foreseeable future as it continues its facility expansion and commercial sales of its products. Local Bounti expects to expend substantial resources as it:

•	operates its existing facilities;

•	completes the construction of other facilities for which building has commenced or is expected to commence in the near term;

•	identifies and invests in future growth opportunities, including expansion into new markets, development of new facilities, introduction of new products, and commercialization of new crops;

•	invests in creating and protecting intellectual property; and

•	incurs additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.
Supporting the growth of Local Bounti’s business will place significant demands on its management and operations teams and will require resources, financial and otherwise, which may not be available in a cost- effective manner. If Local Bounti does not effectively manage its growth strategy, execute on its business plan, respond to competitive pressures, take advantage of market opportunities, or satisfy customer requirements, there could be adverse effects on Local Bounti’s business, financial condition and results of operations.
These expenditures alternatively may not result in the growth of Local Bounti’s business, which could adversely affect Local Bounti’s financial condition and results of operations.
Local Bounti will require additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, may force Local Bounti to delay, limit, reduce or terminate its operations and future growth.
The CEA business is extremely capital-intensive and Local Bounti expects to expend significant resources to complete the build-out of its facilities, scale its production capacity, and invest in its technology platform, capabilities, and new products. These expenditures are expected to include costs of constructing and commissioning new facilities, costs associated with growing plants for sale, such as electricity and packaging, working capital, costs of attracting and retaining a skilled local labor force, and costs associated with research and development in support of future commercial opportunities.
Local Bounti expects that its existing cash and credit available under its loan agreements will be sufficient to fund its planned operating expenses, capital expenditure requirements and any debt service payments through at least the next 12 months. However, Local Bounti’s operating plan may change because of factors currently unknown, and Local Bounti may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect Local Bounti’s business. In addition, Local Bounti may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Local Bounti on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Local Bounti to operate its business or implement its growth plans.
Local Bounti currently relies on a limited number of facilities for its operations.
Local Bounti has three operating facilities in Montana and California, has a fourth facility under construction in Georgia, and has advanced its activity toward a facility in Washington. Adverse changes or developments affecting Local Bounti’s facilities could impair Local Bounti’s ability to produce its products. Any shutdown or period of reduced production, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond Local Bounti’s control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics (such as COVID-19), equipment failure or delay in supply delivery, would significantly disrupt Local Bounti’s ability to grow and deliver its produce in a timely manner, meet its contractual obligations and operate its business. Local Bounti’s greenhouse equipment is costly to replace or repair, and its equipment supply chains may be disrupted in connection with pandemics, such as COVID-19, trade wars or other factors. If any material amount of Local Bounti’s machinery were damaged, Local Bounti would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alterative machinery, which could adversely affect Local Bounti’s business, financial condition and operating results.
Local Bounti’s first facility has been in operation at commercial capacity for less than 18 months, which makes it difficult to forecast future results of operations.
The Montana Facility began commercial operations in the second half of 2020, marking the beginning of Local Bounti’s first growing season. As a result, Local Bounti’s ability to accurately forecast future results of operations is limited and subject to a number of uncertainties, including its ability to plan for and model future growth. In future periods, revenue growth could slow or revenue could decline for a number of reasons, including slowing demand for Local Bounti’s products, increasing competition, a decrease in the growth of the overall market, or Local Bounti’s failure, for any reason, to take advantage of growth opportunities. If Local Bounti’s assumptions regarding these risks and uncertainties and future revenue growth are incorrect or change, or if Local Bounti does not address these risks successfully, its operating and financial results could differ materially from Local Bounti’s expectations, and its business could suffer.
The build-out of new facilities will require significant expenditures for capital improvements and operating expenses and may be subject to delays in construction and unexpected costs due to governmental approvals and permitting requirements, reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices.
Local Bounti’s build-out of new CEA facilities will be dependent on a number of key inputs and their related costs including materials such as steel, concrete, glass, electrical and mechanical components and other supplies, as well as electricity and other local utilities. Local Bounti intends to use substantial pre-engineered, pre-fabricated and standardized components when building our modular facilities. We have developed key partnerships with agricultural and equipment vendors for construction of future CEA facilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact Local Bounti’s business, financial condition and operating results. Moreover, volatile economic conditions may make it more likely that our suppliers and manufacturers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. In addition, international supply chains may be impacted by events outside of our control, including but not limited to the COVID-19 pandemic or the current conflict between Russia and Ukraine, and limit our ability to procure timely delivery of supplies or finished goods and services. Local Bounti plans to rely on local contractors for the building of its second CEA facility and may rely on local contractors to build or update future CEA facilities. If Local Bounti or its contractors encounter unexpected costs, delays or other problems in building any CEA facility, Local Bounti’s financial position and ability to execute on its growth strategy could be negatively affected. Any inability to secure required materials and services to build out such facility, or to do so on appropriate terms, could have a materially adverse impact on Local Bounti’s business, financial condition and operating results. Local Bounti may also face unexpected delays in obtaining the required governmental permits and approvals in connection with the build-out of its planned facilities which could require significant time and financial resources and delay its ability to operate these facilities.
The costs to procure such materials and services to build new facilities may fluctuate widely based on the impact of numerous factors beyond Local Bounti’s control including, international, economic and political trends, foreign currency fluctuations, expectations of inflation, global or regional consumptive patterns, speculative activities and increased or improved production and distribution methods.
COVID-19, including new variants such as “Delta” and “Omicron,” continues to impact worldwide economic activity, and the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, which are creating disruption in global supply chains such as closures or other restrictions on the conduct of business operations of manufacturers, suppliers and vendors. The recovery from COVID-19 also may have risks in that increased economic activity globally or regionally may result in high demand for, and constrained access to, materials and services required for Local Bounti to construct and commission new facilities, which may lead to increased costs or delays that could materially and adversely affect Local Bounti’s business.
Global demand on shipping and transport services may cause Local Bounti to experience delays in the future, which could impact Local Bounti’s ability to obtain materials or build its facilities in a timely manner. These factors could otherwise disrupt Local Bounti’s operations and could negatively impact its business, financial condition and results of operations. Logistical problems, unexpected costs, and delays in facility construction, whether or not caused by the COVID-19 pandemic, which cannot be directly controlled by Local Bounti, can cause prolonged disruption to or increased costs of third-party transportation services used to ship materials, which could negatively affect Local Bounti’s facility building schedule, and more generally its business, financial condition, results of operations and prospects. If Local Bounti experiences significant unexpected delays in construction, it may have to delay or limit its production depending on the timing and extent of the delays, which could harm Local Bounti’s business, financial condition and results of operation.
Local Bounti’s ability to decrease its cost of goods sold over time is dependent on its ability to scale its operations and Local Bounti may not be able to achieve such decreases due to factors outside of its control such as inflation or global supply chain interruptions.
Local Bounti’s future profitability will depend on, among other things, its ability to scale its operations and continuously reduce its cost of goods, enabling Local Bounti to remain cost competitive. Despite Local Bounti’s efforts to scale its operations, Local Bounti may not be able to decrease its costs of goods due to factors outside of Local Bounti’s control, such as inflation or global supply chain interruptions. Periods of inflation or expectations of inflation could increase Local Bounti’s costs of doing business, which is typically an expense recovered through increased product prices. Furthermore, Local Bounti’s reliance on third parties to procure certain raw goods from supplier partners throughout the world exposes Local Bounti to risks including reduced control over product costs, product supply and delivery delays. Global supply chain interruptions may make it difficult for suppliers to ship their goods due to reduced capacity at distribution facilities and transportation networks, which may cause an increase in shipping costs. The loss or disruption of supply arrangements and inflation are factors outside of Local Bounti’s control which could materially affect Local Bounti’s ability to decrease its costs for goods over time.
Any damage to or problems with Local Bounti’s CEA facilities could severely impact Local Bounti’s operations and financial condition.
If Local Bounti is unable to attain reliable performance of its facilities, there could be severe adverse impact on its business. Local Bounti faces risks including, but not limited to:

•
Production Scale.
Local Bounti’s strategy to develop new commercial facilities includes the expected operation of facilities that are at meaningfully larger production scale than its existing Montana Facility. Local Bounti may encounter unexpected challenges as it operates larger facilities, which could cause it to be unable to operate larger facilities reliably. The inability to operate larger facilities would have a material negative impact on Local Bounti’s business and financial condition.

•
Channel Mix.
Local Bounti relies on making assumptions about the expected channel mix of its facilities. Demand for Local Bounti’s products fluctuates due to changes in customer orders which typically do not work on long-term contracts in the produce industry. If Local Bounti is not correct in forecasting demand by channel to achieve its expected results, it may experience a reduced average sales price or a supply-demand imbalance, which could negatively affect its financial performance. Demand for loose leaf lettuce products may also be subject to some degree of seasonality due to consumer behavior. As a result, comparisons of Local Bounti’s sales and operating results between different periods may not necessarily be meaningful comparisons. If Local Bounti is unable to operate facilities to reliably achieve the target channel mix on average, there could be material adverse effects on its business, operational results, and financial performance.

•
Energy Interruption.
Local Bounti grows plants with and without sunlight, thus requiring lighting technology and adequate power supply as primary factors of production. Local Bounti considers the reliability of utilities and related infrastructure as a key factor in its site selection criteria for facility locations. Local Bounti may use generators to maintain energy supply in the case of an outage, but there is no guarantee that power can be maintained or that generators will provide full or redundant coverage to maintain normal operations in the event of a power outage, which could result in reduced crop yield, negative effects on crop quality, or more generally adverse impact to Local Bounti’s results of operations.

•
Labor.
Local Bounti depends on the know-how of its employees and farm operations teams, their experience, and their oversight of the operations of its facilities. Local Bounti relies on access to competitive, local labor supply, including skilled and unskilled positions, to operate its facilities consistently and reliably. Any issues affecting Local Bounti’s access to or relations with workers could negatively affect facility operations or financial condition.

•
Food Safety and Quality Assurance.
Local Bounti is subject to food and safety standards set forth by its own internal practices and by regulatory authorities, including the USDA as Harmonized Good Agricultural Practices (GAP Plus+). The Company is also subject to FDA requirements, including requirements being implemented pursuant to the Food Safety Modernization Act (“FSMA”). Local Bounti’s ability to operate facilities reliably may be interrupted for some period of time, or permanently, by any widespread food safety or quality issues involving loose leaf lettuce or other fresh produce, even if not involving Local Bounti’s facilities or products at all. Such events could erode consumer confidence in and demand for Local Bounti’s products, which could impact its ability to operate facilities reliably, and could generally cause serious adverse effects to Local Bounti’s business and financial condition.

•
Weather.
Local Bounti’s ability to operate facilities reliably may be adversely affected by severe weather including hurricanes, tornados, lightning strikes, wind, snow, hail and rain. Such weather events could cause damage or destruction to all or part of Local Bounti’s facilities, could interrupt the supply of labor or other inputs necessary to operate the facility, and could affect the customers or distribution channels. In connection with the impact of unpredictable natural disasters, Local Bounti could experience significant delays in or stoppage of production. Severe weather events or natural disasters could result in significant losses and seriously disrupt Local Bounti’s business.

•
Community Actions.
Local Bounti’s failure to engage with and align with communities could lead to community actions that impact facilities access and operations. Such actions could impact individual or even groups of facilities.

•
Other Factors Affecting Reliability of Facility Operations.
In general, if Local Bounti is unable to grow and harvest product to its internal yield targets and quality standards, package and distribute product, sell at competitive prices, or maintain consistent access to the supply inputs necessary to operate facilities reliably, its operational performance and financial condition could be materially and negatively affected.

In addition, Local Bounti may experience unexpected delays in building its facilities for a variety of reasons, including limited labor due to COVID-19 or other factors, unexpected construction problems or supply chain disruptions, all of which could harm Local Bounti’s business, financial condition and results of operation.
We may acquire greenhouses or other indoor farming operations, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.
We may evaluate and consider potential strategic transactions, including acquisitions of greenhouses or other indoor farming operations, and other assets in the future. We also may enter into relationships with other businesses to expand our business.
Any acquisition or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the business strategy, sales plans, technologies, products, distribution channels, personnel, or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their facilities are not easily adapted to work with our technology, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management, customers’ experience with the acquired company prior to acquisition, or otherwise. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for development of our existing business. Moreover, the anticipated benefits of any acquisition or business relationship may not be realized or we may be exposed to unknown risks or liabilities.
Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of these transactions, we may:

•	issue additional equity securities that would dilute our existing stockholders;

•	use cash that we may need in the future to operate our business;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse facility operations or business cultures;

•	incur large charges or substantial liabilities;

•	incur additional debt on terms unfavorable to us or that we are unable to repay;

•	divert our resources to understand and comply with new jurisdictions if such acquired company is in a new country; and/or

•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.
Local Bounti depends on employing a skilled local labor force, and failure to attract and retain qualified employees could negatively impact its business, results of operations and financial condition.
Local Bounti’s operations require significant labor, and the growing season for indoor vertical farming is year-round. There is competition for skilled agricultural labor and even if Local Bounti is able to identify, hire and train its labor force, there is no guarantee that Local Bounti will be able to retain these employees. Any shortage of labor or lack of regular availability could restrict Local Bounti’s ability to operate its facilities profitably, or at all.
In addition, Local Bounti’s success and future growth depend largely upon the continued services of its executive officers as well as other key team members. These executives and key team members have been primarily responsible for determining the strategic direction of the business and executing Local Bounti’s growth strategy and are integral to Local Bounti’s brand, culture and reputation with distributors and others in the industry. From time to time, there may be changes in Local Bounti’s executive management team or other key team members resulting from the hiring or departure of these personnel. The loss of one or more of executive officers or key team members, or the failure by the executive team and key team members to effectively work together and lead the Company, could harm Local Bounti’s business. Local Bounti’s earlier growth stage may result in less management depth with less established succession planning than may be found in later-stage companies.
In addition, efforts by labor unions to organize Local Bounti’s employees could divert management attention away from regular day-to-day operations and increase its operating expenses. Labor unions may make attempts to organize Local Bounti’s non-unionized employees. Local Bounti is not aware of any activities relating to union organizations at its current facilities, but it cannot predict which, if any, groups of employees may seek union representation in the future or the outcome of any collective bargaining. If Local Bounti is unable to negotiate acceptable collective bargaining agreements, it may have to wait through “cooling off” periods, which are often followed by union-initiated work stoppages, including strikes. Depending on the type and duration of any work stoppage, Local Bounti’s operating expenses could increase significantly, which could negatively impact its financial condition, results of operations and cash flows.
If Local Bounti fails to develop and maintain its brand, its business could suffer.
The Local Bounti brand is recognized for creating clean, nutritious, locally-grown and high-quality products, which Local Bounti believes to be differentiated and enabled by its technology platform. Local Bounti’s success depends, in part, on its ability to maintain and grow the value of the Local Bounti brand. Promoting and positioning Local Bounti’s brand and reputation will depend on, among other factors, the success of its product offerings, food safety and quality assurance, its marketing and merchandising efforts, its continued focus on the environment and sustainability, and its ability to provide consistent, high-quality products to customers. Any negative publicity, regardless of its accuracy, could impair Local Bounti’s business.
Use of social and digital media by Local Bounti, its consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about Local Bounti, its partners, or its products on social or digital media could seriously damage Local Bounti’s brand and reputation.

Brand value is based on perceptions of subjective qualities, and any incident that erodes the confidence of Local Bounti’s consumers, customers, distributors, or other strategic partners, including adverse publicity or a governmental investigation, litigation or regulatory enforcement action, could reduce the value of Local Bounti’s brand and materially damage its business. If Local Bounti does not achieve and maintain favorable perception of its brand, Local Bounti’s business, financial condition and results of operations could be adversely affected.
Local Bounti’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which it competes achieves the forecasted growth, Local Bounti’s business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts, including those Local Bounti has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The ongoing COVID-19 pandemic and related economic impact creates additional uncertainty. Variables that go into the calculation of Local Bounti’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of customers covered by these market opportunity estimates will purchase Local Bounti’s products at all or generate any particular level of revenue for Local Bounti. Any expansion in Local Bounti’s market depends on a number of factors, including the cost and perceived value associated with its product and those of its competitors. Even if the market in which Local Bounti competes meets the size estimates and growth forecasts, Local Bounti’s business could fail to grow at the rate it anticipates, if at all. Local Bounti’s growth is subject to many factors, including success in implementing its business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth, should not be taken as indicative of Local Bounti’s future revenue or growth prospects.
The effects of COVID-19, including the impact of new variants, and other potential future public health crises, epidemics, pandemics or similar events on Local Bounti’s business, operating results and cash flows are uncertain.
In connection with the COVID-19 pandemic, governments have implemented significant measures, including closures, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect Local Bounti’s operations and demand for its products.
While Local Bounti has been able to continuously operate through the COVID-19 pandemic, the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact Local Bounti’s business, financial condition and cash flows. Although Local Bounti’s business is considered an “essential business,” the COVID-19 pandemic could result in labor shortages, which could result in Local Bounti’s inability to plant and harvest crops at full capacity and could result in spoilage or loss of unharvested crops. The impact of COVID-19 on any of Local Bounti’s suppliers, distributors, transportation or logistics providers may negatively affect its costs of operation and supply chain. If the disruptions caused by COVID-19, including decreased availability of labor, continue for an extended period, Local Bounti’s ability to meet the demands of distributors and customers may be materially impacted.
Further, COVID-19 may impact customer and consumer demand. Retail and grocery stores may be impacted if governments continue to implement regional business closures, quarantines, travel restrictions and other social distancing directives to slow the spread of the virus. There may also be significant reductions or volatility in consumer demand for Local Bounti products due to travel restrictions or social distancing directives, as well as the temporary inability of consumers to purchase these products due to illness, quarantine or financial hardship, shifts in demand away from one or more of Local Bounti products, decreased consumer confidence and spending or pantry-loading activity, any of which may negatively impact Local Bounti’s results, including as a result of an increased difficulty in planning for operations and future growing seasons.
The recovery from COVID-19 also may have risks in that increased economic activity globally or regionally may result in high demand for, and constrained access to, materials and services required for Local Bounti to expand its business, such as those needed to construct and commission new farming facilities, which may lead to increased costs or delays that could materially and adversely affect Local Bounti’s business.
The extent of COVID-19’s effect on Local Bounti’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, the emergence and spread of new variants of the virus, including the “Delta” and “Omicron” variants, the development and availability of effective treatments and vaccines, the speed at which vaccines are administered, the efficacy of vaccines against the virus and evolving strains or variants of the virus, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on Local Bounti’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact Local Bounti’s business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
If Local Bounti cannot maintain its company culture or focus on its vision as it grows, Local Bounti’s business and competitive position may be harmed.
Local Bounti strives to deliver the freshest, locally grown produce. Local Bounti relies on its people, their experience, and their relationships. Any failure to preserve Local Bounti’s culture or any loss of focus on the Company’s mission could negatively affect its ability to retain and recruit personnel, which is critical to growth and pursuit of its strategic goals. As Local Bounti increases its number of employees and develops the infrastructure of a public company, it may find it difficult to maintain important values. If Local Bounti fails to maintain its company culture or mission, its business and competitive position may be harmed.
Local Bounti may be unable to successfully execute on its growth strategy.
Local Bounti may not be successful in implementing its growth strategy which includes the development of new commercial facilities and the expansion of its product lines and technological capabilities.
New Facilities Expansion.
The Company’s strategy to develop new CEA facilities has required and will continue to require substantial time and resources. Local Bounti expects to make significant investments to identify attractive markets, select and control sites, perform engineering design and local permitting, construct and commission new facilities, among other activities.
These facilities require sizeable, useable space for agricultural production, including site-specific requirements such as sufficient access to, reliability of, and cost of utilities and other infrastructure; the ability to obtain the appropriate permits and approvals; adequate local labor availability; road access for input supply and distribution of output for sale; among other requirements.
Local Bounti depends on third party general contractors to build its facilities. If Local Bounti does not effectively manage these projects and relationships, new facilities may not be completed on schedule or within allocated budgets. These delays and increased costs could adversely affect Local Bounti’s financial results.
Local Bounti may be unsuccessful in identifying available future sites that support its planned growth strategy, and even if identified, Local Bounti may not be able to lease or purchase the land for any number of reasons. Because of the capital-intensive nature of these projects, Local Bounti will need to prioritize which target regions and which sites it plans to develop, and there can be no guarantee that Local Bounti will select or prioritize sites that will ultimately prove to be appropriate for construction or for operation. Further, Local Bounti may spend time and resources developing sites that may never become developed into facilities or may be developed at the expense of other appropriate sites, which may ultimately have been a better selection for reasons such as profitability, operational reliability, or market accessibility.
If Local Bounti does not align production capacity of its new commercial facilities with consumer demand and efficient distribution channels, or if Local Bounti does not maintain competitive pricing, it may have underutilized assets which do not perform to expected operational results or profitability, which could adversely affect its business, financial condition and results of operations.
Local Bounti’s ability to compete successfully in new geographies depends on its ability to secure placement of its product with new customers, some of which the Company does not have existing relationships with today. Local Bounti’s current strategy for new facility development depends on securing new customers such as food retailers and food service distributors. If Local Bounti does not secure placement of its product with customers that can be supplied from new facilities, its business, financial condition and results of operations could be adversely affected.
Similarly, to date, Local Bounti’s products have only been available commercially in the northwestern United States. When entering new geographies or markets, Local Bounti may not attract consumers at the same rate, due to factors such as demographics, price, product selection, brand perception or awareness, or other reasons. If Local Bounti does not attract demand for its products in new markets, its business, financial condition and results of operations could be adversely affected.
Local Bounti’s strategy for new facility development depends on operating facilities that are at significantly larger production scale than its existing facilities. Local Bounti may encounter unexpected challenges at larger facilities, which may be related to construction, engineering and design, operations and logistics, sales and marketing, ramp-up schedule to full capacity, or otherwise.
If Local Bounti is unable to develop and operate facilities at a larger scale than existing facilities, its business, financial condition and results of operations could be adversely affected.
Expansion of Loose Leaf Lettuce Product Portfolio.
Local Bounti expects to continue to develop and commercialize new varieties of loose leaf lettuce as a source of revenue growth. Local Bounti’s research and development efforts focus on new varieties to expand product offerings, enhance farm unit economics, and create competitive advantages. If Local Bounti does not successfully commercialize new varieties of loose leaf lettuce products, its business, prospects, financial condition and results of operations could be materially and adversely affected.
Alternatively, even if Local Bounti does succeed in commercializing new varieties of loose leaf lettuce products, there can be no guarantee that these products would result in overall growth of Local Bounti’s business through incremental revenue or economic benefit, which could materially and adversely affect Local Bounti’s financial condition and results of operations.
Expansion into Additional Markets and Verticals.
In the future, Local Bounti may pursue new markets, new crops, and new product categories, by leveraging its technology platform to target what the Company may see as opportunities to expand its addressable market. If it chooses to pursue such opportunities, Local Bounti will need to prioritize which opportunities it plans to develop, and there can be no guarantee that Local Bounti will select or prioritize ones that ultimately prove appropriate for commercialization. Further, Local Bounti may spend time and resources developing opportunities that may never materialize into new commercial business applications, or that may be developed at the expense of other appropriate commercial opportunities, which may ultimately have been a better selection for reasons such as revenue growth, profitability, market expansion, or other financial and strategic considerations.

Local Bounti may not be able to implement its growth strategy successfully. Local Bounti’s operating results and financial condition will be adversely affected if it fails to implement its growth strategy or if it invests resources in a growth strategy that ultimately proves unsuccessful.
Local Bounti’s operating costs to grow and sell its products may be higher than expected, which could impact its results and financial condition.
If Local Bounti is unable to secure access to inputs on terms consistent with expected costs, there could be material adverse impact on Local Bounti’s business. Local Bounti faces operational risks including, but not limited to:

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Utilities.
Local Bounti is subject to market prices and may experience fluctuating, rising, or volatile energy costs which could negatively affect its business, financial condition, and results of operation. Local Bounti may decide to enter into supply agreements to mitigate such risks, where such options are present on favorable terms, but there is no guarantee of cost to operate its facilities.

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Labor.
Local Bounti relies on access to local labor supply, including skilled and unskilled positions. The Company may face pressure to increase wages in order to attract and retain appropriate staffing of its facilities. Increases to minimum wages or competitive wages may cause Local Bounti’s labor costs to run higher than expected, which could negatively affect its financial performance and cash flows.

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Packaging Materials.
Local Bounti packages its products in form factors consistent with comparable products in order to distribute and present on-shelf. If raw material costs increase, or if Local Bounti is unable to achieve its expected packaging materials costs for any reason, its financial performance could be adversely impacted.

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Depreciation and Useful Life of Assets.
Local Bounti relies on making assumptions about the expected useful life of the assets used to operate its facilities. If the useful life turns out to be materially shorter than expected, the Company may need to invest additional capital to replace these assets, and the corresponding depreciation expense may be greater than expected which would affect the Company’s profitability and financial condition generally. If the cost of maintaining equipment necessary to its operations is greater than anticipated, it could adversely impact the Company’s operations and financial results. There also may be future tax implications of Local Bounti’s ability to make accurate assumptions about the expected useful life of its assets, and if Local Bounti is unable to correctly forecast such information, its financial condition could be materially and negatively impacted.

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Seeds and Other Supplies.
Local Bounti may rely on certain seed supplies that may be specifically tailored to grow high-quality plants in its CEA facilities. If there were a field crop failure where Local Bounti would have to depend on an alternative supply of seeds from qualified back-up suppliers, the cost of seeds and its impact on production of Local Bounti’s products could be negatively impacted for a period of time. Local Bounti also depends on consistent access of other inputs and supplies to operate its facilities reliably, including water supply, nutrients, growth media, food safety testing, sanitation supplies and packaging materials, among others. If the cost of any of these inputs increases materially, then Local Bounti’s financial results could be adversely affected.

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Distribution of Finished Goods.
Local Bounti may partially rely on third-party distribution and logistics to deliver its products. While the Company believes there to be a competitive market of supply chain service providers, if the cost of such services increases materially due to rising fuel costs, labor costs, or other macroeconomic factors, which may be beyond its control, then Local Bounti’s financial results could be materially and negatively impacted.

If Local Bounti’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in Local Bounti’s Consolidated Financial Statements and related Notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 30, 2022 (the “Annual Report”). Local Bounti bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, as provided in the section entitled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates
” of this Registration Statement and the Annual Report. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the useful lives of fixed assets, the valuation of instruments issued for financing and stock-based compensation, and income taxes, among others. Local Bounti’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause the Company’s results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock.
Local Bounti will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
Local Bounti will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may further increase if Local Bounti ceases being an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”). As a public company, Local Bounti is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the New York Stock Exchange (“NYSE”). Local Bounti’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Local Bounti expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs may increase Local Bounti’s net loss. For example, Local Bounti expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Local Bounti cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Local Bounti to attract and retain qualified persons to serve on its Board of Directors (the “Board”) and Board committees or as executive officers.
Local Bounti has identified material weaknesses in its internal control over financial reporting as of December 31, 2021 and 2020. If Local Bounti fails to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Company.
In connection with Local Bounti’s financial statement close process for the years ended December 31, 2021 and 2020, Local Bounti identified a material weakness in the design and operating effectiveness of its internal control over financial reporting. The material weakness Local Bounti identified resulted from a lack of sufficient number of qualified personnel, causing a lack of segregation of duties, within its accounting function who possessed an appropriate level of expertise to effectively perform the following functions:

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design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to appropriately analyze, record and disclose complex technical accounting matters, including, among other matters, equity transactions and stock-based compensation, commensurate with its accounting and reporting requirements;

•	identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were being appropriately recorded; and

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assess risk and design appropriate control activities over information technology systems and financial and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its Consolidated Financial Statements that could not be prevented or detected on a timely basis.
Local Bounti’s management has developed a remediation plan and is in the process of implementing it. The remediation plan includes, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.
The Company’s management will monitor the effectiveness of the Company’s remediation plans and will make changes management determines to be appropriate.
If not remediated, these material weaknesses could result in material misstatements to the Company’s annual or interim Consolidated Financial Statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If Local Bounti is unable to assert that its internal control over financial reporting is effective, or when required in the future, if the Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Local Bounti’s financial reports, the market price of the Common Stock could be adversely affected and the Company could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.
Local Bounti’s ability to use NOL carryforwards and certain other tax attributes may be limited.
As of December 31, 2021, Local Bounti had approximately $41.8 million of U.S. federal and state net operating loss carryforwards available to reduce future taxable income. These net operating loss carryforwards can be carried forward by the Company indefinitely. It is possible that Local Bounti will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws.
Risks Related to the Natural Food Market
Local Bounti faces risks inherent in the CEA business, including the risks of diseases and pests.
Local Bounti is subject to the risks inherent in an agricultural business, such as insects, plant diseases and similar agricultural risks, which may include crop losses, for which Local Bounti may not be insured. Although Local Bounti’s products are grown in climate-controlled, indoor vertical farms, there can be no assurance that natural elements will not affect the production of these products. In particular, plant diseases or pest infestations are possible and have the potential to materially impact production.

Although Local Bounti has taken and continues to take precautions to guard against crop diseases and pests, these efforts may not be sufficient. In addition, diseases and pests can make their way into greenhouses from outside sources over which Local Bounti has limited or no control. Diseases and pests can be inadvertently brought in by employees, from seeds and propagation vendors and from the trucks that transport supplies to the greenhouse. Once a disease or pest is introduced, Local Bounti will need to quickly identify the problem and take remedial action to preserve the growing season. Failure to identify and remediate any diseases or pests in a timely manner could cause the loss of all or a portion of Local Bounti’s crop and result in substantial time and resources to resume operations. Crop losses because of these agricultural risks could negatively impact Local Bounti’s business, prospects, financial condition, results of operations and cash flows.
Local Bounti may not be able to compete successfully in the highly competitive natural food market.
Local Bounti operates in the highly competitive natural foods environment. With the importing of crops rapidly increasing, Local Bounti’s competition includes large-scale operations in Mexico, Canada and to a lesser extent the western United States. In this market, competition is based on, among other things, product quality and taste, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation, price, advertising, promotion and nutritional claims.
The produce industry generally does not work on long-term contracts and is dependent upon consistent sales targets to be successful. Local Bounti’s ability to compete depends in part on its ability to secure placement of its product with customers; moreover, as Local Bounti enters new markets, its ability to compete will depend in part on its ability to secure placement of its products with new customers, some of which Local Bounti does not have existing relationships with today. Similarly, Local Bounti’s products historically have been available for consumers only in the northwestern United States. When entering new geographies, Local Bounti may not be able to secure placement of its product with new customers, or its products may not attract end consumers at the same rate, which could materially and adversely affect its results of operations and financial condition.
Local Bounti may not be able to compete against competition from traditional field farm operators, both domestic and abroad, as well as from indoor growers or high-tech agricultural startups that are focused on local production within or near major cities, which would take away potential market share from Local Bounti.
Some of these competitors have products that are well accepted in the marketplace today. Further, Local Bounti cannot be certain that it will successfully compete with competitors that may have greater resources, including financial resources, sales resources, technical resources, or other resources. Competitors also may have lower operational costs, and as a result may be able to offer comparable or substitute products to customers at a lower price. This could put pressure on Local Bounti to lower its prices, resulting in reduced profitability or causing Local Bounti to lose market share if it fails to lower prices. Retailers may also market competitive products under their own private labels, which are generally sold at lower prices, and may change the merchandising of Local Bounti’s products such that Local Bounti has less favorable placement.
The CEA business is generally capital intensive but has relatively low barriers to entry, and Local Bounti will not be able to prevent competitors from building and operating their own indoor farming sites.
In addition, Local Bounti’s ability to compete successfully depends, in large part, on its ability to implement its growth strategy of building additional CEA facilities and expanding its product line. Local Bounti’s financial condition and operating results will be adversely affected if it fails to implement its growth strategy or if Local Bounti invests resources in a growth strategy that ultimately proves unsuccessful.

Local Bounti’s ability to generate and grow revenue is dependent on its ability to increase the yield in each of the anticipated product lines it intends to grow. If Local Bounti is unable to increase the yield in each or most of these product lines, Local Bounti’s project revenue targets may not be achieved on currently anticipated timelines or at all.

If Local Bounti is unable to grow product to its yield targets and quality specifications, its business, prospects, operational performance, and financial condition could be materially and adversely affected. Local Bounti faces risks including, but not limited to:

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Mechanical Failure. Local Bounti relies on its mechanical designs and equipment to provide the physical space and structures in which plants are grown. It also provides the design and controls related to environmental conditions, nutrient delivery, lighting, conveyance, and other elements necessary to grow plants in its systems. If mechanical issues or failures occur, the yield and quality of Local Bounti’s products could be diminished for a period of time, which more generally could negatively impact Local Bounti’s operations and financial condition;

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Systems or Software Failure. Local Bounti relies on integrated controls and computing to optimize and control the growing environments for its produce. A failure in these systems or software could reduce output, lower yield or damage crop quality, which negatively impact operations and financial conditions;

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Human Error. Local Bounti relies on the know-how of its operations teams, their experience, and their oversight of the operations of its facilities. If issues are caused by human error during the various phases of seeding, germination, growing, harvesting, or other standard operating procedures, or if Local Bounti employees fail to properly oversee facility operations, then the yield and quality of Local Bounti’s products could be diminished, which more generally could have material and adverse effects on Local Bounti’s business, operating results, and financial condition; and

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Seed Supply and Quality. Local Bounti may rely on certain seed supplies that may be specifically tailored to grow high-quality plants in its CEA facilities. Seeds may originate from field-grown plants, where seeds are harvested, then bred to generate seed inventory. If there were a field crop failure where Local Bounti would have to rely on an alternative supply of seeds from qualified back-up suppliers, the yield or quality of production of Local Bounti’s products could be diminished for a period of time. Bad seed lots, low germination rates, and similar issues that affect growing also could result in Local Bounti’s inability to achieve proper and consistent product yields or product quality, which could materially and adversely affect performance, and more generally could negatively impact Local Bounti’s business, financial condition and operating results.

Risks Related to Local Bounti’s Technology, Intellectual Property and Infrastructure
Local Bounti may need to defend itself against intellectual property infringement claims, which may be time-consuming and could cause Local Bounti to incur substantial costs.
Local Bounti’s defense of intellectual property rights claims brought against it or its customers, suppliers and partners, with or without merit, could adversely affect Local Bounti’s relationships with its customers, may deter future customers from purchasing its products, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force Local Bounti to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Local Bounti to pay substantial damages or obtain an injunction. An adverse determination also could invalidate Local Bounti’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require Local Bounti to procure or develop substitute intellectual property that does not infringe, which could require significant effort and expense. Any of these events could adversely affect Local Bounti’s business, operating results, financial condition and prospects.

The loss of any registered trademark or other intellectual property could enable other companies to compete more effectively with Local Bounti.
Local Bounti owns patents, trademarks and other proprietary rights that are important to its business, including Local Bounti’s principal trademarks, “Local Bounti
®
,” “Stack & Flow TechnologyTM,” and “Farm of the FutureTM.” Local Bounti’s trademarks are valuable assets that reinforce the distinctiveness of its brand to consumers, and Local Bounti’s operations utilize intellectual property that is patented. Local Bounti believes that the protection of its patents, trademarks, copyrights and domain names is important to its success. Local Bounti has also invested a significant amount of money in establishing and promoting its trademarked brand. A patent for our Stack & Flow TechnologyTM was submitted in August 2020. Additional patents protecting additional features of our growing technology were submitted later in 2021. Local Bounti also relies on unpatented proprietary expertise and copyright protection to develop and maintain its competitive position. Local Bounti’s continued success depends, to a significant degree, upon its ability to protect and preserve its intellectual property, including patents, trademarks and copyrights.
Local Bounti relies on confidentiality agreements and patent, trademark and copyright law to protect its intellectual property rights. These confidentiality agreements with team members and certain consultants, contract employees, suppliers and independent contractors generally require that all information made known to them be kept strictly confidential.
Local Bounti cannot assure you that the steps it has taken to protect its intellectual property rights are adequate, that Local Bounti’s intellectual property rights can be successfully defended and asserted in the future or that third parties will not infringe upon or misappropriate any such rights. In addition, Local Bounti’s trademark rights and related registrations may be challenged in the future and could be cancelled or narrowed. Local Bounti’s failure to protect its trademark rights could prevent Local Bounti in the future from challenging third parties who use names and logos similar to Local Bounti’s trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of Local Bounti’s brand and products. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether Local Bounti is successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject Local Bounti to liabilities, force Local Bounti to cease use of certain trademarks or other intellectual property or force Local Bounti to enter into licenses with others. Any one of these occurrences may negatively impact Local Bounti’s business, financial condition and results of operations.
Local Bounti relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm its ability to effectively operate its business.
Local Bounti is dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the current and planned operation of its business. A failure of these information technology systems to perform as anticipated could cause Local Bounti’s business to suffer. For example, Local Bounti growers are aided in their work by climate and greenhouse operations software. If this software does not perform as anticipated, Local Bounti’s operations may be adversely affected resulting in decreased yield or quality, mitigation expenses, waste, additional labor expenses and partial or full loss of the crop.
In addition, Local Bounti’s information technology systems may be vulnerable to damage or interruption from circumstances beyond Local Bounti’s control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could negatively impact Local Bounti’s business.
Local Bounti uses or plans to use computers, software and technology in substantially all aspects of its business operations. Local Bounti’s employees also use or plan to use mobile devices, social networking and other online activities to connect with crew members, distributors, customers and consumers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Cybersecurity incidents are increasing in their frequency, sophistication and intensity, with third- party phishing and social engineering attacks in particular increasing in connection with the COVID-19 pandemic and potentially with the war in Ukraine. Local Bounti’s business involves sensitive information and intellectual property, including know-how, private information about crew members and financial and strategic information about the Company and its business partners. Additionally, the environmental controls systems (which control temperature, water, humidity and other systems) for our current facilities, and expected for future facilities, could be subject to such cybersecurity risks and incursions, which could result in loss of entire crops in a short amount of time. The loss of crops as the result of such an incident would materially adversely affect our business, financial condition and results of operations.
While Local Bounti has implemented and plans to implement measures to prevent security breaches and cyber incidents, these preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation or release of sensitive information or intellectual property, or interference with Local Bounti’s information technology systems or the technology systems of third parties on which it relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers and distributors, potential liability and competitive disadvantage all of which could negatively impact Local Bounti’s business, financial condition or results of operations.
Risks related to the Pete’s Acquisition
Risks Related to the Integration of the Business of Pete’s following the Pete’s Acquisition.
We have devoted significant capital resources into the Pete’s Acquisition, and we may not realize the benefit of our investment due to difficulties we may experience in integrating Pete’s operations with our own. These difficulties may result from, among other sources, the following: additional accounting and operational expenses; employee turnover; changing market conditions affecting demand for leafy greens; inaccuracies in the information obtained while making assumptions relating to the Pete’s Acquisition; delays in the completion of ongoing projects, the build-out of Pete’s facility in Georgia (the “Georgia Facility”) and incorporating our Stack & Flow Technology™ or any other Local Bounti technology into Pete’s California facilities; and integration risks associated with the employees and management teams of both companies.
The liabilities, risks and costs associated with the Pete’s Acquisition and the integration of Pete’s operations with our own operations may detract from our core CEA operations.
Pete’s operations differ from our current business operations. Their business entails facilities and infrastructure that were not designed with our technology and their greenhouse facilities have not yet incorporated our Stack & Flow Technology™ or any other Local Bounti technology. Outfitting these greenhouse facilities with our technology may result in increased liabilities, risks and costs which could include, without limitation:

•	the possibility that our projections about the success of the Pete’s Acquisition could be inaccurate and any such inaccuracies could have a material adverse effect on our financial projections;

•	the possibility that we could fail to attract new employees or retain and motivate existing employees, including key employees, in connection with the Pete’s Acquisition;

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the possibility that we may be unable to integrate or migrate our technology into Pete’s existing greenhouse facilities, which could create a risk of errors or performance problems and could affect our ability to meet customer service level obligations;

•	the possibility that unanticipated capital expenditures may be required post-closing in connection with the integration of the business of Pete’s into our existing business; and

•	the possibility of litigation or other claims in connection with, or as a result of, the Pete’s Acquisition, including claims from Pete’s past employees, customers, or other third parties.

As provided below, the integration of Pete’s operations with our own greenhouse operations will present operational risks and challenges. This integration will require significant time and resources focused on Pete’s operations, including the time and effort of our management team and, if we fail to successfully integrate Pete’s business with our own, we may not realize the benefits expected from the Pete’s Acquisition, and our business may be harmed.
Pete’s may not be integrated with our business successfully or such integration may be more difficult, time-consuming, or costly than expected. Operating costs, customer loss, and business disruption, including difficulties in maintaining relationships with employees, customers, suppliers, or vendors, may be greater than expected following the Pete’s Acquisition. Revenues following the Pete’s Acquisition may be lower than expected.
The Pete’s Acquisition contemplates the acquisition of an existing business and its integration, which is complex, costly and time-consuming. It will divert significant management attention and resources to combining the acquired business with our existing operations. This process may disrupt both businesses. The failure to meet the challenges involved in combining the two businesses and to realize the anticipated benefits of the Pete’s Acquisition could cause an interruption of, or a loss of momentum in, the activities of one or both businesses and could adversely affect their results of operations. The Pete’s Acquisition and integration of Pete’s may also result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customer and other business relationships. The difficulties of combining the operations of the companies include, among others:

•	difficulties in integrating operations and systems, administrative and information technology infrastructure and financial reporting and internal control systems;

•	challenges in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in integrating employees and attracting and retaining key personnel, including talent;

•	challenges in retaining existing customers, suppliers and employees, and with obtaining new customers, suppliers and employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex consolidated company;

•	potential unknown liabilities, adverse consequences, and unforeseen increased expenses associated with the Pete’s Acquisition; and

•	the ongoing effects of the global COVID-19 pandemic, including supply chain delays and similar other industry-related challenged.
Many of these factors are outside of our control. Any one of them could result in lower revenues, higher costs, and diversion of management time and energy, which could materially impact the business, financial condition, and results of operations of the consolidated companies. In addition, even if the operations of our businesses are integrated successfully, the full benefits of the Pete’s Acquisition may not be realized. These unrealized benefits may include, without limitation, the synergies or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of our businesses. All of these factors could negatively impact the price of the consolidated companies’ operations and/or the trading price of shares of the Company’s common stock following the Pete’s Acquisition. As a result, it cannot be assured that the combination of our businesses will result in the realization of the full benefits expected from the Pete’s Acquisition within the anticipated time frames or at all. Accordingly, holders of the Company’s common stock may experience a loss as a result of a decline in the trading price of such common stock. In addition, a decline in the market price of the Company’s common stock following the consummation of the Pete’s Acquisition could adversely affect the Company’s ability to issue additional securities and to obtain additional financing in the future on reasonable terms or at all. This decline could also expose us to potential shareholder claims or regulatory review, and we could incur significant litigation expenses defending against actions, whether meritorious or not.

Our plans and strategic initiatives for Pete’s assume we will be able to successfully integrate its business, implement our technologies into its existing greenhouse facilities and utilize its existing customer and distribution channels; however, various factors both outside and within our control may affect our ability to successfully do so, and, if we are unsuccessful in integrating Pete’s operations into our own, we may never realize the anticipated benefits of the Pete’s Acquisition.
Our plans and strategic initiatives regarding Pete’s are dependent on our management team’s ability to successfully integrate Pete’s operations into our own. We anticipate our management team devoting a significant portion of their time and energy to this Acquisition, which may distract them from other aspects of our business; as a result, business and results from operations may suffer.
Further, though we have devoted significant resources to our diligence investigation of Pete’s, we can give no assurances that we have identified all potential risks and liabilities associated with its operations, or that we will be able to adequately respond to those risks and liabilities we did identify. If these risks and liabilities occur—or if unanticipated risks and liabilities arise, and we are unable to adequately respond to them—we may experience significant delays in integrating Pete’s operations into our own, if we are successful at all. If we are unable to integrate Pete’s, we will not realize the anticipated benefits of the Pete’s Acquisition, which may have a material and adverse effect on our business, results of operations, and financial condition, as well as on the trading price of shares of our common stock.
Pete’s operations acquired in the Pete’s Acquisition are subject to federal, state and local environmental laws, ordinances and regulations. While Local Bounti intends to comply with all such applicable regulations, there is no assurance that Local Bounti is, or will be, in compliance with all such regulations, and any failure to comply could result in monetary penalties, fines or clean-up costs.
The greenhouse facilities acquired in the Pete’s Acquisition use fertilizers, pesticides, herbicides and other substances, some of which may potentially be considered hazardous or toxic substances. Various federal, state, and local environmental laws, ordinances and regulations regulate our facilities and operations, including the application, release, disposal and use of such potentially hazardous or toxic substances that could threaten public health or the environment. Environmental laws, ordinances and regulations can vary greatly according to a site’s location, former or present uses and other environmental-related factors. The Company could be adversely impacted by a decision, judgment or order issued by a governmental or regulatory agency that significantly restricts the use of any fertilizers, pesticides, herbicides and other substances that have been traditionally used in the cultivation of one of our products. Under the federal Insecticide, Fungicide and Rodenticide Act, as amended, the Food, Drug and Cosmetic Act, as amended, and the Food Quality Protection Act of 1996, as amended, the U.S. Environmental Protection Agency is undertaking a series of regulatory actions relating to the evaluation and use of pesticides in the food industry. Such legislation, laws and regulatory current and future actions regarding the availability and use of such substances could adversely affect the Company’s production, business and financial condition. The Company also faces potential environmental liabilities by virtue of its current and prior ownership or leasing of real property, including the greenhouse facilities acquired in the Pete’s Acquisition, some of which have used herbicides, pesticides or fertilizers. Under such laws, ordinances and regulations, the Company may be deemed responsible for the removal, disposal, cleaning or remediation of hazardous or toxic substances in, under or upon real property on which our facilities and operations are located. These laws, ordinance and regulations could impose liabilities without regard to whether the Company knew or were aware of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, misuse of or failure to properly apply, release, use, clean or remediate such substances when present, could jeopardize our ability to use, sell or collateralize certain real property and could subject Local Bounti to criminal or civil enforcement actions, including significant monetary penalties, fines or clean-up costs.
Local Bounti’s management monitors environmental legislation and requirements and makes every effort to remain in compliance with such laws, ordinances and regulations. The Company also purchases insurance for environmental liability when it is available; however, the Company’s insurance may not be adequate to cover any such damages, penalties, fines or costs, or its insurance may not continue to be available at a price or under terms that are satisfactory to the Company. In any of these cases, if the Company is required to pay any such damages, penalties, fines or costs, it is possible that its business, financial condition and results of operations could be adversely affected. Future environmental laws, ordinances and regulations could also impact the Company’s business and operations, but it cannot predict the extent to which the Company would be impacted.
The use of herbicides, pesticides and other potentially hazardous substances in Pete’s operations acquired in the Pete’s Acquisition may lead to environmental damage and result in increased costs to us.
Certain of the greenhouse facilities acquired in the Pete’s Acquisition use herbicides, pesticides and other potentially hazardous substances in the operation of its business, and the Company will need to continue the operations at such facilities for some period of time until fully integrated and retrofitted with the Company’s technologies. The Company may have to pay for the costs or damages associated with the improper application, accidental release or use or misuse of such substances. The Company’s insurance may not be adequate to cover such costs or damages or may not continue to be available at a price or under terms that are satisfactory to the Company. In such cases, payment of such costs or damages could have a material adverse effect on the Company’s business, results of operations and financial condition.
We may encounter increased costs for accounting and internal controls over financial reporting as a result of the Pete’s Acquisition.
While we anticipate complying with the requirements associated internal control over financial reporting, following the Pete’s Acquisition, we may be required to expend greater resources in completing this conversion than anticipated.
We may be subjected to increased compliance costs and liability risks associated with Pete’s workforce.
As of March 31, 2022, we had 127 full-time employees. Pete’s workforce of approximately 130 employees could create various new and expanded employment-related liabilities and compliance obligations for the Company, including the Occupational Safety and Health Administration compliance matters, which may increase our labor costs and expose us to previously inapplicable risks. With Pete’s additional workforce expected to join the Company, the Company could incur significant additional compliance costs. These increased costs may cause the assumptions underlying our plans, projections, and strategic initiatives with respect to the Pete’s Acquisition to be incorrect. If this occurs, we may not realize the anticipated benefits of the Pete’s Acquisition and our business, results of operations, and financial condition may be materially and adversely affected.
Pete’s existing facilities may not be adaptable to new technologies.
We intend to implement our Stack & Flow Technology™ and other technologies into Pete’s existing facilities. To the extent we are unable to implement our technologies into Pete’s existing facilities as anticipated, our business and operations will be negatively impacted. This would ultimately impact the combined company’s customers’ experience, which may have a negative impact on operating cash flows, liquidity and financial condition.
We may experience supply chain or procurement disruptions, or increased supply chain costs, which may lead to construction delays at the facilities acquired in the Pete’s Acquisition.
The ongoing development of the Georgia Facility is planned for a relatively short-term construction schedule, with completion expected in the second quarter of 2022. Similarly, the implementation of our technology into Pete’s other existing facilities will require modifications and, in some cases, additional construction. These activities require timely delivery of required equipment and materials. We rely on third parties to provide the equipment and materials needed for our construction and development needs. The global supply chain for this equipment and materials could be impacted by disruptions, such as political events, international trade disputes, war, acts of terrorism, hostilities or wars (such as the conflict between Russia and Ukraine), natural disasters, public health issues, such as the ongoing COVID-19 global pandemic, industrial accidents, inflation, and other business interruptions, which could lead to delays, reputational damage, interruptions of service for our customers, and disruptions of our future plans and strategic initiatives. If any such delay or disruption were to occur, it could have a material adverse effect on our liquidity and financial condition.
Changes in the costs of procuring materials and equipment used in our construction and development programs, including vendor costs, or changes in our relationships with vendors, could also have an adverse effect on our results of operations. Further, during the COVID-19 global pandemic, we have observed increases in the prices for certain component parts and finished equipment. To the extent we determine our costs to complete the development of the Georgia Facility or implementing our technology into Pete’s other existing facilities are too high, we may suspend, reduce the scope of, or permanently abandon the implementation of our technology into such facilities, which could have material and adverse effects on our plans and strategic initiatives.
Though we have undertaken various proactive efforts to secure our global supply chain against the ongoing effects of COVID-19, its full extent and impact on our future supply chain and procurement process cannot be reasonably estimated at this time, and it could have a material adverse impact on our business and financial condition.
Following the Pete’s Acquisition, the Company’s currently operating facilities and other real property are concentrated entirely in Montana, California and Georgia.
Following the Pete’s Acquisition, all of the Company’s currently operating facilities and other real property will be located in Montana, California and Georgia, and the Company’s business are especially sensitive to the economic conditions within California. Any adverse change in the economic climate of Montana, California, Georgia or regions of those states, and any adverse change in the political or regulatory climate of those states or counties where the Company’s facilities or property are located in those states, could adversely affect the Company’s strategic growth and development activities. Moreover, the Company’s ability to use, sell or lease any of its facilities or real property could decline as a result of weak economic conditions or restrictive laws or regulations in Montana, California or Georgia or any areas therein.
The lack of sufficient water would severely impact our ability to produce crops or develop any of the Company’s facilities or real property.
The average rainfall in certain areas of California could potentially fall substantially below amounts required to grow crops, and therefore we are dependent on the Company’s rights to pump water from underground aquifers. Extended periods of drought in Montana, California or Georgia may put additional pressure on the use and availability of water for agricultural uses, and in some cases, governmental authorities could divert, or already have diverted, water to other uses, and such pressure is particularly acute in California. When such states grow in population, there are increasing and multiple pressures on the use and distribution of water, which could be deemed a finite resource. Lack of available potable water can also limit facility and real property development.
Our water resources include water rights, usage rights and pumping rights to the water in aquifers under, and canals that run through, the land we own. Water for our farming operations is sourced from the existing water resources associated with our land, which includes rights to water in certain basins and aquifers. We may use federal project water, as well as ground water and water from certain local water districts and counties.
California experienced below-average precipitation in the 2020-2021 rainfall season and above-average precipitation in the first three months of the current rainfall season as of December 31, 2021. According to the

U.S. Drought Monitor, California experienced severe drought conditions as of December 31, 2021. As an example, though not directly impacting facilities acquired in the Pete’s Acquisition, in October 2021, the California Governor declared a drought state of emergency statewide. Federal officials who oversee the Central Valley Project, California’s largest water delivery system, oversee and determine the allocation of water amounts to Salinas Valley farmers, and such allocations could be decreased in the future. We will continue to assess the impact similar reductions may have on the California facilities acquired in the Pete’s Acquisition, including as the applicable water districts with oversight of such facilities continues to implement allocation measures and restrictions.
Costs may increase as we pump more water than our historical averages, and federal, state and local water delivery infrastructure costs may potentially increase to access these limited water supplies. We will continue to monitor developments and governmental actions that could adversely impact our access and ability to obtain water to our facilities. We believe we will have access to adequate supplies of water for our agricultural operations. However, if future drought conditions are worse than prior drought conditions or if governmental or regulatory responses to such conditions limit our access or ability to obtain or pump water, our business could be negatively impacted by these conditions and responses in terms of access to and cost of water.
Risks Related to our Customers
Local Bounti could be adversely affected by a change in consumer preferences, perception and spending habits in the food industry, and failure to develop and expand its product offerings or gain market acceptance of its products could have a negative effect on Local Bounti’s business.
The market in which Local Bounti operates is subject to changes in consumer behavior. Local Bounti’s performance will depend significantly on factors that may affect the level and pattern of consumer spending in the U.S. food industry market in which Local Bounti operates, including consumer preference, income, confidence in and perception of the safety and quality of Local Bounti’s products and competitive products, and shifts in the perceived value for Local Bounti’s products relative to alternatives. Such factors include consumer preference, consumer income, consumer confidence in and perception of the safety and quality of Local Bounti products and shifts in the perceived value for Local Bounti products relative to alternatives.

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Consumer Preferences.
Local Bounti’s first commercialized crops are leafy greens and fresh herbs, including variations of loose leaf and living lettuce, basil and cilantro. There is no guarantee that leafy greens and herbs will continue to be demanded by consumers, or that consumers will prefer the leafy greens and herbs grown by Local Bounti versus competitors. Consumer trends toward crops with lower yields or at lower price points may adversely affect Bounti’s financial performance. If Local Bounti expands its product offerings to include other produce, it will similarly be impacted by consumer preferences for such products.

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Safety and Quality Concerns.
Media coverage regarding the safety or quality of, or diet or health issues relating to, Local Bounti’s products or the processes involved in their production, may damage consumer confidence in Local Bounti products. For example, manufacturers and regulatory authorities have issued recalls of loose leaf lettuce in the past due to issues such as salmonella contamination. Any widespread safety or quality issues of loose leaf lettuce or other fresh vegetables and herbs — even if not involving Local Bounti—could adversely affect consumer confidence in and demand for such loose leaf lettuce. Further, CEA is a relatively small, new industry, and a food safety incident involving an indoor farming producer other than Local Bounti, including direct competitors, may adversely affect consumer perception of or demand for Local Bounti’s products.

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Consumer Income.
A general decline in the consumption of Local Bounti products could occur at any time as a result of change in consumer spending habits, including an inability to purchase Local Bounti products due to financial hardship or increased price sensitivity, which may be exacerbated by the effects of the COVID-19 pandemic, rising inflation and the war in Ukraine.

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Desire for Sustainable Products.
A general decline in the consumption of Local Bounti products could occur at any time as a result of change in consumer spending habits, including an unwillingness to pay a premium for products that are more sustainable or meet ESG objectives in a manner more in-line with consumer preferences.

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Price Compression.
Tomatoes have decreased in price consistently over the past 10 to 15 years due to an increase in production. Loose leaf lettuce may follow this trend and this could pose a risk to the gross margins of the Company, which could negatively and materially affect the Company’s financial performance.

The success of Local Bounti products will depend on a number of factors including Local Bounti’s ability to accurately anticipate changes in market demand and consumer preferences, its ability to differentiate the quality of Local Bounti products from those of its competitors, and the effectiveness of marketing and advertising campaigns for Local Bounti products. Local Bounti may not be successful in identifying trends in consumer preferences and growing or developing products that respond to such trends in a timely manner. Local Bounti or its retail partners also may not be able to effectively promote Local Bounti products by marketing and advertising campaigns and gain market acceptance. If Local Bounti products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, Local Bounti may not be able to fully recover costs and expenses incurred in its operations, and Local Bounti’s business, financial condition or results of operations could be materially and adversely affected.
Demand for lettuce, cilantro, basil and other greens and herbs is subject to seasonal fluctuations and may adversely impact Local Bounti’s results of operations in certain quarters.
Demand for leafy greens products may be subject to some degree of seasonality due to consumer behavior. As a result, comparisons of Local Bounti’s sales and operating results between different periods may not necessarily be meaningful comparisons. If Local Bounti is not correct in forecasting demand and planning its growing seasons accordingly, Local Bounti may experience reduced average sales prices or a supply-demand imbalance, which could adversely impact its results of operations at certain times of the year.
As Local Bounti grows its sales into the retail channel and increase sales through individual retailers, the loss or significant reductions in orders from Local Bounti’s top retail customers could have a material adverse impact on its business.
Local Bounti’s customers include retailers and food service distributors. Sales to Local Bounti’s top retail customers contribute to a significant portion of Local Bounti’s revenue, accounting for approximately 81% of Local Bounti’s gross revenue for the quarter ended March 31, 2022. Local Bounti believes sales to its top retailer customers will continue to constitute a significant portion of its revenue, income and cash flow for the foreseeable future. Local Bounti’s inability to resolve a significant dispute with any of its top retail customers, a change in the business condition (financial or otherwise) of any of its top retail customers, even if unrelated to Local Bounti, a significant reduction in sales to any top retail customer, or the loss of any of top retail customer can adversely affect Local Bounti’s business, financial condition or results of operations.
Risks Related to Legal Matters and Regulations
The unavailability, reduction or elimination of government and economic incentives could negatively impact Local Bounti’s business, prospects, financial condition and operating results.
Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of Local Bounti’s operations or other reasons may result in the diminished competitiveness of the CEA facility industry generally or Local Bounti products in particular. This could materially and adversely affect Local Bounti’s business, prospects, financial condition and operating results.

Local Bounti may be subject to litigation and government inquiries and investigations involving its business, the outcome of which is unpredictable, and an adverse decision in any such matter could have a material effect on Local Bounti’s financial position and results of operations.
From time to time, Local Bounti may be party to various claims and litigation proceedings. Local Bounti will evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, Local Bounti may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from Local Bounti’s assessments and estimates. Local Bounti is not currently party to any material litigation.
Even when not merited, the defense of these lawsuits may divert management’s attention, and Local Bounti may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against Local Bounti, which could negatively impact its financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage Local Bounti’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.
Local Bounti’s business involves significant risks and uncertainties that may not be covered by indemnity or insurance.
While Local Bounti maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if Local Bounti believes a claim is covered by insurance, insurers may dispute Local Bounti’s entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of Local Bounti’s recovery. Any settlement or judgment against Local Bounti that exceeds the policy limits or not covered by its policies or not subject to insurance would have to be paid from Local Bounti’s cash reserves, which would reduce Local Bounti’s capital resources.
Local Bounti’s future operations could expose it to the risk of material environmental and regulatory liabilities, including unforeseen costs associated with compliance and remediation efforts, and government and third party claims, which could have a material adverse effect on Local Bounti’s reputation, results of operations and cash flows.
The manufacture and marketing of food products is highly regulated. Local Bounti and its suppliers are subject to a variety of laws and regulations. These laws and regulations apply to many aspects of Local Bounti’s business, including the production, packaging, labeling, distribution, advertising, sale, quality, and safety of its products, as well as the health and safety of its employees and the protection of the environment.
Local Bounti is subject to regulation by various government agencies, including the USDA, the FDA, the Federal Trade Commission, the Occupational Health and Safety Administration, and the U.S. Environmental Protection Agency, as well as various state and local agencies. Local Bounti is also regulated outside the United States by various international regulatory bodies. In addition, depending on customer specification, Local Bounti may be subject to certain voluntary, third-party standards, such as Global Food Safety Initiative standards and review by voluntary organizations, such as the Council of Better Business Bureaus’ National Advertising Division. Local Bounti could incur costs, including fines, penalties and third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. The loss of third-party accreditation could result in lost sales and customers, and may adversely affect Local Bounti’s business, results of operation, and financial condition. In connection with the marketing and advertisement of its products, Local Bounti could be the target of claims relating to false or deceptive advertising, including under the auspices of the Federal Trade Commission and the consumer protection statutes of some states.

CEA farming is a relatively new industry lacking a deep body of specific regulations applicable to its operations. As the industry matures, Local Bounti may become subject to new regulations that may adversely affect its business.
The regulatory environment in which Local Bounti operates could change significantly and adversely in the future. Any change in production, labeling or packaging requirements for Local Bounti’s products may lead to an increase in costs or interruptions in production, either of which could adversely affect its operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls, or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect Local Bounti’s business, results of operations, and financial condition.
Political issues and considerations could have a significant effect on Local Bounti’s business.
There is uncertainty with respect to, among other things, legislation, regulation and government policy at the federal, state and local levels. Specific legislative and regulatory proposals discussed recently that may adversely impact Local Bounti include, but are not limited to, changes to existing trade agreements, import and export regulations, tariffs, travel restrictions, customs duties, income tax regulations and the federal tax code, public company reporting requirements, environmental regulations, antitrust enforcement and regulation related to the COVID-19 pandemic. Any changes in the political issues and considerations may have a negative impact on Local Bounti’s business, its financial condition and results of operations could be adversely affected.
Product contamination, food-safety and foodborne-illness incidents or advertising or product mislabeling may materially adversely affect Local Bounti’s business by exposing Local Bounti to lawsuits, product recalls, or regulatory enforcement actions, increasing Local Bounti’s operating costs and reducing demand for its product offerings.
The sale of food products for human consumption involves inherent legal and other risks, including the tampering by unauthorized third parties and risk of illness or injury incidents to consumers. Such incidents may result from foodborne illnesses or other food safety incidents caused by Local Bounti products, or involving its suppliers, including the presence of foreign objects, substances, chemicals, other agents or residues introduced during a product’s growing, storage, handling or transportation stages. Any such incident could result in the discontinuance of sales of these products or Local Bounti’s relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to Local Bounti’s reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose Local Bounti to product liability, negligence, or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of Local Bounti’s existing or future insurance coverage or limits. Even if a product liability claim against us is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers, as well as our corporate and brand image. Any claims or judgments against Local Bounti that exceed our insurance coverage limits or that are not covered by our insurance policies or by any indemnification or contribution rights that we may have against others would likely be paid from Local Bounti’s cash reserves, which would reduce Local Bounti’s capital resources. We maintain product liability insurance; however, we cannot be certain that we will not incur claims or liabilities for which we are not insured or that exceed our insurance coverage amounts.
The occurrence of foodborne illnesses or other food safety incidents could also adversely affect the price and availability of affected raw materials, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of product contamination or regulatory noncompliance, whether or not caused by Local Bounti’s actions, could compel Local Bounti, its suppliers, distributors or customers, depending on the circumstances, to conduct a recall in accordance with Food and Drug Administration regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time, potential loss of existing distributors or customers and a potential negative impact on Local Bounti’s ability to attract new customers due to negative consumer experiences or because of an adverse impact on Local Bounti’s brand and reputation. The costs of a recall could be outside the scope of Local Bounti’s existing or future insurance policy coverage or limits. Moreover, we believe governmental scrutiny and public awareness of food safety issues is also increasing. We are subject to governmental inspection, laws and regulations, and we believe our facilities comply in all material respects with applicable laws and regulations; however, we cannot be certain that consumption of our products will not cause health-related illness or injury incidents in the future or that we will not be subject to claims or lawsuits relating to such matters.
In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and Local Bounti, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathogenic organisms into consumer products as well as product substitution. Food and Drug Administration regulations require companies like Local Bounti to analyze, prepare, and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If Local Bounti does not adequately address the possibility, or any actual instance, of product tampering, Local Bounti could face possible seizure or recall of its products, suspension of its facilities’ registrations, and/or the imposition of civil or criminal sanctions, which could materially adversely affect Local Bounti’s business, financial condition and operating results.
Local Bounti’s brand and reputation may be diminished due to real or perceived quality or food-safety issues with its products, which could negatively impact Local Bounti’s business, reputation, operating results and financial condition.
Real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving Local Bounti (such as incidents involving Local Bounti’s competitors), could cause negative publicity and reduced confidence in Local Bounti’s brand or products, which could in turn harm its reputation and sales, and could adversely affect its business, financial condition and operating results. Brand value is also based on perceptions of subjective qualities, such as appearance and taste, and any incident that erodes the loyalty of Local Bounti’s consumers, including changes to product appearance, taste or packaging, could significantly reduce the value of Local Bounti’s brand and significantly damage its business.
Local Bounti also has no control over its products once a third-party distributor takes possession of them. Distributors or consumers may store Local Bounti products under conditions and for periods of time inconsistent with the USDA, the FDA, and other governmental guidelines, which may adversely affect the quality and safety of Local Bounti’s products.
If consumers do not perceive Local Bounti’s products to be of high quality or safe, then the value of its brand would be diminished, and its business, results of operations and financial condition would be adversely affected. Any loss of confidence on the part of consumers in the quality and safety of Local Bounti’s products would be difficult and costly to overcome. Any such negative effect could be exacerbated by Local Bounti’s market positioning as a socially conscious grower of high-quality produce and may significantly reduce Local Bounti’s brand value. Issues regarding the safety of any of Local Bounti’s products, regardless of the cause, may harm its brand, reputation and operating results.
Local Bounti’s operations are, or will be, subject to regulation by the USDA, the FDA and other federal, state and local regulation, and while Local Bounti intends to comply with all such applicable regulations, there is no assurance that Local Bounti is, or will be, in compliance with all such regulations.
Local Bounti’s operations are, or will be, subject to extensive regulation by the USDA, the FDA and other federal, state and local authorities. Specifically, Local Bounti is or will be subject to the requirements of the

Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the growing, packaging, labeling and safety of food. Under this program, the FDA requires that facilities that grow and pack, food products comply with a range of requirements, including standards for the growing, harvesting, packing and holding of produce. Our facilities are subject to periodic inspection by federal, state and local authorities. If Local Bounti cannot successfully grow products that conform to its specifications and the strict regulatory requirements of the USDA, the FDA or other federal applicable regulations, Local Bounti may be subject to adverse inspectional findings or enforcement actions, which could materially impact Local Bounti’s ability to market its products, or could result in a recall of Local Bounti products that have already been distributed. While Local Bounti intends to comply with all such applicable regulations, there is no assurance that Local Bounti is, or will be, in compliance will all such regulations. If the USDA, the FDA (under the FSMA) or a comparable regulatory authority determines that Local Bounti has not complied with the applicable regulatory requirements, Local Bounti’s business may be materially impacted.
Local Bounti seeks to comply with applicable regulations through a combination of employing internal experience and expert personnel to ensure quality-assurance compliance (i.e., assuring that products are not adulterated or misbranded) and contracting with third-party laboratories that conduct analyses of products to identify any potential contaminants before distribution. Failure by Local Bounti to comply with applicable laws and regulations or maintain permits, licenses or registrations relating to its operations could subject Local Bounti to civil remedies or penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or production of products, or refusals to permit the import of raw materials, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on Local Bounti’s operating results and business.
Failure by any suppliers of raw materials to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of Local Bounti’s products, may disrupt Local Bounti’s supply of products and adversely affect its business.
If Local Bounti’s current or future suppliers of raw materials fail to comply with food safety, environmental, or other laws and regulations, or face allegations of non-compliance, Local Bounti’s operations may be disrupted. Additionally, downstream distribution partners are required to maintain the quality of Local Bounti products and to comply with Local Bounti’s standards and specifications. In the event of actual or alleged non-compliance, Local Bounti might be forced to find alternative suppliers and may be subject to lawsuits related to such non-compliance by such suppliers. As a result, Local Bounti’s supply of produce and finished inventory could be disrupted or Local Bounti’s costs could increase, which would adversely affect Local Bounti’s business, results of operations, and financial condition. The failure of any supplier to comply with Local Bounti’s specifications and requirements could adversely affect Local Bounti’s reputation in the marketplace and result in product recalls, product liability claims, and economic loss. Additionally, actions Local Bounti may take to mitigate the impact of any disruption or potential disruption in its supply of produce, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect Local Bounti’s business, results of operations, and financial condition.
Risks Related to Local Bounti’s Term Loan Facility
Local Bounti has entered into agreements with Cargill Financial for a term loan credit facility. The credit facility is secured by all of the Company’s assets, including its intellectual property. Additionally, if there is an occurrence of an uncured event of default, Cargill Financial has the right to foreclose on all Local Bounti assets, and securities in the Company could be rendered worthless.
Local Bounti entered into agreements for a credit facility in September 2021 with Cargill Financial and entered into an amendment to such facility which became effective upon the closing of the Pete’s Acquisition. The credit facility is secured by all of the Company’s assets, including its intellectual property. Additionally, the definitive documentation states that if Local Bounti defaults on its obligations, Cargill Financial could foreclose on all Local Bounti assets, which would materially harm Local Bounti’s business, financial condition and results of operations. The pledge of these assets and other restrictions may also limit Local Bounti’s flexibility in raising capital for other purposes. Because all of Local Bounti’s assets are pledged under the credit facility, Local Bounti’s ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on Local Bounti’s financial flexibility. Refer to Note 7,
Debt,
of the Consolidated Financial Statements for more information about the credit facility.
Risks Relating to Ownership of Our Securities
The price of our securities may be volatile or may decline regardless of our operating performance.
The trading price of the common stock and public warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond Local Bounti’s control. These factors include:

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that Local Bounti provides to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies in the industry or related markets;

•	the timing and magnitude of investments in the growth of the business;

•	actual or anticipated changes in laws and regulations;

•	additions or departures of key management or other personnel;

•	increased labor costs;

•	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•	the ability to market new and enhanced solutions on a timely basis;

•	sales of substantial amounts of common stock by Local Bounti’s directors, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.
In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of common stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.
Local Bounti has never paid cash dividends on our capital stock and does not anticipate paying dividends in the foreseeable future.
Local Bounti has never paid cash dividends on our capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on Local Bounti’s financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.
Anti-takeover provisions contained in our Certificate of Incorporation and Bylaws and applicable laws could impair a takeover attempt.
Our Certificate of Incorporation and Bylaws afford certain rights and powers to the Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. Local Bounti is also subject to Section 203 of the Delaware General Corporation Law (“DGCL”) and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of common stock, and could also affect the price that some investors are willing to pay for the common stock.
Local Bounti is subject to risks related to taxation in the United States.
Significant judgments based on interpretations of existing tax laws or regulations are required in determining Local Bounti’s provision for income taxes. Local Bounti’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of Local Bounti’s operations, changes in Local Bounti’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although Local Bounti believes its tax estimates are reasonable, if the IRS or any other taxing authority disagrees with the positions taken on its tax returns, Local Bounti could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.
Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Local Bounti’s business and future profitability.
Local Bounti is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since Local Bounti’s operations and customers are located throughout the United States, Local Bounti will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Local Bounti and may have an adverse effect on its business and future profitability.
For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Local Bounti) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Local Bounti’s business and future profitability.
As a result of plans to expand Local Bounti’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Local Bounti’s after-tax profitability and financial results.
In the event that Local Bounti’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect Local Bounti’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Local Bounti’s business.
Additionally, Local Bounti may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Local Bounti’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Local Bounti’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Local Bounti’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Local Bounti does not prevail in any such disagreements, Local Bounti’s profitability may be affected.
Local Bounti’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.
Local Bounti’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.
In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net NOLs to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three year period. If Local Bounti has experienced an ownership change at any time since its incorporation, Local Bounti may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in Local Bounti’s stock ownership, which may be outside of Local Bounti’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Local Bounti’s use of accumulated state tax attributes. As a result, even if Local Bounti earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Local Bounti.
Local Bounti received a loan as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and Local Bounti’s application for such loan could in the future be determined to have been impermissible which could adversely impact its business and reputation.
On April 15, 2020, Local Bounti received a Small Business Administration (“SBA”) loan in the amount of $104 thousand with fixed interest of 1% per annum as part of the CARES Act (the “PPP Loan”). Although under the CARES Act Local Bounti may be eligible to apply for forgiveness of all loan proceeds used to pay payroll costs, rent, utilities and other qualifying expenses, provided that it retains a certain number of employees and maintains compensation within certain regulatory parameters of the PPP, Local Bounti repaid the PPP Loan in full in June 2021.
In applying for the PPP Loan, Local Bounti was required to certify, among other things, that the then current economic uncertainty made the PPP Loan necessary to support its ongoing operations. Local Bounti made these certifications in good faith after analyzing, among other things, the requirements of the PPP Loan, Local Bounti’s then-current business activity and its ability to access other sources of liquidity sufficient to support its ongoing operations in a manner that would not be significantly detrimental to its business. Local Bounti believes that it satisfied all eligibility criteria for the PPP Loan, and that its receipt of the PPP Loan was consistent with the broad objectives of the CARES Act. The certification regarding necessity described above did not at the time contain any objective criteria and continues to be subject to interpretation. If, despite Local Bounti’s good-faith belief that it has satisfied all eligibility requirements for the PPP Loan, Local Bounti is later determined to have violated any of the laws or governmental regulations that apply to it in connection with the PPP Loan, or it is otherwise determined that it was ineligible to receive the PPP Loan, Local Bounti may be subject to civil, criminal and administrative penalties. Any violations or alleged violations may result in adverse publicity and damage to Local Bounti’s reputation, a review or audit by the SBA or other government entity or claims under the False Claims Act. These events could consume significant financial and management resources and could have a material adverse effect on Local Bounti’s business, results of operations and financial condition.
Local Bounti’s sole material asset is its direct and indirect interests in its subsidiaries and, accordingly, Local Bounti is dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the common stock.
Local Bounti is a holding company and has no material assets other than its direct and indirect equity interests in its subsidiaries. Local Bounti has no independent means of generating revenue. To the extent Local Bounti’s subsidiaries have available cash, Local Bounti will cause its subsidiaries to make distributions of cash to pay taxes, cover Local Bounti’s corporate and other overhead expenses and pay dividends, if any, on the common stock. To the extent that Local Bounti needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to Local Bounti or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, Local Bounti’s liquidity and financial condition could be materially adversely affected.
There is no guarantee that the public warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for our warrants is $11.50 per share of common stock. There is no guarantee that the public warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless.
We may amend the terms of the public warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of the public warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a public warrant could be decreased, all without a holder’s approval.
The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the public warrants, convert the public warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a public warrant.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then- current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees.
In addition, we may redeem your warrants after they become exercisable for a number of shares of common stock determined based on the redemption date and the fair market value of the common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the common stock had your warrants remained outstanding.
We may issue a substantial number of additional shares of common stock under an employee incentive plan. Any such issuances would dilute the interest of our shareholders and likely present other risks.
We may issue additional shares of common stock under an employee incentive plan. The issuance of additional common stock:

•	may significantly dilute the equity interests of our investors;

•
could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for the common stock and/or the public warrants.
The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
We cannot assure you that our securities will continue to be listed on the NYSE. If the NYSE delists our securities from trading on its exchange and we are not able to list such securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•
a determination that the common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the common stock and public warrants are listed on the NYSE, the common stock and public warrants qualify as covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
Future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of our common stock.
Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate. All outstanding shares of our common stock previously held by the pre-Business Combination public stockholders at the completion of the Merger and a substantial number of shares of our common stock issued as merger consideration in the Merger are freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act.
In connection with the completion of the Business Combination, we entered into an Amended and Restated Registration Rights Agreement with certain persons and entities holding securities of the Company prior to the Closing (the “Initial Holders”), pursuant to which we agreed to register for resale and granted certain other registration rights with respect to certain shares of common stock held by the Initial Holders and their respective permitted transferees, in addition to the warrants originally issued in a private placement to our Initial Holders in connection with the Company’s initial public offering and the up to 5.33 million shares of our common stock issuable upon the exercise of the private placement warrants. We also registered for resale the 15 million shares of our common stock (the “PIPE shares”) issued in a private placement that closed immediately prior to the Business Combination and the 5.5 million shares of common stock issuable upon exercise of our publicly held warrants to purchase shares of common stock. In accordance with the foregoing, we filed a registration statement on Form S-1 under the Securities Act, which registration statement was originally declared effective on December 23, 2021, to register the resale of up to 83.5 million shares of our common stock, including 15 million PIPE shares and 5.33 million shares of common stock issuable upon exercise of our outstanding publicly held warrants. Shares of common stock sold under such registration statement can be freely sold in the public market. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock.
We issued the Equity Consideration and the Cargill Financial Equity upon the closing of the Pete’s Acquisition. The Equity Consideration issued upon the closing of the Pete’s Acquisition is being registered hereunder pursuant to the requirements of the Paragon Registration Rights Agreement.

We have also filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock that may be issued under our equity incentive plans from time to time, as well as any shares of our common stock underlying outstanding restricted stock units that have been granted to our directors, executive officers and other employees, all of which are subject to time-vesting conditions. Shares registered under this registration statement will be available for sale in the public market upon issuance subject to vesting arrangements and exercise of options, as well as Rule 144 in the case of our affiliates.
Our Initial Holders and our former Board members agreed not to transfer, assign or sell certain founder shares held by each of them until one year after the date of the Closing or earlier if, subsequent to the Business Combination, (a) the last reported sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of a Business Combination or (b) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. However, following the expiration of such lock-up, the Initial Holders and its permitted transferees will not be restricted from selling such securities, other than by applicable securities laws.
We are unable to predict the effect that these sales, particularly sales by our directors, executive officers and significant stockholders, may have on the prevailing market price of our common stock. If holders of these shares sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly and make it difficult for us to raise funds through securities offerings in the future.
If securities or industry analysts do not publish or cease publishing research or reports about Local Bounti, its business or its market, or if they change their recommendations regarding the common stock adversely, the price and trading volume of the common stock could decline.
The trading market for the common stock will be influenced by the research and reports that industry or securities analysts may publish about Local Bounti, its business, its market or its competitors. If any of the analysts who may cover Local Bounti change their recommendation regarding the common stock adversely, or provide more favorable relative recommendations about its competitors, the price of the common stock would likely decline. If any analyst who may cover Local Bounti were to cease their coverage or fail to regularly publish reports on Local Bounti, we could lose visibility in the financial markets, which could cause the stock price or trading volume of Local Bounti securities to decline.
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following March 2, 2026, the fifth anniversary of our initial public offering, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of the shares of common stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find the common stock less attractive because we will rely on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for the common stock and our share price may be more volatile.

USE OF PROCEEDS
All of the securities offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF LOCAL BOUNTI CORPORATION
Introduction
On April 4, 2022 (the “date of the Pete’s Acquisition”), Company completed the previously announced acquisition (the “Pete’s Acquisition”) of Pete’s pursuant to the terms and conditions of the Purchase Agreements. Pursuant to the Purchase Agreements, Pete’s and its subsidiaries became indirect wholly owned subsidiaries of the Company.
Consideration paid by Local Bounti in connection with the Pete’s Acquisition consisted of $92.5 million in cash and 5,654,600 shares of Local Bounti common stock, which had an original consideration, at the time of signing, of $30.0 million and a fair value of $50.9 million as of the date of the Pete’s Acquisition. The final amount of consideration for the Pete’s Acquisition remains subject to certain post-closing adjustments, including with respect to net working capital (inclusive of cash) and certain assumed liabilities.
Also, on April 4, 2022, in connection with consummating the transactions contemplated by the Purchase Agreements, Pete’s acquired the properties previously being leased by Pete’s from STORE pursuant to certain sale-leaseback agreements between Pete’s and STORE for an aggregate purchase price of $25.8 million in cash (the “Property Acquisition”) and will be accounted for by the Company as an asset acquisition.
The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Statements”) give effect to the Pete’s Acquisition, which has been accounted for using the acquisition method of accounting with Local Bounti identified as the accounting acquirer. Under the acquisition method of accounting, Local Bounti has recorded assets acquired and liabilities assumed from Pete’s at their respective fair values on the closing date of the Pete’s Acquisition.
The Pro Forma Financial Statements have been prepared from the respective historical consolidated financial statements of Local Bounti and Pete’s, adjusted to give effect to the Pete’s Acquisition and Property Acquisition. The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) combines the historical consolidated balance sheets of Local Bounti and Pete’s as of March 31, 2022, giving effect to the Pete’s Acquisition and Property Acquisition as if they had been completed on March 31, 2022. The unaudited pro forma condensed combined statements of operations (the “Pro Forma Statements of Operations”) for the year ended December 31, 2021 and for the three months ended March 31, 2022 combine the historical consolidated statements of operations of Local Bounti and Pete’s, giving effect to the Pete’s Acquisition as if it had been completed on January 1, 2021. The Pro Forma Financial Statements contain certain reclassification adjustments to conform the historical Pete’s financial statement presentation to Local Bounti’s financial statement presentation, as described further in Note 4 to the Pro Forma Financial Statements.
The Pro Forma Financial Statements are presented to reflect the Pete’s Acquisition, the Property Acquisition and the financing arrangements of Local Bounti in connection therewith and do not represent what Local Bounti’s financial position or results of operations would have been had the Pete’s Acquisition and the Property Acquisition occurred on the dates noted above, nor do they project the financial position or results of operations of the Company at any time following those transactions. The Pro Forma Financial Statements are intended to provide information about the continuing impact of the Pete’s Acquisition and the Property Acquisition as if they had been consummated earlier. The adjustments included in the Pro Forma Financial Statements are based on available information as of the date hereof and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on Local Bounti’s results of operations with the exception of certain non-recurring charges to be incurred in connection with the Pete’s Acquisition, as further described in Note 5 to the Pro Forma Financial Statements. In the opinion of management, all material adjustments necessary to state fairly the Pro Forma Financial Statements have been made.
Local Bounti and Pete’s have incurred certain non-recurring charges in connection with the Pete’s Acquisition, the substantial majority of which consist of fees paid to financial, legal and accounting advisors and certain bank-related fees. These non-recurring charges could affect the future results of the Company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months after the closing date of the Pete’s Acquisition. Accordingly, the Pro Forma Statement of Operations for the year ended December 31, 2021 and for the three months ended March 31, 2022 includes these non-recurring charges and are described in Note 5.
Local Bounti has used information currently available to determine preliminary fair value estimates for the Pete’s Acquisition consideration and its allocation to the tangible assets and identifiable intangible assets acquired and liabilities assumed. The fair value of consideration transferred to acquire Pete’s was allocated based upon the estimated fair values of the assets acquired and liabilities assumed as of the date of the Pete’s Acquisition. The assumptions and estimates used to determine the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the Pro Forma Financial Statements. Additionally, within the measurement period further adjustments to the purchase price allocation may be required as Local Bounti is able to, among other things, complete more detailed procedures to finalize valuations.
The transaction accounting adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed. As a result, the final purchase price allocation may be materially different than that reflected in the preliminary purchase price allocation presented herein.
The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X, with application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The Pro Forma Financial Statements are provided for illustrative purposes only, based on management’s best estimates and judgments, and does not necessarily reflect what the actual consolidated results of operations of Local Bounti would have been had the Pete’s Acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position of the Company. Local Bounti’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Additionally, the Pro Forma Financial Statements have been developed from and should be read in conjunction with the following separate historical consolidated financial statements and related notes thereto for each of Local Bounti and Pete’s:

•
the audited consolidated financial statements and the notes thereto of Local Bounti as of and for the year ended December 31, 2021, which are included in Local Bounti’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 30, 2022 and are included elsewhere in this prospectus;

•
the unaudited condensed consolidated financial statements and the notes thereto of Local Bounti as of and for the three months ended March 31, 2022, which are included in Local Bounti’s Quarterly Report on Form 10-Q for the three month ended March 31, 2022 filed with the SEC on May 12, 2022 and are included elsewhere in this prospectus;

•	the audited consolidated financial statements and the notes thereto of Pete’s as of and for the year ended December 31, 2021, which are included elsewhere in this prospectus; and

•	the unaudited condensed consolidated financial statements and the notes thereto of Pete’s as of and for the three months ended March 31, 2022, which are included elsewhere in this prospectus.

Local Bounti Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2022
(in thousands)

	Local Bounti Corporation (Historical)	Pete’s (Historical)	Pro Forma Adjustments (Note 5)	Footnote Reference		Financing Adjustments (Note 6)	Footnote Reference		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$71,974	$1,107	$(92,500)	(5A	)	$111,881	(6A	)	$39,642
			(25,813)	(5B	)	(24,727)	(6B	)
						(2,280)	(6E	)
Restricted cash and cash equivalents	4,416	—				24,727	(6B	)	29,143
Accounts receivable, net of allowance	73	2,035							2,108
Accounts receivable, related party	1	—							1
Other receivables	—	18							18
Inventory, net of allowance	1,263	2,138	1,042	(5C	)				4,443
Prepaid expenses and other current assets	3,584	887							4,471

Total Current Assets	81,311	6,185	(117,271)			109,601			79,826
Property and equipment, net	43,994	18,494	25,813	(5B	)				115,979
			27,678	(5H	)
Operating lease right-of-use assets	269	—							269
Financing lease right-of-use assets	—	8,583	(8,583)	(5D	)				—
Goodwill, net	—	1,310	38,540	(5L	)				39,850
Intangible assets, net	—	1,829	53,190	(5E	)				55,019
Other assets	905	2,212	(2,210)	(5D	)				907

Total Assets	$126,479	$38,613	$17,157			$109,601			$291,850

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,431	$2,594							$10,025
Accrued liabilities	6,721	2,228							8,949
Accrued liabilities, related party	26	—							26
Current portion of related party notes payable	—	52,930	(52,930)	(5F	)				—
Operating lease liabilities	111	—							111

Total Current Liabilities	14,289	57,752	(52,930)			—			19,111
Long-term debt	11,110	33,200	(33,200)	(5F	)	111,881	(6A	)	104,030
						(17,416)	(6C	)
						735	(6D	)
						(2,280)	(6E	)
Financing obligation	13,982	—							13,982
Operating lease liabilities, noncurrent	145	—							145
Financing lease liabilities	—	9,861	(9,861)	(5G	)				—
Related party stock warrants	—	2	(2)	(5K	)				—

Total Liabilities	39,526	100,815	(95,993)			92,920			137,268

Stockholders’ equity (deficit)
Common stock	9	—	1	(5J	)				10
Additional paid-in capital	180,958	28,381	(28,381)	(5I	)	17,416	(6C	)	248,586
						(735)	(6D	)
			50,947	(5J	)
Unearned ESOP shares	—	(20,443)	20,443	(5I	)				—
Accumulated deficit	(94,014)	(70,140)	70,140	(5I	)				(94,014)

Total Stockholders’ equity (deficit)	86,953	(62,202)	113,150			16,681			154,582

Total liabilities and stockholders’ equity (deficit)	$126,479	$38,613	$17,157			$109,601			$291,850

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

Local Bounti Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2022
(in thousands, except shares and per share amounts)

	Local Bounti Corporation (Historical)	Pete’s Adjusted (Historical)	Pro Forma Adjustments (Note 5)	Footnote Reference		Footnote Adjustments (Note 6)	Footnote Reference		Pro Forma Combined
Sales	$282	$5,931							$6,213
Cost of goods sold	234	4,674	115	(5M	)				5,023

Gross profit	48	1,257	(115)			—			1,190
Operating expenses:
Research and development	1,948	—							1,948
Selling, general and administrative	22,259	2,376	1,546	(5M	)				22,223
			(57)	(5N	)
			(3,901)	(5O	)

Total operating expenses	24,207	2,376	(2,412)			—			24,171

(Loss) Gain from operations	(24,159)	(1,119)	2,297			—			(22,981)
Other income (expense):
Management fee income	30	—							30
Interest expense, net	(1,643)	(2,749)	2,749	(5P	)	(3,036)	(6F	)	(4,679)
Other	—	(6)							(6)

Net loss	$(25,772)	$(3,874)	$5,046			$(3,036)			$(27,636)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(0.32)	N/A	N/A			N/A			$(0.31)
Weighted average common shares outstanding:
Basic and diluted	81,009,268	N/A	5,654,600	(5J	)	1,932,931	(6C	)	88,596,799
See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

Local Bounti Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2021
(in thousands, except shares and per share amounts)

	Local Bounti Corporation (Historical)	Pete’s Adjusted (Historical)	Pro Forma Adjustments (Note 5)	Footnote Reference		Footnote Adjustments (Note 6)	Footnote Reference		Pro Forma Combined
Sales	$638	$22,721							$23,359
Cost of goods sold	432	15,265	76	(5Q	)				16,815
			1,042	(5R	)

Gross profit	206	7,456	(1,118)			—			6,544
Operating expenses:
Research and development	3,425	880							4,305
Selling, general and administrative	41,498	9,248	57	(5S	)				60,713
			3,901	(5T	)
			6,009	(5Q	)

Total operating expenses	44,923	10,128	9,967			—			65,018

(Loss) Gain from operations	(44,717)	(2,672)	(11,085)			—			(58,474)
Other income (expense):
Management fee income	79	—							79
Convertible Notes fair value adjustment	(5,067)	—							(5,067)
Debt extinguishment expense	(1,485)	—							(1,485)
Interest expense, net	(5,133)	(10,162)	10,162	(5U	)	(735)	(6D	)	(18,746)
						(12,878)	(6G	)
Paycheck Protection Program loan forgiveness	—	1,642							1,642
Employee retention tax credit	—	1,482							1,482
Other	230	467							697

Loss before income taxes	(56,093)	(9,243)	(923)			(13,613)			(79,872)
Income tax expense	—	4							4

Net loss	$(56,093)	$(9,247)	$(923)			$(13,613)			$(79,876)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$1.06	N/A	N/A			N/A			$(1.32)
Weighted average common shares outstanding:
Basic and diluted	52,888,268	N/A	5,654,600	(5J	)	1,932,931	(6C	)	60,475,799
See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF LOCAL BOUNTI CORPORATION
NOTE 1—DESCRIPTION OF THE TRANSACTIONS
On April 4, 2022, Local Bounti completed the Pete’s Acquisition pursuant to the terms and conditions of the Purchase Agreements. Consideration for the Pete’s Acquisition consisted of approximately $122.5 million (subject to certain adjustments as set forth in the Purchase Agreements) comprised of approximately $92.5 million in cash consideration and 5,654,600 shares of Local Bounti’s Common Stock. However, the final amount of consideration remains subject to certain post-closing adjustments, including with respect to net working capital (inclusive of cash), and certain assumed liabilities.
Also, on April 4, 2022, pursuant to the Property Acquisition, Pete’s acquired the properties previously being leased by Pete’s from STORE pursuant to certain sale-leaseback agreements between Pete’s and STORE for an aggregate purchase price of $25.8 million in cash.
As described further below in Note 2, the cash consideration for the Pete’s Acquisition and Property Acquisition were paid primarily with proceeds received from Local Bounti’s borrowings under credit facility with Cargill Financial. Local Bounti agreed to (i) pay a $2.0 million amendment fee and (ii) issue 1,932,931 shares of Common Stock to Cargill Financial upon the closing of the Pete’s Acquisition.
NOTE 2—DESCRIPTION OF THE DEBT FINANCING
In September 2021, Purchaser, along with certain other subsidiaries of the Company, and Cargill Financial entered into the Original Facilities. On March 14, 2022, Local Bounti and Purchaser, along with certain subsidiaries of the Company, entered into the Amended Facilities.
At the Closing on April 4, 2022, (a) the Pete’s Acquisition and Property Acquisition were funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million, which is anticipated to be the amount necessary to fund the Transaction, the Property Acquisition, the updating of the facilities to be acquired in the Transaction with the Company’s Stack & Flow Technology™ and certain expansion at one of Pete’s facilities, (c) the minimum liquidity covenant was reduced from $30 million to $20 million and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. Pursuant to the Amendment, in connection with the Closing, the Company (i) paid a $2.0 million amendment fee to Cargill Financial and (ii) issued the Cargill Financial Equity.
NOTE 3—BASIS OF PRESENTATION
The pro forma financial information has been prepared by Local Bounti in accordance with Article 11 of Regulation S-X, with early application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The pro forma financial information is not necessarily indicative of what Local Bounti’s consolidated statement of operations or consolidated balance sheet would have been had the Pete’s Acquisition been completed as of the dates indicated or will be for any future periods. The pro forma financial statements do not purport to project the future financial position or results of operations of Local Bounti following the completion of the Pete’s Acquisition. The pro forma financial information reflects transaction accounting adjustments management believes are necessary to present fairly Local Bounti’s pro forma results of operations and financial position following the closing of the Pete’s Acquisition as of and for the period indicated. The transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Local Bounti’s financial condition and results of operations as if the Pete’s Acquisition was completed.
The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Local Bounti and the adjusted historical combined balance sheet of Pete’s, as of March 31, 2022, giving effect to the Pete’s Acquisition, Property Acquisition and Amended Facilities as if they had occurred on March 31, 2022.

The unaudited pro forma condensed combined statement of operations combine the historical consolidated statement of operations of Local Bounti and the historical combined statement of operations of Pete’s for the year ended December 31, 2021 and for the three months ended March 31, 2022, giving effect to the Pete’s Acquisition and Amended Facilities as if they had occurred on January 1, 2021. Certain items within the Pete’s historical combined statement of operations have been reclassified to conform to Local Bounti’s financial statement presentation. Refer to Note 4 below.
The Pete’s Acquisition will be accounted for as a business combination under ASC 805, with Local Bounti treated as the “acquirer” and Pete’s treated as the “acquiree” for accounting purposes.
After the Pete’s Acquisition, Local Bounti will file a consolidated tax return that will include Pete’s. Local Bounti is expected to continue maintaining a full valuation allowance against net deferred tax assets. Pete’s is also expected to have net deferred tax assets offset by a full valuation as part of the Pete’s Acquisition. As such, there were no pro forma adjustments related to taxes as tax effects of pro forma adjustments are fully offset by the valuation allowance.
The Pro Forma Financial Statements contain certain adjustments to conform the historical Pete’s financial statement presentation to Local Bounti’s financial statement presentation, as described further in Note 4 to the Pro Forma Financial Statements.
NOTE 4—RECLASSIFICATION ADJUSTMENTS
Certain items within the Pete’s historical consolidated statement of operations have been reclassified to conform to Local Bounti’s financial statement presentation.
UNAUDITED PRO FORMA PETE’S ADJUSTED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands)

	Pete’s	Reclassification Adjustments	Footnote Reference		Total Pete’s Adjusted Historical
Net Revenues	$5,931				$5,931
Cost of revenues	3,235	1,439	(4A	)	4,674

Gross profit	2,696	(1,439)			1,257
Operating expenses:
Selling	320	(320)	(4B	)	—
General and administrative	952	1,424	(4B	)	2,376
Overhead	1,454	(843)	(4A	)	—
		(611)	(4B	)
Depreciation and amortization	1,032	(596)	(4A	)	—
		(436)	(4B	)
Transaction costs	57	(57)	(4B	)	—

Total operating expenses	3,815	(1,439)			2,376
Loss from operations	(1,119)	—			(1,119)
Other income (expense):
Interest expense	(969)	(1,780)	(4C	)	(2,749)
Paid-in-kind interest	(1,780)	1,780	(4C	)	—
Other	(6)	—			(6)

Total other expense, net	(2,755)	—			(2,755)
Loss before provision for state income taxes	(3,874)	—			(3,874)
Provision for state income taxes	—	—			—

Net loss	$(3,874)	$—			$(3,874)

UNAUDITED PRO FORMA PETE’S ADJUSTED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2021
(in thousands)

	Pete’s	Reclassification Adjustments	Footnote Reference		Total Pete’s Adjusted Historical
Net Revenues	$22,721				$22,721
Cost of revenues	10,716	5,429	(4D	)	15,265
		(880)	(4E	)

Gross profit	12,005	(4,549)			7,456
Operating expenses:
Research and development	—	880	(4E	)	880
Selling	1,023	(1,023)	(4F	)	—
General and administrative	4,243	5,005	(4F	)	9,248
Overhead	4,510	(2,686)	(4D	)	—
		(1,824)	(4F	)
Depreciation and amortization	4,687	(2,743)	(4D	)	—
		(1,944)	(4F	)
ESOP compensation	17	(17)	(4F	)	—
Transaction costs	197	(197)	(4F	)	—

Total operating expenses	14,677	(4,549)			10,128
Loss from operations	(2,672)	—			(2,672)
Other income (expense):
Interest expense	(3,477)	(6,685)	(4G	)	(10,162)
Paid-in-kind interest	(6,685)	6,685	(4G	)	—
Gain (loss) on sale of property and equipment	8	(8)	(4H	)	—
Paycheck Protection Program loan forgiveness	1,642	—			1,642
Employee retention tax credit	1,482	—			1,482
Georgia development incentive grant	415	(415)	(4H	)	—
Other	44	423	(4H	)	467

Total other expense, net	(6,571)	—			(6,571)
Loss before provision for state income taxes	(9,243)	—			(9,243)
Provision for state income taxes	4	—			4

Net loss	$(9,247)	$—			$(9,247)

The Pete’s historical statement of operations for the three months ended March 31, 2022 include the following adjustments:
(4A) Reflects the reclassification of direct costs from Overhead and Depreciation and amortization to cost of goods sold consistent with the presentation of Local Bounti. Amounts reclassified consist of $843 thousand from Overhead and $596 thousand from Depreciation and amortization to Cost of revenues, respectively.
(4B) Reflects the reclassification from various accounts to the General and administrative account, to conform the Local Bounti statement of operations presentation. The following table summarizes the components of this reclassification adjustments (in thousands):

Selling	$320
Overhead	611
Depreciation and amortization	436
Transaction costs	57

General and administrative	$1,424

(4C) Reflects the reclassification of $1.8 million from Paid-in-kind interest to the Interest expense financial statement line item, to conform to the Local Bounti statement of operations presentation.
The Pete’s historical statement of operations for the year ended December 31, 2021 include the following adjustments:
(4D) Reflects the reclassification of direct costs from Overhead and Depreciation and amortization to cost of goods sold consistent with the presentation of Local Bounti. Amounts reclassified consist of $2.7 million from Overhead and $2.7 million from Depreciation and amortization to Cost of revenues, respectively.
(4E) Reflects the reclassification of $880 thousand from Cost of revenues to Research and development financial statement line item, to conform with the presentation of Local Bounti.
(4F) Reflects the reclassification from various accounts to the General and administrative account, to conform the Local Bounti statement of operations presentation. The following table summarizes the components of this reclassification adjustments (in thousands):

Selling	$1,023
Overhead	1,824
Depreciation and amortization	1,944
ESOP compensation	17
Transaction costs	197

General and administrative	$5,005

(4G) Reflects the reclassification of $6.7 million from Paid-in-kind interest to the Interest expense financial statement line item, to conform to the Local Bounti statement of operations presentation.
(4H) Reflects the reclassification of $8 thousand from the Gain (loss) on sale of property and equipment and $415 thousand from the Georgia development incentive grant financial statement line item to the Other financial statement line item, to conform the Local Bounti statement of operations presentation.
NOTE 5—PRELIMINARY PRO FORMA ADJUSTMENTS
The pro forma purchase price allocation is preliminary and was based on an estimate of the fair market values of the tangible and intangible assets acquired and liabilities assumed related to Pete’s. Additional information may be made available to Local Bounti to allow for the completion of the purchase price allocation considering the appraisal of Pete’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation.
The following table summarizes the components of the estimated consideration reflected in the unaudited pro forma condensed combined financial statements (in thousands, except share and per share data):

Total Local Bounti’s shares for the Pete’s Acquisition	5,654,600
Local Bounti’s share price on April 4, 2022 per share	9.01

Total Acquisition consideration (equity)	$50,947
Total Acquisition consideration (cash)	92,500

Total Acquisition consideration	143,447
Property Acquisition consideration (cash)	25,813

Total pro forma consideration	$169,260

The preliminary estimated purchase price is allocated as follows (in thousands):
Purchase Price Allocation

Total current assets	$7,228
Property and equipment, net (1)	71,985
Intangible assets	55,019

Total assets acquired	$134,232
Total current liabilities	4,822

Total liabilities assumed	4,822

Net identifiable assets acquired	$129,410

Goodwill	39,850

Total consideration received	$169,260

(1)	Includes the $25.8 million related to the Property Acquisition which will be accounted for as an asset acquisition.
Balance Sheet Adjustments
(5A) Represents the $92.5 million cash consideration to acquire Pete’s as part of the Pete’s Acquisition discussed in Note 2 above.
(5B) Represents the $25.8 million cash payment for the Property Acquisition discussed in Note 2 above.
(5C) Represents the preliminary purchase accounting adjustment for inventory based on the acquisition method of accounting. The $1.0 million adjustment represents the adjustments of the acquired inventory to the preliminary total estimated fair value of a $3.2 million.
(5D) Reflects the removal of Pete’s book value of financing lease assets and the $2.2 million of other assets related to the lease agreement, as Local Bounti acquired the related properties as part of the Property Acquisition.
(5E) Represents the net preliminary fair value increase of intangible assets recognized by Local Bounti as part of the Pete’s Acquisition.
The estimated intangible assets attributable to the Pete’s Acquisition comprise the following:

	Estimated Fair Value (in thousands)	Estimated Useful Life (in years)
Customer relationships	$41,700	16
Brands	7,400	7
Non-compete agreements	5,919	1.5

Total	$55,019
(5F) Reflects the repayment of Pete’s book value of debt (both short-term and long-term) as part of the Acquisition.
(5G) Reflects the removal of Pete’s book value of financing lease liabilities as Local Bounti acquired the related lease properties as part of the Property Acquisition.
(5H) Reflects the adjustment to Pete’s historical Property, plant and equipment, net balance as of March 31, 2022 to record Property, plant and equipment, net at fair value based on the acquisition method of accounting. As described above, the acquisition method of accounting depends upon certain estimates and assumptions, all of which are preliminary.
(5I) Reflects the removal of Pete’s historical equity, including Unearned ESOP shares, Additional paid-in capital, and Accumulated deficit as part of the Pete’s Acquisition.
(5J) Reflects the anticipated issuance of 5,654,600 shares Common Stock of Local Bounti to Pete’s equity holders.
(5K) Reflects the removal of Pete’s historical related party stock warrants as part of the Pete’s Acquisition.
(5L) Represents a net increase in goodwill of $38.5 million, as compared to the unaudited pro forma Pete’s adjusted balance sheet. Goodwill resulting from the Pete’s Acquisition represent the excess of estimated Pete’s Acquisition consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities and other benefits that Local Bounti believes will result from combining its operations with the operations of Pete’s. The goodwill created in the Pete’s Acquisition is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.
Statement of Operations Adjustments for the Three Months Ended March 31, 2022
(5M) Represents an adjustment for the removal of the $1.0 million historical depreciation and amortization expense offset by $2.7 million of new depreciation and amortization expense, on a straight-line basis, allocated between cost of goods sold and selling, general and administrative, based on management’s allocation methodology (in thousands):

Expenses
Depreciation expense on property and equipment, net	$791
Amortization of intangible assets, net	1,902

Total acquired Property and equipment, and intangible assets	2,693
Less: historical Pete’s depreciation and amortization	(1,032)

Pro forma adjustment	$1,661

(5N) Represents the removal of Pete’s historical transaction costs for the three months ended March 31, 2022, giving effect to the Acquisition had occurred on January 1, 2021.
(5O) Represents the removal of Local Bounti’s historical transaction costs for the three months ended March 31, 2022, giving effect to the Acquisition had occurred on January 1, 2021.
(5P) Represents the removal of Pete’s historical interest expenses related to their outstanding debt.

Statement of Operations Adjustments for the Year Ended December 31, 2021
(5Q) Represents an adjustment for the removal of the $4.7 million historical depreciation and amortization expense offset by $10.8 million of new depreciation and amortization expense, on a straight-line basis, allocated between cost of goods sold and selling, general and administrative, based on management’s allocation methodology (in thousands).

Expenses
Depreciation expense on property and equipment, net	$3,162
Amortization of intangible assets, net	7,609

Total acquired Property and equipment, and intangible assets	10,771
Less: historical Pete’s depreciation and amortization	(4,687)

Pro forma adjustment	$6,084

(5R) Reflects the increase in cost of goods sold by the same amount as the step-up in inventory to fair value that is expected to be sold within one year of the acquisition date.
(5S) Represents the transaction costs of incurred by Pete’s, as part of the Acquisition.
(5T) Represents the transaction costs of $3.9 million to be incurred by Local Bounti, as part of the Acquisition.
(5U) Represents the removal of Pete’s historical interest expenses related to their outstanding debt.
NOTE 6—FINANCING ADJUSTMENTS
The following summarizes the pro forma adjustments related to the Cargill Financial, which is to fund the Pete’s Acquisition and Property Acquisition:
Balance Sheet Adjustments
(6A) Proceeds from Cargill Financial, consists of $26.2 million long-term debt from the Subordinated Credit Agreement, and $85.7 million long-term debt from Senior Credit Agreement.
(6B) Reflects the increase in restricted cash based on the requirement from amended credit agreement with Cargill Financial.
(6C) Reflects the issuance of 1,932,931 shares Common Stock of Local Bounti to Cargill Financial related to debt amendment fees.
(6D) Reflects the write off of debt amortization due to the decrease of loan commitment as part of the Debt Financing.
(6E) Reflects $2.0 million for amendment fees paid to Cargill Financial plus $0.3 million of capitalizable debt issuance costs associated with the amendment.
Statement of Operations Adjustments for the Three Months Ended March 31, 2022
(6F) Represents additional interest expense and amortization of new deferred financing costs related to the additional draw of $85.7 million of long-term debt as discussed in adjustment (6A), and the amortization of the amendment fee to Cargill Financial discussed in Note 2 above. The adjustment is summarized as follows (in thousands):

Three Months Ended March 31, 2022
Elimination of Local Bounti’s historical interest expense related to the subordinated debt	$(428)
Record additional interest expense from additional draw of long-term debt	2,807
Record additional amortization of new deferred financing costs	657

Net increase to interest expense	$3,036

Statement of Operations Adjustments for the Year Ended December 31, 2021
(6G) Represents additional interest expense and amortization of deferred financing costs related to the additional draw of $85.7 million of long-term debt as discussed in adjustment (6A), and the amortization of the amendment fee to Cargill Financial discussed in Note 2 above. The adjustment is summarized as follows (in thousands):

Year Ended December 31, 2021
Elimination of Local Bounti’s historical interest expense related to the subordinated debt	$(558)
Record additional interest expense from additional draw of long-term debt	10,637
Record additional amortization of new deferred financing costs	2,799

Net increase to interest expense	$12,878

NOTE 7—LOSS PER SHARE
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Pete’s Acquisition and Cargill Financial Equity, assuming the shares were outstanding since January 1, 2021. As the Pete’s Acquisition and related proposed equity consideration are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Pete’s Acquisition and Amended Facilities for the entire period presented.
The unaudited pro forma condensed combined financial information has been prepared for the three months ended March 31, 2022 and for the year ended December 31, 2021 (in thousands, except share and per share data):

	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021
Pro forma net loss	$(27,636)	$(79,876)
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted (1)	$(0.31)	$(1.32)
Weighted average ordinary shares outstanding, basic and diluted	88,596,799	60,475,799

(1)
Diluted loss per ordinary share is the same as basic loss per ordinary share for all periods presented because the effects of potentially dilutive items were anti-dilutive given Local Bounti’s net loss.

UNAUDITED PRO FORMA NON-GAAP FINANCIAL INFORMATION
This section contains references to Adjusted Gross Profit, Adjusted Gross Profit Margin Percentage, and Adjusted EBITDA of the pro forma combined company, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”) and exclude certain expenses, gains and losses. The Company defines and calculates Adjusted Gross Profit as gross profit excluding depreciation as well as the inventory step-up value from purchase price allocation valuation. The Company defines and calculates Adjusted Gross Profit Margin Percentage as Adjusted Gross Profit as a percent of Sales. The Company defines and calculates Adjusted EBITDA as Net loss attributable to pro forma combined company before the impact of interest income or expense, provision for income taxes, depreciation and amortization, and adjusted to exclude convertible notes fair value adjustment, debt extinguishment expense, stock-based compensation expense, business combination transaction costs, and certain other non-core items.
These non-GAAP financial measures are provided to enhance the user’s understanding of our prospects for the future and the historical performance for the context of the investor. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
The following table reconciles Pro Forma Gross Profit to Adjusted gross profit and Adjusted gross margin percentage for the three months ended March 31, 2022 (in thousands):

	Local Bounti Historical	Pete’s Adjusted Historical	Pro Forma Adjustments	Pro Forma Combined
Sales	$282	$5,931	$—	$6,213
Cost of goods sold	234	4,674	115	5,023

Gross profit	48	1,257	(115)	1,190
Depreciation	61	596	115	772

Adjusted gross profit	$109	$1,853	$—	$1,962

Adjusted gross margin %	39%	31%	n/a	32%
The following table reconciles Pro Forma Net loss to Adjusted EBITDA for the three months ended March 31, 2022 (in thousands):

	Local Bounti Historical	Pete’s Historical	Pro Forma Adjustments	Pro Forma Combined
Net loss	$(25,772)	$(3,874)	$2,010	$(27,636)
Interest expense, net	1,643	2,749	287	4,679
Depreciation and amortization	541	1,032	1,661	3,234
Loss from disposal of fixed assets	196	—	—	196
Management fee income	(30)	—	—	(30)
Other income and expense	—	6	—	6
Stock-based compensation expense	11,013	—	—	11,013
Business Combination transaction costs	3,901	57	(3,958)	—

Adjusted EBITDA	$(8,508)	$(30)	$—	$(8,538)

The following table reconciles Pro Forma Gross Profit to Adjusted gross profit and Adjusted gross margin percentage for the year ended December 31, 2021 (in thousands):

	Local Bounti Historical	Pete’s Adjusted Historical	Pro Forma Adjustments	Pro Forma Combined
Sales	$638	$22,721	$—	$23,359
Cost of goods sold	432	15,265	1,118	16,815

Gross profit	206	7,456	(1,118)	6,544
Depreciation	66	2,743	76	2,885
Inventory step-up	—	—	1,042	1,042

Adjusted gross profit	$272	$10,199	$—	$10,471

Adjusted gross margin %	43%	45%	n/a	45%
The following table reconciles Pro Forma Net loss to Adjusted EBITDA for the year ended December 31, 2021 (in thousands):

	Local Bounti Historical	Pete’s Historical	Pro Forma Adjustments	Pro Forma Combined
Net loss	$(56,093)	$(9,247)	$(14,536)	$(79,876)
Interest expense, net	5,133	10,162	3,451	18,746
Depreciation and amortization	684	4,687	6,085	11,456
Inventory step-up	—	—	1,042	1,042
Management fee income	(79)	—	—	(79)
Other income and expense	(230)	(467)	—	(697)
Convertible Notes fair value adjustment	5,067			5,067
Debt extinguishment expense	1,485			1,485
Stock-based compensation expense	17,895	17	—	17,912
Business Combination transaction costs	8,353	—	3,958	12,311
Paycheck Protection Program loan forgiveness	—	(1,642)	—	(1,642)
Employee retention tax credit	—	(1,482)	—	(1,482)
Income tax expense	—	4	—	4

Adjusted EBITDA	$(17,785)	$2,032	$—	$(15,753)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LOCAL BOUNTI
The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus. The statements in this discussion regarding industry trends, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.
Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.
Overview
Local Bounti was founded in August 2018 and is headquartered in Hamilton, Montana. Local Bounti is a producer of sustainably grown living lettuce, herbs, and loose leaf lettuce. Local Bounti’s vision is to deliver the freshest, locally grown produce over the fewest food miles possible. Local Bounti is a CEA company that utilizes patent pending Stack & Flow TechnologyTM, which is a hybrid of vertical farming and hydroponic greenhouse farming, to grow healthy food sustainably and affordably. Through its CEA process, it is our goal to produce our products in an environmentally sustainable manner that will increase harvest efficiency, limit water usage and reduce the carbon footprint of the production and distribution process. The environmental greenhouse conditions help to ensure nutritional value and taste, and the Local Bounti products are non-GMO and use significantly less pesticides and herbicides than traditional farming operations. Our products use 90% less water and 90% less land than conventional agriculture to produce. Our first CEA facility in Hamilton, Montana commenced construction in 2019 and reached full commercial operation by the second half of 2020. We completed an increase to the capacity of the Montana Facility by approximately 140% to 12 hydroponic ponds in the third quarter of 2021, which is now operational, and was fully commissioned in the fourth quarter of 2021. On April 4, 2022, we acquired Pete’s, as discussed in more detail below.
We derive the majority of our revenue from the sale of produce. We grow and package fresh greens that are sold into existing markets and channels such as food retailers and food service distributors from our Montana Facility. Sales are recognized at a point in time when control of the goods is transferred to the customer.
We intend to increase our production capacity and expand our reach to new markets, new geographies, and new customers through either the building of new facilities or through the acquisition of existing greenhouse facilities which we will update with our Stack & Flow Technology™. Whether to build new facilities or acquire existing facilities is determined through ongoing buy versus build analyses performed by management. We also expect to expand our product offering to new varieties of fresh greens, herbs, and other produce. We periodically offer sales incentives to our customers, including temporary price reductions. We anticipate that these promotional activities could impact sales and that changes in such activities could impact period-over-period results. Sales may also vary from period to period depending on the purchase orders we receive, the volume and mix of products sold and the channels through which our products are sold.
Following the closing of the Pete’s acquisition, the Company has advanced its activity at the Pasco, Washington facility. The site is being redesigned to further optimize operational synergies, drive best in class unit economics, and to account for synergies with Pete’s growing systems to meet demand across the combined product portfolio.
Recent Developments
Pete’s Acquisition
On April 4, 2022, we acquired California-based complementary indoor farming company Pete’s. Pete’s is a California-based indoor farming company with three greenhouse growing facilities, including two operating facilities in California and one under construction in Georgia which is scheduled to begin operations in the second quarter of 2022. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, as well as Whole Foods and AmazonFresh. Pete’s primary products include living butter lettuce—where it is a leading provider with an approximate 80 percent share of the CEA market within the Western U.S.—as well as packaged salad and cress. Pete’s has been in operation for over 50 years while focusing the last 25 years in leafy greens, has long-standing relationships with the majority of its customers, and has a demonstrated track record of generating positive EBITDA.
Local Bounti plans to install its patent pending Stack & Flow Technology™ at Pete’s facilities, combining the best aspects of vertical farming and greenhouse growing technologies to deliver higher yields of diverse leafy greens at superior unit economics. The Pete’s Acquisition also allows Local Bounti to gain access to Pete’s existing retail customer base of more than 10,000 retail locations nationwide.
Environmental, Social and Governance
Conventional agriculture has been feeding the world for hundreds of years, yet given the negative impacts of climate change, it is now struggling to keep pace. Add to that the COVID–19 pandemic, and an already stressed food supply system is experiencing even more pressure. Sustainability has emerged as a global imperative, and when it comes to agriculture, it is clear we must find ways to do better. We believe growing healthy vegetables is good business, and our growing technology delivers clean produce with safer growing methods, which we believe benefits all stakeholders and differentiates us from traditional agriculture. We expect that consumer demand for clean, nutritious, locally grown, and high-quality products will increase over time.
Our compact, efficient, and local farms provide fresh produce with minimum transportation distances. Combined with our advanced technologies, the location of our facilities in less developed communities and areas with available supporting resources such as adequate water and renewable energy, we believe Local Bounti has the potential to be among the most sustainable produce suppliers in the nation.
More information on our key environmental, social and governance (“ESG”) programs, goals and commitments, and key metrics can be found in our 2021 sustainability report, which is available on our website at localbounti.com/sustainability.
While we believe all of our ESG goals align with our long-term growth strategy and financial and operational priorities, they are aspirational and may change, and there is no guarantee or promise that they will be met.
Factors Affecting Our Financial Condition and Results of Operations
We expect to expend substantial resources as we:

•	integrate Pete’s operations into our business;

•	build out the Pasco facility and invest in additional CEA facilities in the future;

•	identify and invest in future growth opportunities, including new product lines;

•	invest in sales and marketing efforts to increase brand awareness, engage customers and drive sales of our products;

•	invest in product innovation and development; and

•	incur additional general administration expenses, including increased finance, legal and accounting expenses associated with being a public company, and growing operations.
Critical Accounting Policies and Estimates
Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. Our significant accounting policies and estimates are more fully described in Note 2, Summary of Significant Accounting Policies, to our Consolidated Financial Statements. Certain of our accounting estimates are particularly important to our financial position and results of operations and require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. We evaluate our estimates on an ongoing basis. Estimates are based on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies that involve significant estimates and judgments of management include the following:
Stock-Based Compensation
We recognize in our Consolidated Statements of Operations the grant-date fair value of restricted stock awards (RSAs) and restricted stock units (RSUs) issued to both employees and non-employees. Our RSAs and RSUs are subject to service-based vesting conditions. Stock-based compensation expense is recognized on a tranche-by-tranche basis using the accelerated attribution method over the requisite service period of the award, which generally corresponds to the underlying vesting term. Forfeitures of awards are accounted for in the period in which they occur.
Prior to the Business Combination, there was no public market for our common stock. Therefore, the fair value of our common stock and related stock-based awards was determined by our Board based in part on valuations prepared by a third-party valuation firm. Since the closing of the Business Combination, the Board determines the fair value of each share of common stock underlying stock-based awards based on the closing price of our common stock as reported by NYSE on the date of the grant.

Results of Operations
Comparison for the Three Months Ended March 31, 2022 and 2021
The following table sets forth our historical operating results for the periods indicated:

	Three Months Ended March 31,
	2022	2021	$ Change
	(in thousands)
Sales	$282	$57	225
Cost of goods sold	234	45	189

Gross profit	48	12	36
Operating expenses:
Research and development	1,948	432	1,516
Selling, general and administrative	22,259	8,294	13,965

Total operating expenses	24,207	8,726	15,481

Loss from operations	(24,159)	(8,714)	(15,445)
Other income (expense):
Management fee income	30	20	10
Convertible Notes fair value adjustment	—	(299)	299
Interest expense, net	(1,643)	(405)	(1,238)

Net loss	$(25,772)	$(9,398)	(16,374)

The following sections discuss and analyze the changes in the significant line items in our Unaudited Condensed Consolidated Statements of Operations for the comparative periods in the table above.
Sales
Sales of Produce
We derive the majority of our revenue from the sales of produce. Sales of produce increased by $225 thousand to $282 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, due to increased commercial production of fresh greens at the Montana Facility resulting in our produce being sold in more than 500 retail locations as of March 31, 2022 as compared to 80 retail locations as of March 31, 2021.
Cost of Goods Sold
Cost of goods sold consists primarily of costs related to growing produce at the Montana Facility, including labor, seeds and other input supplies, packaging materials, depreciation, and utilities. These facilities will incur similar costs directly related to growing and selling of our products. We expect that, over time, cost of goods sold will decrease as a percentage of sales, as a result of scaling our business.
Cost of goods sold increased by $189 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, due primarily to increased sales during the three months ended March 31, 2022 as compared to the three months ended March 31, 2021.
Research and Development
Research and development expenses consist primarily of compensation to employees engaged in research and development activities, including salaries and related benefits, in addition to related overhead (including depreciation, utilities and other related allocated expenses), as well as supplies and services related to the development of our growing process. Our research and development efforts are focused on the development of our processes utilizing our CEA facility, increasing production yields, and developing new SKUs. Due to our ongoing research and development, we are generating approximately 26 crop turns annually for our commercial loose-leaf lettuce, which compares to approximately 17 to 22 turns annually as of December 31, 2021. We expect, over time, that research and development will decrease as a percentage of sales, as a result of the establishment of our growing process.
Research and development costs increased by $1,516 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, due to increased investment in research and development as we continue to expand our product offering and refine our growing process. We incurred costs for research and development including production, harvesting, post-harvest packaging, as well as production surplus costs related to the development of our production process.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses consist of expenses for stock-based compensation, salaries, professional services, human resources and recruiting, and marketing and advertising, among others. We expect selling, general and administrative expenses to increase for the foreseeable future as we increase the number of employees to support the growth of our business, and as a result of operating as a public company, including additional costs and expenses associated with compliance with Securities and Exchange Commission (the “SEC”) rules, legal, audit, insurance, investor relations, and other administrative and professional services.
Selling, general, and administrative expenses increased by $13,965 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021, due to a $6,071 thousand increase in stock-based compensation expense driven by the vesting of stock awards and additional stock awards granted during the three months ended March 31, 2022, a $3,901 thousand increase in transaction costs due to the acquisition of Pete’s, a $3,060 thousand increase in salaries and wages due to increased headcount from Company growth and to support operations as a public company, and a $466 thousand increase in legal and other professional fees.
Management Fee Income
Management fee income relates to the management fee we receive for managing the Montana Facility and performing maintenance under a related party property maintenance and management services agreement with Grow Bitterroot, which commenced in June 2020. Management fee income increased by $10 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021.
Convertible Notes Fair Value Adjustment
During 2021, we entered into a series of identical convertible long-term notes with various parties with a face value of $26,050 thousand and bears interest at 8% with a maturity date of February 8, 2023 (the “Convertible Notes”). All Convertible Notes were converted into shares of common stock, in connection with the Business Combination on November 19, 2021.
We measure Convertible Notes at fair value based on significant inputs not observable in the market, resulting in these Convertible Notes being classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of Convertible Notes relate to updated assumptions and estimates are recognized as a Convertible Notes fair value adjustment within the results of operations. Convertible Notes fair value adjustment was $299 thousand for the three months ended March 31, 2021. As all the Convertible Notes were converted into shares of common stock in connection with the Business Combination on November 19, 2021, there was no fair value adjustment for the three months ended March 31, 2022.

Interest Expense, net
Interest expense consists primarily of interest expense related to the loans with Cargill Financial, interest recognized per the terms of our various financing obligations related to the Montana Facility, and the Convertible Notes. Interest expense, net increased by $1,238 thousand for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase is primarily due to an increase of $1,079 thousand for interest, unused commitment fee, and loan origination fee amortization expense related to debt with Cargill Financial and a $230 thousand increase in interest expense from the financing element of our sale leaseback with Grow Bitterroot. The increase in interest expense was partially offset by a decrease in interest expense of $85 thousand for interest expense related to our Convertible Notes as they were all converted into shares of common stock in connection with the Business Combination on November 19, 2021.
Comparison for the Years Ended December 31, 2021 and December 31, 2020
The following table sets forth our historical operating results for the periods indicated:

	Year Ended December 31,
	2021	2020	$ Change
	(in thousands)
Sales	$638	$82	556
Cost of goods sold	432	91	341

Gross profit (loss)	206	(9)	215
Operating expenses:
Research and development	3,425	1,079	2,346
Selling, general and administrative	41,498	6,834	34,664

Total operating expenses	44,923	7,913	37,010

Loss from operations	(44,717)	(7,922)	(36,795)
Other income (expense):
Management fee income	79	35	44
Convertible Notes fair value adjustment	(5,067)	—	(5,067)
Debt extinguishment expense	(1,485)	—	(1,485)
Interest expense, net	(5,133)	(522)	(4,611)
Other income and expense	230	—	230

Loss before income taxes	(56,093)	(8,409)	(47,684)
Income tax expense	—	—	—

Net loss	$(56,093)	$(8,409)	(47,684)

The following sections discuss and analyze the changes in the significant line items in our Consolidated Statements of Operations for the comparative periods in the table above.
Sales
Sale of Produce
We derive the majority of our revenue from the sale of produce. Sales of produce increased by $469 thousand to $551 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020, due to commercial production of fresh greens and herbs at the Montana Facility not starting until the second half of 2020. The expansion of commercial production led to our produce being sold in more than 500 retail locations at the end of 2021.

Sale of Intellectual Property
Intellectual property sold in 2021 consisted of intellectual property for salad kits, including the licensed know-how
for recipes, packaging support, and branding kit development. Sale of intellectual property increased by $87 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020, due to sale of intellectual property of salad kits. No intellectual property was sold for the year ended December 31, 2020.
Cost of Goods Sold
Cost of goods sold consists primarily of costs related to growing produce at the Montana Facility, including labor, seeds and other input supplies, packaging materials, depreciation, and utilities. In the future, we expect to build and operate new facilities across the United States. These facilities will incur similar costs directly related to growing and selling of our products. We expect that, over time, cost of goods sold will decrease as a percentage of sales, as a result of scaling our business.
Cost of goods sold increased by $341 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020, due to increased sales during 2021 as commercial production did not begin at the Montana Facility until the second half of 2020.
Research and Development
Research and development expenses consist primarily of compensation to employees engaged in research and development activities, including salaries and related benefits, in addition to related overhead (including depreciation, utilities and other related allocated expenses), as well as supplies and services related to the development of our growing process. Our research and development efforts are focused on development of our processes utilizing our CEA facility, increase production yields, and develop new SKUs. We expect, over time, that research and development will decrease as a percentage of sales, as a result of the establishment of our growing process.
Research and development costs increased by $2,346 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020, due to increased investment in research and development as we continue to expand our product offerings and refine our growing process. We incurred costs for research and development including production, harvesting, post-harvest packaging, as well as production surplus costs related to the development of our production process.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses consist of expenses for stock-based compensation, salaries, professional services, human resources and recruiting, and marketing and advertising, among others. We expect selling, general and administrative expenses to increase for the foreseeable future as we increase the number of employees to support the growth of our business, and as a result of operating as a public company, including additional costs and expenses associated with compliance with SEC rules, legal, audit, insurance, investor relations, and other administrative and professional services.
Selling, general, and administrative expenses increased by $34,664 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020, primarily due to one-time
costs of $8,353 thousand related to the Business Combination, $14,600 thousand increase in stock-based compensation expense driven by the vesting of stock awards in connection with the closing of the Business Combination and additional stock awards granted during the year ended December 31, 2021, a $6,268 thousand increase in salaries and wages and employee development related expenses due to increased headcount from the growth of the Company, and a $2,924 thousand increase in professional services and legal fees including accounting and other consulting fees related to the closing of the Business Combination and preparing to operate as a public company.

Management Fee Income
Management fee income relates to the management fee we receive for managing the Montana Facility and performing maintenance under a related party property maintenance and management services agreement with Grow Bitterroot, LLC (“Grow Bitterroot”), which commenced in June 2020. Management fee income increased by $44 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020. For information on this agreement, see Note 8,
 Financing Obligation
, of the Consolidated Financial Statements.
Convertible Notes Fair Value Adjustment
During 2021, we entered into a series of identical convertible long-term notes with various parties with a face value of $26,050 thousand and bears interest at 8% with a maturity date of February 8, 2023 (the “Convertible Notes”). All Convertible Notes were converted into a number of shares of common stock, at a conversion price equal to value of each share of common stock in the qualified special purpose acquisition company (“SPAC”) transaction multiplied by 85% upon the closing of Business Combination on November 19, 2021.
We measure Convertible Notes at fair value based on significant inputs not observable in the market, resulting in these Convertible Notes being classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of Convertible Notes relate to updated assumptions and estimates are recognized as a Convertible Notes fair value adjustment within the results of operations. Convertible Notes fair value adjustment increased by $5,067 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020. The fair value adjustment relates to our Convertible Notes which were entered into with various parties during the first half of 2021.
Debt Extinguishment Expense
Debt extinguishment expense relates to the write off of unamortized debt issuance costs, penalties and related fees associated with a loan from Cargill Financial which was repaid in September 2021. Debt extinguishment expense increased by $1,485 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020.
Interest Expense, net
Interest expense consists primarily of interest recognized per the terms of our various financing obligations related to the Montana Facility, interest expense related to the loans with Cargill Financial, and the Convertible Notes. Interest expense, net increased by $4,611 thousand for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase is due to $2,661 thousand of interest, unused commitment fee, and loan origination fee amortization expense related to notes and warrants with Cargill Financial, $1,364 thousand of interest expense related to our Convertible Notes, and $601 thousand increase in interest expense from the financing element of our sale leaseback with Grow Bitterroot, which commenced in June 2020.
Liquidity and Capital Resources
Cash, cash equivalents, and restricted cash totaled $76,390 thousand and $101,077 thousand as of March 31, 2022 and December 31, 2021, respectively. Currently, our primary sources of liquidity are cash flows generated from the successful completion of the Business Combination, loans with Cargill Financial, and revenue from the sales of our produce. We incurred losses and generated negative cash flows from operations since our inception in 2018. At March 31, 2022, we had an accumulated deficit of $94,014 thousand.
The CEA business is capital-intensive. Expenditures are expected to include working capital, costs associated with planting and harvesting, such as the purchase of seeds and growing supplies, the construction of our facilities, and acquisition of existing greenhouse facilities. In addition, other costs may arise due to our scaling and growing process, and the continued development of additional properties for CEA facilities. Other unanticipated costs may arise due to the unique nature of the high-tech CEA facilities, and the purchase and development of additional properties for future facilities. We also expect to expend significant resources as we invest in CEA technology, develop value-added products and pursue other strategic investments in the CEA industry.
We believe that our current cash position and borrowing capacity under our credit facilities are sufficient to fund our cash requirements for the next 12 months. In the event that our plans change or our cash requirements are greater than we anticipate, we may need to access the capital markets to finance future cash requirements. However, there can be no assurance that such financing will be available to us should we need it or, if available, that the terms will be satisfactory to us and not dilutive to existing shareholders. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of consolidated operations.
Cargill Loans
In March 2021, the Company entered into a loan with Cargill Financial to finance the general working capital for the Company. This loan had a principal balance of up to $10,000 thousand and bore interest at 8% per annum with a maturity date of March 22, 2022. In September 2021, this loan was repaid in full. In connection with the original loan, the lender also received 705,883 warrants. The warrants are still outstanding.
In September, 2021, we entered into the Subordinated Facility with Cargill Financial, for up to $50,000 thousand. The interest rate on the Subordinated Facility is 10.5% per annum, with accrued interest paid quarterly in arrears on the last business day of each calendar quarter, commencing on the last business day of the calendar quarter ending December 31, 2022, and on the maturity date. A total of $16,293 thousand was outstanding on the Subordinated Facility as of March 31, 2022. The Subordinated Facility is included in “Long-term debt” on the Condensed Consolidated Balance Sheet.
In September, 2021, we also entered into the Senior Facility with Cargill Financial whereby Cargill Financial agreed to make advances to the Company of up to $150,000 thousand. The interest rate on the Senior Facility will be equal to the LIBOR plus an Applicable Margin (which varies between 5.5% to 6.5% depending on the Senior Facility net leverage ratio). The Senior Facility became available upon the completion of the Business Combination. As of March 31, 2022, no amounts had been drawn on the Senior Facility.
On March 14, 2022, Local Bounti and Local Bounti Operating Company, along with certain subsidiaries of the Company, entered into the Amendment to amend the Original Credit Agreements and the Original Facilities. On April 4, 2022 in connection with closing of the Pete’s Acquisition, (a) the Pete’s Acquisition was funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million which is anticipated to be the amount necessary to fund the Pete’s Acquisition, the Property Acquisition, the updating of the facilities to be acquired in the Pete’s Acquisition with the Company’s Stack & Flow Technology™ and certain expansion at one Pete’s facility, (c) the minimum liquidity covenant was reduced from $30 million to $20 million (inclusive of existing restricted cash on the Consolidated Balance Sheets) and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. Pursuant to the Amendment, in connection with the Closing, the Company (i) paid a $2.0 million amendment fee and (ii) issued 1,932,931 shares of Common Stock to Cargill Financial.

Cash Flow Analysis
Three Months Ended March 31, 2022 and 2021
A summary of our cash flows from operating, investing and financing activities is presented in the following table:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net cash used in operating activities	$(10,085)	$(3,223)
Net cash used in investing activities	(14,673)	(1,070)
Net cash provided by financing activities	71	21,604
Cash and cash equivalents and restricted cash at beginning of period	101,077	45

Cash and cash equivalents and restricted cash at end of period	$76,390	$17,356

Net Cash Used In Operating Activities
Net cash used in operating activities was $10,085 thousand for the three months ended March 31, 2022 due to a net loss of $25,772 thousand. This was partially offset by non-cash activities of $11,013 thousand in stock-based compensation expense and $541 thousand in depreciation expense. Additional offset was also due to $3,716 thousand net increase of cash from changes in assets and liabilities.
Net cash used in operating activities was $3,223 thousand for the three months ended March 31, 2021 due to a net loss of $9,398 thousand, partially offset by non-cash activities of $4,942 thousand in stock-based compensation expense, $299 thousand in fair value adjustments to the Convertible Notes, and $124 thousand in depreciation expense. Additional offset was also due to $843 thousand net increase of cash from changes in assets and liabilities.
Net Cash Used In Investing Activities
Net cash used in investing activities was $14,673 thousand for the three months ended March 31, 2022, due primarily to purchases of equipment and other items for the Pasco and the Montana CEA facility.
Net cash used in investing activities was $1,070 thousand for the three months ended March 31, 2021, due to purchases of property and equipment for the Montana Facility.
Net Cash Provided By Financing Activities
Net cash provided by financing activities was $71 thousand for the three months ended March 31, 2022, comprised of $71 thousand of net proceeds from financing obligations related to the sale leaseback transaction with Grow Bitterroot for the Montana Facility.
Net cash provided by financing activities was $21,604 thousand for the three months ended March 31, 2021, due to proceeds of $10,700 thousand from the issuance of Convertible Notes, proceeds of $10,388 thousand from the issuance of debt, and proceeds of $1,066 thousand from financing obligations related to the sale leaseback transaction with Grow Bitterroot for the Montana Facility. This increase was partially offset by a $550 thousand cash repayment of debt.

Years Ended December 31, 2022 and 2021
A summary of our cash flows from operating, investing and financing activities is presented in the following table:

Net cash used in operating activities	$(20,108)	$(3,838)
Net cash used in investing activities	(29,666)	(3,422)
Net cash provided by financing activities	150,806	5,168
Cash and cash equivalents and restricted cash at beginning of period	45	2,137

Cash and cash equivalents and restricted cash at end of period	$101,077	$45

Net Cash Used In Operating Activities
Net cash used in operating activities was $20,108 thousand for the year ended December 31, 2021 due to a net loss of $56,093 thousand, partially offset by non-cash activities of $17,895 thousand in stock-based compensation expense, $5,067 thousand in fair value adjustments to the Convertible Notes, $1,364 thousand of interest expense on the Convertible Notes, $939 thousand in debt extinguishment expense, $782 thousand in amortization of debt issuance costs, $684 thousand in depreciation expense, and $9,491 thousand net increase of cash from changes in assets and liabilities primarily driven by increase in accrued construction expenses related to the Pasco CEA facility.
Net cash used in operating activities was $3,838 thousand for the year ended December 31, 2020 due to a net loss of $8,409 thousand, partially offset by $3,295 thousand in stock-based compensation expense, and a $989 thousand net source of cash from changes in assets and liabilities, and $287 thousand in depreciation expense.
Net Cash Used In Investing Activities
Net cash used in investing activities was $29,666 thousand for the year ended December 31, 2021, which was made up of purchases of equipment and other items related to the expansion of the Montana Facility and construction equipment for the Pasco CEA facility.
Net cash used in investing activities was $3,422 thousand for the year ended December 31, 2020, which was entirely driven by the purchases of property and equipment for the Montana Facility.
Net Cash Provided By Financing Activities
Net cash provided by financing activities was $150,806 thousand for the year ended December 31, 2021, representing $137,532 thousand in proceeds from the completion of the Business Combination, $26,293 thousand cash received from the issuance of the Cargill Loans, $26,000 thousand cash received from the issuance of Convertible Notes, and $3,854 thousand net proceeds from financing obligations. The increase is offset by $27,320 thousand cash distribution to Legacy Local Bounti shareholders in connection with the closing of the Business Combination, $10,654 thousand cash repayment of debt, and the payment of $5,399 thousand in debt issuance costs.
Net cash provided by financing activities was $5,168 thousand for the year ended December 31, 2020 due to proceeds of $7,675 thousand from financing obligations related to the sale leaseback transaction with Grow Bitterroot for the Montana Facility and proceeds of $453 thousand from the issuance of debt, partially offset by the repayment of $2,880 thousand in debt as part of the sale leaseback transaction with Grow Bitterroot and an $80 thousand redemption of common stock.

Off-Balance Sheet Arrangements
We have not entered into any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Recent Accounting Pronouncements
For more information about recent accounting pronouncements, see Note 2, of the Unaudited Condensed Consolidated Financial Statements, which is incorporated into this Item 7 by reference thereto.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOLLANDIA PRODUCE GROUP, INC.
The information contained in this section is based on the historical financial condition and results of operations of Pete’s and does not give effect to the Pete’s Acquisition. The Pete’s Acquisition will have a material impact on the results of operations of the business going forward. You should read the following in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and the audited financial statements of Pete’s and the related notes thereto included elsewhere in this prospectus.
The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) of Hollandia Produce Group, Inc. and its subsidiaries (“Pete’s”) and provides information that Pete’s believes is useful in understanding its operating results, cash flows and financial condition. Pete’s provides quantitative information about the material sales drivers, including the impact of changes in volume and changes in pricing. Pete’s also provides quantitative information regarding special gains and charges and other significant factors it believes are useful for understanding its results. This quantitative information is accompanied by comments meant to be qualitative in nature. Qualitative factors are generally ordered based on estimated significance.
The MD&A should be read in conjunction with Pete’s audited consolidated financial statements and accompanying notes included elsewhere in this prospectus. Pete’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). This discussion contains various non-GAAP financial measures and also contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Overview
Pete’s is a California-based indoor farming company with three greenhouse growing facilities, including two operating facilities in California and one under construction in Georgia which is scheduled to begin operations in the second quarter of 2022. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily includes the following: direct relationships with blue-chip retail customers, including Albertsons, Kroger, Whole Foods and AmazonFresh; sales from Target, and Walmart are through a wholesaler and Sprouts is a large retail customer. Pete’s primary products include living butter lettuce – where it is a leading provider with an approximate 80 percent share of the CEA market within the Western U.S. – as well as packaged salad and cress. Pete’s has been in operation for over 50 years while focusing the last 25 years in leafy greens, has long-standing relationships with the majority of its customers, and has a demonstrated track record of generating positive EBITDA.
Business Combination
On March 14, 2022, Local Bounti Corporation entered into the Purchase Agreements with the Selling Parties. The Closing occurred on April 4, 2022.
On April 4, 2022, pursuant to the Purchase Agreements, the Company (through Purchaser) acquired all of the equity interests and rights to acquire equity interests of the Target and its subsidiaries, including the minority interest in the Georgia Company not owned by the Target, from the Selling Parties. The total consideration paid at the Closing to the Selling Parties in connection with the Purchase Agreements was approximately $122.5 million (subject to certain adjustments as set forth in the Purchase Agreements) consisting of a mix of cash and the Common Stock, which was comprised of (i) the Cash Consideration and (ii) the Equity Consideration.
Also on April 4, 2022, in connection with the closing of the Pete’s Acquisition, the Target also completed the Property Acquisition.

Store Capital Acquisition
On June 30, 2020, in conjunction with a refinancing transaction, Pete’s purchased two parcels of land from related parties for $3.2 million and $4.5 million, respectively. Pete subsequently sold these two parcels of land to STORE Capital Acquisitions, LLC (“Store Capital Acquisitions”), along with other land together for $7.7 million, resulting in a net loss upon sale of $4.7 million. This loss was recognized in “Gain/ (loss) on sale of property and equipment” on the accompanying Consolidated Financial Statement of Operations for the year ended December 31, 2020.
Pete’s has leased the parcels of land back from Store Capital Acquisitions under a 20-year non-cancelable operating lease, with two optional extensions of five years each and a third optional extension of four years and 11 months.
As noted in the Business Combination section above, in connection with the Property Acquisition, Local Bounti acquired the parcels of land in California owned and the land, buildings and equipment in Georgia from STORE Capital for $25.8 million.
Structured Equity Loan
In December 2015, and in connection with the Pete’s formation, Pete’s entered into a Structured Equity Loan with a related party. The loans which initially totaled, $22.1 million had an original maturity of June 2021. The loans are subordinated to all of the Company’s indebtedness and liability. The Structured Equity Loan carries a 14.0% interest with interest payments paid in kind, added to the outstanding debt balance, and included in the “Paid-in-Kind Interest” line item in Pete’s Consolidated Statement of Operations.
In June 2021, Pete’s received an extension on the repayment of the structured equity loans that were due to mature in June 2021. The amended maturity date is July 31, 2022. As of March 31, 2022, approximately $52.9 million was outstanding on the Structured Equity Loan.
As noted in the Business Combination section above, the Structured Equity Loan was repaid and extinguished as part of the Business Combination.

RESULTS OF OPERATIONS
The following table sets forth Pete’s historical operating results for the periods indicated (in thousands):

	Three Months Ended March 31,		Change In
	2022	2021	$	%
Net Revenues	$5,931	$5,364	567	10.6%
Cost of revenues	3,235	2,708	527	19.5%

Gross profit	2,696	2,656	40	1.5%

Operating expenses:
Selling	320	232	88	37.9%
General and administrative	952	1,042	(90)	(8.6)%
Overhead	1,454	1,312	142	10.8%
Depreciation and amortization	1,032	1,084	(52)	(4.8)%
Transaction costs	57	—	57	100.0%

Total operating expenses	3,815	3,670	145	4.0%
Loss from operations	(1,119)	(1,014)	(105)	10.4%

Other income (expense):
Interest expense	(969)	(725)	(244)	33.7%
Paid-in-kind interest	(1,780)	(1,548)	(232)	15.0%
Gain (loss) on sale of property and equipment	—	8	(8)	(100.0)%
Other	(6)	8	(14)	(175.0)%

Total other expense, net	(2,755)	(2,257)	(498)	22.1%
Loss before provision for state income taxes	(3,874)	(3,271)	(603)	18.4%
Provision for state income taxes	—	—	—	—%

Net loss	$(3,874)	$(3,271)	(603)	18.4%

Net Revenues
Pete’s generates revenue primarily from sale of four leafy green varieties of produce, which are grown with both conventional and organic growing methods, and are sold under the Pete’s Private Labels.
Pete’s had total revenue of $5.9 million for the three months ended March 31, 2022 as compared to $5.4 million for the three months ended March 31, 2021. This represented an increase in net revenue of $567 thousand or 10.6% during the current quarter. The increase is a result of an increase in our produce sales of approximately $608 thousand and an increase in packaged salads of $98 thousand. This increase was partially offset by a decrease in meal kits revenue of $156 thousand.
Cost of Revenues
Cost of revenue consists primarily of direct costs related to growing produce at Pete’s Facilities. Cost of revenue include, but are not limited to, costs relating to packaging, soil and seeds, fertilizers, and direct labor costs and is exclusive of depreciation of the greenhouse and other capital equipment.
Cost of revenue increased by $527 thousand, or 19.5%, for the three months ended March 31, 2022 to $3.2 million as compared to $2.7 million during the three months ended March 31, 2021. The increase in cost of revenue was primarily due to an increase in costs caused by pandemic-related supply chain and inflationary cost impacts and also by an increase in sales volume and its related costs. There was a period over period increase in inventory shrinkage reserves of $257 thousand caused by a temporary soil supply disruption, an increase in direct labor costs of $199 thousand driven by an increase in temporary labor costs to combat COVID-19 related labor shortages, and an increase in packaging supplies of $157 thousand and an increase in seed cost of $32 thousand both driven by broader inflation within packaging and seed costs. This increase was partially offset by a decrease in other direct expenses of $149 thousand.

Selling
Selling expenses primarily consist of marketing and advertising, commission and other fees related to licenses and dues, and business development expenses.
Selling expenses increased by approximately $88 thousand, or 37.9%, for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021. The increase in the current period primarily relates to an increase in travel costs of $44 thousand, an increase in trade show expenses of $19 thousand, and a net increase in other selling costs of $25 thousand.
General and administrative
General, and administrative expenses primarily consist of payroll and related expenses for non-production employees, office expense, insurance, accounting and legal, and other professional fees.
General and administrative expenses decreased by approximately $90 thousand, or 8.6% for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021. The decrease from the prior period is primarily related to a decrease in bonuses of approximately $187 thousand, a decrease in director fees of $61 thousand, and a decrease in legal fees of $40 thousand. This was partially offset by an increase of $122 thousand related to lease amortization and an increase of $64 thousand for accounting fees.
Overhead
Overhead expenses primarily include the warehouse related costs, including payroll for warehouse employees, truck drivers, and maintenance, as well as the related expenses for utilities, shipping, property taxes, and equipment maintenance.
Overhead increased by approximately $142 thousand, or 10.8%, to $1.5 million for the three months ended March 31, 2022 as compared to $1.3 million for the three months ended March 31, 2021. The increase in overhead was primarily driven by an increase of $185 thousand related to utilities, an increase of direct overhead of $71 thousand, an increase of $41 thousand related to salaries, and an increase of $44 thousand related to production and general equipment rental. This increase was partially offset by a decrease in land rent of $172 thousand and a decrease of $39 thousand due to capitalization of construction in progress labor costs.
Depreciation and amortization
Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to 39 years. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or related lease term, whichever is shorter. Definite-lived intangible assets are amortized using the straight-line method over its estimated useful lives of the related intangible assets which ranges from five to ten years.
Depreciation and amortization decreased by approximately $52 thousand, or 4.8%, for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021. The decrease in depreciation and amortization was primarily driven by a decrease of intangible amortization related to decrease in customer lists which were fully amortized during 2021.
Transaction costs
Transaction costs for the three months ended March 31, 2021 of $57 thousand primarily relate to acquisition costs in connection with the Local Bounti acquisition. No transaction costs were incurred during the three months ended March 31, 2021.

Interest Expense
Interest expense consists primarily of interest recognized per the terms of Pete’s notes payable outstanding from external and related parties. Interest expense also includes amortization of capitalized debt issuance costs on a straight-line basis over the term of the related financing agreement.
Interest expense increased by $244 thousand, or 33.7%, for the three months ended March 31, 2022. The increase in interest expense for the three months ended March 31, 2022 compared to the three months ended March 31, 2021 was driven by the adoption of ASC 842 and related interest expense.
Paid-in-kind interest (“PIK interest”)
The Subordinated Bank Loans and Structured Equity Loans require interest only payments in cash and PIK interest. PIK interest accrues monthly and is added to the outstanding principal balance of loans, the total of which bears interest at the agreed rates. Pete’s has the option of paying the PIK interest in cash that would otherwise be added to the principal balance of the note. PIK interest increased by approximately $232 thousand, or 15.0%, for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021. The increase in PIK interest from the Structured Equity Loans was driven primarily by the compounding of the principal balance during the period.
Gain on Sale of Property and Equipment
There was a gain of $8 thousand on account of sale of property and equipment during the three months ended March 31, 2021. There was no gain or loss on sale of property and equipment during the three months ended March 31, 2022.
Other
Other consists of miscellaneous non-operating activity. Other decreased by approximately $14 thousand for the three months ended March 31, 2022. The decrease or change from income to expense for the three months ended March 31, 2022 compared to the three months ended March 31, 2021 was driven primarily by an increase of $10 thousand in franchise taxes during the three months ended March 31, 2022.

RESULTS OF OPERATIONS
The following table sets forth Pete’s historical operating results for the periods indicated (in thousands):

	Year Ended December 31,		Change In
	2021	2020	$	%
Net Revenues	$22,721	$22,089	632	2.9%
Cost of revenues	10,716	10,394	322	3.1%

Gross profit	12,005	11,695	310	2.7%

Operating expenses:
Selling	1,023	1,062	(39)	(3.7)%
General and administrative	4,243	4,701	(458)	(9.7)%
Overhead	4,510	4,753	(243)	(5.1)%
Depreciation and amortization	4,687	4,791	(104)	(2.2)%
ESOP compensation	17	14	3	21.4%
Transaction costs	197	368	(171)	(46.5)%

Total operating expenses	14,677	15,689	(1,012)	(6.5)%
Loss from operations	(2,672)	(3,994)	1,322	(33.1)%

Other income (expense):
Interest expense	(3,477)	(2,875)	(602)	20.9%
Paid-in-kind interest	(6,685)	(6,124)	(561)	9.2%
Change in fair value of related party stock warrants	—	186	(186)	N/A
Gain (loss) on sale of property and equipment	8	(4,735)	4,743	(100.2)%
Paycheck Protection Program loan forgiveness	1,642	—	1,642	100.0%
Employee retention tax credit	1,482	—	1,482	100.0%
Georgia development incentive grant	415	—	415	100.0%
Other	44	518	(474)	(91.5)%

Total other expense, net	(6,571)	(13,030)	6,459	(49.6)%
Loss before provision for state income taxes	(9,243)	(17,024)	7,781	(45.7)%
Provision for state income taxes	4	3	1	33.3%

Net loss	$(9,247)	$(17,027)	7,780	(45.7)%

Net Revenues
Pete’s generates revenue primarily from sale of four leafy green varieties of produce, which are grown with both conventional and organic growing methods, and are sold under the Pete’s Private Labels.
Pete’s had total revenue of $ 22.7 million for the current year as compared to $22.1 million for the prior year. This represented an increase in net revenue of $632 thousand or 2.9% during the current year. The increase from prior year is a result of an increase in our produce sales of approximately $867 thousand, increase in sales of fruit and shipping revenue of approximately $90 thousand partially offset by a decrease in meal kits revenue of $312 thousand during the current year. The Company experienced an overall volume growth of approximately 4.0% for 2021 as compared to 2020.
Cost of Revenues
Cost of revenue consists primarily of direct costs related to growing produce at Pete’s Facilities. Cost of revenue include, but are not limited to, costs relating to packaging, soil and seeds, fertilizers, and direct labor costs and is exclusive of depreciation of the greenhouse and other capital equipment.

Cost of revenue increased by $322 thousand, or 3.1%, in the current year to $10.7 million as compared to $10.4 million during the prior year. The increase in the cost of revenue was primarily due to an increase in sales volume during the current year. The increase specifically relates to an increase in packing supplies of $365 thousand, and seeds of $276 thousand, partially offset by a decrease in outside grower costs during the current period of $181 thousand and a decrease in labor and other direct expenses of approximately $138 thousand.
Selling
Selling expenses primarily consist of marketing and advertising, commission and other fees related to licenses and dues, and business development expenses.
Selling expenses decreased by approximately $39 thousand, or 3.7%, as compared to the prior period. The decrease in the current year primarily relates to a decrease in commission costs due to the full year impact of a change in certain selling agreements in August 2020.
General and administrative
General, and administrative expenses primarily consist of payroll and related expenses for non-production employees, office expense, insurance, accounting and legal, and other professional fees.
General and administrative expenses decreased by approximately $458 thousand, or 9.7%, to $4.2 million for the year ended December 31, 2021 as compared to $4.7 million during the prior period. The decrease from the prior year is primarily related to a decrease in professional fees of $213 thousand, a decrease in bonuses of approximately $144 thousand and a decrease of $110 thousand for IT support and ERP implementation expense.
Overhead
Overhead expenses primarily include the warehouse related costs, including payroll for warehouse employees, truck drivers, and maintenance, as well as the related expenses for utilities, shipping, property taxes, and equipment maintenance.
Overhead decreased by approximately $243 thousand, or 5.1%, to $4.5 million for the year ended December 31, 2021. The decrease in overhead was primarily driven by a $833 thousand related to land rent, additional $143 thousand of the labor allocation to CIP account, offset by an increase in costs for utilities during the current year of $317 thousand, an increase of $214 thousand in property taxes related to the Carpinteria land’s supplemental bill which was received in 2021, as well as the property taxes for Oxnard packaged salad facility addition, and an increase in freight and shipping costs during the current year of $192 thousand.
Depreciation and amortization
Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to 39 years. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or related lease term, whichever is shorter. Definite-lived intangible assets are amortized using the straight-line method over its estimated useful lives of the related intangible assets which ranges from five to ten years.
Depreciation and amortization decreased by approximately $104 thousand, or 2.2%, for the year ended December 31, 2021. The decrease in depreciation and amortization in the year ended December 31, 2021 compared to the prior period was primarily driven by a decrease of intangible amortization, related to a non-compete agreement which ended in December 2020, and a decrease in customer lists which were fully amortized during the current year.

Transaction costs
Transaction costs in 2020 primarily relate to financing related to the STORE Capital Acquisition. Transaction costs decreased by approximately $171 thousand, or 46.5%, for the year ended December 31, 2021. The decrease in transaction costs for the year ended December 31, 2021 compared to the prior period was driven by the completion of the transactions noted above.
Interest Expense
Interest expense consists primarily of interest recognized per the terms of Pete’s notes payable outstanding from external and related parties. Interest expense also includes amortization of capitalized debt issuance costs on a straight-line basis over the term of the related financing agreement.
Interest expense increased by $602 thousand, or 20.9%, for the year ended December 31, 2021. The increase in interest expense for the year ended December 31, 2021 compared to the prior period was driven by the adoption of ASC 842, as well as the repayment of a senior note as a result of the Store Capital Acquisition in June 2020, noted above.
Paid-in-kind interest (“PIK interest”)
The Subordinated Bank Loans and Structured Equity Loans require interest only payments in cash and PIK interest. PIK interest accrues monthly and is added to the outstanding principal balance of loans, the total of which bears interest at the agreed rates. Pete’s has the option of paying the PIK interest in cash that would otherwise be added to the principal balance of the note. PIK interest increased by approximately $561 thousand, or 9.2%, for the year ended December 31, 2021. The increase in PIK interest from the Structured Equity Loans for the year ended December 31, 2021, as compared to the prior period, was driven primarily by the compounding of the principal balance during the period.
Change in fair value of related party stock warrants
Related party stock warrants are issued to various structured equity note holders. They are exercisable in whole or in part from their date of issue through December 31, 2025. No related party stock warrants have been exercised for the period 2021 and 2020. The fair value of the related party stock warrants is calculated using the discounted cash flow analysis and the Black-Scholes option pricing model.
The change in the fair value of the related party stock warrants for the year ended December 31, 2021 was zero as compared to the prior period charge of approximately $186 thousand.
Gain (Loss) on Sale of Property and Equipment
There was a gain of $8 thousand on account of sale of property and equipment during the year ended December 31, 2021 as compared to loss of $ 4.7 million during the year ended December 31, 2020. The loss in the prior year relates to the sale of property to Store Capital Acquisition that was subsequently leased back to Pete’s.
Paycheck Protection Program loan forgiveness
The balances relate to the forgiveness of the PPP loan, which was received under the CARES Act. The outstanding balance of $1.6 million and related interest were fully forgiven in April 2021.
Employee Retention Tax Credit
The $1.5 million income credit in 2021 relates to a governmental tax credit that Pete’s received in relation to the COVID-19 employee retention program.

Georgia Development Incentive Grant
The $415 thousand balance in 2021 relates to a development incentive grant that Pete’s received in connection with the newly developed Georgia facility.
Other
Other consists of miscellaneous non-operating activity. Other income decreased by approximately $474 thousand, or 91.5%, for the year ended December 31, 2021. The decrease in Other for the year ended December 31, 2021 compared to the prior period was driven primarily by miscellaneous revenue which was received in 2020, related to the release of escrow balance from the refinancing transaction with Store Capital Acquisitions noted above.
Financial Position and Liquidity
The primary source of liquidity for Pete’s are the cash flows generated from financing activities, partially offset by cash used in operations and investing activities. Pete’s had cash and cash equivalents of $1.1 and $1.5 million as of March 31, 2022 and December 31, 2021, respectively.
The continuation of Pete’s as a going concern is dependent upon the continued financial support from its shareholders and Pete’s ability to obtain the necessary financing to support its operations. For the three months ended March 31, 2022, the Company, incurred a net loss of $3.9 million and had positive operating cash flows of $0.1 million. We believe that our current cash is insufficient to cover the expenses we expect to incur during the twelve months after the issuance of the accompanying consolidated financial statements. These factors initially gave rise to substantial doubt about the Company’s ability to continue as a going concern.
In June 2020, in conjunction with a refinancing transaction in which funds were obtained through a mortgage and sale-leaseback transaction (the “Refinance”), Pete borrowed $29.2 million from STORE Capital Acquisitions, LLC under a mortgage agreement. The principal accrues interest at 9.00% per annum, with interest payments paid monthly. The promissory note allows a total principal payment of up to $45.4 million. From June 2020 through December 2021, Pete received additional principal loan payments, totaling $4.0 million, resulting in an outstanding balance on the mortgage of $33.2 million as of December 31, 2021. Throughout the duration of the mortgage, the Company will make interest payments monthly until the maturity date of the mortgage, which is May 31, 2055.
In June 2021, Pete’s received an extension on the repayment of the Structured Equity Loan that were due to mature in June 2021. The amended maturity date is July 31, 2022. As of March 31, 2022, approximately $52.9 million was outstanding under the Structured Equity Loans, bearing PIK interest of 14%.
Summary of Cash Flows
A summary of Pete’s cash flows from operating, investing and financing activities is presented in the following table (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2022	2021	2021	2020
Net cash provided by (used in) operating activities	$144	$(704)	$(3,738)	$(362)
Net cash used in investing activities	(737)	(1,021)	(3,573)	(6,183)
Net cash provided by financing activities	154	820	6,978	5,566
Cash and cash equivalents, beginning of period	1,546	1,878	1,879	2,858

Cash and cash equivalents, end of period	$1,107	$973	$1,546	$1,879

Net Cash Used In Operating Activities
Net cash provided by operating activities was $144 thousand for the three months ended March 31, 2022, due to a net loss of $3.9 million, which was offset by an increase in cash due to accrued paid-in-kind interest of $1.8 million, an increase in cash due to change in operating assets and liabilities of $1.2 million, and an increase in cash due to depreciation of property, plant and equipment of $1.0 million.
Net cash used in operating activities was $0.7 million for the three months ended March 31, 2021 due to a net loss of $3.3 million, which was offset by an increase in cash due to accrued paid-in-kind interest of $1.5 million and an increase in cash due to depreciation of property, plant and equipment of $1.1 million.
Net cash used in operating activities was $3.7 million for the year ended December 31, 2021, due to a net loss of $9.2 million, a $4.4 million change in operating assets and liabilities, and $1.6 million of PPP loan forgiveness, partially offset by $6.6 million of PIK interest, $3.1 million depreciation of property, plant and equipment, and $1.7 million of amortization of intangible assets, and deferred financing and debt related costs.
Net cash used in operating activities was $362 thousand for the year ended December 31, 2020 due to a net loss of $17.0 million partially offset by $6.1 million of PIK interest, $4.7 million loss on disposal of property and equipment, $3.2 million depreciation of property plant and equipment, $1.9 million amortization of intangible assets and deferred financing and debt related costs, and a $738 thousand net increase of cash from changes in operating assets and liabilities.
Net Cash Used In Investing Activities
Net cash used in investing activities was $0.7 million for the three months ended March 31, 2022, due to $0.7 million purchases of property, plant and equipment.
Net cash used in investing activities was $1.0 million for the three months ended March 31, 2021 due to $1.0 million purchases of property, plant and equipment.
Net cash used in investing activities was $3.6 million for the year ended December 31, 2021, primarily due to $3.6 million purchases of property, plant and equipment.
Net cash used in investing activities was $6.2 million for the year ended December 31, 2020 due primarily to $14.1 million of purchases of the Carpinteria land as well as the construction of the Oxnard packaged salad facility, which was partially offset by $7.7 million of proceeds from the disposal of property plant and equipment and a $252 thousand repayment of a related party note receivable.
Net Cash Provided By Financing Activities
Net cash provided by financing activities was $0.2 million for the three months ended March 31, 2022, primarily related to proceeds from lease financing.
Net cash provided by financing activities was $0.8 million for the three months ended March 31, 2021, primarily related to proceeds from notes payable of $0.8 million.
Net cash provided by financing activities was $7.0 million for the year ended December 31, 2021, primarily related to a $6.0 million issuance of Series A preferred units, and $820 thousand of proceeds received from notes payable.
Net cash provided by financing activities was $5.6 million for the year ended December 31, 2020, primarily related to proceeds of $34.0 million notes payable partially offset by the repayment of $17.3 million on notes payable and $11.1 million net payment to related parties.

Off-Balance Sheet Arrangements
Pete’s has not entered into any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Pete’s consolidated financial statements are prepared in accordance with GAAP. Pete’s has adopted various accounting policies to prepare the consolidated financial statements in accordance with GAAP. Pete’s significant accounting policies are disclosed in Note 2 to the Pete’s Annual Financial Statements included elsewhere in this prospectus.
Preparation of Pete’s consolidated financial statements, in conformity with GAAP, requires Pete’s to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are considered to be critical if they meet both of the following criteria: (i) the estimate requires assumptions to be made about matters that are highly uncertain at the time the accounting estimate is made and (ii) different estimates that Pete’s reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, have a material impact on the presentation of Pete’s financial condition or results of operations.
Besides estimates that meet the “critical” estimate criteria, Pete’s makes many other accounting estimates in preparing its consolidated financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues or expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and other information available prior to the issuance of the consolidated financial statements. Materially different results can occur as circumstances change and additional information becomes known, even from estimates not deemed critical. Pete’s critical accounting estimates include the following:
Fair Value Measurement
Pete’s applies the provisions of fair value measurement accounting standards when determining fair values on a recurring and non-recurring basis.
Accounting guidance defines fair value, establishes a framework for measuring fair value under US GAAP and enhances disclosures about fair value measurements. Fair value is defined under accounting literature as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date.
Valuation techniques used to measure fair value under accounting literature must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and last unobservable, that may be used to measure fair value.
The three levels of fair value hierarchy under US GAAP are as follows:
Level 1—This level consists of quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.
Level 2—This level consists of observable prices that are based on inputs not quoted on active markets but corroborated by market data.
Level 3—This level consists of unobservable inputs that are used when little or no market data is available.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
Recently Issued Accounting Pronouncements
Information regarding new accounting pronouncements is included in Note 2 of Pete’s condensed consolidated financial statements which are included elsewhere in this prospectus.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS
Inflation Risk
Pete’s does not believe that inflation has had a material effect on the business, results of operations or financial condition. If the costs were to become subject to significant inflationary pressures, Pete’s may not be able to fully offset such higher costs through price increases. Pete’s inability to do so could harm the business, results of operations and financial condition.
Credit Risk
Credit risk represents the loss that Pete’s would incur if a counterparty or customer fails to perform pursuant to the terms of its contractual obligations. Risks surrounding counterparty and customer performance and credit could ultimately affect the amount and timing of expected cash flows. Pete’s generally performs ongoing credit evaluations of its customers.

BUSINESS
Our Mission and Vision
Our mission is to bring our farm to your kitchen. Our vision is to deliver the freshest, locally grown produce over the fewest food miles. We believe that happy plants make happy taste buds and we are committed to reimagining the standards of freshness. We also believe that local is the best kind of business, and we are committed to helping communities thrive for generations to come. We are committed to building empowered local teams. Together, we believe we are capable of extraordinary things.
Company Overview
Local Bounti was founded in August 2018 and is headquartered in Hamilton, Montana. Local Bounti is a controlled environment agriculture (“CEA”) company that produces sustainably grown living lettuce, herbs, and loose leaf lettuce. Local Bounti utilizes patent pending Stack & Flow Technology™, which is a hybrid of vertical farming and hydroponic greenhouse farming, to grow healthy food sustainably and affordably. Through our CEA process, it is our goal to produce our products in an environmentally sustainable manner that will increase harvest efficiency, limit water usage and reduce the carbon footprint of the production and distribution process. The environmental greenhouse conditions help to ensure nutritional value and taste, and that the products are non-genetically modified organisms (“non-GMO”) and use significantly less pesticides and herbicides than traditional farming operations. Our products use 90% less water and 90% less land than conventional agriculture to produce its products. Our first CEA facility in Hamilton, Montana (the “Montana Facility”) commenced construction in 2019 and reached full commercial operation by the second half of 2020. In 2021, we successfully added seven additional greenhouses bringing our total producing greenhouses to twelve at the Montana Facility. With the additional capacity in place, the farm is producing commercial produce in approximately half of the facility, with the balance focused on research and development, to include new products, technology, and systems designs.
Importantly, the Company continues to exceed its expectations for crop cycle improvement for its commercial butter lettuce, which as of December 31, 2021 was 17 turns annually compared to nine turns achieved in 2020, representing an 88% improvement year-over-year. Notably, this performance already exceeds the Company’s long-term assumptions that were previously reported and performance within its trials are generating further gains.
Local Bounti’s founders are Travis M. Joyner and Craig M. Hurlbert, business partners with a track record of building and managing capital-intensive, commodity-based businesses in energy, water, and industrial technology. After initially setting out to invest in a CEA business, Travis and Craig could not find a suitable existing business or technology in which to invest. Instead, they took a clean sheet approach and began to build a business with long-term CEA leadership in mind and a focus on unit economics and sustainability. With this background, we created our high yield and low-cost Stack & Flow Technology™.
Recent Developments
On April 4, 2022, we acquired Pete’s. Pete’s is a California-based indoor farming company with three greenhouse growing facilities, including two operating facilities in California and one under construction in Georgia which is scheduled to begin operations in the second quarter of 2022. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, as well as Whole Foods and AmazonFresh. Pete’s primary products include living butter lettuce – where it is a leading provider with an approximate 80 percent share of the CEA market within the Western U.S. – as well as packaged salad and cress. Pete’s has been in operation for over 50 years while focusing the last 25 years in leafy greens, has long-standing relationships with the majority of its customers, and has a demonstrated track record of generating positive EBITDA.

Local Bounti plans to install its patent pending Stack & Flow Technology™ at Pete’s facilities, combining the best aspects of vertical farming and greenhouse growing technologies to deliver higher yields of diverse leafy greens at superior unit economics. The Pete’s Acquisition also allows Local Bounti to gain access to Pete’s existing retail customer base of more than 10,000 retail locations nationwide.
Business Summary
We are differentiated by our focus on unit economics, modular and locally distributed strategy, brand and product diversity and strong focus on sustainability.
Our focus on unit economics defines our execution strategy, which underpins our value proposition and enhances value for all stakeholders as depicted in the diagram below.

Our hybrid facility design is at the core of our focus on unit economics and serves as a platform intended to grow margins through investment in technology and in the future, plant genetics. In our facility configuration, we grow plants during their early development period “stacked” in a space and energy efficient vertical nursery. This configuration reduces facility square footage and increases returns on invested capital. This vertical nursery produces a stock of young plants to fill growing space in our controlled environment hydroponic greenhouses, where young plants accelerate growth when exposed to a specified set of conditions involving natural light, temperature, humidity, carbon dioxide, nutrients, pH balance and other key elements. With this approach, we believe that by 2025 our facilities will yield 1.5 to 2.0 times more produce than traditional hydroponic greenhouse farms and, we believe can be built for a cost of approximately 3.0 times run rate EBITDA generation, a build multiple up to two times lower than targets published by CEA competitors for loose leaf lettuce. Additionally, our greenhouse configuration is organized in a highly modular layout with our proprietary control center technology suite we are developing to centralize operational control. Our control center technology suite provides for remote monitoring of our operations to efficiently collect and analyze information to drive yields, reduce risk, and grow product more consistently.
We use flexible, modular facility designs to enable rapid expansion near major population centers. The Company is assessing its pipeline of future farm locations to maximize Pete’s national distribution footprint following the closing of the Pete’s Acquisition in April 2022. Key considerations include meeting known demand from key existing customers within the network, as well as optimizing freight routes to ensure that transportation is optimized to limit cost while enhancing customer service with consistent delivery schedules. Our approach is to build or acquire geographically distributed production facilities so we can provide our customers with locally and sustainably grown produce delivered at peak freshness on a year-round basis. We plan to use substantial pre-engineered, pre-fabricated and standardized components when building our modular facilities in order to reduce execution risk for facilities where we build from the ground up. For pre-existing facilities like those acquired with the Pete’s Acquisition, we will update facilities using our Stack & Flow Technology™. We are working to develop key partnerships with agricultural and equipment vendors to ensure efficient construction. As a result, we believe we can build, scale and commission a facility within 15 months of acquiring the underlying land, which we believe is significantly faster than our competitors. This strategy enables us to reduce the distance of our farms to our customers by more than 50% of the distance that is standard in the industry, mitigate supply chain risk, simplify transportation logistics and reduce food spoilage and waste.
Our Local Bounti branded loose leaf lettuce, living lettuce and living herbs are currently sold at more than 500 retail locations in nine states (Montana, Oregon, Washington, Utah, Idaho, Colorado, Wyoming, Nevada, Arizona), including Albertsons, Associated Food Stores and URM under banners such as Rosauers, Super 1 Foods and Yoke’s Fresh Market. In the future, we plan to co-locate with nationally recognized distributors in order to leverage their existing distribution networks and thereby decreasing further the carbon footprint by not adding additional distribution networks, and we are currently evaluating implementation of this strategy through Pete’s existing distribution network. In 2021, we offered eight stock keeping units (“SKUs”) and intend to expand to between 15 and 25 SKUs by the end of 2022 to meet customer demand.
Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, as well as Whole Foods and AmazonFresh. In 2021, Pete’s offered 17 retail SKUs across living and loose leaf lettuce, under both organic and conventional growing methods. As part of our integration with Pete’s, we are assessing which of these SKUs are duplicative with Local Bounti’s offering, and whether we will discontinue the sale of any. As a combined company, Local Bounti will immediately have 20-25 retail SKUs, and will continue to target new SKUs blends that incorporate spinach, kale, and arugula.
The additional target SKUs will include blends that incorporate spinach, kale, and arugula all continuing to grow in popularity in American households. We believe the power of our brand, including Pete’s, and the quality of our products allow customers and consumers to associate Local Bounti produce with freshness and sustainability, and choose our products to enhance their diets while safeguarding the environment. Paired with our geographically distributed production, we believe that our branding and SKU diversity will allow us to capture greater market share with customers and consumers who seek a diversity of leafy green produce and are oriented to locally-produced, sustainable food.

Retail Store Count Timeline

Sustainability is at the core of our business focus, and our business directly addresses 12 of the 17 United Nations (“U.N.”) Sustainable Development Goals. Our farming practices use 90% less land and water than traditional farming, and our usage of pesticides and herbicides is significantly lower as compared to field grown lettuce. Compared to field-grown loose leaf lettuce, our lettuce and herbs contain 10 to 1,000 times less bacteria than conventional farming, leading to a three to five times longer shelf life, which greatly reduces waste for both customers and consumers. Our local production facilities enable lower greenhouse gas emissions associated with transportation and provide greater access to fresh produce. We believe that our production methods also yield significantly greater worker welfare compared to traditional farming methods due to the type of farming inherent with the use of CEA technology (i.e., indoors). This is also central to our commitment to grow our people, which is as critical to us as growing our produce.
Market Overview
According to the U.N., by 2050, the global population is projected to be 9.8 billion with about 68% of the population living in an urban area, which presents challenges around energy, transportation, housing and food availability. In addition, consumer demands are challenging agriculture businesses to produce food in ways that are more safe, transparent, personalized and sustainable.
Expanding Global Agriculture Crisis.
The world is facing a rapidly expanding global agriculture crisis. According to a report released by the U.N. and its partners in 2020, we will need significantly more capacity to produce approximately 70% more food to feed the world’s population by 2050, but there will not be enough arable land and water for traditional agriculture to meet these needs. According to studies from The University of Sheffield, the world has lost more than 30% of its arable land in just the last 40 years, and approximately 60% of total global cropland has been depleted from irrigation usage. Significant enhancements in food production are also needed in the near term as the U.N. Food and Agriculture Organization estimates that a quarter of the world’s population is “food insecure,” which means it lacks consistent access to enough food for an active, healthy life. According to the international relief agency Mercy Corps, approximately nine million people die annually from hunger while approximately 10% to 30% of agricultural produce spoils before it is sold to consumers.

Increasing focus on healthy eating.
Over the past few decades, there has been a growing consumer focus on healthy eating. Individuals are increasingly conscious of their diets and are opting for more fresh vegetables and produce. According to the International Food Information Council’s 2019 Food and Health Survey of American Consumers, 75% of respondents claimed they were eating healthier than a decade ago, including limiting sugar intake, eating less carbohydrates and processed foods, eating more fruits and vegetables, and paying more attention to what they are putting into their bodies. As the trend toward fresh food continues, the market for vegetables and herbs in the United States is expected to reach $30 billion by 2025 and grow 15% annually, according to a report published by S2G Ventures.
Projected US Market Size by Environment, Vegetables & Fresh Cut Herbs ($B)*

Source: S2G report.
Demand for fresh and local produce
. We believe consumers are increasingly drawn to local and sustainably grown food due to the freshness of the product, the taste, and a sense of supporting the local economy and environment. However, weather and geography limit the ability for traditional agriculture methods to provide most geographies with sufficient locally grown food year-round, or at all. For example, from November through March, approximately 90% of all leafy vegetables grown in the United States are sourced from Yuma County in southwest Arizona, according to the Yuma County Chamber of Commerce, which is thousands of miles from where much of this food is ultimately consumed.
CEA Overview
CEA is a technology-oriented approach towards plant-based food production and employs enclosed structures to grow plants in a protected environment where optimal growing conditions are maintained. Drivers for growth of CEA include scarcity of resources, such as arable land, water and suitable climate, as well as changing climatic conditions putting increased stress on conventional farming practices. CEA involves increased control over variables which optimizes the plant growing conditions, resulting in higher plant quality and larger production volume while ensuring resource efficiency. These variables include temperature, humidity, carbon dioxide, light, nutrient concentration, and nutrient pH. With a stable control of the plant environment, CEA can provide secure, high quality produce, year-round production of previously seasonal produce and higher production volume compared to conventional farming on the same size land. Moreover, CEA allows for a more efficient use of land and fresh water (up to 90% less water and land than soil-based agriculture), reduced need to use fertilizer or pesticides, reduced carbon emissions as CEA allows operations to be located closer to end-users, reduced food waste, and avoidance of chemical runoff from broad applications of fertilizer and pesticides/ herbicides associated with field-based agriculture.
CEA growers employ various permutations of growing environments and growing methods to meet customer, operational and other metrics that are important determinants of the CEA operation.
Types of growing environments:
Greenhouse:
A glass or polycarbonate structure that uses sunlight in crop production. Variables such as temperature, humidity and sunlight need to be considered carefully when growing produce in greenhouses, particularly during the summer months.
Indoor Farming
/ Vertical
Farming:
A crop production that utilizes supplemental lighting such as LED lights and gives the ability to control the environment. This type of controlled environment agriculture often uses a vertical space where plants can be stacked horizontally or in tall towers and may include rooms, warehouses, containers, factories and other converted indoor spaces not usually created for growing crops.
Protected
Cropping
: A crop production that is grown outdoors with some protection against exogenous elements. The protection may offer value against rain, hail and frost.
Types of growing methods:
Aeroponics:
Plants suspended in a closed or semi-closed environment; the exposed roots and lower stem are sprayed with a nutrient-rich water solution.
Aquaponics:
Cultivation of plants in a recirculating water medium with aquatic animal wastewater from an adjacent tank of fish, crayfish, prawns or snails. The waste is broken down by bacteria into usable nutrients for the plants.
Hydroponic:
Growing plants in a soil-less water or media matrix by bathing roots in a nutrient-rich solution, which can be paired with aquaponics.
The rise
of commercially-viable
CE
A
. CEA can offer the food industry resiliency and dependability beyond what traditional agriculture can offer. CEA can produce a broad array of product consistently, year- round, and despite weather or other adverse growing conditions. CEA can also be implemented locally, which reduces the supply-chain risk associated with distanced or international suppliers. Recent events, including the COVID-19 pandemic, have forced grocers, restaurants and other food providers to reconsider their supply chain risk and seek reliable and less variable suppliers. We believe that CEA represents an attractive alternative for industry players seeking greater reliability and will lead to further adoption.
On a more global basis, CEA addresses 12 of the 17 total U.N. Sustainable Development Goals, including:

U.N. Sustainable Development Goal	Benefit
2) Zero Hunger	The flexibility of Local Bounti’s locations enables access to fresh, local food from many parts of the world

6) Clean Water and Sanitation	Drastic reduction in water usage in Local Bounti facilities conserves resources and does not produce polluted runoff like traditional, field-based agriculture

7) Affordable and Clean Energy	Local Bounti facilities can be designed to be energy-efficient and sited with near renewable energy supply in the community and/or on-site, as well as take advantage of natural sunlight

U.N. Sustainable Development Goal	Benefit

8) Decent Work and Economic Growth	Local Bounti provides full time, full year, indoor jobs versus transient, outdoor and seasonal labor in traditional agriculture

9) Industry, Innovation and Infrastructure	Local Bounti spurs investment in sustainable and innovative infrastructure and technology, and provides jobs for local communities

11) Sustainable Cities and Communities	Local Bounti locates facilities in and near urban environments, increasing jobs, taxes and investment in cities

12) Responsible Consumption and Production	Due to reduction in transportation distance and controlled growing conditions, Local Bounti increases product shelf life and reduce food waste throughout the agricultural supply chain, as well as uses less land and fertilizer to grow more

13) Climate Action	Distributed, regional production potential of Local Bounti drastically reduces emissions from food supply chain transportation

14) Life Below Water	Local Bounti eliminates agricultural runoff and uses recycled plastics to reduce the pollution of aquatic habitats

15) Life on Land	Local Bounti utilizes 90% less land and has zero high nutrient runoff and thus reduces the impact on wildlife and the environment

16) Peace Justice and Strong Institutions	Local Bounti’s company policies and values include anti- discrimination, human rights, and anti-bribery commitments

17) Partnerships for the Goals	Local Bounti participates in the UN Global Compact and is a member of the GRI community and United Fresh Produce Association/Produce Marketing Association
Large and growing market opportunity for CEA.
Our initial geographic focus has been on the Western region of the United States, which we believe represents a total addressable market (“TAM”) of approximately $10.6 billion out of the estimated $30 billion U.S. vegetable and herb TAM in 2025, according to a report published by S2G ventures. We believe the Mountain and West regions of the United States represent attractive target markets given their historical struggles with food scarcity and the greenfield opportunity for us to be the first large-scale CEA operator in many parts of this region. The Pete’s Acquisition helps to advance our focus in these regions, with two existing operational facilities in California. Pete’s also has an operating facility under construction in Georgia which is scheduled to begin operations in the second quarter of 2022. Following the closing of the Pete’s Acquisition, the Company’s will be in a position to capture a greater portion of the U.S. TAM. Our location selection analysis suggests that we will be able to build distributed, regional facilities that each serve multiple regional population centers, giving leverage to local production on a regional basis, including as we expand outside of the Western region of the United States. Additionally, we target initial addressable market facility expansion in states with favorable conditions for growth in light industrial production, including favorable state and local processes for facility siting, permitting, construction and operation. Additionally, we may target existing greenhouse or CEA operations for acquisitions if they are strategically located and meet our other business criteria, including, for example, the acquisition of Pete’s in April 2022.

Estimated 2025 TAM with Current and In Progress Local Bounti Facility Locations

Source: Local Bounti analysis of publicly available information and research reports.

Our Solution
We believe Local Bounti is positioned as a disruptor to loose leaf lettuce and herbs production by changing the way food is grown with our Farm of the Future™, which focuses on driving profitable unit economics and is based on our patent pending Stack & Flow Technology™.

Our approach combines the features that we found most attractive from vertical farming and traditional hydroponic greenhouse growing to grow plants during their early development in our “stack” phase. This reduces facility square footage, drives capital expenditure and operating expenditure efficiency, increases the annual turns of the farm, and ultimately leads to increased returns on invested capital. This vertical nursery produces a stock of young plants to fill growing space in our controlled environment hydroponic greenhouses, where young plant growth is accelerated when exposed to a specified set of conditions, including natural light, temperature, humidity, carbon dioxide, nutrients, pH balance and other key variables.
Environment Control Variables

We believe that we are well-positioned to redefine environmental, social and governance (“ESG”) standards for indoor agriculture while delivering the freshest and highest quality produce to local communities with minimal carbon footprint. The key components to Local Bounti’s strategy are set forth below.
Unit economics focus with technology-driven approach.
Local Bounti utilizes proprietary Stack & Flow Technology™, which combines the best of vertical and greenhouse growing technologies, enabling superior unit economics and efficiencies across the production cycle. Plants spend early development in a stacked nursery design, reducing facility square footage. When the plants reach targeted maturity, they are transported to hydroponic greenhouses, which are arranged on horizontal planes with natural sunlight and other controlled environmental variables, resulting in optimal growth conditions specified for each type of plant as well as space and energy efficiency. With less land requirement and fewer days in the greenhouse, our technology enables lower capital expenditure, lower operating expenses, higher labor efficiency and higher yield, and retrofit potential that others lack compared to results published by greenhouse farms and other CEA operations.
Modular and distributed production
. Local Bounti uses a modular building system, which reduces time and cost of construction. Facilities are designed for automation and efficiency without being capital intensive. Pre-engineered, off-the-shelf construction and in-house developed technologies are used, which help to lower risks of execution for building and commissioning new production facilities (or updating existing facilities). For pre-existing facilities like those acquired with the Pete’s Acquisition, we will update facilities using our Stack & Flow Technology™. Our approach is to build geographically distributed production so we can provide our customers with locally-grown, lower pesticide and herbicide produce delivered at peak freshness on a year-round basis. Our current facility Hamilton, Montana was built in 2019 and reached full commercial operation by the second half of 2020. The Montana Facility underwent an expansion which was completed in the third quarter of 2021, and was fully commissioned in the fourth quarter of 2021. The Company is assessing its pipeline of future farm locations to maximize Pete’s national distribution footprint following the closing of the Pete’s Acquisition in April 2022. Key considerations include meeting known demand from key existing customers within the network, as well as optimizing freight routes to ensure that transportation is optimized to limit cost while enhancing customer service with consistent delivery schedules. Our approach is to build or acquire geographically distributed production facilities so we can provide our customers with locally and sustainably grown produce delivered at peak freshness on a year-round basis. Additionally, we are developing a proprietary control center technology suite to enable remote monitoring of our operations to efficiently collect and analyze information to drive yields and grow better products.
Branded product with SKU diversity
. Local Bounti sells branded product to food retail customers, including major grocery store operators, such as Albertsons, Associated Food Stores and URM under banners such as Albertsons, Kroger, Walmart, Whole Foods, Amazon Fresh, Rosauers, Super 1 Foods and Yoke’s Fresh Market. We believe that customers and consumers will associate our brand with high quality, locally-grown produce with better taste, freshness and significantly longer shelf life. Our modular, distributed model and Stack & Flow Technology™ allows for high SKU diversity. In 2021, Local Bounti offered eight SKUs and intend to expand to between 15 and 25 SKUs by the end of 2022 to meet customer demand. The additional target SKUs will include blends that incorporate spinach, kale, and arugula—all continuing to grow in popularity in American households. We believe that SKU diversity in loose leaf lettuce will allow us to capture more in-store real estate and will result in consumer loyalty across multiple regional markets. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, as well as Whole Foods and AmazonFresh. In 2021, Pete’s offered 17 retail SKUs across living and loose leaf lettuce, under both organic and conventional growing methods. As part of our integration with Pete’s, we are assessing which of these SKUs are duplicative with Local Bounti’s offering, and whether we will discontinue the sale of any. As a combined company, Local Bounti will immediately have 20 to 25 retail SKUs, and will continue to target new SKUs blends that incorporate spinach, kale, and arugula.

Local Bounti Product Offering

Montana Facility.
Our Montana Facility was built in 2019 and reached commercial operations in the second half of 2020. The Montana Facility incorporates our patent pending Stack & Flow Technology™, including five operational greenhouses, a cold storage room for finished goods and a packaging room with processing equipment to transform freshly harvested produce into packaged goods that are ready for retail shelves. By leveraging our flexible modular approach, we completed an increase to the capacity of the Montana Facility by approximately 140% to 12 hydroponic ponds in the third quarter of 2021, which is now operational, and was fully commissioned in the fourth quarter of 2021. In October 2021, the Company acquired 20 acres of land adjacent to the Montana Facility for a potential research and development facility.
Pete’s Facilities.
We acquired Pete’s in April 2022. Pete’s has two operating facilities in California and the Georgia Facility is expected to be completed in the second quarter of 2022.
Carpinteria Facility.
Our Carpinteria Facility was originally built in 1976, with many additions happening over 30 years, the latest in the mid-2000s. The Carpinteria Facility incorporates NFT growing channels across 66 greenhouses totaling 15.2 acres (which does not include an additional 1.5 acres of propagation greenhouses in Carpinteria), multiple harvesting and packaging rooms, including proprietary packaging technology that transforms freshly harvested produce into packaged goods ready for retail sale.
Oxnard Facility.
Our Oxnard Facility was built in 2011 and 2012. The facility sits on 41.5 acres, including 12.8 acres under glass. The Oxnard Facility uses multiple growing methods, including 77 greenhouses with ponds and 10 greenhouses using growing channels. The facility grows using both conventional and organic growing methods and has a centralized harvesting and packaging room that transforms freshly harvested produce into packaged goods ready for retail sale.
Georgia Facility.
Our Georgia Facility is currently under construction and is expected to be completed and operational in the second quarter of 2022. The facility sits on 30.4 acres of land and will initially include 3 acres under glass with 14 lines of channel growing systems. The Georgia Facility will be retrofit to incorporate our patent pending Stack & Flow Technology™, and includes a cold storage room for finished goods and a packaging room with processing equipment to transform freshly harvested produce into packaged goods that are ready for retail shelves. The Georgia site is laid out for potential future expansion up to 4x the size of the first phase that is currently under construction.

Development Pipeline.
The Company is assessing its pipeline of future farm locations to maximize Pete’s national distribution footprint following the closing of the Pete’s Acquisition. Key considerations include meeting known demand from key existing customers within the network, as well as optimizing freight routes to ensure that transportation is optimized to limit cost while enhancing customer service with consistent delivery schedules. Given these considerations and the transformational nature of the Pete’s acquisition, the Company paused its construction of the Pasco facility to ensure that its design is fully optimized to drive best-in-class unit economics and that synergies with Pete’s existing growing systems are considered prior to continuing construction. The Company remains committed to the build-out of the Pasco facility and has completed site preparations, as well as obtained the necessary local and state permits to resume construction of the facility once the Company completes its planning.
Grown with Fewer Pesticides and Herbicides.
Local Bounti produce is grown with significantly less pesticides and herbicides than traditional field-grown produce, is non-GMO and is certified by the United States Department of Agriculture (“USDA”) as compliant with Harmonized Good Agricultural Practices (GAP Plus+). Local Bounti’s current SKUs are certified Pesticide Residue Free. SKUs sold under the Pete’s name continue our commitment to using fewer pesticides and herbicides. Pete’s SKUs are generally grown with either an Organic (no non-Organic Materials Review Institute (“OMRI”) approved fertilizer and no pesticide, herbicide or fungicides; certified as USDA Organic by a third party) or Pesticide Free (no pesticides used) pesticide profile, but are not currently certified Pesticide Residue Free. Local Bounti intends to support Pete’s facilities to become pesticide residue free and will review whether elimination of the use of non-organic pesticides would be feasible in the future.
Cargill Relationship.
In September 2021, Local Bounti Operating Company entered into the Original Facilities, which were amended pursuant to the Amendment which became effective in April 2022.
The Amendment provides that (a) the Pete’s Acquisition was funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million, which is anticipated to be the amount necessary to fund the Pete’s Acquisition, the Property Acquisition, the updating of the facilities acquired in the Pete’s Acquisition with the Company’s Stack & Flow Technology™, and certain expansion at one of Pete’s facility, (c) the minimum liquidity covenant was reduced from $30 million to $20 million (inclusive of existing restricted cash on the Consolidated Balance Sheets) and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. As part of the Amendment, the Company (i) paid a $2.0 million amendment fee and (ii) issued the Cargill Financial Equity. Additionally, Cargill, Incorporated participated in the PIPE Financing (as defined in Note 3,
Business Combination and Recapitalization
, to our Consolidated Financial Statements).
Our Competitive Strengths
We believe the following competitive strengths will enable us to capitalize on the expanding opportunity for CEA and locally grown produce.
Ability to drive production yield and lower costs.
We designed and purpose-built our Farm of the Future™, which focuses on driving profitable unit economics and is based on our patent pending Stack & Flow Technology™. We are developing a centralized monitoring system which collects, organizes and analyzes data from distributed facilities. Our sophisticated data analytics enable us to continually improve the operations of our facilities and to centrally control key variables such as temperature, humidity, carbon dioxide, light, nutrients and pH balances. We have also implemented additional innovations that shorten growing cycles, improve production yield and lower costs, such as optimizing plant density to increase greenhouse production capacity. Our Montana Facility currently supports a greenhouse crop cycle of 14 to 24 days depending on the SKU. We have further identified a clear roadmap for margin expansion and product diversification with significant visibility into reduced labor cost opportunities and improved profitability. We expect our facility capital cost to EBITDA ratio to be 3.0 times by the end of 2025.
Importantly, the Company continues to exceed its expectations for crop cycle improvement for its commercial butter lettuce, which as of December 31, 2021 was 17 turns annually compared to nine turns achieved in 2020, representing an 88% improvement. Notably, this performance already exceeds the Company’s long-term assumptions that were previously reported and performance within its trials are generating further gains.
Branded products that are strategic for retailers and trusted by consumers.
We expect Local Bounti branded products to generate strong customer loyalty by offering affordable, high-quality produce that is locally grown and sustainably sourced. We believe that consumers choose our products because the Local Bounti brand is a promise that the food they eat is sustainably and locally grown, non-GMO, healthy and at the peak of freshness because it is at the retailer’s distribution centers within 24 to 48 hours from harvest. Our produce has a three-to-five week shelf life compared to three-to-five days for traditionally grown produce, which leads to substantially less waste and, in turn, cost savings for grocers as well as consumers. In addition to cost savings from reduced spoilage, we are an increasingly important supplier for our retail grocer customers given our diverse and quality product offerings and reliability. Our CEA methods enable year-round crop production and consistent supply regardless of the local climate or weather conditions.
Highly scalable turnkey platform
. Local Bounti’s patent pending Farm of the Future™ facilities are designed to use pre-engineered, pre-fabricated and standardized components to enable efficient expansion with low execution risk or added costs. Our facilities have been purposely designed for rapid expansion, allowing us to potentially build and commission a facility within 15 months of land acquisition, as compared to 21 to 24 months reported by our most direct competitor. For pre-existing facilities like those acquired with the Pete’s Acquisition, we will update facilities using our Stack & Flow Technology™, which will benefit from the same baseline platform.
Experienced management team.
We have an experienced and passionate management team with deep industry knowledge and a diverse set of core competencies. Our diverse leadership team has operational and brand building experience at Pete’s, Plenty, Bushel Boy Farms, Earthbound Farms, Jacks Links, Chobani, and other established brands. Our Co-CEO, Craig M. Hurlbert, has a track record of building successful businesses through his former roles, including as CEO and Chairman of TAS Energy. Our other Co-CEO, Travis M. Joyner, has a long career in venture capital and management consulting. Our President, Brian Cook, has extensive CEA experience as the chief executive officer of Pete’s, along with other senior management positions. Our COO, Mark McKinney, has extensive experience in the food industry through his previous roles as CEO of Al Ghurair Foods and his roles with Dole Foods, which included President of Dole Packaged Foods Asia, President and Managing Director of Dole Thailand, and earlier in his career, senior global supply chain management positions with Dole for its Europe, North America and Asia operations. Our CIO, B. David Vosburg Jr., has extensive experience in agricultural technology through his previous roles as CFO of Crop One and CFO of Sensei Ag. Our CFO, Kathleen Valiasek, has extensive experience as a public company CFO, most recently at Amyris.
Growth Strategies
We intend to leverage our competitive strengths to continue to optimize our production and distribution to meet the rising demand for our products through the growth strategies set forth below.
Continue to improve unit economics through technology focus and design improvements.
CEA is an emerging industry that is continually benefiting from technological advancement and development. We intend to continue to optimize our facilities through design and materials improvements and by leveraging computer vision, artificial intelligence and robotics to optimize energy and labor usage. Through these enhancements, we believe we can shorten grow cycles to a maximum of seven to 21 days. We also believe we can continue to drive profitability with identified opportunities to reduce packaging costs and with an increasingly efficient cost structure as we gain economies of scale.
Importantly, the Company continues to exceed its expectations for crop cycle improvement for its commercial butter lettuce, which as of December 31, 2021 was 17 turns annually compared to nine turns achieved in 2020, representing an 88% improvement. This performance already exceeds the Company’s long- term assumptions that were previously reported and performance within its trials are generating further gains.
Scale our platform by adding additional capacity and new facilities near our customers.
We use flexible, modular facility designs to enable rapid expansion near major population centers. The Company is assessing its pipeline of future farm locations to maximize Pete’s national distribution footprint following the closing of the Pete’s Acquisition. Key considerations include meeting known product demand from key existing customers within the network, as well as optimizing freight routes to ensure that transportation is optimized to limit cost while enhancing customer service with consistent delivery schedules. Our approach is to build or acquire geographically distributed production facilities so we can provide our customers with locally-grown, lower pesticide and herbicide produce delivered at peak freshness on a year-round basis. We plan to use substantial pre-engineered, pre-fabricated and standardized components when building our modular facilities in order to reduce execution risk for facilities where we build from the ground up. For pre-existing facilities like those acquired with the Pete’s Acquisition, we will update facilities using our Stack & Flow Technology™. We are working to develop key partnerships with agricultural and equipment vendors to ensure efficient construction. As a result, we believe we can build, scale and commission a facility within 15 months of acquiring the underlying land, which we believe is significantly faster than our competitors. This strategy enables us to reduce the distance of our farms to our customers by more than 50% of the distance that is standard in the industry, mitigate supply chain risk, simplify transportation logistics and reduce food spoilage and waste.
Continue to develop our brand to further our differentiation and customer and consumer loyalty
. We believe we are innovating within the living and loose leaf lettuce and herbs produce category, and we intend to further establish our Local Bounti branded line of products as synonymous with fresh, delicious, locally and sustainably grown food. We will develop and foster these brand associations to accelerate customer adoption, increase brand loyalty and gain greater share of customer grocery spend. As an early CEA mover in our markets, we believe we are capturing customer mind share for locally-sourced produce through our quality products, lively packaging and marketing initiatives. We actively market our brand in partnership with our retailers through retail activation strategies, including in-store displays, circular advertisements, point-of-purchase signage and promotions. We intend to continue to support the customer experience via media strategies – both traditional and digital media – supported by our local-minded approach we will geo-target consumers serving up messaging and awareness at every touchpoint. This will further strengthen brand awareness and loyalty. We believe that our attractive and recyclable packaging will also contribute to the success of our products and we intend to invest in developing even more appealing and sustainable packaging over time. We believe that strategic branding and marketing efforts will be critical to growing our market presence, expanding within our customers as we grow our product line, and building consumer loyalty.
Expand our product line.
Utilizing our advanced design and technology features, including strategic partitioning and environment control technology, we intend to leverage our proven ability to efficiently accommodate greater product diversity at our facilities. We believe our differentiated hybrid technology will yield greater product diversity over a reduced footprint. In 2021, Local Bounti offered eight SKUs and intend to expand to between 15 and 25 SKUs by the end of 2022 to meet customer demand. The additional target SKUs will include blends that incorporate spinach, kale, and arugula—all continuing to grow in popularity in American households. We believe our differentiated branded offering will enable us to capture greater shelf space and in-store real estate at our retailers as we expand our product line, which will in turn expand our consumer visibility.
In 2021, Pete’s offered 17 retail SKUs across living and loose leaf lettuce, under both organic and conventional growing methods. As part of our integration with Pete’s, we are assessing which of these SKUs are duplicative with Local Bounti’s offering, and whether we will discontinue the sale of any. As a combined company, Local Bounti will immediately have 20-25 retail SKUs, and will continue to target new SKUs blends that incorporate spinach, kale, and arugula.
Continue to develop and diversify our sales channels and geographies
. We intend to expand our sales channels where we can enhance our brand and maximize the efficiency of our distribution. We focus on the retail channel and complement our distribution with foodservice. In the future, we plan to co-locate with nationally recognized distributors in order to leverage their existing distribution networks and thereby decreasing further the carbon footprint by not adding additional distribution, and we are currently evaluating implementation of this strategy through Pete’s existing distribution network. We believe that our leading technology and brand will enable licensing and franchising opportunities to other indoor agriculture operators, with minimal capital investment from us. Lastly, global regions with geographic constraints to traditional agriculture, such as the Middle East and parts of Asia have expressed interest in expanding CEA capabilities and represent potential significant opportunities for us to monetize our technology and expertise through international expansion, should we decide to expand into those markets.
Expected High Market Share Capture with Strategic Facility Expansion Plan,
Strong Branding and Broad Product Offering

Continue to invest in research and development and develop genetics and advanced technology.
We believe further investment in research and development, advanced technology and in the future, genetics, is critical to our plan to expand margins and increase SKU diversity over the subsequent years. Investment in plant science will enable greater yield optimization, creating plants that are bred for optimal growth in facility environments. We note that plant science and breeding for optimal growth does not mean our plants are genetically modified but are purposefully grown under specific conditions using innovative farming techniques. Additionally, we are developing our own, proprietary control center technology suite that enables remote, centralized control for data-driven environmental control and research and development. Currently this control center technology allows us to manage our Montana Facility efficiently with high data generation and capture. Over time, we plan to build substantial efficiency and research and development through this control center technology, including centralized control to optimize grower resources, data modeling and tracking, and development of crop growth algorithms that can be rapidly tested and rolled out across our fleet of facilities.
Importantly, the Company continues to exceed its expectations for crop cycle improvement for its commercial butter lettuce, which as of December 31, 2021 was 17 turns annually compared to nine turns achieved in 2020, representing an 88% improvement. Notably, this performance already exceeds the Company’s long-term assumptions that were previously reported and performance within its trials are generating further gains.
Leverage our industry leading focus on sustainability. We believe that the CEA space is inherently sustainable.
Many of our competitors do not have the commitment to an aggressively transparent process, disclosing the good and bad. Local Bounti is committed to improving our business using the benefits of a consistent, business wide focus on our stakeholders (employees, consumers, customers, communities and investors) and their growing interest in how our actions and products impact them. Our sustainability efforts are already generating tremendous business value with employee engagement, community commitment and reduction of valuable process inputs. See “Local Bounti Sustainability Plan” below for further information on our Sustainability Program.
Product shelf-life tests have demonstrated our product lasts three to five times longer than competing offerings.
We believe our unique technology and process provides customers with longer lasting freshness, higher nutritional content, and less bacteria, mold and yeast due to our controlled indoor environment. We have performed product shelf-life tests which demonstrated that our loose leaf lettuce lasts three to five times longer in the consumer’s refrigerator (assuming purchased on the day of delivery to the purchase point) than one of our organic loose leaf lettuce competitors. Research reports attribute much of this shelf-life extension to the reduced bacteria, mildew and mold achieved using CEA production, as compared to traditionally grown products (even post-harvest washed).
Local Bounti Sustainability Plan
Local Bounti’s compact, efficient, and local farms provide fresh produce with minimum transportation distances. Combined with our advanced technologies, the location of our facilities in less developed communities and areas with available supporting resources such as adequate water and renewable energy, Local Bounti believes it has the potential to be among the most sustainable produce suppliers in the nation. We have developed a sustainability program which is aligned with ESG best practices in the CEA space. To increase the visibility of our sustainability activities, our first Sustainability Report was published in December 2021 and updated in April 2022 to cover all of 2021. It reports according to both the Global Reporting Initiative (“GRI”) and Sustainability Accounting Standards Board (“SASB”) frameworks. The facilities acquired in the Pete’s Acquisition will be in included in the 2022 Sustainability Report.
Environment:
Our Montana Facility is located in an area with 90%+ greenhouse gas (GHG) free electricity generation and we have committed to producing GHG neutral leafy greens by the year 2030. The short transport distances to our customers dramatically reduces food miles and transportation emissions. Delivering fresher and higher quality product reduces food waste in the supply chain and lowers consumer food waste. Our produce lasts three times longer than non-CEA lettuce due to these conditions. Additionally, we use significantly less pesticides, and our indoor facilities have zero high nutrient water runoff, which is common in traditional agriculture. We currently use recycled polyethylene terephthalate (“rPET”) for some of our packaging.
Social—Employees
: Being local and producing year round not only allows for competitive produce prices and the opportunity for more consumers to access high quality produce, it also allows our facilities to offer full time, indoor jobs to members of the community, offsetting the seasonal work offered by more traditional agriculture businesses. We are also committed to paying a living wage, hiring locally, and promoting internally by investing in internal and community training programs. At our Montana Facility, our wages, including benefits which start on first day of employment are more than double the state mandated minimum wage. To keep up with the evolving market, we are also committed to engaging our workforce to help us understand any issues with our current strategy and to develop and enhance our indoor agriculture training and internal development opportunities. Effective January 2022 our co-CEOs, Craig M. Hurlbert and Travis M. Joyner decided to reduce their salaries to be in-line with the lowest level of our employees at the Montana Facility, approximately $35 thousand. We intend to evaluate existing employment and pay practices at Pete’s to bring them in-line with these plans as we integrate Pete’s into Local Bounti.
Social—Community:
We prioritize under-served communities where our facilities are located and as a corporation are and will continue donating produce to our communities. These investments are more impactful and provide better economic and social results in these underserved areas. These investments are supported by large on-going local purchases and significant employment. We used the Federal Opportunity Zone program to help identify communities in need of investments, and our first (non-Pete’s) facility is in such a community. These two facilities are bringing almost $70 million of capital investment and over 80 new jobs for these locations. We plan to consider underserved communities in our future site selection process as well.
Governance:
Local Bounti sees ESG as a competitive advantage and strives to be fully supportive of these endeavors at all levels of the Company. This alignment and focus will aid us in steering our long-term corporate actions in the right direction. Our sustainability program is led by a senior executive who reports to the CFO.
Competition
Local Bounti’s competition includes greenhouse operators and other CEA operators such as vertical farming operators. Greenhouse operators grow crops within a sheltered structure on a horizontal plane, while vertical farming operators grow crops in vertically stacked layers indoors.
There are over 9,000 greenhouses in the United States according to the United States Census of Agriculture in 2017, an increase of 115% from seven years earlier. However, 90% of these farms are small—less than 8,000 square feet in area. Large-scale greenhouse operators have the largest market position and own and operate hundreds to thousands of acres of greenhouse. Most of the companies have the major portions of their operations in Mexico and Canada, but all are either looking to develop, are developing, or have already developed U.S.- based high-tech greenhouses. These companies include Mastronardi Produce Ltd. and Pure Flavour.
We potentially compete with traditional greenhouse producers, as well as CEA companies using high technology greenhouses such as AppHarvest, Bright Farms and Revol Greens. We also potentially compete against vertical farming operators, including AeroFarms, Bowery Farming and Plenty.
We believe that our Stack & Flow Technology™, modular and distributed approach and local branded product diversity provide competitive advantages over our peers as the mainstream facility formats in CEA present a challenging trade-off between yield and operating/capital costs. Each method, independently, brings key challenges, including (a) inability to maximize revenue without consistent yield; (b) poor profitability with high costs; (c) limited retail relationships and lack of product diversity; and (d) inability to scale quickly and effectively. Local Bounti leverages a hybrid of vertical and greenhouse growing formats, which efficiently unites the best aspects of both technologies, resulting in increased volumes and year-round production. In addition, this model results in 1.5 to 2.0 times the yield of comparable greenhouse farms.
Government Regulation
Local Bounti is subject to laws and regulations administered by various federal, state and local government agencies in the United States, such as the United States Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Environmental Protection Agency (“EPA”), the Occupational Safety and Health Administration (“OSHA”) and the USDA. These laws and regulations apply to the production, packaging, distribution, sale, marketing, labeling, quality, safety and transportation of our products, as well as occupational safety and health practices.
Under various federal statutes and implementing regulations, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate our products and the production, labeling, marketing, promotion and advertising thereof.

Among other things, the farms in which our products are grown and packed must comply with regulatory requirements including Standards for the Growing, Harvesting, Packing and Holding of Produce for Human Consumption (the “Produce Safety Rule”). Local Bounti may be required to register with the FDA (depending on specific processing operations), in which case Local Bounti would have to comply with Current Good Manufacturing Practice, Hazard Analysis, and Risk-Based Preventive Controls for Human Food (the “Preventive Controls Rule”), as applicable. The farms also have to comply with FDA and USDA labeling and marketing requirements, and could be subject to the Organic Food Production Act, among other laws and regulations implemented by the FDA the USDA and other regulators. Certain FSMA regulations are still being developed and implemented, including product traceability requirements recently proposed, which would be directly applicable to our products. The FDA and the USDA have the authority to inspect our farms depending on the type of product and operations involved. The FDA and the USDA also require that certain information appear on our product labels and, more generally, that our labels and labeling be truthful and non-misleading. Similarly, the FTC requires that Local Bounti’s marketing and advertising be truthful, non-misleading, not deceptive to consumers and not otherwise an unfair means of competition. Local Bounti is also restricted by the FDA and the USDA from making certain types of claims about our products, including nutrient content claims, health claims, organic claims and claims regarding the effects of our products on any structure or function of the body, whether express or implied, unless Local Bounti satisfies certain regulatory requirements.
Local Bounti is also subject to state and local food safety regulation, including registration and licensing requirements for our farms, enforcement of standards for our products and farms by state and local health agencies and regulation of our trade practices in connection with selling our products.
Local Bounti is also subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations, and those of our distributors and suppliers, are subject to various laws and regulations relating to environmental protection and worker health and safety matters.
Trademarks and Other Intellectual Property
Local Bounti owns patents, trademarks and other proprietary rights that are important to our business, including our principal trademarks, “Local Bounti™,” “Stack & Flow Technology™,” and “Farm of the Future™.” All our trademarks are registered with the United States Patent and Trademark Office (“USPTO”) and select trademarks have been extended to multiple international markets. Our trademarks are valuable assets that reinforce the distinctiveness of our brand to customers and shoppers. A patent for our Stack & Flow Technology™ was submitted in August 2020. Additionally, as of December 2021, Local Bounti has six total patents submitted to the USPTO, three non-provisional and three provisional. The Pete’s Acquisition adds one approved design patent and numerous trademarks to the Local Bounti intellectual property portfolio. We believe the protection of our patents, trademarks, copyrights and domain names are important to our success. We aggressively protect our intellectual property rights by relying on both U.S. and international patent, trademark, and copyright laws.
Employees and Human Capital Resources
As of March 31, 2022, we had 127 full-time employees. This includes 41 non-exempt and 86 exempt employees. Our employees are not represented by any labor union, and we have never experienced a work stoppage or strike. We believe that our employee relations are good.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of stock-based compensation awards, in order to increase stockholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Available Information
Our website is localbounti.com. Under the “Investors” tab of our website, we make available free of charge a variety of information for investors. Our goal is to maintain the Investors portion of our website as a portal through which investors can easily find or navigate to pertinent information about us, including:

•
Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file that material with or furnish it to the SEC at sec.gov.

•	Information on our business strategies, financial results, and metrics for investors.

•	Announcements of investor conferences, speeches, and events at which our executives talk about our product, service, and competitive strategies. Archives of these events are also available.

•	Press releases on quarterly earnings, product and service announcements, legal developments, and international news.

•	Corporate governance information including our governance guidelines, committee charters, and code of conduct and ethics.

•	Other news and announcements that we may post from time to time that investors might find useful or interesting.

•	Opportunities to sign up for email alerts to have information pushed in real time.
Investors and others should note that we routinely announce material information to investors and the marketplace using filings with the SEC, press releases, public conference calls, presentations, webcasts and our website. We also intend to use certain social media channels as a means of disclosing information about Local Bounti and our products to our customers, investors and the public (e.g., @Local Bounti and #LocalBounti on Twitter). While not all of the information that we post to our website or social media accounts is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others to sign up for and regularly follow our social media accounts. Users may automatically receive email alerts and other information about Local Bounti by signing up for email alerts under the Investors tab of our website.
The information on our website or social media channels is not part of, or incorporated by reference into, this Prospectus or any other report we file with, or furnish to, the SEC.

MANAGEMENT
Executive Officers and Directors
Our directors and executive officers and their ages as of June 10, 2022 are as follows:

Name	Age	Position
Executive Officers
Craig M. Hurlbert	59	Co-Chief Executive Officer and Director
Travis M. Joyner	40	Co-Chief Executive Officer and Director
Brian Cook	43	President
Kathleen Valiasek	59	Chief Financial Officer
Mark McKinney	59	Chief Operating Officer
B. David Vosburg Jr.	40	Chief Innovation Officer
Gary Hilberg	56	Chief Sustainability Officer
Margaret McCandless	49	General Counsel and Secretary
Non-Employee Directors
Pamela Brewster	52	Director
Mark J. Nelson	53	Director
Edward C. Forst	61	Director
Matthew Nordby	42	Director
Executive Officers
Craig M. Hurlbert.
Mr. Hurlbert has served as our Co-Chief Executive Officer and as Chairperson and member of the Board since the Closing and prior to this, co-founded Legacy Local Bounti. Since April 1, 2021, Mr. Hurlbert served as Co-Chief Executive Officer at Legacy Local Bounti. Mr. Hurlbert is also a co-founder of BrightMark Partners, a growth equity and management firm providing capital and resources to venture, growth phase and middle-market businesses, and has served as a Managing Partner since January 2014. From December 2000 to April 2020, Mr. Hurlbert served in various leadership roles, including President, Chief Executive Officer and, most recently from May 2013 to April 2020, as Chairman of the Board of TAS Energy, a leading provider of high efficiency and modular cooling and energy systems for the data center, commercial, industrial and power generation markets. Mr. Hurlbert also held leadership roles at General Electric Company (NYSE: GE) and North American Energy Services. Mr. Hurlbert is currently the Chairman of the Board at Clearas Water Recovery, a company utilizing patented, sustainable and proprietary technology to solve high nutrient wastewater challenges in the municipal and industrial water markets. Mr. Hurlbert earned his B.S. in Finance from San Diego State University and his M.B.A. from California State University—Long Beach.
Travis M. Joyner.
Mr. Joyner has served as our Co-Chief Executive Officer and member of the Board since the Closing and prior to this, co-founded Legacy Local Bounti. Since April 1, 2021, Mr. Joyner served as Co-Chief Executive Officer at Legacy Local Bounti. He is also a co-founder and has served as a Managing Partner at BrightMark Partners since January 2014. At BrightMark, Mr. Joyner has been an active director for many portfolio companies, driving with growth plan execution, building core business infrastructure and leading many successful debt and equity transactions. His areas of expertise include quantitative analysis, corporate strategy, technology development, market analysis, organizational design structure, market strategy, branding and capital campaigns. Mr. Joyner earned a Ph.D. from the University of Kansas, where his graduate focus was market research and statistics, a Certificate of Finance from the Wharton School at the University of Pennsylvania, a J.D. from the University of Montana, and his B.A. from the University of North Carolina-Chapel Hill, graduating with distinction.
Brian Cook.
Mr. Cook has served as our President since April 2022. Mr. Cook previously served as Chief Executive Officer of Pete’s, a leading produce company specializing in hydroponic greenhouse-grown lettuce and cress, from November 2017 to April 2022, when Local Bounti acquired Pete’s. Mr. Cook also served as Vice

President of Sales of Hollandia Produce from February 2016 to November 2017. Prior to joining Hollandia Produce, Mr. Cook served in various sales roles at several produce and retail advertising companies. Mr. Cook currently serves as a Member of the Fresh Produce & Floral Council Board and the Ventura College Agriculture Advisory Board.
Kathleen Valiasek.
Ms. Valiasek has served as our Chief Financial Officer since the Closing and prior to this, served as Legacy Local Bounti’s Chief Financial Officer since April 2021. Prior to this, Ms. Valiasek served as Chief Financial Officer from January 2017 to June 2019 and as Chief Business Officer from June 2019 to March 2021 at Amyris (NASDAQ: AMRS), a science and technology leader in the research, development and production of sustainable ingredients for the Clean Health & Beauty and Flavors & Fragrances markets. Prior to Amyris, Ms. Valiasek served as Chief Executive Officer of Lenox Group, Inc., a finance and strategic consulting firm she founded in 1994 and in this capacity she worked closely with the senior management teams of fast- growing companies including start-ups, venture-backed and Fortune 500 companies such as Albertsons, CVS, Gap, Kaiser Permanente and Softbank. At Lenox Group, she was typically engaged for critical roles on multi- year assignments including M&A transactions, debt and equity financings, IPOs and spin-offs. Ms. Valiasek holds a B.B.A. from the University of Massachusetts at Amherst.
Mark McKinney.
Mr. McKinney has served as our Chief Operating Officer since the Closing and prior to this, joined Legacy Local Bounti in August 2021 as Chief Operating Officer. From July 2018 to July 2021, Mr. McKinney worked as Chief Operating Officer at Fruit Growers Supply, an agricultural supply cooperative company. Prior to that, Mr. McKinney served as Chief Executive Officer of Al Ghurair Foods, a large diversified industrial enterprise in the Middle East, from June 2015 to August 2017. Previously, he held key executive management roles with Dole Foods, including as President of Dole Packaged Foods Asia, President and Managing Director of Dole Thailand, and earlier in his career held senior global supply chain management positions with Dole for its Europe, North America and Asia operations. Mr. McKinney served as Board member of Serendip Flour (Sri Lanka) and Reem Rice Ltd from July 2015 to July 2017. Mr. McKinney has a B.S. in Chemical Engineering from California Polytechnic University and an M.B.A. in International Business/ Corporate Finance from Claremont Graduate University.
B. David Vosburg Jr.
Mr. Vosburg has served as our Chief Innovation Officer since the Closing and prior to this, served as Legacy Local Bounti’s Chief Operating Officer from January 2021 to August 2021, and has served as Chief Innovation Officer thereafter, with two decades of international financial, business development and technology experience, transitioning from the CFO to the COO role in April of 2021. From May 2020 to October 2020, Mr. Vosburg served as Chief Financial Officer and Head of Emerging Technology at Sensei Ag, a market changing AgTech venture founded by Oracle co-founder Larry Ellison. From December 2014 to April 2020, Mr. Vosburg served as CFO and Head of Business Development of Crop One Holdings, a company that grows fresh, nutritious and delicious produce in indoor farms. He also co-founded Conception Nurseries, a technology licensee to expand Crop One into new verticals. In his early career, Mr. Vosburg founded and grew Ed-Tech and Fin-Tech companies in Zambia, working in C-suite roles. He also served a term as President of the American Chamber of Commerce in Zambia. Mr. Vosburg earned a B.A. in Political Science from the University of Notre Dame and an M.B.A. from the Yale School of Management.
Gary Hilberg.
Mr. Hilberg has served as our Chief Sustainability Officer since the Closing and prior to this, joined Legacy Local Bounti as Vice President of Sustainability in December 2020 and was promoted to Chief Sustainability Officer in January 2021. Before joining Legacy Local Bounti, from June 2017 to December 2020, Mr. Hilberg was President of Continuum Energy Inc., a company he founded in 2002 which provides consulting services, including business strategy, sustainability and commercialization. From August 2002 to June 2017, Mr. Hilberg led the senior management team for several small and mid-sized energy solutions businesses, including Everest Sciences and TAS Energy. Mr. Hilberg was Vice President of Sales & Marketing for Pratt & Whitney Power Systems from May 2000 to August 2002, leading the expansion into the gas turbine services segment. Prior to PWPS, he worked for General Electric, Stewart & Stevenson, NAES Corporation, and the U.S. Navy. Mr. Hilberg is a licensed professional engineer (Chemical) in the States of Texas and California and holds a B.S. degree in Chemical Engineering from Oregon State University and an M.B.A. from the University of Phoenix.
Margaret McCandless.
Ms. McCandless has served as our General Counsel since February 2022 and our Secretary since March 2022. Before joining Local Bounti, Ms. McCandless was Chief Compliance Officer, Assistant General Counsel, and Corporate Secretary of Royal Gold, Inc., a precious metals streaming and royalty company, from January 2020 to January 2022. Previously, she served as Vice President, General Counsel, and Secretary from January 2015 to December 2019 and Assistant General Counsel and Assistant Secretary from January 2012 to January 2015 of Intrepid Potash, Inc., a potash and specialty plant-nutrient company. From 2004 through 2011, Ms. McCandless served as Associate General Counsel – Securities, Disclosure, and Corporate Governance for CenturyLink, Inc. and Qwest Communications International Inc. Prior to joining Qwest, Ms. McCandless was an associate at the law firms of Hogan Lovells LLP and Cooley LLP. Ms. McCandless holds a J.D. from the University of Wisconsin Law School and a B.S. in Accounting from the University of Colorado at Boulder.
Non-Employee Directors
Pamela Brewster.
Ms. Brewster serves as a member of the board of directors of the Company. Ms. Brewster is also the Principal at Orange Strategies LLC, a political and government affairs consulting firm. Ms. Brewster founded Orange Strategies in 2014 following 14 years as Vice President of Government Affairs at the Charles Schwab Corporation where she was responsible for managing Schwab’s state and local government relations efforts; overseeing Schwab PAC, the company’s political action committee; and acting as the company’s in-house political advisor. She continues to provide advisory and consulting services to Charles R. Schwab. Prior to her experience at Charles Schwab Corporation, Ms. Brewster worked at the public relations firm of Alexander Ogilvy, where she was the head of the firm’s Tech Policy Communications practice. At Alexander, she represented a variety of high-tech clients. Prior to joining Alexander, Ms. Brewster worked in Washington, D.C., representing telecommunications and technology interests on Capitol Hill. Ms. Brewster earned a B.A. in political science from the University of California at Davis and a M.A. in public administration and policy from the American University in Washington, D.C.
Mark J. Nelson.
Mr. Nelson serves as a member of the board of directors of the Company. Mr. Nelson joined Local Bounti Corporation as a director in March 2021. Before joining Local Bounti, Mr. Nelson served as Chief Financial Officer and Treasurer at Beyond Meat, Inc. (Nasdaq: BYND), a producer of plant-based meat substitutes, from May 2017 to May 2021, and from December 2015 to March 2017, he served in various capacities at the company, including Chief Operating Officer and Chief Financial Officer, and Chief Financial Officer, Treasurer and Secretary. From March 2017 to May 2017, Mr. Nelson served as Senior Vice President and Chief Financial Officer of Biolase (Nasdaq: BIOL), a medical device company, and from April 2013 to November 2015, he was Chief Financial Officer and Treasurer of Farmer Bros. Co. (Nasdaq: FARM), a manufacturer, wholesaler and distributor of coffee, tea, spices and culinary products. Mr. Nelson started his career at General Electric Company (NYSE: GE) as a member of GE’s Financial Management Program and worked at Thermo Fisher Scientific, a biotechnology product development company (NYSE: TMO), and also served as Chief Accounting Officer at Newport Corporation, a formerly publicly traded global supplier of advanced technology products and systems. Mr. Nelson has a B.B.A. from the University of Massachusetts at Amherst, and an M.B.A. degree from Babson College.
Matthew Nordby.
Mr. Nordby serves as a member of the board of directors of the Company. Mr. Nordby is a Partner of Lion Capital. Prior to joining Lion Capital, Matthew served as President of Playboy Enterprises, leading their global licensing business to over $1.5 billion in annual revenue. Prior to this, Matthew served as an executive in the technology industry which included building software start-up Greenplum, acquired by EMC in 2010. He launched his career at Sun Microsystems where he held various leadership positions. Matthew received his B.A. from Auburn University.

Edward C. Forst.
Mr. Forst serves as a member of the board of directors of the Company. Mr. Forst, Leo’s Chairman, is Chairman, Partner, and member of the Investment Committee at Lion Capital. Mr. Forst previously served as Chief Executive Officer of Cushman & Wakefield from January 2014 to September 2015, leading the commercial real estate firm across more than 60 countries. Prior to this, Mr. Forst was a Management Committee Partner of Goldman, Sachs & Co. where he served as the Co-CEO of Goldman Sachs Asset Management, and before that as the Chief Administrative Officer and Executive Vice President of the firm. Mr. Forst also served as the Chairman of Goldman’s Global Debt Underwriting Committee for seven years. Mr. Forst was also the Executive Vice President and Principal Operating Officer of Harvard University during the financial crisis, as well as Adviser to the Secretary of the Treasury on the Troubled Asset Relief Program (TARP). From November 2017 to August 2018, Mr. Forst served as CEO and Co-CEO (starting in May 2018) of Realty Shares Inc. Realty Shares Inc., filed for chapter 7 bankruptcy protection of July 31, 2020, more than 18 months after Mr. Forst ceased to be the CEO of the company. Mr. Forst sits on the boards of The Feinstein Institute of Northwell Health and the Yale School of Management. Mr. Forst has also served on the board of the Harvard Management Company, as Treasurer of Carnegie Hall, and as the Chairman of the Securities Industry and Financial Markets Association (SIFMA). Mr Forst serves as trustee for the East Hampton Healthcare Foundation and Trustee and chair of the finance committee for the School of Holy Child. Mr. Forst earned his M.B.A. from the Wharton School of the University of Pennsylvania and his A.B. in Economics from Harvard University.
Board Composition
The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to Local Bounti’s management. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. The Board is divided into the following three classes, with members of each class serving staggered three-year terms:

•	Class I consists of Pamela Brewster and Matthew Nordby, whose terms will expire at Local Bounti’s first annual meeting of stockholders to be held in 2022;

•	Class II consists of Mark J. Nelson and Edward C. Forst, whose terms will expire at Local Bounti’s second annual meeting of stockholders to be held in 2023; and

•	Class III consists of Craig M. Hurlbert and Travis M. Joyner, whose terms will expire at Local Bounti’s third annual meeting of stockholders to be held in 2024.
At each annual meeting of stockholders held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in Local Bounti’s control or management. Local Bounti’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of Local Bounti’s voting stock.
Director Independence
The Board has determined that each of the directors on the Board other than Craig M. Hurlbert and Travis M. Joyner qualify as independent directors. Accordingly, the Board consists of a majority of independent directors, as defined under SEC rules and NYSE listing rules. In addition, Local Bounti is subject to SEC rules and NYSE listing standards relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Leadership Structure
The Board has determined that it should maintain the flexibility to select the chairperson of the Board and adjust its Board leadership structure based on circumstances existing from time to time and based on criteria that are in Local Bounti’s best interests and the best interests of its stockholders, including the composition, skills, diversity and experience of the Board and its members, specific challenges faced by Local Bounti or the industry in which it operates and governance efficiency. The Board has adopted Corporate Governance Guidelines which provide for the appointment of a lead independent director at any time when the chairperson is not independent. Craig M. Hurlbert has been elected to serve as chairperson of the Board and Edward C. Forst serves as lead independent director and is responsible for, among other matters, calling and presiding over each executive session of the independent directors and briefing the Chief Executive Officers on issues arising from executive sessions and serving as a liaison between the chairperson and the independent directors.
Board Role in Risk Oversight
One of the key functions of the Board is informed oversight of Local Bounti’s risk management process. This oversight function is administered directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, Local Bounti’s audit committee has the responsibility to consider and discuss Local Bounti’s major financial risk exposures and the steps its management takes to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The compensation committee assesses and monitors whether Local Bounti’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee monitors the effectiveness of Local Bounti’s Corporate Governance Guidelines.
Committees of the Board of Directors
Local Bounti has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board. Each committee operates under a charter approved by the Board. Copies of each charter are posted on the Investor Relations section of our website at https://www.localbounti.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.
Audit Committee
Local Bounti’s audit committee is comprised of Edward C. Forst, Mark J. Nelson and Pamela Brewster, and Edward C. Forst is the chairperson of the audit committee. Edward C. Forst, Pamela Brewster and Mark J. Nelson each meet the requirements for independence and financial literacy under NYSE listing standards and SEC rules, including Rule 10A-3. In addition, Edward C. Forst and Mark J. Nelson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee’s responsibilities include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Local Bounti’s independent registered public accounting firm;

•	reviewing the adequacy of Local Bounti’s system of internal controls and the disclosure regarding such system of internal controls contained in Local Bounti’s periodic filings;

•	pre-approving all audit and permitted non-audit services and related engagement fees and terms for services provided by the Local Bounti’s independent auditors;

•	reviewing with Local Bounti’s independent auditors their independence from management;

•	reviewing, recommending and discussing various aspects of the financial statements and reporting of the financial statements with management and Local Bounti’s independent auditors; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Local Bounti’s compensation committee is comprised of Pamela Brewster and Matthew Nordby, and Pamela Brewster is the chairperson of the compensation committee. The composition of the compensation committee meets the requirements for independence under NYSE listing standards and SEC rules. Each member of the committee is a non-employee director, as defined in Rule 16b-3 under the Exchange Act.
The compensation committee is responsible for, among other things:

•	setting the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviewing and approving the compensation of the other executive officers of Local Bounti;

•	reviewing on a periodic basis and making recommendations regarding non-employee director compensation to the Board;

•	reviewing on a periodic basis and discussing with the Chief Executive Officer and the Board regarding the development and succession plans for senior management positions;

•	administering Local Bounti’s cash and equity-based incentive plans that are stockholder-approved and/ or where participants include Local Bounti’s executive officers and directors; and

•	providing oversight of and recommending improvements to Local Bounti’s overall compensation and incentive plans and benefit programs.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE listing standards and the SEC.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is comprised of Matthew Nordby, Mark J. Nelson and Edward C. Forst, and Mark J. Nelson is the chairperson of the nominating and corporate governance committee. The composition of the nominating and corporate governance committee meets the requirements for independence under NYSE listing standards and SEC rules. The nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and making recommendations to the Board regarding nominees for election to the Board and its committees;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters;

•	overseeing environmental, social and governance issues and evaluating their impact to support the sustainable growth of the Company’s businesses;

•	overseeing Local Bounti’s corporate governance practices;

•	reviewing Local Bounti’s Code of Business Conduct and Ethics and approve any amendments or waivers on a periodic basis;

•	overseeing the evaluation and the performance of the Board and individual directors; and

•	contributing to succession planning.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is or has been at any time one of Local Bounti’s officers or employees. None of Local Bounti’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of Board or compensation committee.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available under the “Investors” tab of our website. In addition, we intend to post under the “Investors” tab on our website all disclosures that are required by law or NYSE listing standards relating to any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Limitation on Liability and Indemnification of Officers and Directors
Local Bounti’s charter, limits Local Bounti’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Local Bounti’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and Local Bounti’s Bylaws provide that Local Bounti will, in certain situations, indemnify Local Bounti’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, Local Bounti has entered into separate indemnification agreements with Local Bounti’s directors and officers. These agreements, among other things, require Local Bounti to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Local Bounti’s directors or officers or any other company or enterprise to which the person provides services at Local Bounti’s request. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pa5y the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
Local Bounti also maintains a directors’ and officers’ insurance policy pursuant to which Local Bounti’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that the provisions in the charter, Local Bounti’s Bylaws, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, “we,” the “Company,” “us,” “our” and similar terms refer to Local Bounti and its subsidiaries prior to the consummation of the Business Combination, and to the Company and its subsidiaries after the Business Combination.
This section discusses the material components of the executive compensation program for Local Bounti’s named executive officers who appear in the “2021 Summary Compensation Table” below. In 2021, the “named executive officers” and their positions with Local Bounti were as follows:

•	Craig M. Hurlbert: Co-Chief Executive Officer

•	Travis M. Joyner: Co-Chief Executive Officer

•	Kathleen Valiasek: Chief Financial Officer

•	Mark McKinney: Chief Operating Officer
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
Summary Compensation Table
The following table sets forth information concerning the compensation of our officers who served as named executive officers during the year ended December 31, 2021.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Craig M. Hurlbert	2021	172,615	—	—	18,003	190,618
Co-Chief Executive Officer (5)	2020	—	—	—	314,000	314,000
Travis M. Joyner	2021	172,615	—	—	12,465	185,080
Co-Chief Executive Officer (5)	2020	—	—	—	314,000	314,000
Kathleen Valiasek	2021	305,673	900,000	9,672,951	31,418	10,910,042
Chief Financial Officer (6)
Mark McKinney	2021	174,680	175,000	4,954,761	26,533	5,330,974
Chief Operating Officer (7)

(1)	Amounts reflect salary earned during the applicable year.
(2)
Amounts reflect, with respect to Mr. McKinney, a $100,000 sign-on bonus and a $75,000 discretionary bonus approved by the Board on November 18, 2021, and, with respect to Ms. Valiasek, a discretionary bonus approved by the Board on November 18, 2021.

(3)
Stock awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, see Note 12, Stock-Based Compensation, to the Consolidated Financial Statements for the year ended December 31, 2021.

(4)
Amount reflects, with respect to Mr. Hurlbert, (a) $12,465 in management fees paid to BrightMark Partners, LLC, a Texas limited liability company (“BrightMark”), of which he is a 50% owner, and (b) $5,538 in company 401(k) contributions; with respect to Mr. Joyner, $12,465 in management fees paid to BrightMark, of which he is a 50% owner; with respect to Ms. Valiasek, (a) $19,818 in relocation reimbursement payments, and (b) $11,600 in company 401(k) contributions; and, with respect to Mr. McKinney, (a) $20,533 in relocation reimbursement payments and (b) $6,000 in company 401(k) contributions.

(5)	Messrs. Hurlbert and Joyner became employees and Co-Chief Executive Officers on April 1, 2021.
(6)	Ms. Valiasek was hired as Chief Financial Officer on April 1, 2021.
(7)	Mr. McKinney was hired as Chief Operating Officer on August 23, 2021.

2021 Compensation
In 2021, Local Bounti incurred a monthly management services fee to BrightMark, a company in which Messrs. Hurlbert and Joyner are co-owners, pursuant to a management services agreement by and between BrightMark and Local Bounti entered into as of August 20, 2018 (the “Management Services Agreement”). In March 2021, the Management Services Agreement was terminated. In April 2021, Messrs. Hurlbert and Joyner became Local Bounti employees and Co-Chief Executive Officers.
In 2021, each named executive officer received an annual base salary from Local Bounti to compensate them for their services commensurate with their skill set, experience, role and responsibilities. In addition, Ms. Valiasek and Mr. McKinney received discretionary cash bonuses to compensate them for their services.
Effective January 1, 2022, to reinforce their commitment to employees as the centerpiece for creating long- term value for stockholders, each of our Co-Chief Executive Officers requested that their annual base salaries be decreased to $35,000.
Equity Awards
In June 2019, BrightMark subjected 5,527,500 of its shares of Legacy Local Bounti voting common stock to service-based vesting over a three-year quarterly installment vesting period with vesting occurring on the last day of each calendar quarter measured from the one-quarter anniversary of June 2019, subject to the continuation of BrightMark’s services to Legacy Local Bounti. In March 2021, in connection with the cancellation of the Management Services Agreement and Messrs. Hurlbert and Joyner becoming employees of Legacy Local Bounti, Legacy Local Bounti accelerated the vesting of the remaining unvested shares.
In March 2021, Ms. Valiasek received a grant of 212,384 restricted shares of non-voting Legacy Local Bounti common stock under Legacy Local Bounti’s 2020 Equity Incentive Plan, as amended and restated, which we assumed in the Business Combination (the “2020 Plan”), which was adjusted to 1,055,478 restricted shares of Local Bounti in the Business Combination, as described in more detail below.
In November 2021, each of Ms. Valiasek and Mr. McKinney received 100,000 RSUs with respect to Legacy Local Bounti common stock under the 2020 Plan, which was adjusted to 496,967 shares of Local Bounti in the Business Combination, as described in more detail below.
In January 2022, the Board, upon recommendation of the compensation committee, approved equity compensation awards for certain executive officers. Pursuant to this action, Messrs. Hurlbert and Joyner were each awarded 2,000,000 RSUs, Ms. Valiasek was awarded 1,447,555 RSUs, and Mr. McKinney was awarded 1,003,033 RSUs. The RSUs were granted pursuant to the Equity Incentive Plan (as defined below) and granted subject to the filing of a Form S-8 registering the shares of Common Stock covered by the Equity Incentive Plan, which has since occurred. The RSUs will vest 10% on July 1, 2022, 30% on January 1, 2023, 30% on January 1, 2024 and 30% on January 1, 2025, provided that the named executive officer is providing services to Local Bounti on such date.
Benefits
During their terms of employment, Local Bounti has provided its named executive officers medical, dental and vision benefits through Insperity, a professional employer organization. Local Bounti also provided other benefits to its named executive officers during their terms of employment on the same basis as provided to all of its employees, including vacation and paid holidays.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding each unvested stock award held by each named executive officer as of December 31, 2021.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (1)
Kathleen Valiasek	1,552,445	(2)	10,013,270
Mark McKinney	496,967	(3)	3,205,437

(1)	Values are based on the closing price of our common stock on the NYSE on December 31, 2021 ($6.45).
(2)
Represents (a) 496,967 RSUs awarded under the 2020 Plan, scheduled to vest as to 10% on May 1, 2022, with the remaining RSUs vesting in three (3) annual 30% installments thereafter, subject to the continuous service of the holder on each vesting date; and (b) 1,055,478 RSAs awarded under the 2020 Plan, scheduled to vest as to 10% on March 15, 2022, with the remaining RSAs vesting in three annual 30% installments thereafter, subject to the continuous service of the holder on each vesting date.

(3)
Represents 496,967 RSUs awarded under the 2020 Plan, scheduled to vest as to 10% on May 1, 2022, with the remaining RSUs vesting in three annual 30% installments thereafter, subject to the continuous service of the holder on each vesting date.

Executive Employment Agreements
In November 2021, Local Bounti entered into employment agreements with each of our executive officers, including each named executive officer, which became effective upon the consummation of the Business Combination on November 16, 2021. Pursuant to each employment agreement, if the employee separates from service (a) due to termination by Local Bounti for a reason other than (x) Cause (as defined in the employment agreement), (y) the employee becoming Disabled (as defined in the employment agreement) or (z) the employee’s death, or (b) due to resignation by the employee on account of Good Reason (as defined in the employment agreement) (each, an “Involuntary Termination”) under either of the following circumstances, the employee will be entitled to their salary and other benefits accrued through the separation date and, subject to the employee executing a release and general waiver of claims in favor of Local Bounti and adhering to the applicable restrictive covenants (other than with respect to accrued benefits), the employees will be entitled to the following respective additional severance benefits:

•
if the Involuntary Termination occurs at any time other than at or during the 12-month period immediately following a Change in Control (as defined in the Equity Incentive Plan), (a) continuing salary payments for a period of six months (12 months in the case of the Chief Executive Officers), (b) COBRA reimbursement payments for a period of six months (12 months in the case of the Chief Executive Officers), and (c) if the employee’s termination date is at least 12 months following the employee’s start date with Local Bounti, all of the employee’s unvested and outstanding equity awards that would have become vested had employee remained in Local Bounti’s employ for the 12-month period following the employee’s termination of employment will immediately vest and become exercisable as of the date of the employee’s termination; and

•
if the Involuntary Termination occurs during the 12-month period immediately following a Change in Control, then in lieu of the above, (a) a lump sum severance payment equal to 1.5 (2.0 in the case of the Chief Executive Officers) times the employee’s base salary, (b) COBRA reimbursement payments for a period of 18 months (24 months in the case of the Chief Executive Officers), and (c) if the employee’s termination date is at least 12 months following the employee’s start date with Local Bounti, all of the employee’s unvested and outstanding equity awards will immediately vest and become exercisable as of the date of the employee’s termination.

The employment arrangements each include (1) confidentiality and non-disparagement obligations applicable during the employee’s term and following the termination thereof for any reason, (2) a standard intellectual property assignment provision, (3) a non-competition provision applicable during the employee’s term and during the one year period following the termination thereof for any reason, and (4) a non-solicitation provision applicable during the employee’s term and during the one year period following the termination thereof for any reason.
Ms. Valiasek’s employment agreement superseded and replaced an offer letter between Ms. Valiasek and us effective March 2021. Under that prior offer letter, Ms. Valiasek was entitled to an annual base salary of $425,000, and was granted 212,384 shares of change in control restricted nonvoting Local Bounti common stock under the 2020 Plan which was adjusted to 1,055,478 shares of Local Bounti in the Business Combination. Ms. Valiasek’s prior offer letter further entitled her to relocation expense reimbursements, three weeks’ vacation time and eligibility to participate in Local Bounti’s employee benefits plans maintained by Local Bounti and generally made available to similarly situated employees.
Mr. McKinney’s employment agreement superseded and replaced an offer letter between Mr. McKinney and us effective July 2021. Under that prior offer letter, Mr. McKinney was entitled to an annual base salary of $500,000, and was granted 100,000 shares of nonvoting common stock RSUs under the 2020 Plan, which was adjusted to 496,967 shares of Local Bounti in the Business Combination. Mr. McKinney’s prior offer letter further provided him with a $100,000 sign on bonus and entitled him to relocation expense reimbursements, three weeks’ vacation time and eligibility to participate in Local Bounti’s employee benefits plans maintained by Local Bounti and generally made available to similarly situated employees.
Equity Plans
Local Bounti Corporation 2020 Equity Incentive Plan
General.
Local Bounti’s board of directors originally adopted the Local Bounti Corporation 2020 Equity Incentive Plan on October 8, 2020 and Local Bounti’s stockholders approved the plan on November 9, 2020. The 2020 Plan was last amended and restated on June 1, 2021. The 2020 Plan provides for the grant of incentive stock options to Local Bounti employees (and employees of any parent or subsidiary of Local Bounti) and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and change in control restricted stock to Local Bounti employees, directors and consultants (and employees and consultants of any parent or subsidiary of Local Bounti). The 2020 Plan terminated upon the effectiveness of the Equity Incentive Plan, at which time the outstanding awards previously granted thereunder were assumed by Leo. Following termination of the 2020 Plan, no new awards were granted under such plan but previously granted awards continue to be subject to the terms and conditions of the 2020 Plan and the stock award agreements pursuant to which such awards were granted.
Plan Administration.
The Legacy Local Bounti board of directors has administered the 2020 Plan.
Types of Awards.
The 2020 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and change in control restricted stock awards.
Change in Control Restricted Stock.
The Legacy Local Bounti board of directors has granted change in control restricted stock awards under the 2020 Plan. Upon a “change in control” (as defined in the 2020 Plan) of Local Bounti, the change in control restricted stock awards will vest in full. If a “qualified public offering” of the common stock of Local Bounti occurs (as defined in the 2020 Plan, which includes the consummation of the Business Combination) prior to a change in control, then the change in control restricted stock will vest upon the vesting schedule set forth in the 2020 Plan or individual award agreements. In the event a recipient of a change in control restricted stock award ceases to provide continuous services to Local Bounti, all unvested shares subject to the award will be forfeited upon Local Bounti’s notice to the recipient. Legacy Local Bounti and certain restricted stockholders amended their change in control restricted stock awards to remove the vesting trigger and convert the vesting to four-year time-based vesting, with 10% vesting on the first anniversary of the vesting commencement date and 30% vesting on each anniversary thereafter, subject to the grantee’s continued service on each applicable vesting date.
Restricted Stock Units.
The Legacy Local Bounti board of directors has granted RSUs under the 2020 Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Local Bounti non-voting common stock. Upon meeting the applicable vesting criteria, the recipient will be entitled to receive a payout for his earned RSUs as determined by the Legacy Local Bounti board of directors in the form of cash, shares, or a combination of both. Certain of the RSUs vested as to 25% of the RSUs on the date of a “qualified public offering,” which included the Business Combination, and as to the remaining 75% of the RSUs over the a 36 month period from the date of grant (subject to the occurrence of a “qualified public offering,” which included the Business Combination) in equal quarterly installments, subject to the recipient’s continuous service through each vesting date, and other RSUs are subject to four-year time-based vesting, with 10% vesting on the first anniversary of the vesting commencement date and 30% vesting on each anniversary thereafter, subject to the grantee’s continued service on each applicable vesting date.
Non-transferability of Awards.
Unless the Legacy Local Bounti board of directors provides otherwise, the 2020 Plan generally does not allow for the transfer of awards or shares acquired pursuant to an award and only the recipient of an award may exercise it during his or her lifetime.
Certain Adjustments.
In the event of certain corporate events or changes in Local Bounti capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2020 Plan, the Legacy Local Bounti board of directors will make adjustments to one or more of the number, kind and class of securities that may be delivered under the 2020 Plan and/or the number, kind, class and price of securities covered by each outstanding award.
Dissolution or liquidation.
In the event of Local Bounti’s dissolution or liquidation, each option and stock purchase right will terminate immediately prior to the consummation of such action, unless otherwise determined by the Legacy Local Bounti board of directors.
Merger or Change in Control.
The 2020 Plan provides that in the event of a merger or a “change in control” of Local Bounti, each outstanding award will be treated as the Legacy Local Bounti board of directors determines. A “change in control” is defined in the 2020 Plan as: (i) a change in the ownership of Legacy Local Bounti which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of the stock of Local Bounti that, together with the stock held by such person or group, constitutes more than 50% of Local Bounti’s total voting power of the stock in Local Bounti (other than through a private financing), (ii) if Local Bounti has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of Local Bounti which occurs on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of the appointment or election or (iii) a change in the ownership of a substantial portion of Legacy Local Bounti’s assets which occurs on the date that any person(s) acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person(s)) assets from Local Bounti that have a total gross fair market value (without regard to any liabilities associated with such assets) that equal or exceed 50% of the total gross fair market value of all assets of Legacy Local Bounti immediately prior to such acquisition(s).
Amendment or Termination.
Legacy Local Bounti’s board of directors may amend or terminate the 2020 Plan at any time, provided such action does not impair the rights of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

2021 Equity Incentive Plan
In October 2021, our Board, subject to stockholder approval, adopted the 2021 Equity Incentive Plan (the “Equity Incentive Plan”), and in November 2021 our stockholders approved the Equity Incentive Plan. The Equity Incentive Plan became effective upon the Closing.
Purpose
The Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long- term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business.
Types of Equity Awards
The Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, and stock bonus awards (all such types of awards, collectively, “equity awards”).
Share Reserve
Number of Shares
Subject to adjustments as set forth in the Equity Incentive Plan, the maximum aggregate number of shares of Company common stock that may be issued under the Equity Incentive Plan will not exceed 14,585,753 shares of Common Stock, which is comprised of (i) fourteen percent (14%) of the total number of issued and outstanding shares of Common Stock outstanding as of the Closing, plus (ii) the number of shares of Local Bounti’s common stock subject to awards or issued under the 2020 Plan that otherwise would have been returned to such plan on or after the Equity Incentive Plan Effective Date (as defined below) on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder. The shares may be authorized, but unissued, or reacquired Company common stock. Furthermore, subject to adjustments as set forth in the Equity Incentive Plan, in no event will the maximum aggregate number of shares that may be issued under the Equity Incentive Plan pursuant to incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the Equity Incentive Plan.
The number of shares available for issuance under the Equity Incentive Plan will automatically be increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2031 fiscal year, in an amount equal four percent (4%) of the outstanding shares on the last day of the immediately preceding fiscal year, unless the Company board of directors determines on or prior to the first day of any fiscal year that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of Company common stock.
Lapsed Awards
To the extent an equity award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program (as defined in the Equity Incentive Plan), the unissued shares that were subject thereto will continue to be available under the Equity Incentive Plan for issuance pursuant to future equity awards. In addition, any shares which we retain upon exercise of an equity award in order to satisfy the exercise or purchase price for such equity award or any withholding taxes due with respect to such equity award will be treated as not issued and will continue to be available under the Equity Incentive Plan for issuance pursuant to future equity awards. Shares issued under the Equity Incentive Plan and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) will again be available for future grants under the Equity Incentive Plan. To the extent an equity award under the Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Equity Incentive Plan.
Assumption or Substitution of Awards by the Company.
The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition, merger or consolidation of such other company or otherwise, by either: (a) assuming such award under the Equity Incentive Plan or (b) granting an award under the Equity Incentive Plan in substitution of such other company’s award. Any awards that are assumed or substituted under the Equity Incentive Plan will not reduce the number of shares authorized for grant under the Equity Incentive Plan or authorized for grant to a participant in any fiscal year.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the Equity Incentive Plan. Incentive stock options may only be granted to employees of ours or of our parents or subsidiaries.
Administration
The Equity Incentive Plan will be administered by the Company board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). Awards granted to an officer or director of the Company or any other person whose transactions in the Company common stock are subject to Section 16 of the Exchange Act (each, an “Insider”) must be approved by two or more “non-employee directors” of the Company board of directors.
Subject to the terms of the Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the Equity Incentive Plan; (ii) select the service providers to whom equity awards may be granted under the Equity Incentive Plan; (iii) determine the number of shares to be covered by each equity award granted under the Equity Incentive Plan; (iv) approve forms of equity award agreements for use under the Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the Equity Incentive Plan, of any equity award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the Equity Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the Equity Incentive Plan and equity awards granted pursuant to the Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Equity Incentive Plan, any equity award or any equity award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the Equity Incentive Plan; (x) modify or amend each equity award (subject to the terms of the Equity Incentive Plan); (xi) adjust performance goals applicable to a participant with respect to an equity award to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary events or circumstances; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Equity Incentive Plan; (xiii) authorize any person to execute on our behalf any instrument required to effect the grant of an equity award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an equity award; and (xv) make all other determinations deemed necessary or advisable for administering the Equity Incentive Plan.
However, to the extent permitted by applicable law and listing requirements, the Company board of directors or a committee thereof may delegate to one or more of our directors or officers who may be (but are not required to be) Insiders, the authority to (a) designate employees who are not Insiders to be recipients of equity awards and determine the number of shares subject to equity awards granted to such designated employees, subject to certain restrictions that are set forth in the Equity Incentive Plan and (b) take any and all actions on behalf of the Company board of directors or a committee thereof other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates.
Members of the Plan Administrator and its delegates are indemnified and held harmless by the Company from any costs that are imposed on or incurred by such persons in connection with claims due to actions or omissions under the Equity Incentive Plan not attributable to willful misconduct.
Stock Options
Each stock option will be designated in the equity award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.
The term of each stock option will be stated in the equity award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the equity award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the equity award agreement.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may vest or be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.
If a participant ceases to be a service provider other than for “cause” (as defined in the Equity Incentive Plan), the participant may exercise his or her stock option within such period of time as is specified in the equity award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the equity award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and three months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for cause and the participant will be prohibited from exercising his or her stock option from and after the date of such notification.

Stock Appreciation Rights (SARs)
The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of Company common stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, in shares of equivalent value, or in some combination thereof, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.
Restricted Stock and RSUs
Restricted stock awards are grants of shares of Company common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Company common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash, shares, or a combination of both.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such an equity award, the Plan Administrator may impose whatever conditions on vesting and such other terms as it determines to be appropriate.
During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. All such dividends or distributions will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the shares of restricted stock with respect to which they were paid and shall not be paid or distributed unless and until such related Shares have vested and been earned.
During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the RSUs with respect to which the dividend equivalents accrue and shall not be paid or settled unless and until the related RSUs have vested and been earned.
Stock Bonus Awards
A stock bonus award is an award of shares to a participant without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award and any other terms applicable to such stock bonus award. A stock bonus award may be paid in cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.
Performance Awards
The Plan Administrator may grant stock options, SARs, restricted stock and RSUs that are subject to the satisfaction of specified performance criteria. The Plan Administrator determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain.
The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to an equity award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales revenue; (2) return on revenue; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue or revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, operating cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, or completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Equity awards issued to participants may take into account other criteria (including subjective criteria).
Performance goals may differ from participant to participant, performance period to performance period and from equity award to equity award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against the performance of us as a whole or against any of our affiliate(s), particular segment(s), business unit(s) or product(s) of ours or an individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.
Outside Director Limitations
Equity awards granted during a single fiscal year under the Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Company board of directors, will not exceed (i) $1,000,000 in total value for any outside director serving as the lead director of the Company board of directors or chair of the Company board of directors (including with respect to the first year of service) and (ii) $700,000 in total value for any other outside director, except with respect to the first year of service in which case any equity awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such equity awards, in each case, based on the grant date fair value of such equity awards for financial reporting purposes). Such applicable limit will include the value of any equity awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Equity awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an outside director will not count for purposes of these limits.
Leaves of Absence/Transfer Between Locations; Time Commitment Change
The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of equity awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of equity awards will continue during any paid leave and will be suspended during any unpaid leave

(unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any of our affiliates. If an employee holds an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such three-month period and the incentive stock option will thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.
If a participant’s regular level of time commitment in performing services to us or an affiliate of ours is reduced after an equity award is granted, the Plan Administrator has the discretion, subject to applicable laws, to (i) proportionately reduce the number of shares or cash amount subject to equity awards that vest or become payable after such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting schedule of the equity award. If the Plan Administrator makes such a reduction, the participant will no longer have any rights to the portion of the equity award that is so reduced.
Nontransferability of Equity Awards
Unless determined otherwise by the Plan Administrator, an equity award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, by the laws of descent or distribution, or if we so permit, by beneficiary designation, and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes an equity award transferable, such equity award will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any equity award be transferred for consideration to a third-party financial institution.
Clawback/Recovery
The Plan Administrator may specify in an equity award agreement that the participant’s rights, payments, and/or benefits with respect to an equity award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an equity award. Notwithstanding any provisions to the contrary under the Equity Incentive Plan, an equity award granted under the Equity Incentive Plan will be subject to any clawback policy as may be established and/or amended from time to time by us. The Plan Administrator may require a participant to forfeit or return to and/or reimburse us for all or a portion of the equity award and/or shares issued under the equity award, any amounts paid under the equity award, and any payments or proceeds paid or provided upon disposition of the shares issued under the equity award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.
Adjustment
In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of the Company common stock or other securities of us or other significant corporate transaction, or other change affecting the Company common stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding equity award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Code (“Section 409A”).

Dissolution or Liquidation
In the event of the proposed winding up, dissolution or liquidation of us, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an equity award will terminate immediately prior to the consummation of such proposed action.
Corporate Transaction
In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock, or (iv) a “Change in Control” (as defined in the Equity Incentive Plan) each outstanding equity award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding equity awards (if we are the surviving corporation); (b) the assumption of such outstanding equity awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such equity awards; (d) the cancellation of such equity awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such equity awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the equity award; provided that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, (subject to applicable laws); (e) the full or partial acceleration of vesting, exercisability, payout or accelerated expiration of an outstanding equity award, lapse of our right to repurchase or re-acquire shares acquired under an equity award or lapse of forfeiture rights with respect to shares acquired under an equity award; (f) the opportunity for participants to exercise their stock options and/or SARs prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto or (g) the cancellation of such outstanding equity awards in exchange for no consideration.
Change in Control
An equity award may be subject to additional acceleration of vesting and exercisability upon or after a “change in control” (as defined in the Equity Incentive Plan) as may be provided in the equity award agreement for such equity award or as may be provided in any other written agreement between us or any of our affiliates and the participant, but in the absence of such provision, no such acceleration will occur (unless otherwise determined by the Plan Administrator in connection with a corporate transaction).
Amendment, Termination and Duration of the Equity Incentive Plan
If approved by our shareholders, the Equity Incentive Plan will continue in effect unless terminated earlier under the terms of the Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the Equity Incentive Plan. No incentive stock options may be granted after October 18, 2031. No awards may be granted under the Equity Incentive Plan while the Equity Incentive Plan is suspended or after it is terminated.
U.S. Federal Tax Aspects
A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date. A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).
A participant who receives RSUs will not have taxable income upon grant of the equity award; instead the participant will be taxed upon settlement of the equity award. The participant will recognize ordinary income upon settlement equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Equity awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.
Prior to the delivery of any shares or cash pursuant to an equity award (or exercise thereof) or prior to any time the equity award or shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted or otherwise applicable with respect to such equity award.
The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or delivering to us already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.
We will be entitled to a tax deduction in connection with an equity award under the Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

2021 Employee Stock Purchase Plan
In October 2021, our Board, subject to stockholder approval, adopted the 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), and in November 2021 our stockholders approved the Employee Stock Purchase Plan. The Employee Stock Purchase Plan became effective upon the Closing.
Purpose
The Employee Stock Purchase Plan provides a means by which eligible employees and/or eligible service providers of either our company or designated related corporations and affiliates (“Designated Companies”) may be given an opportunity to purchase shares of Company common stock. The Employee Stock Purchase Plan permits us to grant a series of purchase rights to eligible employees and eligible service providers. By means of the Employee Stock Purchase Plan, we seek to (i) retain and assist our related corporations and affiliates in retaining the services of such eligible employees and eligible service providers, (ii) secure and retain the services of new eligible employees and eligible service providers and (iii) provide incentives for such persons to exert maximum efforts for our success and that of our related corporations and affiliates.
Qualified and Non-Qualified Offerings Permitted
The Employee Stock Purchase Plan includes two components: a “423 Component” and a “Non-423 Component.” We intend the 423 Component to qualify as an “employee stock purchase plan” pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Employee Stock Purchase Plan participation in a uniform and non-discriminating basis. In addition, the Employee Stock Purchase Plan authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided in the Employee Stock Purchase Plan or determined by the Employee Stock Purchase Plan Administrator (as defined below), the Non-423 Component will be operated and administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the Employee Stock Purchase Plan. Eligible service providers will only be able to participate in the Non-423 Component of the Employee Stock Purchase Plan.
Administration
The Company board of directors has the power to delegate administration of the Employee Stock Purchase Plan to a committee composed of not fewer than one member of the Company board of directors. The Employee Stock Purchase Plan will be administered by the Company board of directors or a committee thereof (the “Employee Stock Purchase Plan Administrator”). The Employee Stock Purchase Plan Administrator has the final power to construe and interpret both the Employee Stock Purchase Plan and the rights granted under it. The Employee Stock Purchase Plan Administrator has the power, subject to the provisions of the Employee Stock Purchase Plan, to determine when and how rights to purchase Company common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the 423 Component or Non-423 Component of the Employee Stock Purchase Plan. Whether or not the Company board of directors has delegated administration of the Employee Stock Purchase Plan to a committee, the Company board of directors will have the final power to determine all questions of policy and expediency that may arise in the administration of the Employee Stock Purchase Plan.
Restart
To the extent more than one purchase period is provided during an offering, the Employee Stock Purchase Plan Administrator will have the discretion to structure such offering so that if the fair market value of a share on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share on the offering date for that offering, then (i) that offering will terminate as of the purchase date specified with respect to such purchase period, after giving effect to such purchase on the applicable purchase date, (ii) all contribution amounts not applied to the purchase of shares after giving effect to such purchase on the applicable purchase date will be refunded to the applicable participants and (iii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period and purchase period.
Stock Subject to Employee Stock Purchase Plan
Subject to adjustments as provided in the Employee Stock Purchase Plan, the maximum number of shares of Company common stock that may be issued under the Employee Stock Purchase Plan will not exceed 1,294,492 shares of Common Stock, which is equal to one and one-half percent (1.5%) of the total number of issued and outstanding shares of Company common stock as of immediately following the Closing, plus the number of shares of Company common stock that are automatically added on the first day of each fiscal year beginning with the 2022 fiscal year and ending on (and including) the first day of the 2031 fiscal year in an amount, in each case, equal to the lesser of (i) one percent (1%) of the total number of shares of Company common stock outstanding on the last day of the immediately preceding fiscal year and (ii) the number of shares of Company common stock initially reserved for issuance under the Employee Stock Purchase Plan, unless the Employee Stock Purchase Plan Administrator determines prior to the first day of any fiscal year that there will be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year will be a lesser number of shares of Company common stock. If any purchase right granted under the Employee Stock Purchase Plan terminates without having been exercised in full, the shares of Company common stock not purchased under such purchase right will again become available for issuance under the Employee Stock Purchase Plan.
Offerings
The Employee Stock Purchase Plan is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may be comprised of one or more purchase periods. The maximum length for an offering under the Employee Stock Purchase Plan is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of Company common stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of Company common stock, subject to certain limitations.
Eligibility
Purchase rights may be granted only to our employees, employees of designated related corporations or, solely with respect to the Non-423 Component, employees of designated affiliates (other than a designated related corporation) or eligible service providers. The Employee Stock Purchase Plan Administrator may provide that employees will not be eligible to be granted purchase rights under the 423 Component (and if so determined by the board of directors under the Non-423 Component) if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the Employee Stock Purchase Plan Administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the Employee Stock Purchase Plan Administrator may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the Employee Stock Purchase Plan Administrator may determine), (iv) is a highly compensated employee within the meaning of the Code, or (v) has not satisfied such other criteria as the Employee Stock Purchase Plan Administrator may determine consistent with Section 423 of the Code. Unless otherwise determined by the Employee Stock Purchase Plan Administrator for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than 5 months per calendar year.

No employee will be eligible for the grant of any purchase rights under the 423 Component (and if so determined by the board of directors for the Non-423 Component) if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights under the 423 Component (and if so determined by the board of directors for the Non-423 Component) only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.
Participation in the Employee Stock Purchase Plan
On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the Employee Stock Purchase Plan, will be granted a purchase right to purchase up to that number of shares of Company common stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Employee Stock Purchase Plan Administrator; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the Employee Stock Purchase Plan Administrator determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.
Purchase Price
The purchase price of shares of Company common stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of Company common stock on the offering date; or (ii) 85% of the fair market value of the shares of Company common stock on the applicable purchase date (i.e. the last day of the applicable purchase period).
Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the Employee Stock Purchase Plan and deposited with our general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner we direct.
Purchase of Stock
The Employee Stock Purchase Plan Administrator will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Company common stock will be purchased in accordance with such offering. In connection with each offering, the Employee Stock Purchase Plan Administrator may specify a maximum number of shares of Company common stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of Company common stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Employee Stock Purchase Plan Administrator action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of Company common stock available will be made in as nearly a uniform manner as will be practicable and equitable.
Withdrawal
During an offering, a participant may cease making contributions and withdraw from the offering by delivering to us or any third party designated by us a company provided withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the Employee Stock Purchase Plan, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.
Termination of Eligibility
Purchase rights granted pursuant to any offering under the Employee Stock Purchase Plan will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. We will have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Employee Stock Purchase Plan. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest.
Leave of Absence.
A participant will not be deemed to have terminated employment or failed to remain continuously employed by us or a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by us; provided that such leave is for a period of not more than three months or reemployment upon the expiration of such leave is guaranteed by contract or statute. We will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under local law. Where the period of leave exceeds three months and an employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave.
Employment Transfers.
Unless otherwise determined by the Employee Stock Purchase Plan Administrator, a participant whose employment (or in the case of an eligible service provider, service) transfers or whose employment (or in the case of an eligible service provider, service) terminates with an immediate rehire (or in the case of an eligible service provider, reengagement) with no break in employment (or in the case of an eligible service provider, service) by or between us and a Designated Company or between Designated Companies will not be treated as having terminated employment (or in the case of an eligible service provider, service) for purposes of participating in the Employee Stock Purchase Plan or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. In the event that a participant’s purchase right is terminated under the Employee Stock Purchase Plan, we will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions without interest.
Restrictions on Transfer
During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.

Exercise of Purchase Rights
On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of Company common stock, up to the maximum number of shares of Company common stock permitted by the Employee Stock Purchase Plan and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of Company common stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.
No purchase rights may be exercised to any extent unless and until the shares of Company common stock to be issued on such exercise under the Employee Stock Purchase Plan are covered by an effective registration statement pursuant to the Securities Act, and the Employee Stock Purchase Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the Employee Stock Purchase Plan. If, on the purchase date, as delayed to the maximum extent permissible, the shares of Company common stock are not registered and the Employee Stock Purchase Plan is not in material compliance with all applicable laws or regulations, as determined by us in our sole discretion, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.
Capitalization Adjustments
In the event of a capitalization adjustment, the Employee Stock Purchase Plan Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Employee Stock Purchase Plan, (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the Employee Stock Purchase Plan, (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing offering.
Dissolution or Liquidation
In the event of our company’s dissolution or liquidation, the Employee Stock Purchase Plan Administrator will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The Employee Stock Purchase Plan Administrator will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.
Effect of Certain Corporate Transactions
In the event of:

•	a transfer of all or substantially all of our company’s assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of our company with or into another corporation, entity or person; or

•	the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock;
then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’

accumulated contributions will be used to purchase shares of Company common stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The Employee Stock Purchase Plan Administrator will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.
Spin-Off
In the event of a spin-off or similar transaction involving us, the Employee Stock Purchase Plan Administrator may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the Employee Stock Purchase Plan Administrator, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.
Amendment, Termination or Suspension of the Employee Stock Purchase Plan
The Employee Stock Purchase Plan Administrator may amend the Employee Stock Purchase Plan at any time in any respect the Employee Stock Purchase Plan Administrator deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the Employee Stock Purchase Plan for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of Company common stock available for issuance under the Employee Stock Purchase Plan, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the Employee Stock Purchase Plan or reduces the price at which shares of Company common stock may be purchased under the Employee Stock Purchase Plan, (iv) extends the term of the Employee Stock Purchase Plan, or (v) expands the types of awards available for issuance under the Employee Stock Purchase Plan, but in each case only to the extent stockholder approval is required by applicable laws.
The Employee Stock Purchase Plan Administrator may suspend or terminate the Employee Stock Purchase Plan at any time. No purchase rights may be granted under the Employee Stock Purchase Plan while the Employee Stock Purchase Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the Employee Stock Purchase Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.
Federal Income Tax Information
The following generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the Employee Stock Purchase Plan and with respect to the sale of Company common stock acquired under the Employee Stock Purchase Plan, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Employee Stock Purchase Plan should consult their own professional tax advisors concerning tax aspects of rights under the Employee Stock Purchase Plan. Nothing in this prospectus is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary also assumes that the 423 Component complies with Code Section 423 and is based on the tax laws in effect as of the date of this prospectus. Changes to these laws could alter the tax consequences described below.
As described above, the Employee Stock Purchase Plan has a 423 Component and a Non-423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the Non-423 Component.
423 Component
Rights granted under the 423 Component are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code. Under this component, a participant will be taxed on amounts withheld for the purchase of Company common stock as if such amounts are actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares:

•
If the stock is disposed of more than 2 years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (ii) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

•
If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.

Any compensation income that a participant receives upon sale of the Company common stock that he or she purchased under the 423 Component is not subject to withholding for income, Medicare or social security taxes. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
Non-423 Component
Rights granted under the Non-423 Component are not intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” which qualifies under the provisions of Section 423 of the Code. Under this component, a participant will have compensation income equal to the value of the Company common stock on the day he or she purchases the Company common stock, less the purchase price. When a participant sells the Company common stock purchased under the Employee Stock Purchase Plan, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the Company common stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
Any compensation income that a participant receives upon sale of the Company common stock that he or she purchased under the Non-423 Component is subject to withholding for income, Medicare and social security taxes, as applicable.

Tax Consequences to Company
If the participant makes a disqualifying disposition of shares purchased under the Employee Stock Purchase Plan, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition and the Company will be entitled to an income tax deduction for the same amount for the taxable year of the Company in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of our officers under Section 162(m) of the Code. In no other instance will the Company be allowed a deduction with respect to the participant’s disposition of the purchased shares. Any additional gain (or loss) on the disposition of the purchased shares will be a capital gain (or loss) to the participant.
Non-Employee Director Compensation
In 2021, we did not have a formal compensation policy for our non-employee directors (“Outside Directors”), nor did we have a formal policy of reimbursing expenses incurred by Outside Directors in connection with their Board service. However, in 2021, we granted our Outside Directors equity awards in the form of change-in-control restricted stock awards (“RSAs”) or restricted stock units (“RSUs”). The awards were issued under our 2020 Plan, which was terminated and replaced with our 2021 Equity Incentive Plan (“2021 Plan”) in October 2021. The following table sets forth information concerning the compensation of our Outside Directors during the year ended December 31, 2021.

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)		Total ($)
Pamela Brewster	—	495,479	(4)	495,479
Matthew Nordby (2)	—	—		—
Mark J. Nelson (3)	—	1,709,903	(5)	1,709,903
Edward C. Forst (2)	—	—		—

(1)
Stock awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, see Note 12, Stock-Based Compensation, to the Consolidated Financial Statements for the year ended December 31, 2021.

(2)	Commenced service as a director on November 16, 2021.
(3)	Commenced service as a director on May 13, 2021.
(4)
Ms. Brewster was granted 49,697 RSUs (as converted in the Business Combination) on November 8, 2021, as amended on November 14, 2021. The RSUs vested in full on February 16, 2022. Ms. Brewster held 49,697 unvested RSUs with an aggregate value of $320,546, based on the closing price of our common stock on the NYSE on December 31, 2021 ($6.45).

(5)
Mr. Nelson was granted 253,319 RSUs (as converted in the Business Combination) on April 12, 2021. As amended, 25% of the RSUs vested on the consummation of the Business Combination, and the remaining 75% of the RSUs vested (or are scheduled to vest) over the 36-month period following April 12, 2021, in equal quarterly amounts, subject to Mr. Nelson continuing to be a service provider on each such quarterly vesting dates. Notwithstanding the foregoing, 100% of the RSUs will vest immediately upon a Change in Control (as defined in the Equity Incentive Plan) resulting in aggregate proceeds to the Company or its stockholders of not less than $30,000,000, subject to Mr. Nelson’s continued service on each such date. As of December 31, 2021, the Company had vested 105,550 of Mr. Nelson’s RSUs, and Mr. Nelson held 147,769 unvested RSUs with an aggregate value of $953,110, based on the closing price of our common stock on the NYSE on December 31, 2021 ($6.45).

Non-Employee Director Compensation Policy
In January 2022, the Board, upon recommendation from our compensation committee, adopted the Non-Employee Director Compensation Plan, which sets forth the terms upon which Outside Directors are compensated for their Board service.

Outside Directors are entitled to (a) annual cash retainers, payable in arrears in equal quarterly installments following the end of each fiscal quarter in which their service occurred, and (b) equity awards, which are granted under the Plan or any successor equity plan adopted by the Board and Company stockholders as follows:
Annual Board Member Service Retainer

•	All Outside Directors: $87,500

•	Outside Director serving as Lead Independent Director: $15,000 (in addition to above)
Annual Committee Member Service Retainer

•	Member of the Audit Committee: $10,000

•	Member of the Compensation Committee: $7,500

•	Member of the Nominating and Corporate Governance Committee: $5,000
Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)

•	Chairperson of the Audit Committee: $20,000

•	Chairperson of the Compensation Committee: $15,000

•	Chairperson of the Nominating and Corporate Governance Committee: $10,000
Equity Compensation

•
Upon initial election or appointment to the Board, an RSU award, as determined by the Board, with a grant date value of $175,000, which will vest in three equal annual installments beginning on the first anniversary of the date of grant, subject to the Outside Director’s continuous service through each applicable vesting date; and

•
At each annual stockholders’ meeting following the Outside Director’s appointment to the Board and such director’s service on the Board for a minimum of six months, an additional RSU award, as determined by the Board, with a grant date value of $87,500, which will vest in full upon the earlier of the first anniversary of the date of grant or the next annual stockholders’ meeting, subject to the Outside Director’s continuous service through the applicable vesting date.

Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the consummation of a “change in control” (as defined in the Equity Incentive Plan), any unvested portion of an equity award granted in consideration of the Outside Director’s service as a member of the Board will vest in full immediately prior to, and contingent upon, the consummation of such change in control.
The Board has discretion to grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations for an Outside Director or for other circumstances determined to be appropriate by the Board. The Company will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•	we, Leo or Legacy Local Bounti have been or are to be a participant;

•	the amounts involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Amended and Restated Registration Rights Agreement
In connection with the Closing of the Business Combination, that certain Registration Rights Agreement, dated March 2, 2021, among the Company and certain persons and entities holding securities of the Company (the “IPO Registration Rights Agreement”), was amended and restated and the Company, certain persons and entities holding securities of the Company prior to the Closing (the “Initial Holders”) and certain persons and entities receiving common stock or instruments exercisable for common stock in connection with the Business Combination (the “New Holders” and, together with the Initial Holders, the “Registration Rights Holders”) entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, we filed with the SEC (at our sole cost and expense) a registration statement on December 10, 2021, registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and the Resale Registration Statement was declared effective on December 23, 2021. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders are entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by the Company if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.
Lock-Up Arrangements
In connection with the Closing of the Business Combination, Legacy Local Bounti securityholders entered into agreements (the “Lock-Up Agreements”) pursuant to which they agreed, subject to certain customary exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of common stock held by them immediately after the Closing, including any shares issuable upon the exercise of options to purchase shares of common stock held by them immediately after the Closing (“Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) through (c), collectively, “Transfer”) until May 18, 2022.
Pursuant to the A&R Registration Rights Agreement and, subject to certain exceptions, the Sponsor (and its permitted transferees) are contractually restricted from selling or transferring any of their shares of common stock (not including any PIPE Shares issued in the PIPE Financing) (the “Sponsor Lock-up Shares”). Such restrictions began at Closing and end on the earlier of (a) November 19, 2022 and (b) the earlier to occur of, subsequent to the Closing Date, (x) the first date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
Pre-Business Combination Related Party Transactions of Legacy Local Bounti
BrightMark Partners, LLC Management Services Agreement
In August 2018, Legacy Local Bounti entered into a management services agreement with BrightMark Partners, LLC (“BrightMark”), for certain management services, including management, CFO, business, operational, strategic, and advisory services. The two managing partners of BrightMark, Craig M. Hurlbert and Travis M. Joyner, are the co-founders and co-CEOs of Legacy Local Bounti. Under the agreement, the management services would be provided for an initial term of three years that would automatically renew for an additional one-year term. As consideration for management services, BrightMark billed Local Bounti on a monthly basis for services rendered pursuant to the management services agreement, plus and expenses. In March 2021, Legacy Local Bounti and BrightMark terminated the management services agreement.
For the years ended December 31, 2021 and 2020, Legacy Local Bounti incurred management fees of $120 thousand and $628 thousand, respectively. Craig M. Hurlbert and Travis M. Joyner each own the interest of half amount in the transactions based on the 50% ownership of BrightMark from each of them.
BrightMark previously held shares of Legacy Local Bounti, but distributed the shares to Wheat Wind Farms, LLC and McLeod Management Co. LLC, which are controlled by Craig M. Hurlbert and Travis M. Joyner, the co-CEO of the Company, respectively.
Grow Bitterroot Sale Lease Back Transaction and Services Agreement
In June 2020, Legacy Local Bounti sold a greenhouse facility it had constructed to Grow Bitterroot, LLC (“Grow Bitterroot”), a qualified opportunity zone fund owned in part by Live Oak Ventures, LLC, which owns more than 10% of our stock, and Orange Strategies LLC, of which our director, Pamela Brewster, is Principal, for a total consideration of $4,500 thousand. Travis M. Joyner, our co-CEO, is manager of Grow Bitterroot. Concurrently, Legacy Local Bounti and Grow Bitterroot entered into an agreement, whereby Legacy Local Bounti leases land and the greenhouse facility from Grow Bitterroot. In addition, Legacy Local Bounti and Grow Bitterroot entered into a property maintenance and management services agreement under which Legacy Local Bounti will provide all property maintenance and management services, including business, operational, strategic and advisory services in exchange for an annual fee of $50,000. The property maintenance and management services agreement includes an initial term of three years which will renew automatically unless terminated by either party with 30 days’ notice.
In July 2020, Legacy Local Bounti began providing development services to Grow Bitterroot in connection with the expansion of the Grow Bitterroot-owned greenhouse facility. For the year ended December 31, 2021, we paid to Grow Bitterroot $812,513 under the lease agreement and $50,000 under the property maintenance and management services agreement.
BrightMark Partners LLC Short-Term Lease Agreement
In December 2020, Legacy Local Bounti entered into a short-term lease agreement with BrightMark for commercial office space. The lease may be terminated at any time by either party upon 30 days’ written notice. The monthly rent is $2,000 per month ($24,000 per year).
McLeod Property HM LLC Commercial Lease
On June 15, 2021, Legacy Local Bounti entered into a commercial lease agreement with McLeod Property HM LLC located in Hamilton, MT, whose owner, Bridget M. Joyner, is the wife of Travis M. Joyner, the

Co-CEO
of Legacy Local Bounti. The lease had a one-year term commencing on June 15, 2021, and ending June 14, 2022 or upon lease termination. The lease was terminated on March 15, 2022. The monthly rent was $3,250 per month ($39,000 per year).
Right of First Refusal, Co-Sale and Pre-Emptive Rights Agreement
In July 2019, Legacy Local Bounti entered into a right of first refusal, co-sale and pre-emptive rights agreement (the “ROFR”) with certain holders of Legacy Local Bounti’s capital stock including certain directors, officers and holders of 5% or more of Legacy Local Bounti’s capital stock. These parties include Live Oak Ventures, LLC, Rom Ramsbacher, MSE Consulting, LLC, BrightMark (prior to the distribution of shares to entities controlled by Craig M. Hurlbert and Travis M. Joyner in 2021), David Lincoln and Josh White. The ROFR was terminated in connection with the Closing of the Business Combination.
Convertible Securities Financing
On April 19, 2021, Legacy Local Bounti issued and sold convertible securities (the “Convertible Notes”) to Charles R. Schwab & Helen O. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 (the “Charles Schwab 1985 Trust”) in an aggregate principal amount of $10,000,000 and Charles R. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 in an aggregate principal amount of $5,000,000 (together with Charles Schwab 1985 Trust, the “Convertible Note Holders”). Interest on the Convertible Notes accrued at a rate of 8%, computed on the basis of the actual number of days elapsed and a year of 365 days. The Convertible Notes Holders are affiliates and under common control with Live Oak Ventures, LLC, a stockholder of Legacy Local Bounti. The Convertible Notes mature 24 months from the issuance date. In connection with the Closing of the Business Combination on November 19, 2021, all Convertible Notes were converted into a number of shares of common stock, at a conversion price equal to value of each share of common stock in the qualified SPAC transaction multiplied by 85%. The Convertible Notes Holders have therefore been treated for all purposes as the record holder after the Business Combination. For further information on these Convertible Notes, see Note 7,
Debt
, of the Consolidated Financial Statements.
Family Member
Rick D. Leggott is the control person of Bitterroot Partners, LLC, a stockholder of Legacy Local Bounti, and his immediate family member, Jeff Leggott, is currently a full-time employee of Legacy Local Bounti.
Advisory Services Agreement
In March 2021, The Lenox Group and Legacy Local Bounti entered into an agreement pursuant to which The Lenox Group provided to Legacy Local Bounti certain management services, including strategic and advisory services. The Lenox Group is an entity controlled by Kathleen Valiasek, the Company’s Chief Financial Officer. Pursuant to the agreement, the payment for such services was conditioned upon the consummation of a transaction with a special purpose acquisition company. The agreement was terminated by mutual agreement of the parties in April 2021, prior to Ms. Valiasek becoming an employee of Legacy Local Bounti, subject to payment of amounts owing to The Lenox Group upon the closing of any such transaction. In connection with the Closing of the Business Combination, the Company paid $850,000 to The Lenox Group and all remaining provisions of the agreement were satisfied upon such payment.
Pre-Business Combination Related Party Transactions of Leo
Class B Ordinary Shares
On January 18, 2021, the Sponsor paid $25,000 to cover certain expenses of Leo in consideration of 5,750,000 Class B ordinary shares. On February 25, 2021, Leo effected a share capitalization, resulting in an aggregate of 6,900,000 Class B ordinary shares outstanding. On February 2021, the Sponsor transferred 20,000 Class B ordinary shares to Lori Bush, Mary E. Minnick and Mark Masinter. On March 2, 2021, the Sponsor forfeited 25,000 founder shares after the initial public offering as a result of the underwriters’ partial exercise of the over- allotment option. Of the 6,875,000 Class B ordinary shares outstanding as of June 30, 2021, the Sponsor owned an aggregate of 6,770,000 Class B ordinary shares and Lori Bush, Mary E. Minnick and Mark Masinter owned an aggregate of 60,000 Class B ordinary shares. The Class B ordinary shares automatically converted into Class A ordinary shares upon the consummation of the Business Combination on a one-for-one basis.
Private Placement Warrants
Simultaneously with the closing of the initial public offering, Leo consummated the private placement of 5,333,333 private placement warrants at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of $8,000 thousand. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants were added to the proceeds from the initial public offering to be held in the trust account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
Related Party Loans
The Sponsor had agreed to loan Leo up to $300,000 (the “Note”) to be used for the payment of costs related to the initial public offering. The Note was non-interest bearing, unsecured and was due on the earlier of June 30, 2021 and the closing of the initial public offering. Leo had borrowed $112,000 under the Note, which was fully repaid upon the closing of the IPO on March 2, 2021.
Administrative Services Agreement
Leo agreed, commencing on the effective date of the initial public offering through the earlier of Leo’s consummation of a business combination and its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services. For the period ended January 8, 2021 through the Business Combination, Leo incurred $83 thousand in fees for these services. The agreement terminated at the closing of the Business Combination.
Leo Registration Rights Agreement
Pursuant to a registration rights agreement entered into on March 2, 2021 (the “Original Registration Rights Agreement”), the holders of the Class B ordinary shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Leo register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination. However, the Original Registration Rights Agreement provides that Leo will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Leo will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the Original Registration Rights Agreement was terminated upon the execution of the Amended and Restated Registration Rights Agreement.
Indemnification Agreements
The Certificate of Incorporation contains provisions limiting the liability of directors, and the Bylaws provide that Local Bounti will indemnify each of its directors to the fullest extent permitted under Delaware law.

Our charter documents also provide the Board with discretion to indemnify officers and employees when determined appropriate by the Board.
Local Bounti has entered into indemnification agreements with each of its directors, officers and certain other key employees. The indemnification agreements provide that Local Bounti will indemnify each of its directors, executive officers and other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of Local Bounti’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law and our charter documents. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, Local Bounti will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Securities.”
Related Party Transactions Policy
Local Bounti has adopted a written related party transaction policy. The policy provides that officers, directors, holders of more than 5% of any class of Local Bounti’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with Local Bounti without the prior consent of the audit committee, or other independent members of the Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for Local Bounti to enter into a transaction with an executive officer, director, nominee to become a director of Local Bounti, significant stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company as of June 15, 2022:

•	each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our Common Stock is based on
94,168,464

shares of Common Stock outstanding as of June 15, 2022. Shares of our Common Stock that may be acquired by an individual or group within 60 days of June 15, 2022 pursuant to the exercise of options or warrants that are currently exercisable or exercisable within 60 days of June 15, 2022 are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.
Unless otherwise indicated, the address for each Local Bounti stockholder listed is: 220 W Main St., Hamilton, MT 59480.

Name and Address of Beneficial Owners	Number of Shares	%
Directors and Executive Officers
Craig M. Hurlbert (1)	18,250,337	19.3
Travis M. Joyner (2)	16,348,881	17.3
Mark McKinney (3)	146,758	*
Pamela Brewster	1,532,234	1.6
Mark J. Nelson (4)	54,431	*
Edward C. Forst (5)	396,401	*
Matt Nordby	7,000	*
Kathleen Valiasek (6)	1,250,654.025	1.3
B. David Vosburg Jr.	1,207,428	1.3
Gary Hilberg (7)	374,568	*
Brian Cook (4)	124,735	*
Margaret McCandless (4)	—	*

All directors and officers as a group (12 persons)	39,693,427.025	41.8
Five Percent Holders:
Leo Investors III LP (8)	12,103,333	12.9
Live Oak Ventures, LLC (9)	11,825,173	12.6
McLeod Management Co., LLC (2)	16,148,881	17.1
Wheat Wind Farms, LLC (1)	18,050,337	19.2
Funds advised by Fidelity (10)	6,000,000	6.4

*	Less than 1%
(1)
Consists of 17,938,230 shares held by Wheat Wind Farms, LLC, which is controlled by Mr. Hurlbert, as well as 112,107 shares held by Mr. Hurlbert individually and 200,000 RSUs expected to settle within 60 days of June 15, 2022.

(2)
Consists of 16,106,907 shares held by McLeod Management Co., LLC, which is controlled by Mr. Joyner, as well as 41,974 shares held by Mr. Joyner individually and 200,000 RSUs expected to settle within 60 days of June 15, 2022.

(3)	Consists of 46,455 shares held by Mr. McKinney and 100,303 RSUs expected to settle within 60 days of June 15, 2022.
(4)	Excludes RSUs that are not expected to settle within 60 days of June 15, 2022
(5)	Consists of 374,489 shares and 21,912 public warrants held by Wellfor LLC, which is an affiliate of Edward C. Forst.
(6)	Consists of 1,105, 899.025 shares and 144,756 RSUs expected to settle within 60 days of June 15, 2022. Excludes RSUs that are not expected to settle within 60 days of June 15,2022
(7)	Consists of 319,568 shares and 55,000 RSUs expected to settle within 60 days of June 15, 2022. Excludes RSUs that are not expected to settle within 60 days of June 15, 2022.
(8)
As reported on a Form 13G filed with the SEC on February 11, 2022, amount represents 6,770,000 shares of common stock and 5,333,333 shares of common stock acquirable in respect of warrants. The Sponsor is controlled by its general partner, Leo Investors III Ltd, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of Leo Investors III LP. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. No individual director of the general partner of Leo Investors III LP exercises voting or dispositive control over any of the securities held by Leo Investors III LP, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The address for Leo Investors III LP is 21 Grosvenor Place, London, England, SW1X 7HF.

(9)
As reported on an Amendment No. 1 to Form 13G filed with the SEC on January 4, 2022, amount consists of 8,757,694 shares held by Live Oak Ventures, LLC, 2,440,653 shares held by Charles R. Schwab & Helen O. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 and 626,826 shares held by Charles R. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985, each of which is controlled by Charles R. Schwab.

(10)
As reported by FMR LLC on Form 13G filed with the SEC on February 9, 2022. FMR LLC reported that it had sole voting power over 601,981 of the shares and sole dispositive power over all of the shares. The address for FMR, LLC is 245 Summer Street, Boston, MA 02210.

SELLING STOCKHOLDERS
We completed the Pete’s Acquisition in April 2022. In connection with the Pete’s Acquisition, we, among other things, issued 5,654,600 shares of our Common Stock to certain Selling Stockholders at closing. In addition, pursuant to the Purchase Agreements, we agreed to register the resale of the shares of Common Stock issued to the Selling Stockholders in the Pete’s Acquisition. We have agreed to bear all expenses incurred by us in effecting any such registration.
We also entered into a First Amendment to Credit Agreements and Subordination Agreement with Cargill Financial in March 2022 pursuant to which we issued 1,932,931 shares of Common Stock to Cargill Financial in connection with the closing of Pete’s Acquisition.
The Selling Stockholders listed in the table below may offer and sell, from time to time, any or all of the shares of Common Stock being offered for resale pursuant to this prospectus, subject to the lock-up restrictions described below. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below and their permitted transferees.
The following table sets forth, based on written representations provided by or on behalf of the Selling Stockholders prior to the date of this prospectus, certain information regarding the beneficial ownership of the shares of Common Stock held by each of the Selling Stockholders and the shares of Common Stock that may be offered from time to time by each Selling Stockholder under this prospectus. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such securities. In particular, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Stockholders, including regarding the identity of, and the securities held by, each Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Please see the section entitled “
Plan of Distribution
” for further information regarding the Selling Stockholders’ method of distributing these securities.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Cargill, Incorporated (1)	4,138,814	1,932,931	2,205,883	2.3%
Mosaic Capital Investors I, LP (2)	1,911,734	1,911,734	—	—
True West Capital Partners Fund II, LP (3)	1,911,905	1,911,905	—	—
HFSN, LLC (4)	1,034,657	1,034,657	—	—
358 Capital, LLC (5)	10,575	10,575	—	—
Dominic Engels	3,525	3,525	—	—
Hollandia Produce Group Inc. Employee Stock Ownership Trust (6)	481,057	481,057	—	—
Brian Cook	124,735	124,735	—	—
Bill Farwell	57,007	57,007	—	—
Reed Howlett	40,986	40,986	—	—
George Hermosillo	21,381	21,381	—	—
Baltazar Garcia	21,381	21,381	—	—
Forrest Sawlaw	21,381	21,381	—	—
Corrie Hutchens	7,138	7,138	—	—
Sonja Lopez	7,138	7,138	—	—

*	Represents beneficial ownership of less than 1%.
(1)
Consists of 1,932,931 shares issued in connection with the Cargill Facility Amendment, 1,500,000 shares issued in the PIPE Financing and 705,883 shares underlying an Assumed Warrant held by Cargill Financial Services International, an affiliate of the stockholder. Gustavo Espinosa, as North America Lead for Trade and Capital Markets, Cargill, Incorporated, may be deemed to have voting and investment power with respect to the common stock owned by Cargill, Incorporated. Mr. Espinosa disclaims any beneficial ownership of the shares held by Cargill, Incorporated or Cargill Financial Services International, Inc.

(2)
Mosaic Capital Investors I, LP is controlled by its general partner, Mosaic Capital Investors LLC. William A. Hayes, Stephen Buchanan, Keith Butcher, Dabney Smith and Joseph Strycharz, in their positions with Mosaic Capital Investors LLC, may be deemed to have voting and investment power with respect to the common stock owned by Mosaic Capital Investors LLC.

(3)
Iain G. Douglas and Steven R. Wilkins, as managers of True West Management Company, LLC, which manages True West Capital Partners GP II, LLC, the general partner of True West Capital Partners Fund II, LP, may be deemed to have voting and investment power with respect to common stock owned by True West Capital Partners Fund II, LP.

(4)	Petrus Overgaag, in his position as Manager of HFSN, LLC, may be deemed to have voting and investment power with respect to common stock owned by HSFN, LLC.
(5)	W.P. Reed Howlett, in his position as managing member of 358 Capital, LLC, may be deemed to have voting and investment power with respect to common stock owned by 358 Capital, LLC.
(6)
GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as the trustee of the Hollandia Produce Group Inc. Employee Stock Ownership Trust, may be deemed to have voting and investment power with respect to common stock owned by the Hollandia Produce Group Inc. Employee Stock Ownership Trust.

DESCRIPTION OF SECURITIES
The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to our certificate of incorporation (as such may be amended, restated or modified from time to time, the “Certificate of Incorporation”), our bylaws (as may be amended, restated or modified from time to time, the “Bylaws”) and the Amended and Restated Registration Rights Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the Amended and Restated Registration Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Capital Stock
Pursuant to the terms of the Certificate of Incorporation, our authorized capital stock consists of:

•	400,000,000 Common Stock, $0.0001 par value per share;

•	100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
Common Stock
Voting Rights
The Certificate of Incorporation provides that, except as otherwise expressly provided by the Bylaws or as provided by law, the holders of Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Certificate of Incorporation or by applicable law, each holder of Common Stock shall have the right to one vote per share of Common Stock held of record by such holder.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, shares of Common Stock are treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of Local Bounti legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire such shares), then holders of Common Stock will receive shares of Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Common Stock receiving, on a per share basis, an identical number of shares of Common Stock, as applicable.
Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Common Stock voting separately as a class.
Rights Upon Liquidation, Dissolution and Winding Up
Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Local Bounti, whether voluntary or involuntary, holders of Local Bounti

Common Stock are entitled to receive ratably all assets of Local Bounti available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Common Stock voting separately as a class.
Other Rights
The holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of shares of Common Stock are subject to those of the holders of any shares of Preferred Stock that Local Bounti may issue in the future.
Preferred Stock
The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.
The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Local Bounti entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.
The Board is able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Local Bounti or the removal of Local Bounti’s management and may adversely affect the market price of Common Stock and the voting and other rights of the holders of Local Bounti. Local Bounti had no Preferred Stock outstanding at the date the Certificate of Incorporation became effective. Although our Board does not currently intend to issue any shares of Preferred Stock, we cannot assure you that our Board will not do so in the future.
Warrants
Public Warrants
Public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants became exercisable on December 19, 2021; provided that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under certain circumstances). We have filed a registration statement with the SEC covering the Common Stock issuable upon exercise of the warrants on December 10,

2021, and the registration statement was declared effective on December 23, 2021. We will use commercially reasonable efforts to maintain a current prospectus relating to the Common Stock until the warrants expire or are redeemed, as specified in the A&R Warrant Agreement. Notwithstanding the above, if the shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the Business Combination or any other Initial Business Combination or earlier upon redemption or liquidation.
Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to the Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.
In no event will we be required to net cash settle any warrant. If we are unable to complete the Business Combination or any other initial business combination within the combination period and we liquidate the funds held in the trust account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from our assets held outside of the trust account with respect to such warrants. Accordingly, the warrants may expire worthless.
Private Placement Warrants
The private placement warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the private placement warrants and the Common Stock issuable upon exercise of the private placement warrants will not be transferrable, assignable or salable until 30 days after the completion of the Business Combination or any other initial business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Local Bounti. Local Bounti expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Local Bounti to first negotiate with the Board, which Local Bounti believes may result in an improvement of the terms of any such acquisition in favor of Local Bounti’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Chief Executive Officer, (c) the Lead Independent Director (as defined in the Bylaws) or (d) the Board pursuant to a resolution adopted by a majority of the Whole Board.
Action by Written Consent
The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.
Staggered Board
The Local Bounti board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by Local Bounti stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of Local Bounti, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of Local Bounti entitled to vote at an election of directors.
Stockholders Not Entitled to Cumulative Voting
The Certificate of Incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Local Bounti’s common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-takeover Statute
Local Bounti will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to be subject to Section 203 of the DGCL.

Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation provides that Local Bounti will indemnify Local Bounti’s directors to the fullest extent authorized or permitted by applicable law. Local Bounti entered into agreements to indemnify Local Bounti’s directors, executive officers and other employees as determined by the Board. Under the Bylaws, Local Bounti is required to indemnify each of Local Bounti’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Local Bounti or was serving at Local Bounti’s request as a director, officer, employee or agent for another entity. Local Bounti must indemnify Local Bounti’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Local Bounti, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Local Bounti to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Local Bounti. Any claims for indemnification by Local Bounti’s directors and officers may reduce Local Bounti’s available funds to satisfy successful third-party claims against Local Bounti and may reduce the amount of money available to Local Bounti.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or processing asserting a claim of breach of or based on a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the of the Company or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder), (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, and (vi) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Local Bounti’s Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution any complaint asserting a cause of action arising under the Securities Act. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company will be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of Local Bounti’s Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Transfer Agent
The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF LOCAL BOUNTI COMMON STOCK
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Local Bounti Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Common Stock or Local Bounti Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such Local Bounti securities then-outstanding; or

•	the average weekly reported trading volume of such Local Bounti securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our initial shareholders will not be able to sell their Common Stock pursuant to Rule 144 without registration until one year after the Closing although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

PLAN OF DISTRIBUTION
The Selling Stockholders may offer and sell, from time to time, their respective shares of Common Stock covered by this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the New York Stock Exchange;

•
through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Stockholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents on a firm commitment or best efforts basis or through brokers, dealers, or underwriters that may act solely as agents;

•	in transactions under agreements with broker-dealers in which the Selling Stockholders agree to sell a specified number of such shares at a stipulated price per share;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the securities short and redeliver the securities to close out such short positions.

The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a copy of this prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of our common stock pursuant to the distribution through the registration statement of which this prospectus is a part.
A Selling Stockholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Stockholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.
We have agreed to indemnify the Selling Stockholders party to the Paragon Registration Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the resale of the shares of Common Stock offered by them pursuant to this prospectus, and such Selling Stockholders will be entitled to contribution from us with respect to those liabilities in the event such indemnification is unavailable or insufficient. The Selling Stockholders party to the Paragon Registration Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Stockholders with respect to those liabilities in the event such indemnification is unavailable or insufficient. In addition, we or the Selling Stockholders party to the Paragon Registration Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Orrick, Herrington & Sutcliffe LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Local Bounti Corporation as of and for the year ended December 31, 2021 included in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Local Bounti Corporation as of and for the year ended December 31, 2020 included in this prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Hollandia Produce Group, Inc. as of and for the year ended December 31, 2021 and 2020 included in this prospectus have been audited by Holthouse Carlin & Van Trigt LLP, an independent accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://localbounti.com/ at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

LOCAL BOUNTI CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$71,974	$96,661
Restricted cash and cash equivalents	4,416	4,416
Accounts receivable, net of allowance	73	110
Accounts receivable, related party	1	8
Inventory, net	1,263	922
Prepaid expenses and other current assets	3,584	3,391

Total current assets	81,311	105,508
Property and equipment, net	43,994	37,350
Operating lease right-of-use assets	269	55
Other assets	905	1,017

Total assets	$126,479	$143,930

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,431	$1,912
Accrued liabilities	6,721	16,020
Accrued liabilities, related party	26	8
Operating lease liabilities	111	28

Total current liabilities	14,289	17,968
Long-term debt	11,110	11,199
Financing obligation	13,982	13,070
Operating lease liabilities, noncurrent	145	10

Total liabilities	39,526	42,247
Commitments and contingencies (Note 11)
Stockholders’ equity
Common stock, 0.0001 par value, 400,000,000 shares authorized, 86,465,757 and 86,344,881 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	9	9
Additional paid-in capital	180,958	169,916
Accumulated deficit	(94,014)	(68,242)

Total stockholders’ equity	86,953	101,683

Total liabilities and stockholders’ equity	$126,479	$143,930

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Sales	$282	$57
Cost of goods sold	234	45

Gross profit	48	12
Operating expenses:
Research and development	1,948	432
Selling, general and administrative	22,259	8,294

Total operating expenses	24,207	8,726

Loss from operations	(24,159)	(8,714)
Other income (expense):
Management fee income	30	20
Convertible Notes fair value adjustment	—	(299)
Interest expense, net	(1,643)	(405)

Net loss	$(25,772)	$(9,398)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(0.32)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	81,009,268	49,131,554

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)

	Voting Common Stock		Non-Voting Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	86,344,881	$9	—	$—	$169,916	$(68,242)	$101,683
Vesting of restricted stock units, net	120,876	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	11,042	—	11,042
Net loss	—	—	—	—	—	(25,772)	(25,772)

Balance, March 31, 2022	86,465,757	$9	—	$—	$180,958	$(94,014)	$86,953

	Voting Common Stock		Non-Voting Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	58,076,019	$1	8,944,465	$—	$9,577	$(12,149)	$(2,571)
Issuance of common stock	—	—	2,086,829	—	—	—	—
Stock-based compensation	—	—	—	—	4,942	—	4,942
Net loss	—	—	—	—	—	(9,398)	(9,398)

Balance, March 31, 2021	58,076,019	$1	11,031,294	$—	$14,519	$(21,547)	$(7,027)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2022	2021
Operating Activities:
Net loss	$(25,772)	$(9,398)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	541	124
Reduction of right-of-use assets from operating leases	28	—
Stock-based compensation expense	11,013	4,942
Bad debt and other allowances	2	(8)
Inventory allowance	—	(25)
Loss on disposal of property and equipment	196	—
Change in fair value—Convertible Notes	—	299
Amortization of debt issuance costs	191	—
Changes in operating assets and liabilities:
Accounts receivable	37	(33)
Accounts receivable, related party	7	307
Inventory	(341)	(166)
Prepaid expenses and other current assets	(193)	(816)
Other assets	112	5
Accounts payable	2,619	955
Operating lease liabilities	(25)	—
Accrued liabilities	1,482	1,424
Accrued liabilities, related party	18	(833)

Net cash used in operating activities	(10,085)	(3,223)

Investing Activities:
Purchases of property and equipment	(14,673)	(1,070)

Net cash used in investing activities	(14,673)	(1,070)

Financing Activities:
Proceeds from issuance of Convertible Notes, net	—	10,700
Proceeds from financing obligations	71	1,066
Proceeds from issuance of debt	—	10,388
Repayment of debt	—	(550)

Net cash provided by financing activities	71	21,604

Net (decrease) increase in cash and cash equivalents and restricted cash	(24,687)	17,311
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	101,077	45

Cash and cash equivalents and restricted cash and cash equivalents at end of period	$76,390	$17,356

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements

Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$8,161	$—

Stock-based compensation capitalized to property and equipment, net	$29	$—

Non-cash financing obligation activity	$840	$—

Non-cash proceeds from issuance of Convertible Notes for services provided	$—	$50

The following table reconciles cash and cash equivalents and restricted cash and cash equivalents reported in the Unaudited Condensed Consolidated Balance Sheets to the total amount shown in the Unaudited Condensed Consolidated Statements of Cash Flows:

	March 31,
	2022	2021

	(in thousands)
As included in the Unaudited Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$71,974	$17,356
Restricted cash and cash equivalents	4,416	—

Total cash and cash equivalents and restricted cash and cash equivalents as shown in the Unaudited Condensed Consolidated Statements of Cash Flows	$76,390	$17,356

LOCAL BOUNTI CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Business Description
Description of the Business
Local Bounti Corporation (“Local Bounti” or “the Company”) is redefining indoor farming with an innovative method—its proprietary Stack & Flow Technology
™
—that significantly improves crop turns, increases output and improves unit economics. We grow healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Our sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to ‘bring our farm to your kitchen in the fewest food miles possible,’ Local Bounti’s food is fresher, more nutritious, and lasts
3-5
times longer than traditional agriculture.
On March 14, 2022, the Company entered into definitive purchase agreements to acquire California-based complementary indoor farming company Hollandia Produce Group, Inc., which operates under the name Pete’s
®
(“Pete’s”), for total consideration of $122.5 million, subject to customary adjustments (the “Pete’s Acquisition”). On April 4, 2022, Company completed the Pete’s Acquisition pursuant to the terms and conditions of the purchase agreements. Pursuant to the purchase agreements, Pete’s and its subsidiaries became wholly owned subsidiaries of the Company.
Pete’s is a California-based indoor farming company with three greenhouse growing facilities, including two operating facilities in California and one under construction in Georgia which is scheduled to begin operations in the second quarter of 2022. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, as well as Whole Foods and AmazonFresh. Pete’s primary products include living butter lettuce – where it is a leading provider with an approximate 80 percent share of the controlled environment agriculture (“CEA”) market within the Western U.S. – as well as packaged salad and cress.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
Management of Local Bounti is responsible for the Unaudited Condensed Consolidated Financial Statements included in this document. The accompanying Unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the Unaudited Condensed Consolidated Financial Statements herein.
The Unaudited Condensed Consolidated Financial Statements do not include all of the disclosures required by GAAP for annual financial statements and should be read in conjunction with the audited Consolidated Financial Statements of the Company for the year ended December 31, 2021 (the “Annual Financial Statements”), which have been prepared in accordance with GAAP. In the opinion of the Company, the accompanying Unaudited Condensed Financial Statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2022, and its results of operations for the three months ended March 31, 2022 and 2021, and cash flows for the three months ended March 31, 2022 and 2021. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 2022. The Condensed Consolidated Balance Sheet at December 31, 2021, was derived from the Annual Financial Statements but does not contain all of the footnote disclosures from the Annual Financial Statements.

There have been no material changes or updates to the Company’s significant accounting policies from those described in the Annual Financial Statements except for the updates noted below.
Reclassification
The Company reclassified depreciation in the Condensed Consolidated Statements of Operations for the three months ended March 31, 2021 to conform to the presentation for the three months ended March 31, 2022. Depreciation is no longer stated as a separate financial statement line item on the Condensed Consolidated Statements of Operations but it has instead been allocated to cost of goods sold, research and development, and selling, general and administrative expense on the Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021. This reclassification had no impact on loss from operations or net loss. The Company believes this reclassification is preferable because it enhances the comparability of its Unaudited Condensed Consolidated Financial Statements with those of many of its industry peers and aligns with how the Company internally manages and reviews costs and margin.
The Company reclassified property and equipment, net for the balance that related to its operating lease right-of-use
assets to be shown as a separate line item on the Condensed Consolidated Balance Sheet as of December 31, 2021. The related operating lease liabilities and operating lease liabilities, noncurrent included within accrued liabilities and other liabilities, respectively, have also been reclassified and are shown as separate line items on the Condensed Consolidated Balance Sheet as of December 31, 2021. This reclassification had no impact on total assets and total liabilities and had no impact on loss from operations or net loss. The Company believes this reclassification is preferable because it enhances the comparability of its Unaudited Condensed Consolidated Financial Statements with those of many of its industry peers.
Recently Adopted Accounting Pronouncements
In May 2021, the FASB issued
ASU 2021-04,
 Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic
 470-50),
 Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
 815-40);
 Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options,
which clarifies the accounting for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after modification or exchange. The Company adopted ASU
2021-04
on January 1, 2022 and applied the applicable amendments on a prospective basis. The adoption did not have a material impact on the Company’s Unaudited Condensed Consolidated Financial Statements.
In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,
which is intended to simplify various aspects related to accounting for income taxes.
ASU 2019-12
removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted ASU
2019-12
on January 1, 2022 and applied the applicable amendments on a prospective basis. The adoption did not have a material impact on the Company’s Unaudited Condensed Consolidated Financial Statements.
Recently Issued Accounting Pronouncements
In August 2020, the FASB issued
ASU 2020-06,
 Debt—Debt with Conversion and Other Options (Subtopic
 470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
 815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,
which simplifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted method
for calculation of diluted earnings per share for all convertible instruments. The standard is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments-Credit Losses (Topic 326),
which amends the guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU
2016-13
is effective for the Company as of January 1, 2023 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.
3. Inventory
Inventory consisted of the following:

	March 31,	December 31,
	2022	2021

	(in thousands)
Raw materials	$399	$145
Work-in-process	173	173
Finished goods	104	69
Packaging	682	467
Consignment	—	163
Inventory allowance	(95)	(95)

Total inventory, net	$1,263	$922

4. Property and Equipment
Property and equipment consisted of the following:

	March 31,	December 31,
	2022	2021

	(in thousands)
Greenhouse facility	$11,033	$10,194
Equipment	4,986	3,683
Land	3,991	4,122
Leasehold improvements	3,947	3,947
Construction-in-progress	21,549	16,375
Less: Accumulated depreciation	(1,512)	(971)

Property and equipment, net	$43,994	$37,350

Depreciation expense related to property and equipment was $541 thousand and $124 thousand for the three months ended March 31, 2022 and 2021, respectively.

5. Accrued Liabilities
Accrued liabilities consisted of the following:

	March 31,	December 31,
	2022	2021

	(in thousands)
Accrued construction expenses	$135	$11,192
Accrued insurance	1,825	2,582
Accrued payroll	273	792
Accrued agriculture expenses	294	461
Accrued legal fees	3,448	273
Accrued other	746	720

Total accrued liabilities	$6,721	$16,020

6. Debt
Debt consisted of the following:

	March 31,	December 31,
	2022	2021

	(in thousands)
Subordinated Facility	$16,293	$16,293
Unamortized deferred financing costs, Cargill Credit Agreements	(5,183)	(5,094)

Total debt	$11,110	$11,199

Agreements with Cargill Financial
In September 2021, the Company and Cargill Financial entered into (a) a credit agreement (the “Original Senior Credit Agreement”) for an up to $150,000 thousand multiple-advance term loan (the “Senior Facility”) and (b) a subordinated credit agreement (the “Original Subordinated Credit Agreement” and, together with the Original Senior Credit Agreement, the “Original Credit Agreements”) for an up to $50,000 thousand multiple-advance subordinated term loan (the “Subordinated Facility” and, together with the Senior Facility, the “Original Facilities”). On March 14, 2022, the Company and Cargill Financial amended the Original Credit Agreements and the Original Facilities, as described in Note 13,
Subsequent Events
.
The interest rate on the Subordinated Facility is 10.5% per annum, with accrued interest on the agreement paid quarterly in arrears on the last business day of each calendar quarter, commencing the last business day of the calendar quarter ending December 31, 2022, and on the maturity date September 3, 2028. A total of $16,293 thousand was outstanding on the Subordinated Facility as of March 31, 2022 and December 31, 2021.
The interest rate on the Senior Facility is equal to LIBOR plus the Applicable Margin (which varies between 5.5% to 6.5% depending on the Senior Facility net leverage ratio). The maturity date of the Senior Facility will be on September 3, 2028. There were no amounts outstanding on this loan as of March 31, 2022 and December 31, 2021.
As part of the Original Credit Agreements, the Company is required to have an Interest Reserve Account. The Original Credit Agreements also require the Company to be in compliance with certain financial covenants, including specified debt coverage, net leverage, and interest coverage ratios. Additional covenants and other restrictions exist that limit the Company’s ability, among other things, to undergo a merger or consolidation, sell certain assets, create liens, guarantee certain obligations of third parties, make certain investments or acquisitions, and declare dividends or make distributions. In accordance with the Original Credit Agreements, budgets and timelines for CEA facilities also have to be approved by Cargill Financial and the Company is required to report ongoing CEA facility construction costs. The credit facility is secured with a first-priority lien against substantially all of the assets of the Company, including its intellectual property.
The Original Credit Agreements have an unused revolving line commitment fee in an amount of
125
basis points per annum of the unused portion of the Original Credit Agreements.
The Company was in compliance with all applicable covenants as of March 31, 2022.
7. Fair Value Measurements
The following table sets forth, by level within the fair value hierarchy, the accounting of the Company’s financial assets and liabilities at fair value on a recurring and nonrecurring basis according to the valuation techniques the Company uses to determine their fair value:

	March 31, 2022
	Level 1	Level 2	Level 3

	(in thousands)
Recurring fair value measurements
Assets:
Money market funds, included in cash and cash equivalents	$71,943	$—	$—

Total	$71,943	$—	$—

	December 31, 2021
	Level 1	Level 2	Level 3

	(in thousands)
Recurring fair value measurements
Assets:
Money market funds, included in cash and cash equivalents	$96,661	$—	$—

Total	$96,661	$—	$—

The fair value of the Company’s money market funds is determined using quoted market prices in active markets for identical assets.
As of March 31, 2022 and December 31, 2021, the carrying value of all other financial assets and liabilities approximated their respective fair values.
As of March 31, 2022 and December 31, 2021, the Company had no transfers between levels of the fair value hierarchy of its liabilities measured at fair value.

8. Stock-Based Compensation
Restricted Common Stock Awards
A summary of the restricted common stock awards (“RSAs”) for three months ended March 31, 2022 is as follows:

	Number of Shares of Restricted Common Stock Awards	Average Grant-Date Fair Value
Unvested at December 31, 2021	5,479,451	$1.80
Vested	(208,682)	$2.66

Unvested at March 31, 2022	5,270,769	$1.84

The total expense of RSAs for the three months ended March 31, 2022 was $917 thousand. As of March 31, 2022, the total compensation cost related to unvested RSAs not yet recognized is $5,302 thousand. Expense for unvested RSAs not yet recognized is expected to be recognized over a weighted average period of 2.16 years.
Restricted Stock Units
A summary of the change in control restricted stock units (“RSUs”) activity for the three months ended March 31, 2022 is as follows:

	Number of RSUs	Average Grant-Date Fair Value
Unvested at December 31, 2021	2,395,789	$9.73
Granted	7,321,188	$5.67
Forfeited	(49,697)	$(9.97)
Vested	(123,884)	$(9.83)

Unvested and outstanding at March 31, 2022	9,543,396	$6.61

The total expense value of RSUs for the three months ended March 31, 2022 was $10,096 thousand. There was no expense for RSUs for the three months ended March 31, 2021. As of March 31, 2022, the total compensation cost related to unvested RSUs not yet recognized is $51,525 thousand. Expense for unvested RSUs not yet recognized is expected to be recognized over a weighted average period of 2.56 years.
9. Income Taxes
For the three months ended March 31, 2022 and 2021, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.
On March 31, 2022, the Company had approximately $54,600 thousand of U.S. federal and state net operating losses. On December 31, 2021, the Company had approximately $41,800 thousand of federal and state net operating losses. These net operating loss carryforwards can be carried forward by the Company indefinitely.
10. Net Loss Per Share
Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period. In computing net loss per share, the Company’s unvested restricted common stock and warrants are not considered participating securities. Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. Diluted net loss per common share adjusts basic net loss per share attributable to ordinary shareholders to give effect to all potential ordinary shares that were dilutive and outstanding during the period. For the three months ended March 31, 2022 and 2021, no instrument was determined to have a dilutive effect.
Net loss per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the reverse capitalization. Subsequent to the Business Combination, net loss per share was calculated based on weighted average number of shares of common stock then outstanding.
The following table sets forth the computation of the Company’s net loss per share attributable to stockholders:

	Three Months Ended March 31, (in thousands, except share and per share data)
	2022	2021
Net loss	$(25,772)	$(9,398)
Weighted average common stock outstanding, basic and diluted	81,009,268	49,131,554

Net loss per common share, basic and diluted	$(0.32)	$(0.19)

The following table discloses the weighted-average shares outstanding of securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share as the impact would be anti-dilutive:

	Three Months Ended March 31,
	2022	2021
CIC Restricted Stock	5,395,590	9,679,209
Convertible Notes	—	3,095
Warrants	11,539,306	6,650
11. Commitments and Contingencies
Legal Matters
The Company has and may become party to various legal proceedings and other claims that arise in the ordinary course of business. The Company records a liability when it believes that it is probable that a loss will be incurred, and the amount of loss or range of loss can be reasonably estimated. Management is currently not aware of any matters that it expects will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

Non-Cancelable
Purchase Commitments
As of March 31, 2022, the Company had the following
non-cancelable
purchase commitments, primarily related to software products and services used to facilitate the Company’s operations at the enterprise level.

Purchase Commitments
(in thousands)
Remainder of 2022	$357
2023	402
2024	204

Total lease payments	$963

The Company currently maintains operating leases for both buildings and equipment under short-term lease arrangements. As of March 31, 2022, the maturities of lease liabilities under non-cancelable
operating leases were as follows:

Operating Leases
(in thousands)
Remainder of 2022	$99
2023	96
2024	90

Total lease payments	$285

12. Related Party Transactions
BrightMark Partners LLC Management Services Agreement
In August 2018, the Company entered into an agreement with BrightMark Partners LLC (“BrightMark”), a related party, for certain management services including management, business, operational, strategic, and advisory services. Under the agreement, management services were to be provided for an initial term of three years that automatically renewed for an additional one-year term.
As consideration for the management services, the Company paid $40 thousand, including costs and expenses incurred by BrightMark on behalf of Local Bounti, as reasonably determined by both parties on a monthly basis. In March 2021, the Company and BrightMark terminated the management services agreement.
The Company incurred management fees $120 thousand for the three months ended March 31, 2021. No management fees were incurred for three months ended March 31, 2022.
McLeod Property HM LLC Commercial Lease
In June 2021, the Company entered into a commercial lease agreement with McLeod Property HM LLC (“McLeod”), a related party. The lease had a one-year
term commencing on June 15, 2021 and ending June 14, 2022 or upon lease termination. The lease was terminated on March 15, 2022. The monthly rent was $3,250 per month.
“Accrued liabilities, related party” primarily represents amounts owed to BrightMark and McLeod related to the management services and commercial lease agreement, respectively, and were $26 thousand and $8 thousand as of March 31, 2022 and December 31, 2021, respectively.
13. Subsequent Events
The Company has evaluated subsequent events from the Unaudited Condensed Consolidated Balance Sheet date through the date the Unaudited Condensed Consolidated Financial Statements were issued.

On March 14, 2022, the Company entered into a definitive agreement to acquire Pete’s, for total consideration of $122.5 million, subject to customary adjustments. On April 4, 2022, Company completed the Pete’s Acquisition pursuant to the terms and conditions of the purchase agreements. Pursuant to the purchase agreements, Pete’s and its subsidiaries became indirect wholly owned subsidiaries of the Company.
Consideration paid by Local Bounti in connection with the Pete’s Acquisition consisted of $92.5 million in cash and 5,654,000 shares of Local Bounti common stock, which had an original consideration, at the time of signing, of $30.0 million and a fair value of $50.9 million as of the date of the Pete’s Acquisition. The final amount of consideration for the Pete’s Acquisition remains subject to certain post-closing adjustments, including with respect to net working capital (inclusive of cash) and certain assumed liabilities.
Also, on April 4, 2022, in connection with consummating the transactions contemplated by the purchase agreements, Pete’s acquired the properties previously being leased by Pete’s from STORE Master Funding XVIII, LLC (“STORE”) pursuant to certain sale-leaseback agreements between Pete’s and STORE for an aggregate purchase price of $25.8 million in cash (the “Property Acquisition”) and will be accounted for by the Company as an asset acquisition.
On March 14, 2022, Local Bounti and Local Bounti Operating Company, along with certain subsidiaries of the Company, entered into a First Amendment to Credit Agreements and Subordination Agreement (the “Amendment”) to amend the Original Credit Agreements and the Original Facilities (as amended, the “Amended Facilities”). On April 4, 2022 in connection with closing of the Pete’s Acquisition, (a) the Pete’s Acquisition was funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities was reduced to $170.0 million which is anticipated to be the amount necessary to fund the Pete’s Acquisition, the Property Acquisition, the updating of the facilities to be acquired in the Pete’s Acquisition with the Company’s Stack & Flow Technology
™
and certain expansion at one Pete’s facility, (c) the minimum liquidity covenant was reduced from $30 million to $20 million (inclusive of existing restricted cash on the Condensed Consolidated Balance Sheets) and (d) the interest rate of each of the Senior Facility and the Subordinated Facility increased by 2%, among other matters. Pursuant to the Amendment, in connection with the Closing, the Company (i) paid a $2.0 million amendment fee and (ii) issued 1,932,931 shares of Common Stock to Cargill Financial.
There have been no other events or transactions that occurred subsequent to March 31, 2022 that require recognition or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Local Bounti Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Local Bounti Corporation and subsidiaries (the “Company”) as of December 31, 2021, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
Whippany, New Jersey
March 30, 2022
PCAOB ID Number 100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Local Bounti Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Local Bounti Corporation and its subsidiary (“the Company”) as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, except for effects of the adjustments, if any, as might have been determined to be necessary had we been engaged to audit the retroactive conversion of shares due to the Business Combination, as described below, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Retroactive Conversion of Shares Due to Business Combination
We were not engaged to audit the retroactive conversion of shares due to Business Combination for the year ended December 31, 2020, as discussed in Note 3 to the financial statements.
Emphasis of Matter Regarding Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had suffered recurring losses from operations that raised substantial doubt about the Company’s ability to continue as a going concern. The financial statements did not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
Except as discussed above, we conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ RSM US LLP
San Francisco, California
July 16, 2021
We served as the Company’s auditor from 2021 to 2021.

LOCAL BOUNTI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$96,661	$45
Restricted cash and cash equivalents	4,416	—
Accounts receivable, net of allowance	110	11
Accounts receivable—related party	8	322
Inventory, net of allowance	922	243
Prepaid expenses and other current assets	3,391	7

Total current assets	105,508	628
Property and equipment, net	37,405	8,423
Other assets	1,017	51

Total assets	$143,930	$9,102

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$1,912	$176
Accrued liabilities	16,048	1,294
Accrued liabilities—related party	8	833
Share settlement note	—	50

Total current liabilities	17,968	2,353
Long-term debt, net of deferred financing costs	11,199	104
Financing obligation	13,070	9,216
Other liabilities	10	—

Total liabilities	42,247	11,673
Commitments and contingencies (Note 15)
Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 400,000,000 shares authorized, 86,344,881 and 58,076,019 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	9	1
Additional paid-in capital	169,916	9,577
Accumulated deficit	(68,242)	(12,149)

Total stockholders’ equity (deficit)	101,683	(2,571)

Total liabilities and stockholders’ equity (deficit)	$143,930	$9,102

See accompanying Notes to Consolidated Financial Statements

F-
18

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2021	2020
Sales	$638	$82
Cost of goods sold	432	91

Gross profit (loss)	206	(9)
Operating expenses:
Research and development	3,425	1,079
Selling, general and administrative	41,498	6,834

Total operating expenses	44,923	7,913

Loss from operations	(44,717)	(7,922)
Other income (expense):
Management fee income	79	35
Convertible Notes fair value adjustment	(5,067)	—
Debt extinguishment expense	(1,485)	—
Interest expense, net	(5,133)	(522)
Other income and expense	230	—

Loss before income taxes	(56,093)	(8,409)
Income tax expense	—	—

Net loss	$(56,093)	$(8,409)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(1.06)	$(0.17)

Weighted average common shares outstanding:
Basic and diluted	52,888,268	49,676,523

See accompanying Notes to Consolidated Financial Statements

F-
19

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except share data)

	Voting Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2019	10,291,688	$1	$6,293	$(3,740)	$2,554
Issuance of common stock	1,799,811	—	—	—	—
Retroactive conversion of shares due to Business Combination	47,999,249	—	—	—	—
Share redemption	(2,014,729)		(11)		(11)
Stock-based compensation	—	—	3,295	—	3,295
Net loss	—	—	—	(8,409)	(8,409)

Balance, December 31, 2020	58,076,019	$1	$9,577	$(12,149)	$(2,571)
Issuance of restricted common stock, net	1,182,129	—	—	—	—
Merger recapitalization, net of issuance costs $30,422	23,817,279	8	137,523	—	137,531
Vesting of restricted stock units, net	45,386	—	—	—	—
Cash distribution to Legacy Local Bounti shareholders	—	—	(27,320)	—	(27,320)
Conversion of Convertible Notes to common stock	3,224,068	—	32,241	—	32,241
Stock-based compensation	—	—	17,895	—	17,895
Net loss	—	—	—	(56,093)	(56,093)

Balance, December 31, 2021	86,344,881	$9	$169,916	$(68,242)	$101,683

See accompanying Notes to Consolidated Financial Statements

F-
20

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(56,093)	$(8,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	684	287
Stock-based compensation expense	17,895	3,295
Bad debt and other allowances	19	—
Inventory allowance	(26)	—
Change in fair value—Convertible Notes	5,067	—
Change in fair value—Warrant	10	—
Gain on Convertible Notes	(240)	—
Loss on debt extinguishment	939	—
Amortization of debt issuance costs	782	—
Interest expense on Convertible Notes	1,364	—
Changes in assets and liabilities:
Accounts receivable	(120)	(11)
Accounts receivable—related party	313	(322)
Inventory	(652)	(243)
Prepaid expenses and other current assets	(3,384)	1
Other assets	(966)	(51)
Accounts payable	1,737	29
Other long-term liabilities	10	—
Warrant liabilities	(1,425)	—
Accrued liabilities	14,795	1,095
Accrued liabilities—related party	(817)	491

Net cash used in operating activities	(20,108)	(3,838)

Cash flows from investing activities
Purchases of property and equipment	(29,666)	(3,422)

Net cash used in investing activities	(29,666)	(3,422)

Cash flows from financing activities
Proceeds from recapitalization, net of issuance costs $30,422	137,532	—
Proceeds from issuance of Convertible Notes, net	26,000	—
Proceeds from financing obligations	3,854	7,675
Proceeds from issuance of debt	26,793	453
Cash distribution to Legacy Local Bounti shareholders	(27,320)	—
Payment of debt issuance costs	(5,399)	—
Repayment of debt	(10,654)	(2,880)
Redemption of common stock	—	(80)

Net cash provided by financing activities	150,806	5,168

Net increase (decrease) in cash and cash equivalents and restricted cash	101,032	(2,092)
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	45	2,137

Cash and cash equivalents and restricted cash and cash equivalents at end of period	$101,077	$45

See accompanying Notes to Consolidated Financial Statements

F-
21

Supplemental disclosures of cash flow information
Cash paid for interest	$2,981	$49

Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$12,441	$1,541

Non-cash redemption of common stock	$—	$11

Non-cash proceeds from issuance of Convertible Notes for services provided	$50	$—

Non-cash proceeds from issuance of Share Settlement Note	$—	$80

The following table reconciles cash and cash equivalents and restricted cash and cash equivalents reported in the Consolidated Balance Sheets to the total amount shown in the Consolidated Statements of Cash Flows:

	December 31, (in thousands)
	2021	2020
As included in the Consolidated Balance Sheets:
Cash and cash equivalents	$96,661	$45
Restricted cash and cash equivalents	4,416	—

Total cash and cash equivalents and restricted cash and cash equivalents as shown in the Consolidated Statements of Cash Flows	$101,077	$45

F-
22

LOCAL BOUNTI CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business Description
Description of the Business
Local Bounti is a premier CEA company redefining conversion efficiency and ESG standards for indoor agriculture. Local Bounti operates an advanced indoor growing facility in Hamilton, Montana, within a few hours’ drive of its retail and food service partners. Reaching retail shelves in record time post-harvest, Local Bounti produce is superior in taste and quality compared to traditional field-grown greens. Local Bounti’s GAP Plus+ and non-GMO
produce is sustainably grown using proprietary technology 365 days a year, using significantly less pesticides and herbicides, and using 90% less land and 90% less water than conventional outdoor farming methods. With a mission to ‘bring our farm to your kitchen in the fewest food miles possible,’ Local Bounti is disrupting the cultivation and delivery of produce.
On November 19, 2021 (the “Closing Date”), the Company (at such time named Leo Holdings III Corp) consummated the Business Combination pursuant to the Agreement and Plan of Merger, dated June 17, 2021 with Legacy Local Bounti. In connection with the consummation of the Business Combination, the Company changed its name from Leo Holdings III Corp to Local Bounti Corporation. The Company’s common stock is listed on the NYSE under the symbol “LOCL.”
On March 14, 2022, we entered into a definitive agreement to acquire California-based complementary indoor farming company Pete’s, for total consideration of $122.5 million, subject to customary adjustments. Local Bounti expects to close the acquisition of Pete’s in the second quarter of 2022. See Note 17,
Subsequent Events
, for further information regarding the Company’s acquisition of Pete’s.
Unless the context otherwise requires, the “Company” refers to the combined company and its subsidiary following the Business Combination. “Leo” refers to the Company prior to the Business Combination and “Legacy Local Bounti” refers to Local Bounti prior to the Business Combination. “New Local Bounti” refers to Local Bounti subsequent to the Business Combination. For further discussion of the Business Combination, refer to Note 3,
Business Combination and Recapitalization
.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the Consolidated Financial Statements herein.
Reclassification
The Company reclassified depreciation in the Consolidated Statements of Operations for the year ended December 31, 2020 to conform to the presentation for the year ended December 31, 2021. Depreciation is no longer stated as a separate financial statement line item on the Consolidated Statements of Operations but it has instead been allocated to cost of goods sold, research and development, and selling, general and administrative expense on the Consolidated Statements of Operations for the years ended December 31, 2021 and 2020. This reclassification had no impact on loss from operations or net loss. The Company believes this reclassification is preferable because it enhances the comparability of its Consolidated Financial Statements with those of many of its industry peers and aligns with how the Company internally manages and reviews costs and margin.

F-
23

Stock Split
On November 19, 2021, the Company effected a
1-to-4.969669
stock split in connection with the Business Combination. All share and earnings per share information have been retroactively adjusted to reflect the stock split and the incremental par value of the newly issued shares was recorded with the offset to additional paid-in
capital.
Use of Estimates
The preparation of the Consolidated Financial Statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying Notes. On an ongoing basis, the Company evaluates its estimates, including those related to the valuation of instruments issued for stock-based compensation, inventory valuation reserve, warrant liabilities, and income taxes, among others. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.
Significant Risks and Uncertainties
The Company is subject to those risks common in the consumer products and agriculture industries and those risks common to early stage development companies, including, but not limited to, the possibility of not being able to successfully develop or market its products, competition, dependence on key personnel and key external alliances, the ability to maintain and establish relationships with current and future vendors and suppliers, the successful protection of its proprietary technologies, compliance with government regulations, and the possibility of not being able to obtain additional financing when needed.
Cash and Cash Equivalents
The Company considers all highly liquid, short-term investments with an original maturity date of three months or less to be cash equivalents.
The Company deposits its cash and cash equivalents in a commercial bank. From time to time, cash balances in these accounts exceed the Federal Deposit Insurance Corporation insured limits. The Company mitigates exposure to credit risk by placing cash and cash equivalents with highly rated financial institutions. To date, the Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on its cash and cash equivalents.
Restricted Cash and Cash Equivalents
Restricted cash and cash equivalents are restricted through legal contracts or regulations. On September 3, 2021, the Company entered into Credit Agreements with Cargill Financial, including the Subordinated Facility to borrow up to $50,000 thousand and the Senior Facility to borrow up to $150,000 thousand. For further detail, see Note 7,
Debt.
As part of the Subordinated Facility, the Company is required to establish an “Interest Reserve Account,” which is a deposit account, that contains minimum funds in an amount equal to or greater than the Minimum Interest Amount (as set forth in the Subordinated Facility agreement). The Company has drawn a total of $16,293 thousand on the Subordinated Facility as of December 31, 2021. Out of the total outstanding balance, $4,416 thousand was to fund the Interest Reserve Account and is included in “Restricted cash and cash equivalents” on the Consolidated Balance Sheet. The long-term portion of the Subordinated Facility is included in “Long-term debt” on the Consolidated Balance Sheets.

F-
2
4

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable includes billed receivables and is presented net of an allowance for doubtful accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. In establishing the required allowance, management considers historical losses, current market conditions, customers’ financial condition, the age of the receivables, and current payment patterns. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was not material at December 31, 2021 and 2020.
Fair Value Measurements
The Company measures fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs used in valuation techniques are assigned a hierarchical level. The following are the hierarchical levels of inputs to measure fair value:

•	Level 1— This level consists of quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

•	Level 2— This level consists of observable prices that are based on inputs not quoted on active markets but corroborated by market data.

•	Level 3— This level consists of unobservable inputs that are used when little or no market data is available.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
Inventory
Inventory is carried at the lower of cost or net realizable value using the first-in,
first-out
(FIFO) method. Cost is determined using the weighted average cost method. Inventory write-downs are recorded for shrinkage, damaged, stale and slow-moving items.
The assessment of recoverability of inventories and the amounts of any write-downs are based on currently available information and assumptions about future demand and market conditions. Demand for produce may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than the Company’s projections. If actual demand is lower than originally projected, additional inventory write- downs may be required.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Expenditures for additions or renewals and improvements are capitalized; expenditures for maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its economic life are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset Class	Estimated Useful Life
Greenhouse Facility	30 years
Production Equipment	5 years
Office Equipment	3 years
Leasehold Improvements	Shorter of lease term or useful life of asset
Intangible Assets
Finite-lived intangible assets consist of software. These assets are being amortized over their estimated useful lives. Finite-lived intangible assets are tested for impairment only when management has determined that potential impairment indicators are present. Intangible assets is included in “Other assets” on the Consolidated Balance Sheet.
COVID-19 and
Paycheck Protection Program Loan
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China
(the “COVID-19 outbreak”)
and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak
as a pandemic, based on the rapid increase in exposure globally. On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, and deferment of the employer’s portion of Social Security taxes. In April 2020, the Company received $104 thousand from stimulus loans under the Paycheck Protection Program (“PPP”) of the CARES Act. The PPP is administered by the U.S. Small Business Administration (the “SBA”). For additional discussion of the PPP loan, refer to Note 7,
Debt.
The Company’s eligibility for the stimulus loan, expenditures that qualify toward forgiveness, and the final balance of the stimulus loan that may be forgiven were subject to audit and final approval by the SBA. To the extent that all or part of the stimulus loan was not forgiven, the Company was required to pay interest at 1% and, commencing in October 2020, interest payments were required through the maturity date in April 2022. The terms of the stimulus loan provide for customary events of default including, among other things, payment defaults, breach of representations and warranties, and insolvency events. The stimulus loan may have been accelerated upon the occurrence of an event of default, including if the SBA subsequently reached an audit determination that the Company did not meet the eligibility criteria. In June 2021, the Company repaid the amounts under the PPP loan.
Leases
The Consolidated Financial Statements reflect the Company’s adoption of ASU No.
2016-02,
 Leases (“ASC 842”)
, effective August 20, 2018 (the date of the Company’s incorporation) since it was early adopted by the Company. The Company determines if an arrangement contains a lease at inception of a contract. The Company defines a lease as a contract, or part of a contract, that conveys the right to control the use of identified property or equipment (an identified asset) for a period of time in exchange for consideration. Control over the use of the identified asset means that the Company has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.
The
right-of-use
assets, net and liabilities associated with leases are recognized based on the present value of the future minimum lease payments over the lease term. Lease terms reflect options to extend or not to terminate the lease when it is reasonably certain that the option will be exercised. For leases that include residual value guarantees, the Company includes these costs in the lease liability when it is probable such costs will be incurred.

The Company utilizes certain practical expedients and policy elections available under ASC 842. The Company does recognize right-of-use
assets or lease liabilities for short-term leases (leases with an initial term of 12 months or less) and the Company has elected to separate lease and non-lease
components for all existing classes of assets.
Operating lease expenses for fixed lease payments are recognized on a straight-line basis over the lease term. Variable lease payments to the lessor such as maintenance, utilities, insurance, and real estate taxes are expensed as incurred. For further discussion, see Note 9,
Leases
.
Revenue Recognition
The Consolidated Financial Statements reflect the Company’s adoption of ASU
2014-09,
“Revenue from Contracts with Customers” (Topic 606) effective August 20, 2018 (the date of the Company’s incorporation).
Sale of produce: The Company’s principal business is the production and sale of sustainably grown fresh greens and herbs through CEA facilities. Revenue is recognized at a point in time when the product control is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods. In general, control transfers to the customer when the product is shipped or delivered to the customer based upon applicable shipping terms. Customer contracts generally do not include more than one performance obligation.
Sale of intellectual property: Revenue is generated from the sale of intellectual property that the Company has developed. For each licensing agreement for intellectual property, the promise to deliver a license that grants the customer the right to use the intellectual property is considered to be a distinct performance obligation. Revenue from intellectual property is recognized at a point in time upon delivery of documentation of the Company’s intellectual property to the licensee. Intellectual property sold in 2021 consisted of intellectual property for salad kits, including the licensed know-how
for recipes, packaging support, and branding kit development.
Revenue by major product or service type is as follows:

	Year Ended December 31,
	2021	2020

	(in thousands)
Revenue from sale of produce	$551	$82
Revenue from sale of intellectual property	87	—

Total Revenue	$638	$82

The Company does not have unbilled receivable balances arising from transactions with customers. Payment terms are generally between 10 to 20 days.
The Company does not capitalize contract inception costs, as contracts (which are in the form of purchase orders from customers) are one year or less and the Company does not incur significant fulfillment costs requiring capitalization.
The Company has made the accounting policy election to exclude any sales and similar taxes from the transaction price. As a result, revenue is presented net of these taxes.
Research and Development
Research and development expenses consist primarily of compensation to employees engaged in research and development activities, including salaries, and related benefits, in addition to related overhead (including depreciation, utilities and other related allocated expenses) as well as supplies and services related to the development of the Company’s growing process. Local Bounti’s research and development efforts are focused on development of the Company’s process utilizing its CEA facility.
Stock-Based Compensation
The Company measures and recognizes compensation expense for all equity-based awards made to employees, directors, and non-employees,
based on estimated fair values recognized over the requisite service period in accordance with ASC 718,
Stock-Based Compensation
. Stock-based payments are recognized in the Consolidated Statements of Operations as a selling, general and administrative expense. The Company recognizes compensation expense for all equity-based awards with service vesting requirements on a tranche-by-tranche
basis using the accelerated attribution method over the requisite service period of the award, which is generally the award’s vesting period. Forfeitures of awards are accounted for in the period in which they occur.
Advertising
Advertising expenses are expensed as incurred. The Company incurred advertising expenses of $703 thousand for the year ended December 31, 2021. Advertising expenses for the year ended December 31, 2020 were not material. Advertising expenses are included in “Selling, general and administrative” expense in the Consolidated Statements of Operations.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Consolidated Financial Statements. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts of assets and liabilities for income tax purposes and operating losses carried forward, measured by applying tax rates based on currently enacted tax laws.
Valuation allowances are calculated, when necessary, to reduce the net deferred tax assets to an amount that is more likely than not to be realized. Changes in the valuation allowances occurring in subsequent periods are included in the Consolidated Statements of Operations.
The Company recognizes uncertain tax positions based upon its estimate of whether, and the extent to which, additional taxes will be due when such estimates are more likely than not to be sustained. Uncertain income tax positions are not recognized if there is less than a 50% likelihood of being sustained.
Concentrations of Risk and Significant Customers
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents accounts with financial institutions which management believes to be of high-credit quality. The Company is exposed to risk in the event of default by these financial institutions or the issuers of these securities to the extent the balances are in excess of amounts that are insured by the Federal Deposit Insurance Corporation.
The Company’s receivables are derived from revenue earned from customers located in the United States. The Company provides credit to its customers in the normal course of business and requires no collateral to secure accounts receivable. The Company maintains an allowance for doubtful accounts related to estimated credit losses.

Significant customers are those customers who represent 10% or more of total revenue during the year or 10% or more of net accounts receivable at the balance sheet date. At December 31, 2021, there were four significant customers that accounted for approximately 81% of the Company’s accounts receivable. For the year ended December 31, 2021, four individual customers represented more than 10% of total revenue. In aggregate, these four customers represented approximately 82% of the Company’s revenue for the year ended December 31, 2021.
Contingencies
Loss contingencies (other than income
tax-related
contingencies) arise from actual or possible claims and assessments and pending or threatened litigation that may be brought against the Company by individuals, governments or other entities. Based on the Company’s assessment of loss contingencies at each balance sheet date, a loss is recorded in the financial statements if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated.
Segment Reporting
The Company has a single operating and reportable segment. The Company’s chief operating decision maker is its
Co-Chief
Executive Officers, who review financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The Company qualifies as an emerging growth company, as defined in the JOBS Act, and therefore intends to take advantage of certain exemptions from various public company reporting requirements, including delaying adoption of new or revised accounting standards until those standards apply to private companies. The effective dates shown below reflect the election to use the extended transition period.
Recently Issued Accounting Pronouncements
In May 2021, the FASB issued ASU
2021-04,
Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic
470-50),
Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40);
Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options,
which clarifies the accounting for modifications or exchanges of freestanding equity-classified written call options (e.g. warrants) that remain equity classified after modification or exchange. The standard is effective for the Company for fiscal years, and interim periods within those fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently in the process of evaluating the impact that the adoption of the ASU will have on the Company’s accounting of its debt and warrants.
In August 2020, the FASB issued ASU
2020-06,
Debt—Debt with Conversion and Other Options
(Subtopic 470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,
which simplifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted
method for calculation of diluted earnings per share for all convertible instruments. The standard is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.

In December 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,
which is intended to simplify various aspects related to accounting for income taxes.
ASU 2019-12
removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for the Company beginning January 1, 2022 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments-Credit Losses (Topic 326),
which amends the guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current U.S. GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU
2016-13
is effective for the Company as of January 1, 2023 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its Consolidated Financial Statements.
3. Business Combination and Recapitalization
On November 19, 2021, the Company consummated the Business Combination pursuant to that certain Agreement and Plan of Merger, dated June 17, 2021, by and among Leo, and Legacy Local Bounti. In connection with the consummation of the Business Combination (the “Closing”), the registrant changed its name from Leo Holdings III Corp to Local Bounti Corporation.
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as Legacy Local Bounti has been determined to be the accounting acquirer, based on the following predominant factors:

•	Legacy Local Bounti stockholders have the largest portion of voting rights in the Company;

•	the Board and Management are primarily composed of individuals associated with Legacy Local Bounti; and

•	Legacy Local Bounti was the larger entity based on historical operating activity and Legacy Local Bounti had the larger employee base at the time of the Business Combination.
Under this method of accounting, while Leo was the legal acquirer, it has been treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Local Bounti issuing stock for the net assets of Leo, accompanied by a recapitalization. The net assets of Leo were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Local Bounti. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the business combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination (approximately 4.969669 Local Bounti shares to every share of Leo).
In connection with the Business Combination, Leo entered into subscription agreements with certain investors (the “PIPE Investors”), whereby it issued 15,000,000 shares of common stock at $10.00 per share (the “PIPE Shares”) for an aggregate purchase price of $150,000 thousand (the “PIPE Financing”), which closed simultaneously with the consummation of the Business Combination. Upon the closing of the Business Combination, the PIPE Investors were issued shares of the Company’s common stock.
The aggregate consideration for the Business Combination and proceeds from the PIPE Financing was approximately $150,000 thousand, consisting of shares of common stock valued at $10.00 per share. Including the PIPE financing, the aggregate common stock consideration consists of 83,514,977 shares of Legacy Local Bounti common stock, including shares issuable in respect of vested equity awards of the Legacy Local Bounti.

In connection with the Business Combination, the Company incurred direct and incremental costs of $34,773 thousand related to the equity issuance, consisting of $30,422 thousand of investment banking, legal, accounting and other professional fees, which were recorded to additional paid-in
capital and treated as a reduction of proceeds, and expenses of $4,351 thousand primarily related to advisory, legal, and accounting fees in conjunction with the Business Combination were recorded within Selling, general and administrative expenses on the Consolidated Statement of Operations for the year ended December 31, 2021.
4. Inventory
Inventories consisted of the following:

	December 31,
	2021	2020

	(in thousands)
Raw materials	$145	$21
Work-in-process	173	83
Finished goods	69	5
Packaging	467	182
Consignment	163	21
Inventory allowance	(95)	(69)

Total inventory, net	$922	$243

5. Property and Equipment
Property and equipment consisted of the following:

	December 31,
	2021	2020

	(in thousands)
Greenhouse facility	$10,194	$5,203
Equipment	3,683	1,621
Land	4,122	345
Leasehold improvements	3,947	—
Construction-in-progress	16,375	1,541
Right-of-use asset (lease)	55	—
Less: Accumulated depreciation	(971)	(287)

Property and equipment, net	$37,405	$8,423

Depreciation expense related to property and equipment was $684 thousand and $287 thousand for the years ended December 31, 2021 and 2020, respectively.

6. Accrued Liabilities
Accrued liabilities consisted of the following:

	December 31,
	2021	2020

	(in thousands)
Accrued construction expenses	$11,192	$—
Accrued insurance	2,582	—
Accrued payroll	792	1,125
Accrued agriculture expenses	461	—
Accrued legal fees	273	—
Accrued other	748	169

Total accrued liabilities	$16,048	$1,294

7. Debt
Debt consisted of the following:

	December 31,
	2021	2020

	(in thousands)
PPP loan	$—	$104
Share settlement note	—	50
Subordinated Facility	16,293	—
Unamortized deferred financing costs, Cargill Credit Agreements	(5,094)	—
Total debt	11,199	154
Share settlement note—short term	—	(50)

Long-term debt, less current portion and Convertible Notes	$11,199	$104

Share Settlement Note
In April 2020, the Company entered into a promissory note with a former shareholder for a principal amount of $80 thousand in connection with the share settlement as discussed in Note 11,
Stockholders’ Equity (Deficit)
, below. The note accrues interest at a rate of 0.91% and is paid in monthly payments of $5 thousand until the maturity date of October 1, 2021. In March 2021, all outstanding amounts were repaid to the former shareholder.
Short-Term Loan
In January 2021, the Company entered into a short-term loan agreement with First Interstate Bank to finance the general working capital for the Company. The loan had a principal balance of $500 thousand, bears interest at 5.25% per annum and matures in April 2021. In April 2021, this loan was repaid in full.
Convertible Notes
During 2021, the Company entered into a series of identical convertible long-term notes with various parties with a maturity date of February 8, 2023 (referred to herein as the “Convertible Notes”). Prior to conversion on November 19, 2021, the Convertible Notes had a combined total principal balance is $26,050 thousand and bore interest at 8% per annum. The Convertible Notes were accounted for at fair value with changes in fair value being recognized under Convertible Notes fair value adjustment within the income statement. The Convertible

Notes had a conversion feature that triggered upon the earliest of a qualified equity financing or a qualified SPAC transaction, as defined by the agreement. On November 19, 2021, upon the closing of Business Combination, the outstanding principal of all the Convertible Notes were converted into a number of shares of common stock, at a conversion price equal to value of each share of common stock in the qualified SPAC transaction multiplied by 85%. The Company recognized $1,364 thousand in interest expense in connection with the Convertible Notes for the year ended December 31, 2021. The Company converted all the Convertible Notes, including the related accrued interest of $1,364 thousand, to equity and recorded net gain on settlement of $240 thousand.
Agreements with Cargill Financial
In March 2021, the Company entered into a loan with Cargill Financial to finance the general working capital for the Company. This loan had a principal balance of up to $10,000 thousand and bore interest at 8% per annum with a maturity date of March 22, 2022. In September 2021, this loan was repaid in full. In connection with the original loan, the lender also received 25% equity warrant coverage on the original loan amount. The warrant to purchase shares entitles the lender to a number of shares totaling 25% of the principal amount of the loan multiplied by
85
% of the lowest cash price per share upon the earliest of a qualified equity financing, SPAC transaction, or an acquisition, as defined by the agreement. The warrants are still outstanding. For more information on the warrants, see Note 11,
Stockholders’ Equity (Deficit).

On September 3, 2021, the Company entered into the Subordinated Facility with Cargill Financial, including an agreement to borrow up to $50,000 thousand and also entered into the Senior Facility to borrow up to $150,000 thousand.
The interest rate on the Subordinated Facility is 10.5% per annum, with accrued interest on the agreement paid quarterly in arrears on the last business day of each calendar quarter, commencing the last business day of the calendar quarter ending December 31, 2021, and on the maturity date September 3, 2028. A total of $16,293 thousand was outstanding on the Subordinated Facility as of December 31, 2021.
The interest rate on the Senior Facility will be equal to LIBOR plus the Applicable Margin (which varies between 5.5% to 6.5% depending on the Senior Facility net leverage ratio). The maturity date of the Senior Facility will be on September 3, 2028. There are no amounts outstanding on this loan as of December 31, 2021.
As part of the Cargill Credit Agreements, the Company is required to establish an Interest Reserve Account as described above in Note 2,
Summary of Significant Accounting Policies
. The Cargill Credit Agreements also require the Company to be in compliance with certain financial covenants, including specified debt coverage, net leverage, and interest coverage ratios. Additional covenants and other restrictions exist that limit the Company’s ability, among other things, to undergo a merger or consolidation, sell certain assets, create liens, guarantee certain obligations of third parties, make certain investments or acquisitions, and declare dividends or make distributions. In accordance with the Credit Agreements, budgets and timelines for CEA facilities also have to be approved by Cargill Financial and the Company is required to report ongoing CEA facility construction costs. The credit facility is secured with a first-priority lien against substantially all of the assets of the Company, including its intellectual property.
The Cargill Credit Agreements have an unused revolving line commitment fee in an amount of 125 basis points per annum of the unused portion of the Credit Agreements.
The Company was in compliance with all applicable covenants as of December 31, 2021.
8. Financing Obligation
In June 2020, the Company completed the construction of the Montana Facility. Subsequent to the completion, the Company entered into a sale and finance leaseback transaction for the Montana Facility with

Grow Bitterroot, a related party, for total consideration of $6,885 thousand with an initial term of 15 years. The Company also has an option to extend the term of the facility lease for three consecutive terms of five years each, of which the Company currently reasonably expects to extend the first term. In addition, the Company and Grow Bitterroot entered into a property maintenance and management services agreement under which the Company will provide all property maintenance and management services including business, operational, strategic and advisory services in exchange for an annual fee of $50 thousand. The property maintenance and management services agreement includes an initial term of three years with one year autorenewals unless terminated by either party with 30 days’ notice.
The transaction did not qualify for sale leaseback accounting due to the finance leaseback classification prohibiting sale accounting. As such, the transaction is accounted for as a financing transaction (a failed sale). Therefore, the assets remain on the Consolidated Balance Sheet (see Note 5,
Property and Equipment
) with the proceeds from the transaction and purchases of equipment on behalf of the related party recorded as a financing obligation. In addition, the Company will manage the facility and perform maintenance in exchange for a management fee under the property maintenance and management services agreement. The contractual payments for both the lease agreement and property maintenance and management agreement are applied as payments of deemed principal and imputed interest. The Company utilized a rate of 11.60% to calculate imputed interest. See Note 16,
Related Party Transactions
, for further discussion.
The lease agreement does not contain residual value guarantees. The agreement does not contain restrictions or covenants that may result in additional financial obligations. The landlord has the option to construct future improvements on the property; when the improvements are completed, the base rent will increase.
The following tables summarizes the financing obligation and the presentation in our Consolidated Statements of Operations for the period presented:

	Year Ended December 31,
	2021	2020

	(in thousands)
Finance obligation:
Amortization of financing obligation assets	$433	$215
Interest on financing liabilities	1,076	475

Total financing liabilities	$1,509	$690

The following table summarizes future financing obligation payments by fiscal year:

Finance Obligation
For the year ending December 31,
(in thousands)
2022	$1,479
2023	1,537
2024	1,591
2025	1,623
2026	1,655
Thereafter	26,597
Total financing obligation payments	34,482
Amount representing interest	(25,294)
Net financing obligation and asset at end of term	3,882
Total financing obligation	$13,070

9. Leases
The company currently maintains operating leases for both buildings and equipment under short-term lease arrangements. Total expense related to these arrangements was $377 thousand and $37 thousand for the years ended December 31, 2021 and 2020, respectively.
As of December 31, 2021, the maturities of lease liabilities under non-cancelable
operating leases were as follows:

Operating Leases
Year ending December 31,
(in thousands)
2022	$139
2023	96
2024	90

Total lease payments	$325

10
. Fair Value Measurements
The following table sets forth, by level within the fair value hierarchy, the accounting of the Company’s financial assets and liabilities at fair value on a recurring and nonrecurring basis according to the valuation techniques the Company uses to determine their fair value:

	December 31, 2021
	Level 1	Level 2	Level 3

	(in thousands)
Recurring fair value measurements
Assets:
Money market funds	$96,661	$—	$—
Total	$96,661	$—	$—

	December 31, 2020
	Level 1	Level 2	Level 3

	(in thousands)
Recurring fair value measurements
Assets:
Money market funds	$4	$—	$—

Total	$4	$—	$—

The fair value of the Company’s money market funds is determined using quoted market prices in active markets for identical assets.
As of December 31, 2021 and 2020, the carrying value of all other financial assets and liabilities approximated their respective fair values.

The following table presents changes in the Level 3 fair value measurement for the warrant liability on a recurring basis:

	Year Ended December 31,
	Convertible Notes	Warrant Liability

	(in thousands)
Balance as of December 31, 2020	$—	$—
Additions	26,050	1,415
Fair value measurement adjustments	5,067	10
Gain on Convertible Notes	(240)	—
Interest expense on Convertible Notes (paid-in-kind)	1,364	—
Settlement of Convertible Notes and Warrants	(32,241)	(1,425)

Balance as of December 31, 2021	$—	$—

As mentioned in Note 3,
Business Combination and Recapitalization
, Convertible Notes had been converted and settled upon the close of the Business Combination.
As of December 31, 2021 and 2020, the Company had no transfers between levels of the fair value hierarchy of its liabilities measured at fair value.
11. Stockholders’ Equity (Deficit)
Common Stock
On November 22, 2021, the Company’s common stock and warrants began trading on the New York Stock Exchange under the symbol “LOCL” and “LOCL WS” respectively. Pursuant to the terms of the Amended and Restated Certificate of Incorporation, the Company is authorized to issue up to 400,000,000 common stock, $0.0001 par value per share, and 100,000,000 shares of Preferred Stock, $0.0001 par value per share. Immediately following the Business Combination, there were 86,299,495 shares of voting common stock and 11,539,216 warrants outstanding.
The rights of the holders of the voting common stock and nonvoting common stock are as follows:
Voting Common Stock—
Each holder of common stock is entitled to one vote for each share of common stock held.
Nonvoting Common Stock
—Each holder of nonvoting common stock is entitled to zero votes for each share of nonvoting common stock held. Holders of nonvoting common stock are not entitled to information rights, or rights to dividends or other distributions, until immediately prior to a liquidation event. For further discussion on nonvoting common stock, see Note 12, Stock-Based Compensation.
Common Stock Outstanding
In conjunction with the Business Combination, Leo obtained commitments from certain PIPE Investors to purchase 15,000,000 shares of the Company’s common stock at a purchase price of $10.00 per share.

At the close of the Business Combination with Leo, the Company had 86,299,495 shares of common stock outstanding. The following summarizes the Company’s common stock outstanding as of the close of the transaction:

	Shares	%
Leo sponsor shares	6,875,000	8.0%
Leo public stockholders	1,701,281	2.0%
PIPE shares	15,000,000	17.4%
Common stock issued for Legacy Local Bounti voting common stock, Legacy Local Bounti non-voting common stock and conversion of convertible debt of Local Bounti	62,482,214	72.3%
Common stock issued to certain service providers as payment for services in connection with the Business Combination	241,000	0.3%

Total common stock	86,299,495	100.0%

Public and Private Warrants
Upon the Closing, there were 10,833,333 outstanding public and private warrants to purchase shares of the Company’s common stock that were issued by Leo prior to the Business Combination. Each whole warrant entitles the registered holder to purchase one whole share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed below, 30 days after the Closing, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. The warrants will expire on November 19, 2026, or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the public warrants, except that the Private Placement Warrants and the common stock issuable upon exercise of the Private Placement Warrants were not transferable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are non-redeemable
so long as they are held by Leo Investors III LP (the “Sponsor”) or any of its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Warrants. The Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s common stock equals or exceeds $18.00 per share for any
20-trading
days within a
30-trading
day period ending three business days before the Company sends the notice of redemption to the warrant holders. In no event will the Company be required to net cash settle the Warrant exercise. As of December 31, 2021, outstanding public and private warrants, excluding warrants issued to Cargill Financial, were 10,833,333. Cargill Financial received 705,883 warrants in connection with the transaction pursuant to a warrant agreement entered into in connection with a previous credit facility.
Transactions Related to Former Stockholders
In December 2019, the Company entered into a settlement agreement to repurchase all of the remaining unvested restricted shares from a former shareholder subject to the stock restriction agreement (see Note 12,
Stock-Based Compensation
) for a total of $149 thousand with amounts being held in escrow. In April 2020, the Company entered into a settlement agreement for the repurchase of all the shares from the former shareholder,

including the vested and unvested restricted shares and the remaining unrestricted shares not subject to vesting conditions. As part of the settlement agreement for the repurchase of all the restricted and unrestricted shares, the Company paid the former shareholder a total of $80 thousand in cash and entered into a $80 thousand term note. For further details, see Note 7,
Debt.

12. Stock-Based Compensation
In 2020, the Company adopted an Equity Incentive Plan (the “2020 Plan”) pursuant to which the Company’s Board of Directors could grant stock awards to employees and service providers. According to the 2020 Plan, incentive stock options may only be granted to eligible employees.
Non-statutory
stock options, stock appreciation rights, restricted stock, RSUs, and employee stock purchase plan were also included in the 2020 Plan, which could be granted to service providers. A total of 2,250,000 shares of restricted common stock were originally reserved for issuance. The 2020 Plan was amended to adjust the total number of shares available for issuance under the 2020 Plan to 3,250,000 of which 2,541,501 awards had been made as of November 19, 2021 (prior to the close of the Business Combination). In October 2021, the Company adopted a new Equity Incentive Plan (the “2021 Plan”), which replaced the 2020 Plan. The 2020 Plan terminate upon the effectiveness of the 2021 Plan, at which time the outstanding awards previously granted thereunder were assumed by the Company. Following termination of the 2020 Plan, no new awards will be granted under such plan but previously granted awards will continue to be subject to the terms and conditions of the 2020 Plan and the stock award agreements pursuant to which such awards were granted. Under the 2021 Plan, the Company can grant stock options, stock appreciation rights, restricted stock, restricted stock units and certain other awards which are settled in the form of common shares under the 2021 Plan.
As part of the close of the Business Combination, the awards outstanding under the 2020 Plan were split by using the exchange rate of 4.969669 resulting in 12,630,417 awards outstanding.
Restricted Common Stock Awards
The Company granted change in control restricted common stock awards (RSAs) under the 2020 Plan. Upon a “change in control” (as defined in the 2020 Plan) of Local Bounti, the change in control restricted common stock awards would vest in full. If a “qualified public offering” of the common stock of Local Bounti occurred (as defined in the 2020 Plan, which includes the consummation of the Business Combination) prior to a change in control, then the change in control restricted common stock would vest upon the vesting schedule set forth in the 2020 Plan or individual award agreements. The fair value of the restricted common stock-based compensation awards was determined using the fair market value of the Company’s common stock on the date of the grant as determined by the Board.
In November 2021, Legacy Local Bounti and certain restricted stockholders amended their change in control restricted stock awards to remove the vesting trigger and converted the vesting to four-year time-based vesting, with 10% vesting on the first anniversary of the original vesting commencement date and 30% vesting on each anniversary thereafter, subject to the grantee’s continued service on each applicable vesting date. As the vesting trigger was removed, the Company was required to recognize the compensation expenses through the Consolidated Statement of Operations.

A summary of the change in control restricted common stock activity awards for 2021 and 2020 is as follows:

	Number of Shares of Restricted Common Stock Awards	Average Grant- Date Fair Value
Unvested at January 1, 2020	—	$—
Granted	1,799,811	$1.27
Retroactive conversion of shares due to the Business Combination	7,144,653	$1.27
Unvested at December 31, 2020, as converted	8,944,464	$1.27
Granted	2,086,827	$2.66
Forfeited	(904,698)	$1.27
Vested	(4,647,142)	$1.27
Unvested at December 31, 2021	5,479,451	$1.80

1	These amounts give effect to the 1-to-4.969669 Stock Split in connection with the Business Combination that occurred in November 19, 2021.
The total expense of restricted common stock for the years ended December 31, 2021 and 2020 was $9,551 thousand and $0 thousand, respectively. As of December 31, 2021, the total compensation cost related to unvested restricted common stock not yet recognized is $6,219 thousand. Unvested restricted common stock not yet recognized is expected to be recognized over a weighted average period of 2.34 years.
Restricted Stock Units
The Legacy Local Bounti board of directors granted RSUs under the 2020 Plan. The Company has entered into various RSU agreements with both employees and nonemployees. The vesting for these RSUs range from three months to four years on a graded vesting schedule.

A summary of the change in control RSUs activity for 2021 (there was no activity prior to 2021) is as follows:

	Number of RSUs	Average Grant- Date Fair Value
Unvested at December 31, 2020	—	$—
Granted and vested	503,821	$9.60
Retroactive conversion of shares due to the Business Combination	2,000,003	$9.60
Forfeited	(2,485)	$9.97
Vested 2	(105,550)	$6.75

Unvested and outstanding at December 31, 2021	2,395,789	$9.73

1	These amounts give effect to the 1-to-4.969669 Stock Split in connection with the Business Combination that occurred on November 19, 2021.
2	These shares were net settled for 45,396 shares to cover the required withholding tax upon vesting.
The total expense value of RSUs for the years ended December 31, 2021 and 2020 was $3,402 thousand and $0 thousand respectively. As of December 31, 2021, the total compensation cost related to unvested RSUs not yet recognized is $20,616 thousand. Unvested RSUs not yet recognized are expected to be recognized over a weighted average period of 2.63 years.

Stock Restriction Agreements
On June 27, 2019, the Company entered into stock restriction agreements with two stockholders of the Company, whereby certain vesting restrictions were imposed on the stockholders’ shares as a condition to a third-party investor’s requirement to invest in the Company at a cash purchase price of approximately $19.67 per share. Under the stock restriction agreements, the Company has the exclusive option to repurchase all or any portion of the restricted shares held by the stockholders which have not vested upon termination of their services. The restricted shares are released from the Company’s option to repurchase in twelve quarterly installments. In April 2020, the Company entered into a settlement agreement for the repurchase of shares from one of the stockholders, as discussed in Note 11,
Stockholders’ Equity (Deficit)
. The grant date fair value of the restricted shares was deemed to be the price per share as determined in the contemporaneous issuance of common stock.
Compensation expense recorded was $4,942 thousand and $3,295 thousand for the years ended December 31, 2021 and 2020, respectively. In March 2021, the Company terminated the stock restriction agreement with the remaining stockholders and recognized all remaining unvested compensation expense during the first quarter of 2021.
13. Income Taxes
For the years ended December 31, 2021 and 2020, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. On December 31, 2021, the Company had approximately $41,800 thousand of U.S. federal and state net operating losses. On December 31, 2020, the Company had approximately $7,200 thousand of federal and state net operating losses. These net operating loss carryforwards can be carried forward by the Company indefinitely.
The components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended December 31, (in thousands)
	2021	2020
Currently reportable expense
Federal	$—	$—
State	—	—

	—	—
Deferred benefit:
Federal	6,129	1,841
State	2,163	591

	8,292	2,432
Less valuation allowance	(8,292)	(2,432)

Total provision for income tax expense	$—	$—

	December 31, (in thousands)
	2021	2020
Gross deferred tax assets arising from
Net operating loss carryforwards	$11,619	$1,990
ASC 842 right-of-use asset and liability	3,661	979
Capitalized SPAC transaction costs	1,207	—

	16,487	2,969
Deferred tax liabilities arising from:
Deferred franchise tax	(598)	—
ASC 842 right-of-use asset	(3,071)	—
Depreciation	(1,714)	(156)

Total deferred tax liabilities	(5,383)	(156)
Net deferred tax assets before valuation allowance	11,104	2,813
Less valuation allowance	(11,104)	(2,813)

Net deferred tax assets	$—	$—

For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at December 31, 2021 and 2020. During the years ended December 31, 2021 and 2020, the change in the valuation allowance of $8,291 thousand and $2,432 thousand, respectively, was primarily due to the generation of additional net operating losses.
The Company’s income tax returns and the amount of income or loss reported are subject to examination by the respective taxing authorities. If such examinations result in changes to the profits or losses, the tax liabilities of the Company could be changed accordingly.
14. Net Loss Per Share
Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period. In computing net loss per share, the Company’s unvested restricted common stock and warrants are not considered participating securities. Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s net loss. Diluted net loss per common share adjusts basic net loss per share attributable to ordinary shareholders to give effect to all potential ordinary shares that were dilutive and outstanding during the period. For the year ended December 31, 2021 and 2020, no instrument was determined to have a dilutive effect.
Net loss per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the reverse capitalization. Subsequent to the Business Combination, net loss per share was calculated based on weighted average number of shares of common stock then outstanding.

The following table sets forth the computation of the Company’s net loss per share attributable to stockholders:

	Year Ended December 31, (in thousands, except share and per share data)
	2021	2020
Net loss	$(56,093)	$(8,409)
Weighted average common stock outstanding, basic and diluted	52,888,268	49,676,523

Net loss per common share, basic and diluted	$(1.06)	$(0.17)

The following table discloses the weighted-average shares outstanding of securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share as the impact would be anti-dilutive:

	Year Ended December 31,
	2021	2020

CIC Restricted Stock	9,876,930	654,960
Warrants	1,556,628	—
15. Commitments and Contingencies
Legal Matters
The Company has and may become party to various legal proceedings and other claims that arise in the ordinary course of business. The Company records a liability when it believes that it is probable that a loss will be incurred, and the amount of loss or range of loss can be reasonably estimated. Management is currently not aware of any matters that it expects will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.
Non-Cancelable
Purchase Commitments
As of December 31, 2021, the Company had
non-cancelable
purchase commitments of $1,004 thousand, primarily related to software products and services used to facilitate the Company’s operations at the enterprise level.
Defined Contribution Plan
The Company sponsors a 401(k) defined contribution plan covering all eligible U.S. employees. Contributions to the 401(k) plan are discretionary. The Company’s contributions to the 401(k) plan for the year ended December 31, 2021 totaled $180 thousand. The Company did not make any matching contributions to the 401(k) plan for the year ended December 31, 2020.
16
. Related Party Transactions
BrightMark Partners LLC Management Services Agreement
In August 2018
, the Company entered into a management services agreement with BrightMark Partners LLC (“BrightMark”), a related party, for certain management services including management, business, operational, strategic, and advisory services. Under the agreement, management services were to be provided for an initial term of three years that automatically renewed for an additional one-year term.
As consideration for the management services, the Company paid $40 thousand, including costs and expenses incurred by BrightMark on behalf of Local Bounti, as reasonably determined by both parties on a monthly basis. In March 2021
, the Company and BrightMark terminated the management services agreement.
The Company incurred management fees of $120
 thousand and $

 thousand for the years e
nded December 31
,
2021
and
2020
, respectively.
“Accrued liabilities—related party” primarily represents amounts owed to BrightMark related to the management services agreement and were $8 thousand and $833 thousand as of December 31, 2021 and December 31, 2020, respectively.
17. Subsequent Events
The Company has evaluated subsequent events from the Consolidated Balance Sheet date through March 30, 2022, the date the Consolidated Financial Statements were issued.
On March 14, 2022, the Company entered into a definitive agreement to acquire California-based complementary indoor farming company Hollandia Produce Group, Inc., which operates under the name Pete’s, for total consideration of $122.5 million, subject to customary adjustments. The Pete’s Acquisition consideration will be comprised of $92.5 million in cash, expected to be provided pursuant to Local Bounti’s existing lending facility with Cargill, and the remaining $30.0 million of consideration payable in shares of Local Bounti common stock.
On March 14, 2022, in connection with the Pete’s Acquisition, Pete’s also entered into a purchase and sale agreement with STORE to acquire all of the properties currently being leased by Pete’s pursuant to certain sale- leaseback
agreements between Pete’s and STORE for an aggregate purchase price of $25.8 million to be paid by Local Bounti in connection with the closing of the
Pete’s
Acquisition, but not included in the total consideration set forth above.
On March 14, 2022, the Company entered into an Amendment to amend the Original Credit Agreements and the Original Facilities. The Amendment provides that, subject to and upon the closing of the Pete’s Acquisition, (a) the Pete’s Acquisition will be funded pursuant to the Amended Facilities, (b) the aggregate commitment amount of the Original Facilities will be reduced to $170.0 million which is anticipated to be the amount necessary to fund the Pete’s Acquisition, the Property Acquisition, the updating of the facilities to be acquired in the Pete’s Acquisition with the Company’s Stack & Flow Technology
™
and certain expansion at one facility, (c) the minimum liquidity covenant will be reduced from $30 million to $20 million (inclusive of existing restricted cash on the Consolidated Balance Sheets) and (d) the interest rate of each of the Senior Facility and the Subordinated Facility will increase by 2%, among other matters. As part of the Amendment, the Company agreed to (i) pay a $2.0 million amendment fee and (ii) issue 1,932,931 shares of Common Stock to Cargill Financial upon the closing of the Pete’s Acquisition.
There have been no other events or transactions that occurred subsequent to December 31, 2021 that require recognition or disclosure.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,106,841	$1,546,295
Accounts receivable, net	2,035,483	1,862,539
Other receivables	17,654	1,867,553
Inventories, net	2,137,887	2,471,161
Prepaid expenses and other current assets	886,813	628,883

Total current assets	6,184,678	8,376,431
Property, plant, and equipment, net	18,493,908	18,541,178
Financing lease right-of-use assets	8,583,466	8,705,663
Goodwill, net	1,310,234	1,396,250
Intangible assets, net	1,829,525	1,990,568
Other assets	2,211,605	2,219,550

Total assets	$38,613,416	$41,229,640

LIABILITIES AND OWNERS’ INVESTMENT
Current liabilities:
Accounts payable	$2,593,732	$3,730,437
Accrued expenses and other current liabilities	2,228,105	1,649,915
Current portion of related party notes payable	52,930,300	51,150,316

Total current liabilities	57,752,137	56,530,668
Financing lease liabilities	9,860,856	9,828,873
Notes payable	33,200,000	33,200,000
Related party stock warrants	2,160	1,984

Total liabilities	100,815,153	99,561,525
Commitments and contingencies (See Notes)
Owners’ investment
Capital stock, 2,000,000 shares authorized; 680,100 shares issued and outstanding	—	—
Series A preferred unit, no par value; 490 shares authorized, issued, and outstanding	—	—
Class B common unit, no par value; 176 shares authorized; 170 shares issued and outstanding	—	—
Unearned ESOP shares	(20,442,506)	(20,442,506)
Additional paid-in capital	28,381,015	28,381,014
Accumulated deficit	(70,140,246)	(66,270,393)

Total owners’ investment	(62,201,737)	(58,331,885)

Total liabilities and owners’ investment	$38,613,416	$41,229,640

See accompanying notes to condensed consolidated financial statements.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31,	2022	2021
Net Revenues	$5,930,614	$5,364,510
Cost of revenues	3,234,814	2,708,368

Gross profit	2,695,800	2,656,142

Operating expenses:
Selling	319,833	231,743
General and administrative	951,581	1,041,792
Overhead	1,454,287	1,311,515
Depreciation and amortization	1,032,048	1,084,230
Transaction costs	56,838	—

Total operating expenses	3,814,587	3,669,280
Loss from operations	(1,118,787)	(1,013,138)

Other income (expense):
Interest expense	(968,881)	(725,410)
Paid-in-kind interest	(1,779,985)	(1,547,947)
Gain on sale of property and equipment	—	8,000
Other	(6,322)	7,891

Total other expense, net	(2,755,188)	(2,257,466)
Loss before provision for state income taxes	(3,873,975)	(3,270,604)
Provision for state income taxes	—	—

Net loss	$(3,873,975)	$(3,270,604)

See accompanying notes to condensed consolidated financial statements.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31,	2022	2021
Cash flows from operating activities:
Net loss	$(3,873,975)	$(3,270,604)
Adjustments to reconcile net loss to net cash used in operating activities:
Paid-in-kind interest	1,780,384	1,547,947
Depreciation and amortization of property, plant, and equipment	1,032,048	1,084,230
Change in operating assets and liabilities:
Accounts receivable	(172,944)	(74,050)
Other receivables	1,849,899	37
Inventories	333,274	106,982
Prepaid expenses and other current assets	(250,386)	(42,053)
Accounts payable	(1,237,088)	(570,642)
Accrued expenses and other current liabilities	682,875	514,180

Net cash provided by (used in) operating activities	144,087	(703,973)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(737,721)	(1,021,202)

Net cash used in investing activities	(737,721)	(1,021,202)

Cash flows from financing activities
Proceeds from notes payable	—	819,889
Proceeds from lease financing	154,180	—

Net cash provided by financing activities	154,180	819,889

Net decrease in cash and cash equivalents	(439,454)	(905,286)
Cash and cash equivalents, beginning of period	1,546,295	1,878,405

Cash and cash equivalents, end of period	$1,106,841	$973,119

Supplemental disclosures of cash flow information:
Non-cash investing activities:
Additions to property, plant, and equipment included in accounts payable and accrued liabilities	$736,114	$1,396,401
See accompanying notes to condensed consolidated financial statements.

LOCAL BOUNTI CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND NATURE OF BUSINESS
Hollandia Produce Group, Inc. (“HPGI” or “Pete’s”) is a California-based indoor farming company with three greenhouse growing facilities, including two operating facilities in California and one under construction in Georgia which is scheduled to begin operations in the second quarter of 2022. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, as well as Whole Foods and AmazonFresh. Pete’s primary products include living butter lettuce – where it is a leading provider with an approximate 80 percent share of the controlled environment agriculture market within the Western U.S.—as well as packaged salad and cress.
In March 2022, the Company entered into a definitive stock purchase agreement with Local Bounti Corporation for the acquisition of the Company with an estimated purchase price of $122,500,000. On April 4, 2022, Local Bounti Corporation completed the acquisition of the Company pursuant to the terms and conditions of the purchase agreements. Pursuant to the purchase agreements, the Company and its subsidiaries became indirect wholly owned subsidiaries of Local Bounti Corporation.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
Pete’s management is responsible for the unaudited condensed consolidated financial statements included in this document. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements herein.
The unaudited condensed consolidated financial statements do not include all of the disclosures required by GAAP for annual financial statements and should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2021 (the “Annual Financial Statements”), which have been prepared in accordance with GAAP and is included elsewhere in this prospectus. In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of March 31, 2022, and its results of operations for the three months ended March 31, 2022 and 2021, and cash flows for the three months ended March 31, 2022 and 2021. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 2022. The condensed consolidated balance sheet at December 31, 2021, was derived from the Annual Financial Statements but does not contain all of the footnote disclosures from the Annual Financial Statements.
There have been no material changes or updates to the Company’s significant accounting policies from those described in the Annual Financial Statements.
Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU
2016-13
Topic 326,
Financial Instruments—Credit Losses (
“ASU
2016-13”),
which in conjunction with subsequent amendments issued by the FASB amends the FASB’s guidance on the impairment of financial instruments. The ASU adds to US GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. ASU
2016-13
is effective for annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the timing and impact of this standard on its consolidated financial statements.

3. REVENUE
The Company analyzes net revenues based on the following segments:

For the Three Months Ended:	March 31, 2022		March 31, 2021
	Amount	Percent	Amount	Percent
Conventional	$3,859,710	65.1%	$3,106,954	57.9%
Organic	1,903,397	32.1%	2,048,495	38.2%
Packaged salads	150,817	2.5%	52,828	1.0%
Meal kit	—	—%	156,233	2.9%
Fruit	16,690	0.3%	—	—%

Total net revenues	$5,930,614	100.0%	$5,364,510	100.0%

4. INVENTORIES
Inventories consisted of the following:

	March 31,	December 31,
	2022	2021
Raw materials	$954,108	$921,258
Work-in-process	1,869,824	1,980,370

Gross inventories	2,823,932	2,901,628
Less: reserve for inventory shrinkage	(650,696)	(393,363)
Less: reserve for obsolete and damaged inventory	(35,349)	(37,104)

Inventories, net	$2,137,887	$2,471,161

5. NOTES PAYABLE AND RELATED PARTY NOTES PAYABLE
Notes payable and related party notes payable consisted of the following:

	March 31,	December 31,
	2022	2021
Mortgage payable, maturing on May 31, 2055, bearing interest at 9.00%	$33,200,000	$33,200,000

	33,200,000	33,200,000
Less: deferred debt issuance costs, net	—	—

Notes payable, net	$33,200,000	$33,200,000

	March 31,	December 31,
	2022	2021
Structured equity loans due to related parties, maturing July 31, 2022, bearing PIK interest at 14.00%	$52,930,300	$51,150,316

	52,930,300	51,150,316
Less: current portion of related party notes payable	(52,930,300)	(51,150,316)

Related party notes payable, net	$—	$—

On June 30, 2020, in conjunction with a refinancing transaction in which funds were obtained through a mortgage and sale-leaseback transaction (the “Refinance”), the Company borrowed $29,200,000 from STORE

Capital Acquisitions, LLC under a mortgage agreement. The principal accrues interest at 9.00% per annum, with interest payments paid monthly. The promissory note allows a total principal payment of up to $45,350,000. From June 30, 2020 through December 31, 2021, the Company received additional principal loan payments, totaling $4,000,000, resulting in an outstanding balance on the mortgage of $33,200,000 as of December 31, 2021. Throughout the duration of the mortgage, the Company will make interest payments monthly until the maturity date of the mortgage, which is May 31, 2055.
On March 9, 2018, the Company issued a structured equity note to HFSN LLC, a related party, in the amount of $1,500,000 in lieu of payment of the working capital liability. The terms of the note are 8.00% PIK interest with an amended maturity date of July 31, 2022. The note is subordinated to all of the Company’s indebtedness and liabilities.
The structured equity loans require interest PIK. PIK interest accrues monthly and is added to the outstanding principal balance of the loans, the total of which bears interest at the above stated rates. The Company has the option of paying the PIK interest in cash that would otherwise be added to the principal balance of the note.
The notes payable agreements contain financial debt covenants requiring minimum debt service and debt leverage ratios. The Company was in compliance with these covenants as of March 31, 2022 and December 31, 2021.
Future minimum principal payments on notes payable and related party notes payable as of March 31, 2022 were as follows:

Amount
Remainder of 2022	$52,930,300
2023	—
2024	—
2025	—
2026	—
Thereafter	33,200,000

Total	$86,130,300

Deferred Debt Issuance Costs and Debt Discount
As of December 31, 2021, deferred debt issuance costs and debt discount has been fully amortized and accreted. Therefore, deferred debt issuance costs and debt discount, related to the structured equity loans, amortized and accreted to interest expense on the condensed consolidated statements of operations amounted to $0 and $0, respectively, for the three months ended March 31, 2022. Deferred debt issuance costs and debt discount amounted to $44,143 and $86,172 respectively, for the three months ended March 31, 2021.
6. COMMITMENTS AND CONTINGENCIES
Litigation
The Company is subject to certain legal proceedings and claims that arise in the normal course of business. The Company does not believe that the amount of liability, if any, as a result of these proceedings and claims will have a materially adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.
7. RELATED PARTY TRANSACTIONS
Management Fee
An annual management fee of $150,000 is paid ratably to two structured equity note holders, in proportion to their respective investment in the structured equity notes. Management fees in the amount of $37,500, included in general and administrative expenses on the accompanying condensed consolidated statements of operations, were incurred during each of the three months ended March 31, 2022 and 2021. Management fees in the amount of $937,500 and $900,000 remained unpaid as of March 31, 2022 and December 31, 2021, respectively, and are included in accrued expenses and other current liabilities on the accompanying consolidated balance sheets.
8. SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the unaudited condensed consolidated balance sheet date through the date the unaudited condensed consolidated financial statements were issued.
Sale of the Company
In March 2022, the Company entered into a definitive stock purchase agreement with Local Bounti Corporation for the acquisition of the Company with an estimated purchase price of $122,500,000. On April 4, 2022, Local Bounti Corporation completed the acquisition of the Company pursuant to the terms and conditions of the purchase agreements. Pursuant to the purchase agreements, the Company and its subsidiaries became indirect wholly owned subsidiaries of Local Bounti Corporation.
There have been no other events or transactions that occurred subsequent to March 31, 2022 that require recognition or disclosure.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors of
Hollandia Produce Group, Inc. and its subsidiaries:
Opinion
We have audited the accompanying consolidated financial statements of Hollandia Produce Group, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in owners’ investment and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hollandia Produce Group, Inc. and its subsidiaries, as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Hollandia Produce Group, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Hollandia Produce Group, Inc. and its subsidiaries’ ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Hollandia Produce Group, Inc. and its subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Hollandia Produce Group, Inc. and its subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
Holthouse Carlin & Van Trigt LLP
Irvine, California
March 31, 2022

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31,	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,546,295	$1,878,405
Accounts receivable, net	1,862,539	1,720,602
Other receivables	1,867,553	12,793
Inventories, net	2,471,161	2,525,145
Prepaid expenses and other current assets	628,883	158,012

Total current assets	8,376,431	6,294,957
Property, plant, and equipment, net	18,541,178	16,335,145
Financing lease right-of-use assets	8,705,663	—
Goodwill, net	1,396,250	1,740,314
Intangible assets, net	1,990,568	2,778,032
Other assets	2,219,550	—

Total assets	$41,229,640	$27,148,448

LIABILITIES AND OWNERS’ INVESTMENT
Current liabilities:
Accounts payable	$3,730,437	$1,508,664
Accrued expenses and other current liabilities	1,649,915	1,757,500
Current portion of related party notes payable	51,150,316	—

Total current liabilities	56,530,668	3,266,164
Deferred rent	—	394,605
Financing lease liabilities	9,828,873	—
Notes payable	33,200,000	33,963,023
Related party notes payable, net of current portion	—	44,442,667
Related party stock warrants	1,984	2,160

Total liabilities	99,561,525	82,068,619

Commitments and contingencies (see Notes)
Owners’ investment:
Capital stock, 2,000,000 shares authorized; 680,100 shares issued and outstanding	—	—
Series A preferred unit, no par value; 490 shares authorized, issued, and outstanding	—	—
Class B common unit, no par value; 176 shares authorized; 170 shares issued and outstanding	—	—
Unearned ESOP shares	(20,442,506)	(20,776,011)
Additional paid-in capital	28,381,014	22,714,306
Accumulated deficit	(66,270,393)	(56,858,466)

Total owners’ investment	(58,331,885)	(54,920,171)

Total liabilities and owners’ investment	$41,229,640	$27,148,448

See accompanying notes to consolidated financial statements.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,	2021	2020
Net revenues	$22,720,872	$22,088,545
Cost of revenues .	10,716,281	10,393,740

Gross profit	12,004,591	11,694,805

Operating expenses:
Selling . . . .	1,022,944	1,061,873
General and administrative	4,243,079	4,700,704
Overhead	4,509,535	4,753,085
Depreciation and amortization	4,687,401	4,790,874
ESOP compensation	17,354	14,482
Transaction costs	197,024	368,330

Total operating expenses	14,677,337	15,689,348

Loss from operations	(2,672,746)	(3,994,543)

Other income (expense):
Interest expense	(3,476,783)	(2,874,826)
Paid-in-kind interest	(6,685,084)	(6,123,705)
Change in fair value of related party stock warrants	176	185,908
Gain (loss) on sale of property and equipment	8,000	(4,735,250)
Paycheck Protection Program loan forgiveness	1,642,211	—
Employee retention tax credit	1,482,301	—
Georgia development incentive grant	415,000	—
Other	44,424	517,923

Total other expense, net	(6,569,755)	(13,029,950)

Loss before provision for state income taxes .	(9,242,501)	(17,024,493)
Provision for state income taxes	4,300	3,200

Net loss	$(9,246,801)	$(17,027,693)

See accompanying notes to consolidated financial statements.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN OWNERS’ INVESTMENT

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020	Unearned ESOP Shares	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at December 31, 2019	$(22,063,425)	$23,987,238	$(39,830,773)	$(37,906,960)
Compensation for allocated ESOP shares	1,287,414	(1,272,932)	—	14,482
Net loss	—	—	(17,027,693)	(17,027,693)

Balance at December 31, 2020	(20,776,011)	22,714,306	(56,858,466)	(54,920,171)
Issuance of Series A preferred units	—	6,000,000	—	6,000,000
Compensation for allocated ESOP shares	333,505	(333,292)	—	213
ASC 842 adoption—prior year effect	—	—	(165,126)	(165,126)
Net loss	—	—	(9,246,801)	(9,246,801)

Balance at December 31, 2021	$(20,442,506)	$28,381,014	$(66,270,393)	$(58,331,885)

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,	2021	2020
Cash flows from operating activities:
Net loss	$(9,246,801)	$(17,027,693)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	4,415	55,171
Provision for inventory shrinkage	36,318	39,970
Provision for damaged and obsolete inventory	37,104	42,709
ESOP compensation	213	14,482
Paid-in-kind interest	6,621,477	6,123,705
Depreciation and amortization of property, plant, and equipment	3,077,393	3,165,690
Amortization of goodwill and intangible assets	1,131,528	1,625,184
Amortization of deferred financing costs	44,143	174,667
Amortization of debt discount	86,172	137,786
Amortization of right-of-use assets	478,480	—
Change in fair value of related party stock warrants	(176)	(185,908)
Loss on disposal of property and equipment	(8,000)	4,735,250
Paycheck Protection Program loan forgiveness	(1,627,056)	—
Change in operating assets and liabilities:
Accounts receivable	(146,352)	(22,268)
Other receivables	(1,854,760)	(3,596)
Inventories	(19,438)	(507,712)
Prepaid expenses and other current asset	(470,871)	82,552
Other assets	(2,219,550)	10,400
Accounts payable	519,296	776,812
Accrued expenses and other current liabilities	(266,459)	6,132
Deferred rent	—	394,605
Increase in interest on lease liabilities	85,050	—

Net cash used in operating activities	(3,737,874)	(362,062)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(3,580,949)	(14,131,103)
Proceeds from disposal of property, plant, and equipment	8,000	7,695,283
Payments received on related party note receivable	—	252,389

Net cash used in investing activities	(3,572,949)	(6,183,431)

Cash flows from financing activities:
Borrowings on revolving line of credit	3,750,000	—
Repayments on revolving line of credit	(3,750,000)	—
Proceeds from notes payable	819,890	34,007,166
Repayments on notes payable	—	(17,287,729)
Issuance of Series A preferred units	6,000,000	—
Net repayments to related parties	—	(11,153,468)
Payments for leased facility construction costs	(9,454,592)	—
Reimbursement for leased facility construction costs	9,613,415	—

Net cash provided by financing activities	6,978,713	5,565,969

Net decrease in cash and cash equivalents	(332,110)	(979,524)
Cash and cash equivalents, beginning of year	1,878,405	2,857,929

Cash and cash equivalents, end of year	$1,546,295	$1,878,405

Supplemental disclosures of cash flow information:
Cash paid during the year for:
State income taxes	$—	$3,200

Interest	$3,302,848	$6,067,172

Non-cash investing activities:
Additions to property, plant, and equipment included in accounts payable	$(1,702,477)	$—

Purchase of Georgia land	$(500,000)	$—

Sale of Georgia land	$500,000	$—

See accompanying notes to consolidated financial statements.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

1.	ORGANIZATION AND NATURE OF BUSINESS
Hollandia Produce Group, Inc. (“HPGI”) was formed on October 6, 2015, as an S corporation and all shares and member units of the former combining group were contributed by the shareholders with a high degree of common ownership in exchange for capital stock in HPGI. The contribution was initially accounted for as a common control transaction and therefore the assets and liabilities were transferred at the carrying amount from the accounts of the various transferring entities, which include Hollandia Produce, LP (“LP”), formed in 2014, Hollandia Flowers, Inc. (“INC”), founded in 1970, Green Growth Consulting, LLC (“GGC”), beginning business in 2010, Advanced Sustain Ability, LLC (“ASA”) beginning business in 2011, Hollandia Real Estate, LLC (“RE”) beginning business in 2020, and Hollandia Georgia, LLC (“GA”) beginning business in 2021 (collectively with HPGI, “the Company”).
Effective December 31, 2015, 100% of the outstanding shares of the Company were purchased by the Hollandia Produce Group, Inc. Employee Stock Ownership Trust (“ESOP”) in a leveraged buyout, which was considered a change of control and accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805,
Business Combinations
(“ASC 805”), under which the purchase price was allocated to the assets acquired net of the liabilities assumed based on the estimated fair values at the closing.
The Company borrowed from various lenders described more fully in Note 10 and lent to the ESOP. The ESOP bought certain shares of the Company from the shareholders and the Company redeemed the balance of the shares leaving the ESOP with 100% of the outstanding shares. The ESOP is controlled by an independent trustee.
The Company is located in Carpinteria and Oxnard, California, along with a new location under construction that is expected to be completed in 2022 in Warner Robbins, Georgia, specializing in greenhouse hydroponically grown leafy green vegetables marketed under the brand name “Pete’s,” and other brands sold under a white label. The Company sells produce on approved credit to supermarket chains, specialty retailers and through distributors located throughout the United States.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Accounting Method
The Company maintains its accounting records on an accrual method of accounting in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).
Principles of Consolidation
The consolidated financial statements include the accounts of HPGI, LP, INC, GGC, ASA, RE, and GA. All significant intercompany accounts and transactions have been eliminated upon consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as revenues and expenses during the reporting period. Such estimates include allowances for doubtful accounts and notes receivable, reserves for inventory obsolescence, fair value of the common stock, and fair values of the related party earnout and the related party stock warrants. Actual results could differ from those estimates.
Impact of Coronavirus Pandemic
In 2019, a strain of coronavirus disease
(“COVID-19”)
was first reported in Wuhan, China. In March 2020, the World Health Organization declared
COVID-19
a global pandemic, and as a result many businesses were affected and continues to be impacted. Management does not anticipate
COVID-19
to have a significant impact to the Company’s financial performance.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

Revenue Recognition
In accordance with FASB ASC Topic 606
, Revenue from Contracts with Customers
(“ASC 606”), the Company recognizes revenue upon shipment of the product to the customer, which is typically the same day the customer receives and takes physical possession of the product. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods, using the five-step method required by ASC 606, as follows:
Step 1: Identification of the customer contract
Step 2: Identification of the performance obligations in the contract
Step 3: Determination of the transaction price
Step 4: Allocation of the transaction price to each of the performance obligations in the contract
Step 5: Recognition of revenue when, or as, each of the identified performance obligations is satisfied
The Company adopted this standard as of January 1, 2019, with no material impact to its consolidated financial position or results of operations, using the modified retrospective method.
For the Company, the contract is the customer’s approved purchase orders, which may also be supplemented by other agreements that formalize various terms and conditions with customers. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the overall condition of the general economy and the customer’s historical payment experience.
Performance obligations promised in a contract are determined based on each individual purchase order and the respective quantities delivered, with revenue being recognized at a point in time when obligations under the terms of the agreement are satisfied. This generally occurs with the transfer of control on the day the product is received by the customer. The Company invoices for sales upon shipment of goods and therefore does not have deferred revenue or unbilled accounts receivable.
The Company accounts for product shipping and handling as fulfillment activities with revenues for these activities recorded within net revenues and costs recorded within overhead expenses on the accompanying consolidated statements of operations. Any taxes collected on behalf of government authorities are excluded from net sales. The Company does not receive noncash consideration for the sale of goods nor does the Company grant payment financing terms greater than one year.
Variable consideration related to volume-based customer rebates and allowances is estimated utilizing the expected value method. Variable consideration related to promotional allowances, or other revenue adjustments such as product returns, trade discounts, spoilage and chargebacks is estimated using the most likely method. Key sales terms, such as pricing and services, are established on a frequent basis such that most customer arrangements and related incentives have a one year or shorter duration. As such, the Company does not capitalize contract inception costs.
The Company sells primarily four leafy green varieties of produce, which are grown with both conventional and organic growing methods, and are sold under the Pete’s, Humble Roots and Private labels. The Company manufactured 96% and 94% of its products for the years ended December 31, 2021 and 2020, respectively.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

The Company analyzes net revenues based on the following segments:

	December 31, 2021		December 31, 2020
	Amount	Percent	Amount	Percent
For the Years Ended:
Conventional	$14,096,456	62.0	$13,930,186	63.1
Organic	7,929,469	34.9	7,639,327	34.6
Packaged salads	420,631	1.9	—	0.0
Meal kit	207,227	0.9	519,032	2.3
Fruit	67,089	0.3	—	0.0

Total net revenues	$22,720,872	100.0	$22,088,545	100.0

Contract Balances
The timing of revenue recognition, billings, and cash collections results in billed accounts receivable on the accompanying consolidated balance sheets. As of December 31, 2021, 2020, and 2019, accounts receivable associated with products provided amounted to $1,862,539, $1,720,602, and $1,753,505, respectively. In addition, the Company does not grant payment financing terms greater than one year.
Cash and Cash Equivalents
The Company considers all highly liquid unrestricted investments with original maturities of three months or less to be cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The allowance provides for probable uncollectible accounts based upon the Company’s assessment of the current status of each individual account. Uncollectible accounts are written off after all attempts at collection have been pursued and collection is very unlikely. As of December 31, 2021 and 2020, the allowance for doubtful accounts amounted to $33,752 and $28,349, respectively.
Financial Instruments and Concentrations of Business and Credit Risk
Financial instruments that potentially subject the Company to concentrations of business and credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Company maintains cash balances that at times exceed amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk in this area.
The Company generally performs ongoing credit evaluations of its customers. The Company had one customer that accounted for approximately 14% of net sales, and two customers that accounted for approximately 29% of net sales for the years ended December 31, 2021 and 2020, respectively. Amounts outstanding from these customers represented approximately 18% and 27% of total accounts receivable as of December 31, 2021 and 2020, respectively.
The Company’s supplier concentrations expose the Company to business risks which the Company mitigates by attempting to diversify its supply chain. The Company had two suppliers that accounted for approximately 43% of total purchases, and one supplier that accounted for approximately 16% of total purchases for the years ended December 31, 2021 and 2020, respectively. Amounts outstanding to these suppliers represented approximately 35% and 20% of total accounts payable as of December 31, 2021 and 2020, respectively.
Related Party Notes Receivable
Loans receivable from related parties are stated at unpaid principal balances. Interest on loans is recognized over the term of the loan and is calculated using the simple-interest method on principal amounts outstanding.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

Inventories
Inventories are stated at the lower of cost
(first-in,
first-out)
or net realizable value (“NRV”), and include material, labor and factory overhead. Cost is estimated based on actual costs and management’s best judgment of the costs applicable to each stage of the growing process. NRV is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The Company evaluates the need for inventory reserves associated with obsolete, slow- moving, and non-sellable
inventory by reviewing estimated NRV on a periodic basis.
Property, Plant, and Equipment
Property, plant, and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided for primarily on the straight-line method over 3 to 39 years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the related lease term, whichever is shorter.
Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges, which do not materially improve or extend the life of the respective assets, are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition, if any, is recognized on the accompanying consolidated statements of operations for the period.
Impairment of Long-lived Assets
In accordance with FASB ASC Topic 360,
Property, Plant and Equipment – Impairment or Disposal of Long Lived Assets
(“ASC 360”), long-lived assets with estimable useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimable undiscounted future cash flows expected to be generated by the asset. If this carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment losses of long-lived assets or intangible assets with estimated useful lives were recognized for the years ended December 31, 2021 and 2020.
Goodwill
The Company accounts for goodwill in accordance with FASB ASC Topic 350,
Intangibles, Goodwill and Other
(“ASC 350”), which allows private companies to amortize goodwill on a straight-line basis over ten years or less, depending on management’s estimate, in lieu of testing goodwill for impairment on an annual basis, unless there is a triggering event during the year which would indicate potential impairment. The Company is amortizing goodwill over a period of ten years. No impairment of goodwill has been recorded for the years ended December 31, 2021 and 2020.
Intangible Assets
Intangible assets are stated at acquisition cost less accumulated amortization. Intangible assets recorded in business combinations are recorded at fair value on the date of acquisition in accordance with ASC 805. Amortization is provided on the accelerated and straight-line methods over the estimated useful lives of the definite-lived intangible assets, which range from 5 to 10 years.
ASC 350 requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with ASC 360. Based on the application of impairment testing as discussed above, management deemed that the fair value of intangible assets with estimable useful lives exceeds their carrying values; accordingly, no impairment of these intangible assets has been recorded for the years ended December 31, 2021 and 2020.
Employee Stock Ownership Plan
The Company accounts for the leveraged ESOP in accordance with FASB ASC Subtopic
718-40,
Compensation – Stock Compensation – Employee Stock Ownership Plans
(“ASC
718-40”).
Under ASC
718-40,
the ESOP loan obligation is considered unearned employee benefit expense and, as such, the Company records this as a reduction to owners’ investment. As the Company makes contributions to the ESOP, these contributions, plus any dividends paid on unreleased shares, are used by the ESOP to repay its debt. As this occurs, the ESOP releases shares proportionately to the debt service.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

Income Taxes
On January 1, 2016, the Company elected to convert from a C corporation to an S corporation under the Internal Revenue Code (“IRC”). As a result of this election, the Company does not incur federal taxes at the entity level. Instead, its earnings and losses are passed through to the shareholders and included in the shareholders’ income tax returns. However, the Company is subject to state income taxes at the California tax rate of 1.5% for S corporations. Management believes that all shareholders are qualifying shareholders under IRC S corporation regulations. Additionally, should the stockholders decide to sell the assets of the Company within a five-year period from the S corporation election date, the Company may be liable for federal and state built-in
gains tax.
The Company follows the provisions of FASB ASC 740,
Income Taxes
(“ASC 740”). ASC 740 prescribes a recognition threshold measurement attributed for financial recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters, such as de-recognition,
interest and penalties, and disclosure.
The Company evaluates uncertain tax positions by considering the tax years subject to potential audit under state and federal income tax law and identifying favorable tax positions that do not meet the threshold of more likely than not to prevail if challenged by tax authorities that would have a direct impact on the Company as opposed to an impact to the shareholders. Management believes that the Company has not taken any uncertain tax positions that have a more likely than not chance of not being sustained upon examination by the tax authorities. Accordingly, no liability for uncertain tax positions has been recorded in the accompanying consolidated financial statements as of December 31, 2021 and 2020. With few exceptions, the Company is no longer subject to income tax examination by state tax authorities for tax years through 2017, and by the Internal Revenue Service for tax years through 2018, and no examinations are currently pending.
Shipping and Handling Costs
The Company incurred shipping and handling costs of $1,011,138 and $908,740, which are expensed as incurred and included in overhead operating expenses on the accompanying consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively.
Advertising
Advertising costs are expensed as incurred. Total advertising expenses amounted to $169,178 and $131,319, and are included in selling expenses on the accompanying consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively.
Fair Value Measurement
The Company applies the provisions of the fair value measurement standard, FASB ASC 820,
Fair Value Measurements and Disclosures
(“ASC 820”), when determining fair values on a recurring and nonrecurring basis.
ASC 820 defines fair value, establishes a framework for measuring fair value under US GAAP and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date.
Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.
The three levels of the fair value hierarchy under ASC 820 are as follows:

Level 1	Pricing inputs are quoted prices available in active markets for identical assets or liabilities as of the reporting date.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

Level 2
Pricing inputs are quoted prices for similar investments, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes assets and liabilities valued at quoted prices adjusted for legal or contractual restrictions specific to these assets and liabilities.

Level 3
Pricing inputs are unobservable, supported by little or no market activity, and reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Deferred Debt Issuance Costs
Deferred debt issuance costs represent fees incurred as a result of financing transactions. These fees are capitalized and amortized to interest expense over the terms of the related financing agreements using the straight-line method, which approximates the effective interest method. In accordance with FASB ASC
835-30,
Interest – Imputation of Interest
, deferred debt issuance costs are presented, net of accumulated amortization, as an asset for amounts relating to revolving lines of credit and as direct deductions from the face amounts of all other related long-term debt, consistent with debt discounts.
Paycheck Protection Program Loan
In May 2020, the Company received a loan pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The PPP is administered by the U.S. Small Business Administration (the “SBA”). The Company accounts for the loan under the PPP (the “PPP Loan”) as a financial liability in accordance with FASB ASC Topic 470,
Debt
(“ASC 470”). The Company does not impute additional interest at a market rate even though the stated interest rate under the PPP may be below market. Transactions, where interest rates are prescribed by governmental agencies, are excluded from the scope of FASB ASC Subtopic
835-30,
Interest – Imputation of Interest
. In accordance with ASC 470, the proceeds from the PPP Loan remained recorded as a liability until the loan was wholly forgiven. On April 6, 2021, the entire PPP loan balance of $1,627,055 along with interest of $15,156 was forgiven by the SBA. The forgiven loan balance is included in other income on the accompanying consolidated statements of operations for the year ended December 31, 2021.
Leases
In prior years, the Company’s leases were accounted for under the provisions of FASB ASC Topic 840,
Leases
, which required leases to be evaluated and classified as operating or capital leases for financial reporting purposes. Costs for operating leases that include incentives such as payment escalations or rent abatements are recognized on a straight-line basis over the term of the lease. The Company recognized a deferred rent liability for minimum step rents when the amount of rent expense exceeds the actual lease payments, and it reduced the deferred rent liability when the actual lease payments exceed the amount of straight-line rent expense. Rent holidays and tenant improvement allowances are amortized on a straight- line basis over the initial term of the lease and any option period that is reasonably assured of being exercised. As of December 31, 2020, the Company had no capital leases.
In February 2016, the FASB issued Accounting Standards Update (“ASU”)
2016-02,
Leases (Topic 842)
(“ASU
2016-02”),
to increase transparency and comparability among organizations by requiring the recognition of right-of-use
(“ROU”) assets and lease liabilities on the consolidated balance sheets. The ROU model requires the Company to record a ROU asset and a lease liability, measured on a discounted basis, on the consolidated balance sheets for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations.
In addition, in July 2018, the FASB issued ASU
2018-11,
Leases (Topic 842) – Targeted Improvements
(“ASU
2018-11”),
which among other changes, provides an additional transition method that would allow the Company to not apply the guidance in ASU
2016-02
in the comparative periods presented in the

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

consolidated financial statements, and instead, recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption related to leases existing at the adoption date.
The Company elected to early-adopt ASU
2016-02
and its related amendments as of January 1, 2021, which resulted in the recognition of finance ROU assets and finance lease liabilities totaling $8,705,663 and $9,828,873 as of December 31, 2021, respectively. The Company has elected to apply the modified retrospective transition method, in accordance with ASU
2018-11,
resulting in an increase of $165,126 in accumulated deficit as of the opening balance date for the year ended December 31, 2021. The standard had a material impact on the accompanying consolidated balance sheets but did not have a material impact on the accompanying consolidated statements of operations. The most significant impact was the recognition of ROU assets and lease liabilities related to land and facility leases previously classified as operating leases under ASC 840.
Following adoption of ASC 842, at lease inception, the Company determines whether an arrangement is or contains a lease. The Company has elected not to recognize ROU assets and lease liabilities for leases with a term of 12 months or less. In accordance with Subtopic
842-20-25-2,
lease payments related to short-term leases shall be recognized on a straight-line basis over the lease term on the accompanying consolidated statements of operations. Additionally, variable lease payments excluded in the measurement of ROU assets and lease liabilities shall be recognized during the period in which they are incurred on the accompanying consolidated statements of operations. See Note 12 for variable and short-term lease expenses recognized, and included in overhead operating expenses in the accompanying consolidated statements of operations for the year ended December 31, 2021.
ROU assets represent the Company’s right to use leased assets over the term of the lease. Lease liabilities represent the Company’s contractual obligation to make lease payments over the lease term.
For operating leases, ROU assets and lease liabilities are recognized at the commencement date. The lease liability is measured as the present value of the future minimum lease payments over the lease term. When the rate implicit in the lease is not determinable, ASC 842 prescribes the use of the Company’s incremental borrowing rate at the commencement date of the lease to determine the present value of the minimum lease payments. ROU assets are calculated as the present value of the remaining lease payments plus unamortized initial direct costs plus any prepayments less any unamortized lease incentives received. Lease terms may include renewal or extension options to the extent they are reasonably certain to be exercised. The assessment of whether renewal or extension options are reasonably certain to be exercised is made at lease commencement. Factors considered in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of any leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option were not exercised. Lease expense is recognized on a straight-line basis over the lease term and shall be included in overhead operating expenses on the accompanying consolidated statements of operations.
For finance leases, subsequent to lease commencement, the lease liability is measured on an amortized cost basis and increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest on the lease liability is determined each period during the lease term as the amount that results in a constant period discount rate on the remaining balance of the liability. The ROU asset is subsequently measured at cost, less any accumulated amortization and any accumulated impairment losses. Amortization of the ROU asset is recognized over the period from the commencement date to the earlier of (1) the end of the useful life of the ROU asset, or (2) the end of the lease term.
To the extent a lease arrangement includes both lease and
non-lease
components, the components are accounted for separately. The transaction price is allocated to the lease and non-lease
components based on

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

a relative stand-alone price basis. Additionally, modification to an existing lease shall be accounted for as a separate lease when the following conditions are present: (1) the modification grants the Company an additional right of use not included in the original lease and (2) the lease payments increase commensurate with the standalone price for the additional right of use, adjusted for the circumstances of the particular contract.
Recently Issued Accounting Pronouncements
In June 2016, the FASB issued ASU
2016-13
Topic 326,
Financial Instruments—Credit Losses (“
ASU
2016-13
”
), which in conjunction with subsequent amendments issued by the FASB amends the FASB’s guidance on the impairment of financial instruments. The ASU adds to US GAAP an impairment model (known as the “current expected credit loss model”) that is based on expected losses rather than incurred losses. For private companies, ASU
2016-13
is effective for annual reporting periods beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the timing and impact of adoption on the Company’s consolidated financial statements.

3.	INVENTORIES
Inventories consisted of the following:

As of December 31,	2021	2020
Raw materials	$921,258	$1,092,162
Work-in-process	1,980,370	1,827,132

Gross inventories	2,901,628	2,919,294
Less: reserve for inventory shrinkage	(393,363)	(351,440)
Less: reserve for obsolete and damaged inventory	(37,104)	(42,709)

Inventories, net	$2,471,161	$2,525,145

4.	PROPERTY, PLANT, AND EQUIPMENT
Property, plant, and equipment consisted of the following:

As of December 31,	2021	2020
Buildings	$18,317,728	$13,019,510
Production equipment	10,075,561	9,792,549
Construction in progress, including capitalized interest	6,270,337	6,579,412
Building improvement	2,063,326	2,063,326
Leasehold improvements	989,665	989,665
Autos and transportation equipment	532,261	568,853
Office and computer equipment	422,226	410,955

	38,671,104	33,424,270
Less: accumulated depreciation and amortization	(20,129,926)	(17,089,125)

Property, plant, and equipment, net	$18,541,178	$16,335,145

Construction in progress includes capitalized interest in the amount of $513,455 and $317,539 as of December 31, 2021 and 2020, respectively.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

Depreciation and amortization expense related to property, plant, and equipment was $3,077,393 and $3,165,690, and is included in depreciation and amortization expense on the accompanying consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively.

5.	RELATED PARTY NOTE RECEIVABLE
As of January 1, 2020, the Company had a related party note receivable from the father of the former shareholders on an unsecured basis. The note required monthly payments of $3,791 consisting of principal and interest, with an interest rate of 2.81%, compounded monthly. The related party repaid the balance of the note to the Company during 2020. For the year ended December 31, 2020, interest income on the related party note receivable was $3,452, and is included in other income on the accompanying consolidated statements of operations.

6.	GOODWILL
Goodwill relates to the change of control transaction that occurred on December 31, 2015 through the sale of 100% of the outstanding shares of the Company to the ESOP in a leveraged buyout. Goodwill represents the excess of the purchase price of the acquired business over the fair value of the assets acquired and liabilities assumed.
Goodwill consisted of the following:

As of December 31,	2021	2020
Goodwill	$3,440,644	$3,440,644
Less: accumulated amortization	(2,044,394)	(1,700,330)

Goodwill, net	$1,396,250	$1,740,314

Amortization expense related to goodwill for the years ended December 31, 2021 and 2020 amounted to $344,064 and $344,064, respectively, and is included in depreciation and amortization expense on the accompanying consolidated statements of operations. Annual amortization expense related to goodwill is estimated to be approximately $349,063 through December 31, 2025.

7.	INTANGIBLE ASSETS
Intangible assets were recorded in connection with the change of control through the ESOP leveraged buyout in 2015. The fair values of the identifiable intangible assets were determined on a non-recurring
basis by an independent valuation specialist, in accordance with ASC 805.
The fair values of the identifiable customer relationships,
non-compete
agreements and trademarks were determined using a variety of techniques including the multi-period excess earnings method, lost income method, relief from royalty method and the replacement cost method.
Intangible assets consisted of the following:

As of December 31, 2021	Gross Carrying Amount	Useful Life in Years	Accumulated Amortization	Net Carrying Amount
Customer relationships	$8,066,000	10	$(6,537,836)	$1,528,164
Trademarks	1,156,000	10	(693,592)	462,404

Total	$9,222,000		$(7,231,428)	$1,990,568

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

As of December 31, 2020	Gross Carrying Amount	Useful Life in Years	Accumulated Amortization	Net Carrying Amount
Customer relationships	$8,066,000	10	$(5,865,968)	$2,200,032
Covenants not to compete	1,693,000	5	(1,693,004)	(4)
Trademarks	1,156,000	10	(577,996)	578,004

Total	$10,915,000		$(8,136,968)	$2,778,032

Amortization expense for the years ended December 31, 2021 and 2020 amounted to $787,464 and $1,281,120, respectively, and is included in depreciation and amortization expense on the accompanying consolidated statements of operations.
Future amortization expense on the above intangible assets as of December 31, is estimated to be as follows:

For the Years Ending December 31,	Amount
2022	$644,172
2023	531,410
2024	442,140
2025	372,846

Total	$1,990,568

8.	NOTES PAYABLE AND RELATED PARTY NOTES PAYABLE
Notes payable and related party notes payable consisted of the following:

As of December 31,	2021	2020
Mortgage payable, maturing on May 31, 2055, bearing interest at 9.00%	$33,200,000	$32,380,111
PPP loan, maturing on April 28, 2022, bearing interest at 1.00% (see Note 2)	—	1,627,055

	33,200,000	34,007,166
Less: deferred debt issuance costs, net	—	(44,143)

Notes payable, net	$33,200,000	$33,963,023

As of December 31,	2021	2020
Structured equity loans due to related parties, maturing July 31, 2022, bearing PIK interest at 14.00% as of December 31, 2021 and 2020	$51,150,316	$44,528,839

	51,150,316	44,528,839
Less: debt discount, related party stock warrants	—	(86,172)
Less: current portion of related party notes payable	(51,150,316)	—

Related party notes payable, net	$—	$44,442,667

On June 30, 2020, in conjunction with a refinancing transaction in which funds were obtained through a mortgage and sale-leaseback transaction (the “Refinance”) (see Note 12), the Company borrowed

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

$29,200,000 from STORE Capital Acquisitions, LLC under a mortgage agreement. The principal accrues interest at 9.00% per annum, with interest payments paid monthly. The promissory note allows a total principal payment of up to $45,350,000. From June 30, 2020 through December 31, 2021, the Company received additional principal loan payments, totaling $4,000,000, resulting in an outstanding balance on the mortgage of $33,200,000 as of December 31, 2021. Throughout the duration of the mortgage, the Company will make interest payments monthly until the maturity date of the mortgage, which is May 31, 2055.
On March 9, 2018, the Company issued a structured equity note to HFSN LLC, a related party, in the amount of $1,500,000 in lieu of payment of the working capital liability. The terms of the note are 8.00% PIK interest with an amended maturity date of July 31, 2022. The note is subordinated to all of the Company’s indebtedness and liabilities.
The structured equity loans require interest PIK. PIK interest accrues monthly and is added to the outstanding principal balance of the loans, the total of which bears interest at the above stated rates. The Company has the option of paying the PIK interest in cash that would otherwise be added to the principal balance of the note.
The notes payable agreements contain financial debt covenants requiring minimum debt service and debt leverage ratios. The Company was in compliance with these covenants as of December 31, 2021 and 2020.
Future minimum principal payments on notes payable and related party notes payable as of December 31, 2021 were as follows:

For the Years Ending December 31,	Amount
2022	$51,150,316
2023	—
2024	—
2025	—
2026	—
Thereafter	33,200,000

Total	$84,350,316

Deferred Debt Issuance Costs and Debt Discount
Deferred debt issuance costs and debt discount, related to the structured equity loans, amortized and accreted to interest expense on the consolidated statements of operations amounted to $44,143 and $86,172, respectively, for the year ended December 31, 2021, and $174,667 and $137,786 respectively, for the year ended December 31, 2020. As of December 31, 2021, deferred debt issuance costs and debt discount has been fully amortized and accreted. As of December 31, 2020, deferred debt issuance costs net of accumulated amortization and debt discount net of accumulated accretion amounted to $44,143 and $86,172, respectively.

9.	RELATED PARTY STOCK WARRANTS AND EARNOUT LIABILITY
Related party stock warrants were issued alongside structured equity notes payable shown in Note 8. The related party stock warrants are exercisable at a price of $0.01 per share to certain structured equity note holders and at a price of $1.80 per share to all other structured equity note holders. Warrants to purchase 434,819 shares in the Company were issued to the various structured equity note holders. The related party stock warrants are exercisable in whole or in part from their date of issue through December 31, 2025.
No related party stock warrants have been exercised through the date of independent auditor’s report. The related change in the fair value of related party stock warrants as of December 31, 2021 and 2020 amounted

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

to a decrease of $176 and $185,908, respectively, and is included in the accompanying consolidated statements of operations.
The fair value for the related party stock warrants was calculated using the Black-Scholes option pricing model with the following assumptions:

As of December 31, 2021	Assumptions
Dividend yield	0.00%
Volatility	80.00%
Risk free interest rate	1.90%
Expected life	4 years
The related party earnout allows for a maximum payment of $4,000,000. The determination of related party earnout liability is based on a series of calculations driven by the return that the new investors receive on their investment in the Company over a five-year period, or longer if the investors elect to defer the determination date. Using Level 3 inputs provided by management, the expected actual earnout payment is determined and then discounted by the Company’s cost of equity to arrive at the liability amount. As of December 31, 2021 and 2020, there was no expected fair value of the related party earnout liability and there was no change in the fair value of related party earnout liability for the years then ended, respectively.
Fair value of the related party stock warrants and earnout liability, which are both measured using Level 3 inputs, recorded through the change of control transaction during 2015 measured on a recurring basis is as follows:

As of December 31, 2021	Related Party Earnout	Related Party Stock Warrants
Balance as of December 31, 2019	$—	$188,068
Change in fair value	—	(185,908)

Balance as of December 31, 2020	—	2,160
Change in fair value	—	(176)

Balance as of December 31, 2021	$—	$1,984

The Company obtained an independent third party valuation of its common stock and remeasured the earnout liability and related party stock warrants using a discounted cash flow analysis and the Black- Scholes option pricing model, respectively, as of December 31, 2021 and 2020. Material level 3 inputs into the analysis included a risk-free rate of return of 1.9% based on the yield of
20-year
U.S. Treasury notes and a required return on equity of 14.4%.

10.	EMPLOYEE STOCK OWNERSHIP PLAN
On December 31, 2015, the Company adopted an ESOP, a defined contribution plan (the “Plan”) under Section 4975(e)(7) of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The effective date of the ESOP was December 31, 2015. The ESOP covers all eligible employees who have completed one year of employment with 1,000 hours of service and attained age 21.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

Employees become vested over a
six-year
period, as follows:

Years of service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%
Pursuant to applicable law, contributions are discretionary and determined by resolution of the Board of Directors of the Company and may be made in cash or in shares of Company stock. Contributions shall be made in cash to the extent necessary to enable the Trustee to pay any maturing obligations under any outstanding ESOP loan. Employees are not permitted to make contributions.
The Plan is designed to invest primarily in capital stock originally issued by the Company. Currently, the assets of the Plan are invested in the capital stock of the Company and cash-equivalent investments. In 2015, the Plan was leveraged when the ESOP Trust borrowed $27,066,016 from the Company and used the proceeds to purchase 680,036 shares of the Company’s capital stock from the shareholders. This loan has a term of 40 years and is due and payable on December 31, 2055.
The Company’s separate loans from various lenders, including some that were refinanced during the year ended December 31, 2020 (see Note 8), for which the proceeds used financed this leveraged ESOP transaction, have terms of 5 to 35 years and are unconditionally guaranteed by the Company. Therefore, the unpaid balance of the borrowing is reflected on the Company’s consolidated balance sheets as long-term debt less the portion due in the next calendar year. A corresponding amount representing unearned compensation is recorded as a deduction from owners’ investment. Shares purchased are held in a suspense account for allocation among the participants as the loan is paid. For the year ended December 31, 2015, the Company purchased a total of 680,036 shares for $27,066,016.
Shares allocated and shares remaining in suspense were as follows:

For the Years Ended December 31,	2021	2020
Number of shares, released and allocated	166,418	158,043
Number of shares, suspense	513,618	521,993

For the Years Ended December 31,	2021	2020
Fair value, released and allocated	$1,664	$1,580
Fair value, suspense	$5,136	$5,220
The ESOP owns 100% of the Company’s stock. The Independent Trustee of the ESOP holds voting rights with respect to all matters in the Trustee’s discretion. Each participant will be entitled to direct the Trustee as to how to vote shares of Company stock allocated to his or her Company Stock Account with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all the assets of the business, or any similar transaction that are specified in regulations interpreting Section 409 (e) (3) of the Internal Revenue Code.
The ESOP is funded by contributions made by the Company in cash with no cost to participants. Contributions to the ESOP and shares released from the suspense account are allocated among participants based on a points system, in the proportion that each participant’s points for the plan year bears to the total points of all participants who are eligible to share in the allocations for that plan year. For this purpose, a

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

participant’s points for the plan year shall be determined based on the total number of points calculated by adding: (i) 1.0 point for every $1,000 of the participant’s compensation for the plan year (rounded down to the nearest multiple of $1,000) and (ii) 0.5 points for each year of service by the participant (including, for this purpose, Years of Service prior to the Effective Date). A forfeiture shall occur under this plan as of the last day of the plan year in which the participant first incurs five consecutive one-year
break-in-service.
Forfeitures arising under the plan may first be used to reduce Company contributions and pay plan expenses prior to being allocated among participants’ accounts.
For the years ended December 31, 2021 and 2020, compensation expense relating to the ESOP amounted to $17,354 and $14,482, respectively, and is included in operating expenses on the accompanying consolidated statements of operations.
Under the terms of the ESOP written plan document, distributions of the balances credited to a participant’s accounts will be made by the Trustee by payment in a series of substantially equal annual or more frequent installments over a period not to exceed five years. However, the period over which installments may be paid may be extended by one year for each $230,000, the limit for 2021 and 2020, or fraction thereof by which the balances credited to the participant’s account exceeds $1,165,000, the limit for 2021 (but the period over which installments may be paid may not be extended by more than four years). The $230,000 and $1,165,000 ESOP limits as of December 31, 2021 will be adjusted each year to take into account any cost-of
living increase adjustment provided for that year under Section 409(o) of the Internal Revenue Code. If the Company is an S corporation for federal income tax purposes, then the distribution of the balance credited to the participant’s Company Stock Account shall be made in the form of cash.

11.	PROFIT SHARING PLAN
The Company sponsors a 401(k) profit sharing plan for eligible employees. Eligible employees may make pretax contributions and may be eligible for additional employer contributions which are deposited at year end. Any additional contributions are made at the discretion of the employer. An employee becomes 100% vested with respect to employer contributions after completing five years of service. There was no profit sharing expense for the years ended December 31, 2021 and 2020.

12.	LEASES
Sale-Leaseback Transaction
On June 30, 2020, in conjunction with the Refinance, the Company purchased two parcels of land, which were previously leased from related parties, and sold those two parcels along with a third parcel of land the Company already owned to STORE Capital Acquisitions, LLC (“STORE Capital Acquisitions” or the “Buyer”). The Company acquired the two parcels of land from the related party for $3,209,370, and $4,535,880. The third parcel of land that the Company already owned had a book value of $4,640,000. The three parcels of land together had a book value of $12,385,250. The Company sold the three parcels of land for $7,650,000, resulting in a net loss upon sale of $4,735,250, which has been recognized in loss on sale of property and equipment on the accompanying consolidated statements of operations for the year ended December 31, 2020. The Company then entered into the Master Lease Agreement (the “Lease Agreement”), and leased the parcels of land back from the Buyer under a
20-year
non-cancelable
operating lease under ASC 840, with two optional extensions of five years each and a third optional extension of four years and eleven months. Under the operating lease accounted for in accordance with ASC 840 for the year ended December 31, 2020, rent expense related to the lease was $738,855 for the year ended December 31, 2020 and is included in overhead expenses on the accompanying consolidated statements of operations. Deferred rent on the lease as of December 31, 2020 was $394,605 and is included in deferred rent on the accompanying consolidated balance sheet.

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

Transition to ASC 842
Upon adoption of ASC 842 on January 1, 2021, the Company reevaluated the classification of the lease discussed above, resulting in a change in classification from an operating lease under ASC 840 to a finance lease under ASC 842. Under ASC 842, if a previous sale and leaseback transaction was accounted for as a sale and a leaseback in accordance with ASC 840, the Company is not required to reassess the transaction to determine whether the transfer of the asset and subsequent lease qualifies as a sale and leaseback, respectively.
On April 30, 2021, the Company purchased a parcel of vacant land located in Warner Robins, Georgia, and simultaneously sold the property to STORE Capital Acquisitions. The Company acquired the parcel of land for $500,000, and subsequently sold the property to STORE Capital Acquisitions at cost for $500,000, recognizing no gain or loss related to the transaction. The Lease Agreement was amended on April 30, 2021 to include this additional parcel of land, resulting in a leaseback transaction. Additionally, the amended Lease Agreement includes an increase to the required cash payments and a decrease in the annual rental adjustment rate. In conjunction with the amendment to the Lease Agreement, the Company entered into a Disbursement Agreement with the Buyer, who agrees to provide up to $12,500,000 (the “Construction Funds”) for construction of the facility, improvements, and related costs at the Georgia property, which will subsequently be leased by the Company upon completion. Disbursements from the Construction Funds are made periodically as payments of construction costs are paid by the Company as incurred. As of December 31, 2021, the Company has received reimbursements in excess of payments in the amount of $158,823, and is included in accrued expenses and other current liabilities on the accompanying consolidated balance sheets. In accordance with the Disbursement Agreement, in addition to the annual rental adjustment occurring on the anniversary of the lease commencement date, each time a disbursement is made from the Construction Fund, the base annual rental shall increase at a capitalization rate equal to the greater of (i) 8.25 % or (ii) the sum of 7.21 % plus the
15-year
swap rate in effect four business days prior to the date of disbursement.
The lease modifications included in the amendment on April 30, 2021 resulted in additional rights of use that were not granted in the original Lease Agreement, consisting of the Georgia land and Georgia facility. Consequential lease payment increases commensurate with the standalone price for the additional rights of use, adjusted for the circumstances of the particular contract. Therefore, the Company accounted for the modifications as separate leases, segregating the lease of the Georgia land and Georgia facility from the original leased properties. Under the terms of the Disbursement Agreement, the Georgia facility and improvements shall by constructed by the Company but shall be owned by the Buyer at all times, and the Company shall have no interest in the premises, except as otherwise provided in the Lease Agreement and Disbursement Agreement. Furthermore, in accordance with Subtopic
842-40-55-5,
the Company does not control the underlying asset being constructed. Therefore, as the Company does not own the properties being constructed nor have control of the assets, the lease of the Georgia facility is not considered to have commenced, and payments made attributed to the leasing of the Georgia facility will be recognized as prepaid rent until completion of the facility. For the year ended December 31, 2021, prepaid rent related to the Georgia facility amounted to $292,201 and is included in prepaid expenses and other current assets on the accompanying consolidated balance sheets.
During the year ended December 31, 2021, the Company paid the security deposit required under the Lease Agreement and Disbursement Agreement, which amounted to $2,210,000, and is included in other assets on the accompanying consolidated balance sheets as of December 31, 2021.
Under ASC 842, the Company has
non-cancelable
finance leases for land in California and Georgia, along with refrigerated trailers, with remaining lease terms ranging from approximately 6 to 18 years, some of which may include options to extend the leases. For determination of the related finance ROU assets and finance lease liabilities, the Company is not reasonably certain to exercise any option to extend. In addition

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

to the fixed monthly payments, the total monthly lease payment for the refrigerated trailers contains a variable component dependent on mileage and runtime. Furthermore, beginning on the 25th month of the trailers in-service
time and on each
in-service
anniversary date thereafter, the monthly fixed payments and rates used to calculate the variable costs will increase by 75% and 50%, respectively, of the percentage increase in the consumer price index (“CPI”) for the twelve month period most recently published prior to the date of the increase. Additionally, the Company have short-term evergreen leases for trucks and certain packaging equipment, in which the fixed monthly payments are expensed as incurred. Variable and short- term lease payments are included in overhead expenses in the accompanying consolidated statements of operations for the year ended December 31, 2021.
The components of lease expenses were as follows:

For the Year Ended December 31, 2021	Amount
Finance lease cost:
Amortization of right-of-use assets	$478,480
Interest on lease liabilities	855,390

Total finance lease cost	1,333,870
Short-term lease cost	141,342
Variable lease cost	8,305

Total lease cost	$1,483,517

Other information related to leases was as follows:

For the Year Ended December 31, 2021	Amount
Right-of-use assets obtained in exchange for new finance lease liabilities	$9,184,144
Weighted-average remaining lease term – finance leases	18.3 years
Weighted-average discount rate – finance leases	9.0%
As of December 31, 2021, finance ROU assets and finance lease liabilities amounted to $8,705,663 and $9,828,873, respectively.
Future minimum lease payments under
non-cancellable
leases as of December 31, 2021 is as follows:

Years Ending December 31,	Amount
2022	$820,010
2023	856,283
2024	894,231
2025	933,932
2026	975,467
Thereafter	18,052,917

Total	$22,532,840

13.	RELATED PARTY TRANSACTIONS
Management Fee
An annual management fee of $150,000 is paid ratably to two structured equity note holders, in proportion to their respective investment in the structured equity notes. Management fees in the

HOLLANDIA PRODUCE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021 AND 2020

amount of $150,000, included in general and administrative expenses on the accompanying consolidated statements of operations, were incurred during each of the years ended December 31, 2021 and 2020. Management fees in the amount of $900,000 and $750,000 remained unpaid as of December 31, 2021 and 2020, respectively, and are included in accrued expenses and other current liabilities on the accompanying consolidated balance sheets.

14.	COMMITMENTS AND CONTINGENCIES
Litigation
The Company is subject to certain legal proceedings and claims that arise in the normal course of business. The Company does not believe that the amount of liability, if any, as a result of these proceedings and claims will have a materially adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

15.	FORMATION OF GEORGIA SUBSIDIARY
In accordance with the Amended and Restated Limited Liability Company Agreement of Hollandia Produce GA, LLC (the “GA Agreement”) dated May 7, 2021, the Company has the authority to issue 1,176 shares of no par capital units, of which 510 shares will be Class A Common Units, 176 shares will be Class B Common Units, and 490 shares will be Series A Preferred Units. As of December 31, 2021, there were 510 shares of Class A Common Units issued and outstanding to HPGI, 170 shares of Class B Common Units issued and outstanding, and 490 shares of Series A Preferred Units issued and outstanding. The Class B shares are Profits Interest units subject to vesting.
Profits Interest Plan
In conjunction with the formation of the GA subsidiary, the Company established its Profits Interest Plan, dated May 7, 2021, which authorizes grants consisting of the Company’s Class B Common Units.
The Profits Interest Plan allowed for the issuance of a total of 176 non-transferrable
Profits Interest units, of which 50% are subject to annual vesting over four years on the anniversaries of the grant date and 50% are subject to vesting upon the achievement of certain performance targets. The performance-based units vest upon achievement of annual EBITDA targets by LP and GA during a four-year period beginning the year of grant. Of the total Profits Interest units authorized, 170 units have been issued to 8 executives of the Company.
As of December 31, 2021, no Profit Interest units were vested.
Voting Rights
All actions of the members shall require approval of (i) a majority of the Class A Common Units and (ii) a majority of the Series A Preferred Units. Class A Common Unit and Series A Preferred Unit shareholders are entitled to one vote for each Class A Common Unit and Series A Preferred Unit share held, respectively, for activities that specifically require the approval of the shareholders. Class B Common Unit shares are not entitled to voting rights.

16.	SUBSEQUENT EVENTS
Management has evaluated subsequent events from January 1, 2022 through the date of the independent auditor’s report, which is the date that the consolidated financial statements were available to be issued, and determined that there were no subsequent events or transactions that required recognition or disclosure in the consolidated financial statements, except as disclosed below:
Sale of the Company
In March 2022, the Company has entered into a definitive stock purchase agreement with Local Bounti Corporation for the acquisition of the Company with an estimated purchase price of $122,500,000. As of the date of the independent auditor’s report, the transaction had not yet closed.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

	Amount
SEC registration fee	$2,162.84
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$2,162.84

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.
Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.
The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.

Item 15.	Recent Sales of Unregistered Securities.
As previously disclosed, in connection with the Pete’s Acquisition, the Company sold and issued the Equity Consideration in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by the Selling Parties in the Purchase Agreements and accredited investor questionnaires completed by each of the Selling Parties.
The Company offered and sold the Cargill Financial Equity in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.
(a) Exhibits.

Exhibit No.	Description

2.1*	Business Combination Agreement, dated as of June 17, 2021, by and among Leo, First Merger Sub, Second Merger Sub and Local Bounti (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 21, 2021)

2.2*	Purchase and Sale Agreement, dated as of March 14, 2022, by and among Local Bounti Corporation and (i) the Hollandia Produce Group, Inc. Employee Stock Ownership Trust, (ii) Mosaic Capital Investors I, LP, True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P., (iii) Mosaic Capital Investors LLC, solely in its capacity as Sellers’ Representative, (iv) Hollandia Produce Group, Inc., and (v) Local Bounti Operating Company LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

2.3*	Unit Purchase Agreement, dated as of March 14, 2022, by and among Local Bounti Corporation, Local Bounti Operating Company LLC, and each of the holders of Class B Common Units of Hollandia Produce GA, LLC (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

2.4*	Stock Purchase Agreement, dated as of March 14, 2022, by and among Local Bounti Corporation, Local Bounti Operating Company LLC, Mosaic Capital Investors I, LP, and True West Capital Partners Fund II, L.P. f/k/a Seam Fund II, L.P. (incorporated by reference to Exhibit 2.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

3.1	Certificate of Incorporation of Local Bounti Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 22, 2021).

3.2	Bylaws of Local Bounti Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 22, 2021).

4.1	Amended and Restated Warrant Agreement, dated November 18, 2021, by and among Local Bounti Corporation and Continental (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 22, 2021)

4.2	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2021).

4.3	Warrants, dated as of November 19, 2021, by and between Local Bounti Corporation and Cargill, Incorporated (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2021).

Exhibit No.	Description

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

10.1	Amended and Restated Registration Rights Agreement, dated as of November 19, 2021, by and among Local Bounti Corporation, Leo Holdings III Corp and certain other parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Commission on November 22, 2021)

10.2	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Commission on November 22, 2021)

10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Commission on November 22, 2021)

10.4	Sponsor Agreement, dated as of June 17, 2021, by and among Leo Investors III LP, Lori Bush, Mary E. Minnick, Mark Masinter, Scott Flanders, Imran Khan, Scott McNealy, Leo Holdings III Corp, and Local Bounti Corporation. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 21, 2021)

10.5	Senior Credit Agreement dated September 3, 2021 between Cargill Financial Services International, Inc. and Local Bounti Corporation along with certain subsidiaries (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on September 3, 2021)

10.6	Subordinated Credit Agreement dated September 3, 2021 between Cargill Financial Services International, Inc. and Local Bounti Corporation along with certain subsidiaries (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on September 3, 2021)

10.7†	Local Bounti 2021 Equity Incentive Plan and related forms of award agreements (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2021)

10.8†	Local Bounti Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2021)

10.9†	Form of Employment Agreement with Chief Executive Officers of Local Bounti (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2021)

10.10†	Form of Employment with Executive Officers (other than Chief Executive Officers) of Local Bounti (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2021)

10.11	Registration Rights Agreement, dated March 14, 2022, by and among Local Bounti Corporation and certain other parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

10.12	First Amendment to Credit Agreements and Subordination Agreement, dated as of March 14, 2022, by and among Local Bounti Operating Company LLC, Local Bounti Corporation and Cargill Financial Services International, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2022)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2021)

23.1	Consent of WithumSmith+Brown, PC

Exhibit No.	Description

23.2	Consent of RSM US LLP

23.3	Consent of Holthouse Carlin & Van Trigt LLP

23.4	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 10, 2021)

101	The following financial statements of Local Bounti for the year ended December 31, 2021, formatted in Inline XBRL: (a) Consolidated Statements of Cash Flows, (b) Consolidated Statements of Operations, (c) Consolidated Statements of Comprehensive Income, (d) Consolidated Balance Sheets, and (e) Notes to Consolidated Financial Statements, tagged as blocks of text and including detailed tags

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107	Filing Fee Table.

*
Schedules to this exhibit have been omitted in accordance with Regulation
S-K
Item 601(b)(2). The registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

**	Previously filed.
†	Indicates a management contract or compensatory plan, contract or arrangement.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-
effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hamilton, State of Montana, on June 17, 2022.

LOCAL BOUNTI CORPORATION

By:	/s/ Craig M. Hurlbert
Craig M. Hurlbert
Co-Chief Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig M. Hurlbert, Dan Martinelli and Kathleen Valiasek, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig M. Hurlbert Craig M. Hurlbert	Co-Chief Executive Officer and Director ( Principal Executive Officer )	June 17, 2022

/s/ Kathleen Valiasek Kathleen Valiasek	Chief Financial Officer ( Principal Financial and Accounting Officer )	June 17, 2022

/s/ Travis M. Joyner Travis M. Joyner	Co-Chief Executive Officer and Director	June 17, 2022

/s/ Pamela Brewster Pamela Brewster	Director	June 17, 2022

/s/ Matthew Nordby Matthew Nordby	Director	June 17, 2022

/s/ Mark J. Nelson Mark J. Nelson	Director	June 17, 2022

/s/ Edward C. Forst Edward C. Forst	Director	June 17, 2022